Filed Pursuant to Rule 424(b)(3)
Registration No. 333-151060

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Delta Air Lines, Inc. and Northwest Airlines Corporation entered into a merger agreement on April 14, 2008 under which they have agreed to a merger of a subsidiary of Delta with and into Northwest. As a result of the merger, Northwest will become a wholly-owned subsidiary of Delta. The boards of directors of Delta and Northwest are proposing the combination because they believe it will provide substantial benefits to the stockholders of both companies.

If the merger is completed, Northwest stockholders will have the right to receive 1.25 shares of Delta common stock for each share of Northwest common stock they hold. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to closing of the merger. Based on the closing price of Delta common stock on the New York Stock Exchange (trading symbol “DAL”) on April 14, 2008, the last trading day before public announcement of the merger, the 1.25 exchange ratio represented approximately $13.10 in value for each share of Northwest common stock. Based on the closing price of Delta common stock on the New York Stock Exchange on August 7, 2008, the latest practicable date before the date of this document, the 1.25 exchange ratio represented approximately $10.99 in value for each share of Northwest common stock. Delta stockholders will continue to own their existing Delta shares after completion of the merger. We urge you to obtain current market quotations of Delta and Northwest common stock.

We intend for the merger to qualify as a reorganization for U.S. federal income tax purposes. Accordingly, Northwest stockholders are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Northwest common stock for Delta common stock in the merger, except with respect to any cash received in lieu of fractional shares of Delta common stock.

In connection with the merger, Delta intends to issue to substantially all employees of the combined company equity equal to approximately 13.38% of Delta’s outstanding equity capitalization, determined on a fully-diluted basis at the closing of the merger. We refer to this distribution as the employee equity issuance. To enable Delta to implement the employee equity issuance and allow for other grants after the merger, Delta must amend its 2007 Performance Compensation Plan to increase the number of shares issuable under the plan.

At the special meeting of Delta stockholders, Delta stockholders will be asked to vote on the issuance of Delta common stock to Northwest stockholders in the merger and on the amendment to the Delta 2007 Performance Compensation Plan. Each of these proposals requires the affirmative vote of holders of a majority of the shares of Delta common stock present or represented and entitled to vote on the proposal, with holders of a majority of the total number of shares of Delta common stock entitled to vote actually voting on each proposal. While the closing of the merger is not conditioned upon approval of the amendment to the Delta 2007 Performance Compensation Plan, failure to approve this amendment could adversely affect the ability of the combined company to achieve the targeted synergies in the expected timeframe.

At the annual meeting of Northwest stockholders, Northwest stockholders will be asked to vote on the adoption of the merger agreement, as well as to elect directors of Northwest, to ratify the appointment of Northwest’s independent registered public accounting firm for 2008, to approve an amendment to the Northwest Airlines Corporation 2007 Stock Incentive Plan, which we refer to as the Northwest 2007 Stock Incentive Plan, and to transact such other business as may properly come before the Northwest annual meeting. In order to complete the merger, an affirmative vote of holders of a majority of the outstanding shares of Northwest common stock entitled to vote on the proposal must vote to adopt the merger agreement. Approval of the other Northwest annual meeting matters is not a condition to the merger.

The Delta board of directors unanimously recommends that Delta stockholders vote “FOR” the proposal to issue shares of Delta common stock to Northwest stockholders in the merger and “FOR” the proposal to amend the Delta 2007 Performance Compensation Plan.

The Northwest board of directors unanimously recommends that Northwest stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the other Northwest proposals described in this joint proxy statement/prospectus.

The obligations of Delta and Northwest to complete the merger are subject to several conditions set forth in the merger agreement. More information about Delta, Northwest, our respective meetings, the merger, the amendment to the 2007 Delta Performance Compensation Plan, the amendment to the Northwest 2007 Stock Incentive Plan and the other proposals for consideration at the Northwest annual meeting is contained in this joint proxy statement/prospectus. Delta and Northwest encourage you to read this entire joint proxy statement/prospectus carefully, including the section entitled “Risk Factors” beginning on page 18.

Sincerely,	Sincerely,
Richard H. Anderson	Douglas M. Steenland
Chief Executive Officer	Chief Executive Officer
Delta Air Lines, Inc.	Northwest Airlines Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined that this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated August 8, 2008 and is first being mailed to the stockholders of Delta and Northwest on or about August 14, 2008.

Delta Air Lines, Inc.

P.O. Box 20706

Atlanta, Georgia 30320-6001

(404) 715-2191

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, September 25, 2008

To the Stockholders of Delta Air Lines, Inc.:

We are pleased to invite you to attend the special meeting of stockholders of Delta Air Lines, Inc., a Delaware corporation, which will be held at the Georgia International Convention Center, 2000 Convention Center Concourse, College Park, Georgia 30337 on Thursday, September 25, 2008 at 2:00 p.m., Eastern time, for the following purposes:

•

to consider and vote on a proposal to approve the issuance of Delta common stock in the merger contemplated by the Agreement and Plan of Merger, dated as of April 14, 2008, by and among Delta, Nautilus Merger Corporation, a direct, wholly-owned subsidiary of Delta, and Northwest Airlines Corporation, a copy of which is attached as Appendix A to the joint proxy statement/prospectus accompanying this notice;

•

to consider and vote on a proposal to approve an amendment to the Delta 2007 Performance Compensation Plan, a copy of which is attached as Appendix B to the joint proxy statement/prospectus accompanying this notice, to increase the number of shares of Delta common stock issuable under the plan by a number of shares equal to 15% of Delta’s outstanding equity capitalization, determined on a fully-diluted basis at the closing of the merger (after giving effect to the shares of Delta common stock to be issued to the stockholders of Northwest in the merger and in the employee equity issuance); and

•	to vote upon an adjournment of the Delta special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve each of the foregoing proposals.

In connection with the merger, Delta intends to issue to substantially all employees of the combined company, equity equal to approximately 13.38% of Delta’s outstanding equity capitalization, determined on a fully-diluted basis at the closing of the merger. The Delta board of directors believes the employees of the combined company should receive equity to recognize their critical role in assisting the combined company achieve its financial, operational and customer service goals; to more closely align their interests with stockholders; and to increase their stake in the combined company’s financial performance. The amendment to the Delta 2007 Performance Compensation Plan is intended to permit Delta to implement the employee equity issuance and allow for other equity grants after the closing of the merger.

Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Delta special meeting.

The Delta board of directors has fixed the close of business on July 29, 2008 as the record date for determination of the Delta stockholders entitled to receive notice of, and to vote at, the Delta special meeting or any adjournments or postponements thereof. Only holders of record of Delta common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the Delta special meeting. Both the issuance of Delta common stock to Northwest stockholders in the merger and the amendment to the Delta 2007 Performance Compensation Plan require the affirmative vote of holders of a majority of the shares of Delta common stock present or represented and entitled to vote on the proposal, with holders of a majority of the total number of shares of Delta common stock entitled to vote actually voting on each proposal. A list of the names of Delta stockholders of record will be available at the Delta special meeting and for ten days prior to the meeting for any purpose germane to the Delta special meeting between the hours of 9:00 a.m. and 5:00 p.m., Eastern time, at Delta’s Investor Relations Department, 1030 Delta Boulevard, Atlanta, Georgia 30354.

Your vote is important. Whether or not you expect to attend in person, we urge you to vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Delta special meeting. If your shares are held in a Delta plan or in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the plan trustee or administrator, or record holder, as appropriate.

The enclosed document provides a detailed description of the merger, the merger agreement and the amendment to the Delta 2007 Performance Compensation Plan. We urge you to read this document, including any documents incorporated in the document by reference, and its appendices carefully and in their entirety. If you have any questions concerning the merger or this document, would like additional copies of this document or need help voting your shares of Delta common stock, please contact Delta’s proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

(800) 487-4870

The Delta board of directors unanimously recommends that Delta stockholders vote “FOR” the proposal to approve the issuance of Delta common stock in the merger and “FOR” the proposal to amend the Delta 2007 Performance Compensation Plan.

By Order of the Board of Directors,

Leslie P. Klemperer
Secretary

Atlanta, Georgia

August 8, 2008

Northwest Airlines Corporation

2700 Lone Oak Parkway

Eagan, Minnesota 55121

(612) 726-2111

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, September 25, 2008

To the Stockholders of Northwest Airlines Corporation:

We are pleased to invite you to attend the annual meeting of stockholders of Northwest Airlines Corporation, a Delaware corporation, which will be held in the AXA Equitable Center’s Auditorium located at 787 Seventh Avenue, New York, New York 10019 on Thursday, September 25, 2008 at 9:30 a.m., Eastern time, for the following purposes:

•

to elect twelve directors to hold office until the 2009 Annual Meeting of Stockholders and until their respective successors have been elected and qualified or, if the merger is completed, until the effective time of the merger;

•

to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 14, 2008, by and among Delta Air Lines, Inc., Nautilus Merger Corporation, a direct, wholly-owned subsidiary of Delta, and Northwest, a copy of which is attached as Appendix A to the joint proxy statement/prospectus accompanying this notice;

•	to ratify the appointment of Ernst & Young LLP as Northwest’s independent registered public accounting firm for 2008;

•	to approve an amendment to the Northwest Airlines Corporation 2007 Stock Incentive Plan, a copy of which is attached as Appendix F to the joint proxy statement/prospectus accompanying this notice;

•	to approve the adjournment of the Northwest annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement and merger; and

•	to transact such other business as may properly come before the Northwest annual meeting or any adjournment or postponement thereof.

Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Northwest annual meeting.

The Northwest board of directors has fixed the close of business on July 31, 2008 as the record date for determination of the Northwest stockholders entitled to receive notice of, and to vote at, the Northwest annual meeting or any adjournments or postponements thereof. Only holders of record of Northwest common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the Northwest annual meeting. Adoption of the Agreement and Plan of Merger requires the affirmative vote of holders of a majority of the outstanding shares of Northwest common stock entitled to vote on the proposal. Approval of the other Northwest annual meeting matters is not a condition to the merger. A list of the names of Northwest stockholders of record will be available at the Northwest annual meeting and for ten days prior to the meeting for any purpose germane to the Northwest annual meeting between the hours of 9:00 a.m. and 5:00 p.m., Central time, at our headquarters, 2700 Lone Oak Parkway, Eagan, Minnesota 55121. To obtain directions to the Northwest annual meeting, you may contact Investor Relations at the address just listed, or by telephone at (612) 726-2111.

Your vote is important. Whether or not you expect to attend in person, we urge you to vote your shares as promptly as possible by (1) accessing the Internet website specified below and on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Northwest annual meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder.

The enclosed document provides a detailed description of the merger, the merger agreement and the other matters to be considered at the Northwest annual meeting. We urge you to read this document, including any documents incorporated in the document by reference, and its appendices carefully and in their entirety. If you have any questions concerning the merger, the other annual meeting matters or this document, would like additional copies of this document or need help voting your shares of Northwest common stock, please contact Northwest’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

(212) 750-5833

The Northwest board of directors unanimously recommends that Northwest stockholders vote “FOR” the proposal to adopt the merger agreement at the Northwest annual meeting and “FOR” the other Northwest proposals described in this joint proxy statement/prospectus.

By Order of the Board of Directors,

Michael L. Miller
Vice President–Law and Secretary

Eagan, Minnesota

August 8, 2008

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on Thursday, September 25, 2008

Pursuant to new rules promulgated by the Securities and Exchange Commission, Northwest has elected to provide access to these joint proxy statement/prospectus materials and the Northwest 2007 Annual Report both by sending you the Northwest 2007 Annual Report and this full set of joint proxy statement/prospectus materials, including a Northwest proxy card, and by notifying you of the availability of such materials on the Internet.

This joint proxy statement/prospectus and the Northwest 2007 Annual Report are available at http://www.proxyvote.com. Have your proxy card in hand when you access the website and follow the instructions. You will need your 12 digit Control Number, which is located on your proxy card.

For (i) the date, time, location and information on how to obtain directions to attend the Northwest annual meeting and (ii) an identification of the matters to be voted upon at the Northwest annual meeting and the Northwest board of director’s recommendations regarding those matters, please see the information contained in the “Notice of Annual Meeting of Stockholders” above. For information on how to vote in person at the Northwest annual meeting, please see the sections entitled “Questions and Answers About Voting Procedures for the Meetings” and “The Northwest Annual Meeting” below.

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates important business and financial information about Delta and Northwest from other documents that are not included in or delivered with this document. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this document by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Delta Air Lines, Inc. Post Office Box 20706 Dept. No. 829 Atlanta, Georgia 30320-6001 (866) 715-2170 Attn: Investor Relations	Northwest Airlines Corporation 2700 Lone Oak Parkway Eagan, Minnesota 55121 (612) 726-2111 Attn: Investor Relations

Or	Or

D.F. King & Co., Inc. 48 Wall Street New York, New York 10005 (800) 487-4870	Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, New York 10022 (212) 750-5833

Investors may also consult Delta’s or Northwest’s websites for more information concerning the merger described in this document. Delta’s website is www.delta.com. Northwest’s website is www.nwa.com. In addition, Delta and Northwest have created a website at www.newglobalairline.com with information about the merger. Information included on any of these websites is not incorporated by reference into this document.

If you would like to request any documents, please do so by September 18, 2008 in order to receive them before the meetings.

For more information, see “Where You Can Find More Information” beginning on page 172.

You should rely only on the information contained or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated August 8, 2008. You should not assume that the information contained in, or incorporated by reference into, this document is accurate as of any date other than that date. Neither the mailing of this document to Delta stockholders or Northwest stockholders, the issuance by Delta of Delta common stock in connection with the merger nor the amendment to the Delta 2007 Performance Compensation Plan will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this document regarding Delta has been provided by Delta and information contained in this document regarding Northwest has been provided by Northwest.

i

Quorum	30
Required Vote	30
Abstentions	31
Voting of Proxies by Holders of Record	31
Voting Shares Held in the Northwest Retirement Savings Plan	32
Shares Held in Street Name	32
Revocability of Proxies	33
Solicitation of Proxies	33
Foreign Ownership of Shares	33
Section 16(a) Beneficial Ownership Reporting Compliance	34
INFORMATION ABOUT THE COMPANIES	35
Delta Air Lines, Inc.	35
Northwest Airlines Corporation	35
DELTA PROPOSAL 1 AND NORTHWEST PROPOSAL 2: THE MERGER	36
Effect of the Merger; Consideration to be Received in the Merger	36
Background of the Merger	36
Delta’s Reasons for the Merger; Recommendation of the Issuance of Delta Common Stock in Merger and the Amendment to the Delta 2007 Performance Compensation Plan by the Delta Board of Directors	41
Opinions of Delta’s Financial Advisors	42
Northwest’s Reasons for the Merger; Recommendation of the Merger by the Northwest Board of Directors	50
Opinion of Northwest’s Financial Advisor	52
Interests of Directors and Officers in the Merger	59
Board of Directors and Management Following the Merger	66
Regulatory Approvals Required for the Merger	66
Exchange of Certificates in the Merger	67
Treatment of Northwest Stock Options and Other Equity Based Awards	68
Treatment of Delta Stock Options and Other Equity Based Awards	68
Listing of Delta Common Stock	68
Appraisal Rights	68
Amendment to Northwest’s Rights Agreement	69
THE MERGER AGREEMENT	70
Terms of the Merger	70
Exchange of Northwest Stock Certificates	70
Treatment of Northwest Stock Options and Other Equity Awards	71
Governance Matters After the Merger	72
Completion of the Merger	72
Conditions to Completion of the Merger	72
Representations and Warranties	73
Conduct of Business Prior to Closing	75
No Solicitations	77
Board Recommendations	79
Reasonable Best Efforts to Obtain Required Stockholder Approval	80
Agreement to Take Further Action and to Use Reasonable Best Efforts	80
Employee Benefits Matters	81
Other Covenants and Agreements	82
Termination of Merger Agreement	84
Termination Fees and Expenses	85
Amendment, Extension and Waiver	86
Governing Law	86

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE MEETINGS

The following are some questions that you, as a stockholder of Delta or Northwest, may have regarding the merger and the other matters being considered at the stockholders’ meetings and the answers to those questions. Delta and Northwest urge you to read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the stockholders’ meetings. Additional important information is also contained in the appendices to and the documents incorporated by reference in this document.

Q:	Why am I receiving this document and proxy or voting instruction card?

A:	Delta and Northwest have agreed to the combination of Northwest with Delta under the terms of a merger agreement that is described in this document. A copy of the merger agreement is attached to this document as Appendix A. In order to complete the merger, Delta stockholders must vote to approve the issuance of shares of Delta common stock to Northwest stockholders in the merger, and Northwest stockholders must vote to adopt the merger agreement.

Additionally, Delta is seeking approval to amend the Delta 2007 Performance Compensation Plan to increase the number of shares of Delta common stock issuable under the plan by a number of shares equal to 15% of the fully-diluted outstanding equity capitalization of Delta (after giving effect to the shares of Delta common stock to be issued to the stockholders of Northwest in the merger and in the employee equity issuance to substantially all employees of the combined company). The Delta 2007 Performance Compensation Plan is described in this document beginning on page 87. The amendment is attached to this document as Appendix B. In order to implement the employee equity issuance, which is also described on page 87, Delta stockholders must approve the amendment to the Delta 2007 Performance Compensation Plan. While the closing of the merger is not conditioned upon approval of the amendment to the Delta 2007 Performance Compensation Plan, failure to approve this amendment could adversely affect the ability of the combined company to achieve the targeted synergies in the expected timeframe.

Along with adoption of the merger agreement, Northwest is seeking to elect twelve directors of Northwest, to ratify the appointment of Northwest’s independent registered public accounting firm for 2008, to approve an amendment to the Northwest 2007 Stock Incentive Plan, and to transact such other business as may properly come before the Northwest annual meeting. These other Northwest annual meeting matters are described in this document beginning on page 121. Approval of these other Northwest annual meeting matters is not a condition to the merger.

Delta and Northwest will hold separate stockholders’ meetings to obtain these approvals. This document, including its appendices, contains and incorporates by reference, important information about Delta and Northwest, the merger and the meetings of the respective stockholders of Delta and Northwest, and you should read all of the available information carefully. The enclosed proxies allow you to vote your shares without attending your respective stockholders’ meeting.

Your vote is important. We encourage you to vote as soon as possible.

Q:	When and where will the stockholders’ meetings be held?

A:	The special meeting of Delta stockholders, which we refer to as the Delta special meeting, will be held at the Georgia International Convention Center, 2000 Convention Center Concourse, College Park, Georgia 30337 on Thursday, September 25, 2008 at 2:00 p.m., Eastern time.

The annual meeting of Northwest stockholders, which we refer to as the Northwest annual meeting, will be held in the AXA Equitable Center’s Auditorium located at 787 Seventh Avenue, New York, New York 10019 on Thursday, September 25, 2008 at 9:30 a.m., Eastern time.

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Q:	How do I attend the stockholders’ meetings?

A:	If you wish to attend the Delta special meeting, you will need to show that you are either a Delta stockholder as of the record date, or hold a valid proxy from a Delta stockholder:

•

if your shares of Delta common stock are registered in “street name,” or are held in your Pilot Plan account (as described below), please bring evidence of your stock ownership, such as your most recent account statement.

•

if you own unvested restricted Delta common stock, please bring your Delta identification card; Delta will have a list of holders of unvested restricted Delta common stock at the Delta special meeting.

•

because space is limited, admission will be on a first-come, first-serve basis. All Delta stockholders should also bring valid picture identification; Delta employees may use their Delta identification card. If you do not have valid picture identification and proof that you own Delta common stock as of the Delta record date, you may not be admitted to the Delta special meeting.

If you wish to attend the Northwest annual meeting, you will need to show that you are either a Northwest stockholder as of the record date, or hold a valid proxy from a Northwest stockholder:

•

if your shares of Northwest common stock are registered in “street name,” or are held in your Northwest Retirement Savings Plan account (as described below), please bring evidence of your stock ownership, such as your most recent account statement.

•

because space is limited, admission will be on a first-come, first-serve basis. All Northwest stockholders should also bring valid picture identification; Northwest employees may use their Northwest identification card. If you do not have valid picture identification and proof that you owned Northwest common stock as of the Northwest record date, you may not be admitted to the Northwest annual meeting.

Q:	Who is entitled to vote at the stockholders’ meetings?

A:	The record date for the Delta special meeting is July 29, 2008. Only holders of shares of Delta common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Delta special meeting or any adjournment or postponement of the Delta special meeting. As of the record date, there were 303,803,014 shares of Delta common stock outstanding and entitled to vote at the Delta special meeting.

The record date for the Northwest annual meeting is July 31, 2008. Only holders of shares of Northwest common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Northwest annual meeting or any adjournment or postponement of the Northwest annual meeting. As of the record date, there were 253,349,623 shares of Northwest common stock outstanding and entitled to vote at the Northwest annual meeting.

Q:	What constitutes a quorum for the stockholders’ meeting?

A:	The presence, in person or by proxy, of holders of shares of Delta common stock or Northwest common stock, as applicable, entitled to cast a majority of the votes entitled to be cast at the Delta special meeting or Northwest annual meeting, as applicable, is necessary to constitute a quorum at each meeting. Abstentions and broker non-votes, if any, which are described below, will be treated as present for the purposes of determining the presence or absence of a quorum for each meeting.

Q:	How do I vote if I am a stockholder of record?

A:	If you are a stockholder of record of Delta as of the record date for the Delta special meeting or a stockholder of record of Northwest as of the record date for the Northwest annual meeting, you may vote in person by attending your stockholders’ meeting or, to ensure your shares are represented at the meeting, you may vote by:

•	accessing the Internet website specified on your proxy card;

•	calling the toll-free number specified on your proxy card; or

•	signing and returning the enclosed proxy card in the postage-paid envelope provided.

Proxies regarding registered shares of Delta common stock submitted through the Internet or by telephone must be received by 11:59 p.m., Eastern time, on September 24, 2008.

Proxies regarding outstanding shares of Northwest common stock submitted through the Internet or by telephone must be received by 11:59 p.m., Eastern time, on September 24, 2008.

If you hold shares of Delta common stock or Northwest common stock in the name of a bank or broker, please follow the voting instructions provided by your bank or broker to ensure that your shares are represented at your stockholders’ meeting.

Q:	How do I vote shares held in Delta Plans?

A:	If you are a participant in the Delta Pilots Savings Plan, which we refer to as the Pilot Plan, and have shares of Delta common stock allocated to your account under the Pilot Plan or own shares of unvested restricted Delta common stock granted under the Delta 2007 Performance Compensation Plan, you will receive a voting instruction card representing these shares of Delta common stock. Your submission of voting instructions will instruct the trustee of the Pilot Plan or the administrator of the Delta 2007 Performance Compensation Plan, as applicable, how to vote those shares, but it will not result in the appointment of a proxy. You may deliver voting instructions for these shares of Delta common stock by:

•	accessing the Internet website specified on your voting instruction card;

•	calling the toll-free number specified on your voting instruction card; or

•	signing and returning the enclosed voting instruction card in the postage-paid envelope provided.

•

To be effective, instructions regarding shares of Delta common stock held in the Pilot Plan account must be received by 5:00 p.m., Eastern time, on September 23, 2008. Instructions regarding unvested restricted stock must be received by 11:59 p.m., Eastern time, on September 24, 2008. Please note that you may not vote shares held in your Pilot Plan account or shares of unvested restricted Delta common stock in person at the meeting. If you do not submit voting instructions regarding these shares, they will not be voted.

Q:	How do I vote shares held in the Northwest Retirement Savings Plan?

A:	Participants in the Northwest Retirement Savings Plan who have shares of Northwest common stock allocated to their account are entitled to provide voting instructions with respect to such shares on each proposal to be voted on at the Northwest annual meeting. Any allocated shares of Northwest common stock held in the Northwest Retirement Savings Plan for which participant voting instructions are not timely received by the trustee will be voted by the trustee in the same proportion as the shares for which voting instructions have been received. Participants may provide voting instructions either on the internet, by telephone or by mail. If you choose to provide voting instructions on the internet or by telephone, follow the procedures and instructions on the enclosed proxy card. If you choose to provide voting instructions by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided. The trustee under the Northwest Retirement Savings Plan will vote the shares of Northwest common stock allocated to a participant’s account in accordance with the participant’s instructions timely received. The deadline for providing voting instructions is 5:00 p.m., Eastern time, on September 23, 2008. Please note that you may not vote shares of Northwest common stock allocated to your account under the Northwest Retirement Savings Plan in person at the Northwest annual meeting.

Q:	If my shares are held in street name by my broker, will my broker vote my shares for me?

A:

If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to Delta or Northwest or by voting in person at your stockholders’ meeting unless you provide a “legal proxy,” which you must obtain from your bank or broker.

Under the listing requirements of the New York Stock Exchange, which we refer to as the NYSE, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine,” such as approval of the issuance of shares of Delta common stock pursuant to the merger agreement, the approval of the amendment to the Delta 2007 Performance Compensation Plan, the adoption of the merger agreement by Northwest stockholders or the approval of the amendment to the Northwest 2007 Stock Incentive Plan, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or nominee that are represented at the stockholders’ meetings, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal.

If you are a Delta stockholder and you do not instruct your broker on how to vote your shares:

•

your broker may not vote your shares on the proposal to approve the issuance of shares of Delta common stock in the merger, which will have no effect on the vote on this proposal, assuming a quorum is present and a majority of the shares of Delta common stock entitled to vote actually vote on the proposal; and

•

your broker may not vote your shares on the proposal to approve the amendment to the Delta 2007 Performance Compensation Plan, which will have no effect on the vote on this proposal, assuming a quorum is present and a majority of the shares of Delta common stock entitled to vote actually vote on the proposal.

If you are a Northwest stockholder and you do not instruct your broker on how to vote your shares:

•	your broker may not vote your shares on the proposal to adopt the merger agreement, which broker non-votes will have the same effect as votes “against” the proposal and “against” the merger;

•

your broker may not vote your shares on the approval of the amendment to the Northwest 2007 Stock Incentive Plan, which broker non-votes will not count as votes “for” or “against” the proposal and will have no effect on the outcome of the proposal, assuming a majority of the outstanding shares of Northwest common stock entitled to vote are voted on the proposal; and

•	your broker may vote your shares on the other Northwest annual meeting matters.

Q:	What will happen if I abstain from voting or do not vote?

A:	For purposes of the Delta special meeting, an abstention, which occurs when a stockholder attends the meeting, either in person or by proxy, but abstains from voting, will have the same effect as a vote against both the proposal to approve the issuance of shares of Delta common stock in the merger and the proposal to approve the amendment to the Delta 2007 Performance Compensation Plan. The failure of a Delta stockholder to vote his or her shares of Delta common stock for which he or she is the record holder or to instruct his or her broker to vote his or her shares of Delta common stock that are held in street name, may have a negative effect on Delta’s ability to obtain the number of votes cast necessary for both proposals in accordance with the listing requirements of the NYSE.

For purposes of the Northwest annual meeting, an abstention, which occurs when a stockholder attends the meeting, either in person or by proxy, but abstains from voting, will have the same effect as a vote against the proposal to adopt the merger agreement and the merger. For the election of directors, ratification of the appointment of the independent registered public accounting firm, and adjournment of the Northwest annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement and merger, an abstention or withhold vote, as applicable, will not count as a vote

“for” or “against” the proposal and will have no effect on the outcome of the proposal. For approval of the amendment to the Northwest 2007 Stock Incentive Plan, under NYSE rules abstentions are considered “votes cast” on the proposal and thus will have the effect of a vote “against” the proposal. In addition, the failure of a Northwest stockholder to vote his or her shares of Northwest common stock for which he or she is the record holder or to instruct his or her broker to vote his or her shares of Northwest common stock that are held in street name may have a negative effect on Northwest’s ability to obtain the number of votes cast necessary for approval of the amendment to the Northwest 2007 Stock Incentive Plan in accordance with the listing requirements of the NYSE.

Q:	What will happen if you return your proxy or voting instruction card without indicating how to vote?

A:	If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the Delta common stock represented by your proxy will be voted in favor of that proposal or the Northwest common stock represented by your proxy will be voted in favor of proposals 1, 2, 3, 4 and 5 as recommended by the Northwest board of directors.

Q:	Can I change my vote after I have returned a proxy or voting instruction card?

A:	Yes. You can change your vote at any time before your shares are voted at your stockholders’ meeting. You can do this in one of three ways:

•

if you are a holder of record, you can revoke your proxy at any time before your shares are voted by sending written notice to the Secretary of Delta or Northwest, as applicable, at the address set forth in the section above entitled “References to Additional Information;”

•

you can deliver a new, valid proxy or voting instruction card bearing a later date by submitting instructions through the Internet, by telephone or by mail as described on the proxy or voting instruction card; or

•

if you are a holder of record, you can attend your stockholders’ meeting and vote in person, which will automatically cancel any proxy previously delivered, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you have shares of Delta common stock allocated to your account under the Pilot Plan, revocation of instructions through the Internet, by telephone or by mail must be received by 5:00 p.m., Eastern time, on September 23, 2008 to be effective. If you are a holder of record, or hold shares of unvested restricted Delta common stock, revocation of your proxy or voting instructions through the Internet, by telephone or by mail must be received by 11:59 p.m., Eastern time, on September 24, 2008. As noted above, if you are a holder of record you may also revoke your proxy by attending the meeting and voting in person or revoking your proxy in person. If your shares are held in street name by your bank or broker, you should follow the instructions provided by your bank or broker to change your vote.

If you are a holder of record of your shares of Northwest common stock, revocation of your proxy or voting instructions through the Internet, by telephone or by mail must be received by 11:59 p.m., Eastern time, on September 24, 2008. If you have shares of Northwest common stock allocated to your account under the Northwest Retirement Savings Plan, revocation of instructions through the Internet, by telephone or by mail must be received by 5:00 p.m., Eastern time, on September 23, 2008 to be effective. Please note that you may not vote shares of Northwest common stock allocated to your account under the Northwest Retirement Savings Plan in person at the Northwest annual meeting. If your shares are held in street name by your bank or broker, you should follow the instructions provided by your bank or broker to change your vote.

Q:	Should I send in my Northwest stock certificates now?

A:	No. Northwest stockholders should not send in any stock certificates now. After the merger is completed, Delta’s exchange agent will send former Northwest stockholders a letter of transmittal explaining what they must do to exchange their Northwest stock certificates for the merger consideration payable to them.

If you are a Delta stockholder, you are not required to take any action with respect to your shares of Delta common stock.

Q:	Who can help answer my questions?

A:	Delta or Northwest stockholders who have questions about the merger or the other matters to be voted on at the stockholders’ meetings or desire additional copies of this document or additional proxy cards should contact:

if you are a Delta stockholder	if you are a Northwest stockholder
D.F. King & Co., Inc. 48 Wall Street New York, NY 10005 (800) 487-4870	Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, NY 10022 (212) 750-5833

x

SUMMARY

This summary highlights selected information contained elsewhere in this document and may not contain all the information that is important to you. Delta and Northwest urge you to read carefully the remainder of this document, including the attached appendices, and the other documents to which we have referred you because this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the applicable stockholders’ meeting. See also the section entitled “Where You Can Find More Information” beginning on page 172. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Merger

A copy of the merger agreement is attached as Appendix A to this document. Delta and Northwest encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section entitled “The Merger Agreement” beginning on page 70.

Form of Merger (See page 36)

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Nautilus Merger Corporation, a direct, wholly-owned subsidiary of Delta formed for the purposes of the merger, will be merged with and into Northwest. As a result, Northwest will become a direct, wholly-owned subsidiary of Delta. References in this document to the combined company are to Delta following the completion of the merger.

Consideration to be Received in the Merger (See page 36)

Northwest stockholders will have the right to receive 1.25 shares of Delta common stock for each share of Northwest common stock they hold. The exchange ratio is fixed and will not be adjusted for changes in the market value of the common stock of Northwest or Delta. Because of this, the implied value of the consideration to Northwest stockholders will fluctuate between now and the completion of the merger. Based on the closing price of Delta common stock on the NYSE, on April 14, 2008, the last trading day before public announcement of the merger, the 1.25 exchange ratio represented approximately $13.10 in value for each share of Northwest common stock. Based on the closing price of Delta common stock on the NYSE on August 7, 2008, the latest practicable date before the date of this document, the 1.25 exchange ratio represented approximately $10.99 in value for each share of Northwest common stock.

Material U.S. Federal Income Tax Consequences of the Merger (See page 97)

The merger has been structured to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Assuming the merger qualifies as such a reorganization, holders of Northwest common stock whose shares of Northwest common stock are exchanged in the merger for shares of Delta common stock will not recognize gain or loss for U.S. federal income tax purposes, except with respect to any cash received in lieu of fractional shares of Delta common stock. It is a condition to the completion of the merger that Delta and Northwest receive written opinions from their respective counsel to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code. Neither Delta nor Northwest intends to waive this closing condition. In the event that either Delta or Northwest waives receipt of such opinion from its counsel, however, Delta and Northwest will resolicit the approval of its stockholders after providing appropriate disclosure.

Tax matters are very complicated, and the tax consequences of the merger to each Northwest stockholder will depend on such stockholder’s particular facts and circumstances. Northwest stockholders should consult their tax advisors to understand fully the tax consequences to them of the merger.

Recommendations of the Boards of Directors

Delta (See page 41)

After careful consideration, the Delta board of directors unanimously approved the merger agreement and the amendment to the Delta 2007 Performance Compensation Plan. For the factors considered by the Delta board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger—Delta’s Reasons for the Merger; Recommendation of the Stock Issuance of Delta Common Stock in the Merger and the Amendment to the Delta 2007 Performance Compensation Plan by the Delta Board of Directors” beginning on page 41. The Delta board of directors unanimously recommends that Delta stockholders vote “FOR” the proposal to approve the issuance of Delta common stock to the stockholders of Northwest in the merger and “FOR” the proposal to amend the Delta 2007 Performance Compensation Plan at the Delta special meeting.

Northwest (See page 50)

After careful consideration, the Northwest board of directors unanimously approved and adopted the merger agreement. For the factors considered by the Northwest board of directors in reaching its decision to approve and adopt the merger agreement, see the section entitled “The Merger—Northwest’s Reasons for the Merger; Recommendation of the Merger by the Northwest Board of Directors” beginning on page 50. The Northwest board of directors unanimously recommends that Northwest stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the other Northwest proposals described in this joint proxy statement/prospectus at the Northwest annual meeting.

Opinions of Financial Advisors

Delta (See page 42)

The Delta board of directors received oral opinions, subsequently confirmed in writing, from Greenhill & Co., LLC, who we refer to as Greenhill, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, who we refer to as Merrill Lynch, that based upon and subject to the various considerations and assumptions described in the written opinions, the exchange ratio to be paid by Delta in the merger was fair from a financial point of view to Delta.

The full text of the written opinions of Greenhill and Merrill Lynch, each dated April 14, 2008, which set forth, among other things, the assumptions made, procedures followed, matters considered and limits on the opinions and the review undertaken in connection with rendering the opinions, are attached as Appendix C and D, respectively, to this joint proxy statement/prospectus and are incorporated herein by reference. Stockholders are urged to read these opinions in their entirety, but should note that they are not a recommendation as to how Delta stockholders should vote with respect to the issuance of shares of Delta common stock pursuant to the merger or any other matter.

Northwest (See page 52)

The Northwest board of directors received an oral opinion, subsequently confirmed in writing, from Morgan Stanley & Co. Incorporated, who we refer to as Morgan Stanley, that, as of April 14, 2008, based upon and subject to the various considerations set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Northwest common stock.

The full text of the written opinion of Morgan Stanley, dated April 14, 2008, which sets forth the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken in connection with rendering the opinion, is attached as Appendix E to this joint proxy statement/prospectus and is incorporated herein by reference. Northwest stockholders are urged to read the opinion in its entirety, but should note that the Morgan Stanley opinion is not a recommendation as to how Northwest stockholders should vote on, or take any action with respect to, the merger or any other matter.

Interests of Directors and Officers in the Merger (See page 59)

Some of the members of Delta’s and Northwest’s management and the non-employee directors on their boards of directors have interests in the merger that are different from, or in addition to, the interests of Delta and Northwest stockholders generally. Some of the executive officers of Delta and Northwest have agreements with Delta or Northwest, as applicable, that provide for severance benefits if their employment is terminated under certain circumstances in connection with a change in control of Delta or Northwest. Some of Delta’s and Northwest’s compensation and benefits plans provide for payment or accelerated vesting or distribution of the rights or benefits thereunder upon a change in control of Delta or Northwest, as applicable. The merger would be a change in control under such plans. In addition, as detailed below, the board of directors of the combined company will be made up of thirteen members, consisting of (1) seven members of the Delta board of directors, (2) five members of the Northwest board of directors and (3) one representative designated by the Delta Master Executive Council, which we refer to as the Delta MEC, the governing body of the Delta unit of the Air Line Pilots Association, International, which we refer to as ALPA.

The Delta and Northwest boards of directors were aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

Directors and Management Following the Merger (See page 66)

Board of Directors. Upon completion of the merger, the board of directors of the combined company will be made up of thirteen members, consisting of (1) seven members of the Delta board of directors (which will include Daniel A. Carp, the current chairman of the board of directors of Delta, who will serve as non-executive chairman of the board of the combined company, and Richard H. Anderson, the current chief executive officer of Delta), (2) five members of the Northwest board of directors (which will include Roy J. Bostock, the current chairman of the Northwest board of directors, who will serve as a non-executive vice chairman of the board of directors of the combined company, and Douglas M. Steenland, the current chief executive officer of Northwest) and (3) one representative designated by the Delta MEC. As of the date of this joint proxy statement/prospectus, the Delta board of directors has not made a determination as to which directors (other than Messrs. Carp, Anderson, Bostock and Steenland) will be appointed to the board of directors of the combined company after the merger. The Delta MEC has designated Mr. Kenneth C. Rogers, a Delta pilot who is a current member of the Delta board of directors, to serve on the board of directors of the combined company.

Executive Officers. Upon completion of the merger, the corporate leadership team of the combined company will consist of Richard H. Anderson as chief executive officer; Edward H. Bastian as president and chief financial officer of Delta and chief executive officer and president of Northwest Airlines, Inc., which we refer to as NWA; Michael J. Becker as executive vice president-chief operating officer of NWA; Mike H. Campbell, executive vice president—human resources, labor & communications; Steve E. Gorman, executive vice president—operations; Glen W. Hauenstein, executive vice president—revenue & network; Ben Hirst, senior vice president—general counsel; Laura H. Liu, senior vice president—international; and Theresa Wise, senior vice president—chief information officer.

Treatment of Northwest Stock Options and Other Equity Based Awards (See page 68)

Stock Options; Stock Appreciation Rights. At the effective time of the merger, each outstanding option to purchase shares of Northwest common stock and each stock appreciation right in respect of Northwest common stock, whether or not exercisable, will be assumed by Delta and converted into an option to purchase Delta common stock or a stock appreciation right in respect of Delta common stock subject to, and in accordance with, the same terms and conditions applicable to the corresponding Northwest stock option or stock appreciation right, except that the number of shares of Delta common stock subject to each such converted option or in respect of each such converted stock appreciation right will be equal to the product, rounded down to the nearest whole number of shares of Delta common stock, of (x) the number of shares of Northwest common stock subject to the corresponding Northwest stock option or in respect of the corresponding Northwest stock appreciation right and (y) the exchange ratio. The exercise price for converted options and stock appreciation rights will equal the applicable per share exercise price for the shares of Northwest common stock divided by the exchange ratio (rounded up to the nearest whole cent). Because the merger is a change in control for purposes of the Northwest 2007 Stock Incentive Plan, each outstanding option to purchase shares of Northwest common stock and each stock appreciation right in respect of Northwest common stock will become fully vested at the effective time of the merger.

Restricted Stock Units; Restricted Shares. At the effective time of the merger, each Northwest restricted stock unit and right to receive shares of Northwest common stock or an amount in cash measured by the value of a number of shares of Northwest common stock that is outstanding immediately prior to the effective time of the merger will, subject to and in accordance with the terms of the Northwest 2007 Stock Incentive Plan, be converted into the right to receive the number of shares of Delta common stock (or an amount in respect thereof for such cash-settled awards) equal to the product, rounded down to the nearest whole number of shares of Delta common stock, of (x) the number of shares of Northwest common stock subject to each such award and (y) the exchange ratio. Because the merger is a change in control for purposes of the Northwest 2007 Stock Incentive Plan, all Northwest restricted stock units and rights to receive shares of Northwest common stock or an amount in cash measured by the value of a number of shares of Northwest common stock will become fully vested at the effective time of the merger.

Regulatory Approvals Required for the Merger (See page 66)

Delta and Northwest have each agreed to use their reasonable best efforts in order to obtain regulatory clearance required to consummate the merger. Regulatory clearance includes antitrust filings with the Antitrust Division of the U.S. Department of Justice, which we refer to as the Antitrust Division, and expiration or termination of the required waiting periods, as well as clearance under applicable merger laws of the European Commission. Specifically, under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder, which we refer to as the HSR Act, the merger may not be completed until notification and report forms have been filed, and the applicable waiting period has expired or been terminated. On April 21, 2008, each of Delta and Northwest filed its notification and report form under the HSR Act. The Antitrust Division issued a Request for Additional Information and Documentary Material, which we refer to as a Second Request, on May 21, 2008. Both parties certified substantial compliance with the Second Request on July 14, 2008. As a result of their discussions with the Antitrust Division staff, Delta and Northwest expect the Antitrust Division’s review of the merger to be completed during the fourth quarter of 2008. On June 23, 2008, Delta and Northwest filed a merger notification with the European Commission. We have also filed notices with antitrust and competition authorities in other jurisdictions. In addition, in order to complete the merger, Delta and Northwest must also receive approvals from and make filings with various federal, state and local regulatory and transportation agencies, including the U.S. Department of Transportation, which we refer to as the DOT, and Federal Aviation Administration, which we refer to as the FAA, as well as certain foreign regulatory authorities. While Delta and Northwest expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained or that the granting of these regulatory approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Expected Timing of the Merger

We currently target the closing of the merger by the end of 2008, subject to receipt of required stockholder approvals and regulatory clearance.

Conditions to Completion of the Merger (See page 72)

The obligations of Delta and Northwest to complete the merger are subject to the satisfaction of the following conditions:

•	adoption of the merger agreement by a majority of the outstanding shares of Northwest common stock;

•

approval of the issuance of shares of Delta common stock in the merger by a majority of the shares of Delta common stock present or represented and entitled to vote at the special meeting, with the holders of a majority of the shares of Delta common stock entitled to vote actually voting on the proposal;

•

absence of any judgment, order, injunction (whether temporary, preliminary or permanent), decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition by a court or other governmental entity that makes illegal or prohibits the consummation of the merger or the other transactions contemplated by the merger agreement;

•

effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose;

•	authorization of the listing on the NYSE of the shares of Delta common stock to be issued to the Northwest stockholders in the merger, subject to official notice of issuance; and

•

the waiting period (and any extension thereof) applicable to the merger under the antitrust laws of the United States and the European Union will have expired or been terminated and all exemptive authority required to be obtained from the DOT for any de facto route transfers will have been obtained; provided, however, this condition will not be deemed satisfied if the terms of any such permits, consents, approvals, expirations or terminations of waiting periods or authorizations would, individually or in the aggregate, have a material adverse effect on Delta, Northwest or the combined company.

In addition, each of Delta’s and Northwest’s obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of the other party, other than the representation related to the absence of any event or occurrence having a material adverse effect on the other party since January 1, 2008, will be true and correct (without giving effect to any materiality qualifications contained in such representations and warranties) when made and at and as of the effective time of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true and correct as of such specified date), provided that such representations will be deemed to be true unless the individual or aggregate impact of the failure to be so true would have or would reasonably be expected to have a material adverse effect on the other party;

•

the representation and warranty of the other party relating to the absence of any event or occurrence having a material adverse effect on the other party since January 1, 2008 will be true and correct when made and at and as of the effective time of the merger;

•	the other party will have performed, or complied with, in all material respects, all of its respective obligations under the merger agreement at or prior to the consummation of the merger;

•	receipt of a certificate executed by the other party’s chief executive officer and chief financial officer as to the satisfaction of the conditions described in the preceding three bullets;

•	receipt of a legal opinion of that party’s counsel to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	no proceeding under any law relating to bankruptcy, insolvency or reorganization will have been instituted and not dismissed against the other party.

No Solicitations by Delta or Northwest (See page 77)

Subject to exceptions, the merger agreement precludes Delta and Northwest from soliciting or engaging in discussions or negotiations with a third party with respect to a proposal for an alternative transaction, including the acquisition of a significant interest in Delta’s or Northwest’s equity or assets. Notwithstanding such restrictions, the merger agreement provides that, under specified circumstances and prior to the applicable approval by their respective stockholders, if Delta or Northwest receives an unsolicited proposal from a third party for an alternative transaction that its board of directors determines in good faith is reasonably likely to lead to a proposal that is superior to the merger, Delta or Northwest, as applicable, may furnish nonpublic information to that third party and engage in negotiations regarding an alternative transaction with that third party.

Termination of the Merger Agreement (See page 84)

Delta and Northwest can jointly agree to terminate the merger agreement at any time. Either company may also terminate the merger agreement if the merger is not completed by April 14, 2009 (with each party being able to extend this date until October 14, 2009 under specified circumstances) or under other circumstances described in this document. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 84 for a discussion of these and other rights of each of Delta and Northwest to terminate the merger agreement.

Termination Fees and Expenses (See page 85)

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this document where Delta or Northwest, as the case may be, may be required to pay a termination fee of $165 million. See the section entitled “The Merger Agreement—Termination Fees and Expenses” beginning on page 85 for a discussion of the circumstances under which the termination fee will be required to be paid.

Accounting Treatment (See page 97)

Delta prepares its financial statements in accordance with accounting principles generally accepted in the United States of America, which is referred to as GAAP. The merger will be accounted for using the purchase method of accounting.

Appraisal Rights (See page 170)

Under Delaware law, neither the holders of Northwest common stock nor the holders of Delta common stock are entitled to appraisal rights in connection with the merger.

Comparison of Stockholder Rights and Corporate Governance Matters (See page 115)

Northwest stockholders receiving merger consideration will have different rights once they become Delta stockholders due to differences between the governing documents of Delta and Northwest. These differences are described in detail under the section entitled “Comparison of Rights of Delta Stockholders and Northwest Stockholders” beginning on page 115.

The Meetings

The Delta Special Meeting (See page 26)

The Delta special meeting will be held at the Georgia International Convention Center, 2000 Convention Center Concourse, College Park, Georgia 30337 at 2:00 p.m., Eastern time, on Thursday, September 25, 2008. At the Delta special meeting, Delta stockholders will be asked to:

•	approve the issuance of Delta common stock to the stockholders of Northwest in the merger;

•	approve the amendment to the Delta 2007 Performance Compensation Plan; and

•	vote upon an adjournment of the Delta special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve each of the foregoing proposals.

You may vote at the Delta special meeting if you owned shares of Delta common stock at the close of business on July 29, 2008. On that date there were 303,803,014 shares of Delta common stock outstanding and entitled to vote at the Delta special meeting, less than 1% of which were owned and entitled to be voted by Delta directors and executive officers and their affiliates. We currently expect that Delta’s directors and executive officers will vote their shares in favor of both the issuance of Delta common stock to the stockholders of Northwest in the merger and the amendment to the Delta 2007 Performance Compensation Plan, although none of them has entered into any agreement obligating them to do so.

You can cast one vote for each share of Delta common stock you own. Each of the proposals to be considered at the Delta special meeting requires the affirmative vote of holders of a majority of the shares of Delta common stock present or represented and entitled to vote on the proposal. In addition, under NYSE rules, the total votes cast on each proposal must represent a majority of the shares of Delta common stock entitled to vote on the proposal.

The Northwest Annual Meeting (See page 30)

The Northwest annual meeting will be held in the AXA Equitable Center’s Auditorium located at 787 Seventh Avenue, New York, New York 10019 at 9:30 a.m., Eastern time, on Thursday, September 25, 2008. At the Northwest annual meeting, Northwest stockholders will be asked to:

•

elect twelve directors to hold office until the 2009 Annual Meeting of Stockholders and until their respective successors have been elected and qualified or, if the merger is completed, until the effective time of the merger;

•	adopt the merger agreement;

•	ratify the appointment of Ernst & Young LLP as Northwest’s independent registered public accounting firm for 2008;

•	approve an amendment to the Northwest 2007 Stock Incentive Plan;

•	vote upon an adjournment of the Northwest annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement and merger; and

•	transact such other business as may properly come before the Northwest annual meeting or any adjournment or postponement thereof.

You may vote at the Northwest annual meeting if you owned shares of Northwest common stock at the close of business on July 31, 2008. On that date there were 253,349,623 shares of Northwest common stock outstanding and entitled to vote at the Northwest annual meeting, less than 1% of which were owned and entitled to be voted by Northwest directors and executive officers and their affiliates. We currently expect that

Northwest’s directors and executive officers will vote their shares in favor of the merger and the other Northwest proposals described in this joint proxy statement/prospectus, although none of them have entered into any agreements obligating them to do so.

You can cast one vote for each share of Northwest common stock you own. Each of the proposals to be considered at the Northwest annual meeting requires certain percentages of votes in order to approve them:

•	The twelve nominees for election to the Northwest board of directors receiving the greatest number of affirmative votes cast by holders of Northwest common stock will be elected as directors.

•	Adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Northwest common stock entitled to vote on the proposal.

•

Ratification of the appointment of Ernst & Young LLP as Northwest’s independent registered public accounting firm for 2008 requires the affirmative vote of a majority of the votes cast on the proposal.

•

Approval of the amendment to the Northwest 2007 Stock Incentive Plan requires the affirmative vote of a majority of the votes cast on the proposal, provided that a majority of the outstanding shares of Northwest common stock entitled to vote are voted on the proposal.

•

Approval of the adjournment of the Northwest annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement and merger, requires the affirmative vote of a majority of the votes cast on the proposal.

The Companies

Delta (See page 35)

Delta Air Lines, Inc.

1040 Delta Boulevard

Atlanta, Georgia 30354

Telephone: (404) 715-2600

Delta Air Lines, Inc. is a major air carrier that provides scheduled air transportation for passengers and cargo throughout the United States and around the world. Delta offered customers service to more destinations than any other global airline, with Delta and Delta Connection carrier service to 327 destinations in 62 countries, in July 2008. Delta has added more international capacity than any other major U.S. airline during the last two years and is the leader across the Atlantic with flights to 44 trans-Atlantic markets. Delta and Air France recently implemented the first phase of a joint venture to share revenues and costs on transatlantic routes that is expected to increase customer travel choices on key routes across the Atlantic. To Latin America and the Caribbean, Delta offered more than 609 weekly flights to 62 destinations in July 2008. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. Including its SkyTeam and worldwide codeshare partners, Delta offered flights to 499 worldwide destinations in 105 countries in July 2008.

Delta is a Delaware corporation headquartered in Atlanta, Georgia. Delta’s website is www.delta.com. Delta has provided this website address as an inactive textual reference only and the information contained on Delta’s website is not a part of this joint proxy statement/prospectus.

Northwest (See page 35)

Northwest Airlines Corporation

2700 Lone Oak Parkway

Eagan, Minnesota 55121

Telephone: (612) 726-2111

Northwest Airlines, Inc., the wholly-owned subsidiary of Northwest Airlines Corporation, operates the world’s sixth largest airline, as measured by 2006 revenue passenger miles, and is engaged in the business of transporting passengers and cargo. Northwest began operations in 1926. Northwest Airlines, Inc.’s business focuses on the operation of a global airline network through its strategic assets that include: (1) domestic hubs at Detroit, Minneapolis/St. Paul and Memphis, (2) an extensive Pacific route system with a hub in Tokyo, (3) a transatlantic joint venture with KLM Royal Dutch Airlines, which operates through a hub in Amsterdam, (4) a domestic and international alliance with Continental Airlines, Inc. and Delta, (5) membership in SkyTeam, a global airline alliance with KLM, Continental, Delta, Air France, Alitalia, Aeroméxico, CSA Czech Airlines, Korean Air and Aeroflot, (6) agreements with three domestic regional carriers, including Pinnacle Airlines, Inc., Mesaba Aviation, Inc., a wholly-owned subsidiary, and Compass Airlines, Inc., a wholly-owned subsidiary, each of which operates as Northwest Airlink, and (7) a cargo business that operates a dedicated freighter fleet of aircraft through hubs in Anchorage and Tokyo.

Northwest is a Delaware corporation headquartered in Eagan, Minnesota. Northwest’s website is www.nwa.com. Northwest has provided this website address as an inactive textual reference only and the information contained on Northwest’s website is not a part of this joint proxy statement/prospectus.

SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

Selected Consolidated Historical Financial Data of Delta

The following summary of operations data for the eight months ended December 31, 2007, the four months ended April 30, 2007 and the years ended December 31, 2006 and 2005 and the balance sheet data as of December 31, 2007 and 2006 have been derived from the audited consolidated financial statements of Delta contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is incorporated into this document by reference. The statements of operations data for the years ended December 31, 2004 and 2003 and the balance sheet data as of December 31, 2005, 2004 and 2003 have been derived from Delta’s audited consolidated financial statements for such years, which have not been incorporated into this document by reference.

The summary of operations data for the six months ended June 30, 2008, the two months ended June 30, 2007, the four months ended April 30, 2007 and the balance sheet data as of June 30, 2008 have been derived from Delta’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008, which are incorporated into this document by reference. The balance sheet data as of June 30, 2007 have been derived from Delta’s unaudited consolidated financial statements, which have not been incorporated into this document by reference.

You should read this selected historical financial data together with the financial statements that are incorporated by reference into this document and their accompanying notes and management’s discussion and analysis of financial condition and results of operations of Delta contained in such reports.

Upon emergence from Chapter 11, Delta adopted fresh start reporting in accordance with American Institute of Certified Public Accountants’ Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” which we refer to as SOP 90-7. The adoption of fresh start reporting resulted in Delta becoming a new entity for financial reporting purposes. Accordingly, Delta’s Consolidated Financial Statements on or after May 1, 2007 are not comparable to Delta’s Consolidated Financial Statements prior to that date.

Due to Delta’s adoption of fresh start reporting on April 30, 2007, the following table includes selected summary financial data for (1) the eight months ended December 31, 2007 and the two months ended June 30, 2007 of the successor entity and (2) the four months ended April 30, 2007 and the years ended December 31, 2006, 2005, 2004 and 2003 of the predecessor entity.

Summary of Operations Data of Delta

	Successor		Predecessor	Successor	Predecessor
(in millions, except per share data)	Six Months Ended June 30, 2008(1) ,	Two Months Ended June 30, 2007(2)	Four Months Ended April 30, 2007(3)	Eight Months Ended December 31, 2007(4)	Four Months Ended April 30, 2007(3)	Year Ended December 31,
						2006(5)(11)	2005(6)(11)	2004(7)	2003(8)
Operating revenue	$10,265	$3,448	$5,796	$13,358	$5,796	$17,532	$16,480	$15,235	$14,308
Operating expense	17,613	3,103	5,496	12,562	5,496	17,474	18,481	18,543	15,093
Operating (loss) income	(7,348)	345	300	796	300	58	(2,001)	(3,308)	(785)
Interest expense, net(9)	(236)	(87)	(248)	(276)	(248)	(801)	(973)	(787)	(721)
Miscellaneous, net(10)	31	9	27	5	27	(19)	(1)	94	317
Gain on extinguishment of debt, net	—	—	—	—	—	—	—	9	—
(Loss) income before reorganization items, net	(7,553)	267	79	525	79	(762)	(2,975)	(3,992)	(1,189)
Reorganization items, net	—	—	1,215	—	1,215	(6,206)	(884)	—	—
(Loss) income before income taxes	(7,553)	267	1,294	525	1,294	(6,968)	(3,859)	(3,992)	(1,189)
Income tax benefit (provision)	119	(103)	4	(211)	4	765	41	(1,206)	416
Net (loss) income	(7,434)	164	1,298	314	1,298	(6,203)	(3,818)	(5,198)	(773)
Preferred stock dividends	—	—	—	—	—	(2)	(18)	(19)	(17)
Net (loss) income attributable to common shareowners	(7,434)	164	1,298	314	1,298	(6,205)	(3,836)	(5,217)	(790)
Basic (loss) earnings per share	$(18.79)	$0.42	$6.58	$0.80	$6.58	$(31.58)	$(23.75)	$(41.07)	$(6.40)
Diluted (loss) earnings per share	$(18.79)	$0.42	$4.63	$0.79	$4.63	$(31.58)	$(23.75)	$(41.07)	$(6.40)
Dividends declared per common share	$—	$—	$—	$—	$—	$—	$—	$—	$0.05

(1)	Includes a $7.3 billion non-cash charge or $18.44 diluted loss per share from an impairment of goodwill and other intangible assets (see Delta’s June 30, 2008 Form 10-Q).
(2)	Includes a $103 million income tax provision or $0.26 diluted earnings per share.
(3)	Includes a $1.2 billion non-cash gain or $5.20 diluted earnings per share for reorganization items; and a $4 million income tax benefit or $0.02 diluted earnings per share (see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Delta’s 2007 Form 10-K).
(4)	Includes a $211 million income tax provision or $0.53 diluted loss per share (see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Delta’s 2007 Form 10-K).
(5)	Includes a $6.2 billion non-cash charge or $31.58 diluted loss per share for reorganization items; a $310 million non-cash charge or $1.58 diluted loss per share associated with certain accounting adjustments; and a $765 million income tax benefit or $3.89 diluted earnings per share (see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Delta’s 2007 Form 10-K).
(6)	Includes an $888 million charge or $5.49 diluted loss per share for restructuring, asset writedowns, pension settlements and related items, net and an $884 million non-cash charge or $5.47 diluted loss per share for reorganization items (see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Delta’s 2007 Form 10-K).
(7)	Includes a $1.9 billion charge or $14.76 diluted loss per share related to the impairment of intangible assets; a $1.2 billion charge or $9.51 diluted loss per share for deferred income tax valuation; a $123 million gain or $0.97 diluted earnings per share from the sale of investments; and a $41 million gain or $0.33 diluted earnings per share from restructuring, asset writedowns, pension settlements and related items, net.
(8)	Includes a $268 million charge ($169 million net of tax, or $1.37 diluted loss per share) for restructuring, asset writedowns, pension settlements and related items, net; a $398 million gain ($251 million net of tax, or $2.03 diluted earnings per share) for compensation received under the Emergency Wartime Supplemental Appropriations Act; and a $304 million gain ($191 million net of tax, or $1.55 diluted earnings per share) for certain other income and expense items.

(9)	Includes interest income.
(10)	Includes (losses) gains from the sale of investments and fair value adjustments of derivatives.
(11)	The 2006 and 2005 Summary of Operations Data of Delta have been updated to conform to current period presentation for certain reclassifications made upon emergence from bankruptcy (see Note 2 of the Notes to the Consolidated Financial Statements in Delta’s 2007 Form 10-K).

Other Financial Data of Delta

	Successor			Predecessor
	June 30,		December 31,	December 31,
	2008	2007	2007	2006	2005	2004	2003
Cash, cash equivalents and short-term investments (millions)	$3,342	$3,379	$2,786	$2,648	$2,008	$1,799	$2,710
Total assets (millions)	$27,651	$33,734	$32,423	$19,622	$20,039	$21,801	$25,939
Long-term debt and capital leases (excluding current maturities) (millions)	$8,338	$6,913	$7,986	$6,509	$6,557	$13,005	$11,538
Shareowners’ equity (deficit) (millions)	$3,721	$9,472	$10,113	$(13,593)	$(9,895)	$(5,796)	$(659)
Common stock outstanding	303,892,307	240,670,191	292,225,696	197,335,938	189,343,018	139,830,443	123,544,945
Full-time equivalent employees, end of period	55,397	55,542	55,044	51,322	55,650	69,148	70,600

Selected Consolidated Historical Financial Data of Northwest

The following summary of operations data for the seven months ended December 31, 2007, the five months ended May 31, 2007 and the years ended December 31, 2006 and 2005 and the balance sheet data as of December 31, 2007 and 2006 have been derived from Northwest’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is incorporated into this document by reference. The statements of operations data for the years ended December 31, 2004 and 2003 and the balance sheet data as of December 31, 2005, 2004 and 2003 have been derived from Northwest’s audited consolidated financial statements for such years, which have not been incorporated into this document by reference.

The summary of operations data for the six months ended June 30, 2008, the one month ended June 30, 2007, the five months ended May 31, 2007 and the balance sheet data as of June 30, 2008 have been derived from Northwest’s unaudited consolidated financial statements, which are incorporated into this document by reference. The balance sheet data as of June 30, 2007 have been derived from Northwest’s unaudited consolidated financial statements, which have not been incorporated into this document by reference.

You should read this selected historical financial data together with the financial statements that are incorporated by reference into this document and their accompanying notes and management’s discussion and analysis of financial condition and results of operations of Northwest contained in such reports.

Upon emergence from Chapter 11, Northwest adopted fresh start reporting in accordance with SOP 90-7. The adoption of fresh start reporting resulted in Northwest becoming a new entity for financial reporting purposes. Accordingly, Northwest’s Consolidated Financial Statements on or after June 1, 2007 are not comparable to Northwest’s Consolidated Financial Statements prior to that date.

Due to Northwest’s adoption of fresh start reporting on May 31, 2007, the following table includes selected summary financial data for (1) the seven months ended December 31, 2007 and the one month ended June 30, 2007 of the successor entity and (2) the five months ended May 31, 2007 and the years ended December 31, 2006, 2005, 2004 and 2003 of the predecessor entity.

Summary of Operations Data of Northwest

	Successor		Predecessor	Successor	Predecessor
	Six Months Ended June 30, 2008(1)	One Month Ended June 30, 2007	Five Months Ended May 31, 2007	Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007	Year Ended December 31,
(in millions, except per share data)						2006	2005	2004	2003
Operating revenues
Passenger	$4,797	$861	$3,768	$5,660	$3,768	$9,230	$8,902	$8,432	$7,632
Regional carrier	922	135	521	884	521	1,399	1,335	1,083	860
Cargo	410	69	318	522	318	946	947	830	752
Other	574	65	317	538	317	993	1,102	934	833

Total operating revenues	6,703	1,130	4,924	7,604	4,924	12,568	12,286	11,279	10,077

Operating expenses	11,056	935	4,561	6,863	4,561	11,828	13,205	11,784	10,342
Operating (loss) income	(4,353)	195	363	741	363	740	(919)	(505)	(265)

Operating margin	-64.9%	17.3%	7.4%	9.7%	7.4%	5.9%	-7.5%	-4.5%	-2.6%

Net (loss) income before cumulative effect of accounting change	(4,516)	106	1,751	342	1,751	(2,835)	(2,464)	(862)	248
Cumulative effect of accounting change	—	—	—	—	—	—	(69)	—	—
Net (loss) income	(4,516)	106	1,751	342	1,751	(2,835)	(2,533)	(862)	248

(Loss) earnings per common share:
Basic	$(17.19)	$0.41	$20.03	$1.30	$20.03	$(32.48)	$(29.36)	$(10.32)	$2.75
Diluted	$(17.19)	$0.41	$14.28	$1.30	$14.28	$(32.48)	$(29.36)	$(10.32)	$2.62

Other Financial Data of Northwest

	Successor	Predecessor	Successor	Predecessor
	June 30,		December 31, 2007	December 31,
(in millions)	2008	2007		2006	2005	2004	2003
Cash, cash equivalents and unrestricted short-term investments	$3,256	$3,310	$3,034	$2,058	$1,262	$2,459	$2,757
Total assets	20,867	24,571	24,517	13,215	13,083	14,042	14,008

Long-term debt, including current maturities	7,363	6,651	6,961	4,112	1,159	8,411	7,866
Long-term obligations under capital leases, including current obligations	127	128	127	—	11	361	419

Long-term pension and postretirement health care benefits, including current obligations	3,719	3,529	3,720	185	264	4,095	3,756
Liabilities subject to compromise	—	—	—	13,572	14,328	—	—
Preferred redeemable stock subject to compromise	—	—	—	277	280	263	236
Common stockholders’ equity (deficit)	3,024	7,286	7,377	(7,991)	(5,628)	(3,087)	(2,011)

(1)	Includes a $4.5 billion non-cash charge or $17.07 diluted loss per share from an impairment of goodwill, intangibles and other assets (see Northwest’s June 30, 2008 Form 10-Q).

Selected Unaudited Pro Forma Combined Financial Data of Delta and Northwest

The following table presents selected unaudited pro forma combined financial information about Delta’s consolidated balance sheet and statements of operations, after giving effect to the merger with Northwest and certain issuances of (1) common stock by Delta to Delta pilots, Northwest pilots and U.S. based non-pilot, non-management employees of the combined company and (2) restricted shares and non-qualified stock options to management employees of the combined company. The information under “Summary of Operations Data” in the table below gives effect to the merger as if it had occurred at the beginning of each period presented. The information under “Other Financial Data” in the table below assumes the merger had been consummated on June 30, 2008. This unaudited pro forma combined financial information assumes that the merger is accounted for using the purchase method of accounting with Delta treated as the acquiring entity and represents a current estimate of the combined financial information based on available financial information of Delta and Northwest. See “Accounting Treatment” on page 97. Historical results for Delta and Northwest for the year ended December 31, 2007 have been adjusted to reflect (1) the impact of fresh start reporting as if the emergence from bankruptcy for both companies occurred on January 1, 2007 and (2) changes in accounting principles as if adoption had occurred on January 1, 2007.

In addition, the unaudited pro forma combined financial information includes adjustments, which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company.

The information presented below should be read in conjunction with the historical consolidated financial statements of Delta and Northwest, including the related notes, filed by each of them with the SEC, and with the pro forma condensed combined financial statements of Delta and Northwest, including the related notes, appearing elsewhere in this document. See “Where You Can Find More Information” beginning on page 172 and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 100. The unaudited pro forma condensed combined financial data are not necessarily indicative of results that actually would have occurred or that may occur in the future had the merger been completed on the dates indicated.

Summary of Operations Data

	Six Months
	Ended June 30, 2008(1)	Year Ended December 31, 2007
(in millions, except per share data)
Operating revenue	$16,968	$31,781
Operating expense	28,545	29,567
Operating (loss) income	(11,577)	2,214
(Loss) income before income taxes	(12,193)	1,301
Income tax benefit (provision)	282	(515)
Net (loss) income	(11,911)	786
Basic and diluted (loss) earnings per share	$(14.30)	$0.95

Other Financial Data

June 30, 2008
(in millions)
Cash and cash equivalents	$6,455
Total assets	48,688
Long-term debt and capital leases, excluding current maturities	14,758
Shareowners’ equity	6,997

(1)	Includes an $11.6 billion non-cash charge or $13.92 diluted loss per share for goodwill and intangible assets impairment.

Unaudited Comparative Per Share Data

Presented below are Delta’s historical financial data for (1) the six months ended June 30, 2008 and the eight months ended December 31, 2007 of the successor entity and (2) the four months ended April 30, 2007 of the predecessor entity; and Northwest’s historical financial information for (1) the six months ended June 30, 2008 and the seven months ended December 31, 2007 of the successor entity and (2) the five months ended May 31, 2007 of the predecessor entity. The unaudited pro forma combined and the Northwest pro forma equivalent per share financial data are presented for the six months ended June 30, 2008 and the year ended December 31, 2007. This information should be read together with the consolidated financial statements and related notes of Delta and Northwest that are incorporated by reference in this document and with the unaudited pro forma combined financial data included under “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 100. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. The historical book value per share is computed by dividing total shareowners’ equity by the number of shares of common stock outstanding, including shares issuable pursuant to the applicable Chapter 11 plan of reorganization at the end of the period. The pro forma (loss) earnings per share of the combined company is computed by dividing the pro forma (loss) earnings by the pro forma weighted average number of shares outstanding. The pro forma book value per share of the combined company is computed by dividing total pro forma shareowners’ equity by the pro forma number of shares of common stock outstanding, including shares issuable pursuant to the Chapter 11 plans of reorganization at the end of the period. The Northwest pro forma equivalent basic and diluted (loss) earnings per share is computed by dividing Northwest’s (loss) earnings by 338.5 million, the estimated shares of Delta common stock to be issued to Northwest shareowners. The Northwest pro forma equivalent book value per share is computed by dividing Northwest’s shareowners’ equity by 338.5 million, the estimated shares of Delta common stock to be issued to Northwest shareowners.

(in millions, except per share data)	Six Months Ended June 30, 2008	Eight Months Ended December 31, 2007	Four Months Ended April 30, 2007
Delta historical data
Basic (loss) earnings per share	$(18.79)	$0.80	$6.58
Diluted (loss) earnings per share	$(18.79)	$0.79	$4.63
Book value per share at June 30, 2008(1)	$9.27

	Six Months Ended June 30, 2008	Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
Northwest historical data
Basic (loss) earnings per share	$(17.19)	$1.30	$20.03
Diluted (loss) earnings per share	$(17.19)	$1.30	$14.28
Book value per share at June 30, 2008(1)	$11.41

	Six Months Ended June 30, 2008	Year Ended December 31, 2007
Unaudited pro forma combined
Basic and diluted (loss) earnings per share	$(14.30)	$0.95
Pro forma book value per share at June 30, 2008	$8.40

Northwest pro forma equivalent per share data
Basic and diluted (loss) earnings per share	$(13.34)	$1.48
Book value per share at June 30, 2008	$8.93

(1)	Book value per share is not presented for (1) Delta for the eight months ended December 31, 2007 and the four months ended April 30, 2007 and (2) Northwest for the seven months ended December 31, 2007 and the five months ended May 31, 2007 as an unaudited pro forma condensed combined balance sheet is not presented as of the end of each of these periods.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document (including information included or incorporated by reference herein) includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Delta’s and Northwest’s expectations with respect to the synergies, costs and charges, capitalization and anticipated financial impacts of the merger transaction and related transactions; approval of the merger transaction and related transactions by stockholders; the satisfaction of the closing conditions to the merger transaction and related transactions; and the timing of the completion of the merger transaction and related transactions.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Delta’s and Northwest’s control and difficult to predict. Factors that may cause such differences include, but are not limited to:

•	the possibility that the expected synergies will not be realized, or will not be realized within the expected time period;

•	the airline pricing environment;

•	competitive actions taken by other airlines;

•	general economic conditions;

•	changes in jet fuel prices;

•	actions taken or conditions imposed by the United States and foreign governments;

•	the willingness of customers to travel;

•	difficulties in integrating the operations of the two airlines;

•	the impact of labor relations; and

•	fluctuations in foreign currency exchange rates.

Other factors include the possibility that the merger does not close, including due to the failure to receive required stockholder or regulatory approvals, or the failure of other closing conditions.

Delta and Northwest caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors discussed under the heading “Risk Factors” and elsewhere in this document and in documents incorporated by reference in this joint proxy statement/prospectus, including Delta’s and Northwest’s most recently filed Forms 10-K and 10-Q and any amendments thereto. All subsequent written and oral forward-looking statements concerning Delta, Northwest, their respective stockholder meetings, the merger, the amendment to the Delta 2007 Performance Compensation Plan, the amendment to the Northwest 2007 Stock Incentive Plan, the other proposals for consideration at the Northwest annual meeting, the related transactions or other matters attributable to Delta or Northwest or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Delta and Northwest do not undertake any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this document.

RISK FACTORS

In addition to the other information included and incorporated by reference in this document, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for adoption of the merger agreement, in the case of Northwest stockholders, or for the issuance of shares of Delta common stock in the merger and the amendment to the Delta 2007 Performance Compensation Plan, in the case of Delta stockholders. In addition, you should read and consider the risks associated with each of the businesses of Delta and Northwest because these risks will also affect the combined company. These risks can be found in the respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2007, and any amendments thereto, for each of Delta and Northwest, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q, which are incorporated by reference into this document. You should also read and consider the other information in this document and the other documents incorporated by reference in this document. See the section entitled “Where You Can Find More Information” beginning on page 172.

The exchange ratio is fixed and will not be adjusted in the event of any change in either Delta’s or Northwest’s stock price.

Upon closing of the merger, each share of Northwest common stock will be converted into the right to receive 1.25 shares of Delta common stock. This exchange ratio will not be adjusted for changes in the market price of either Delta common stock or Northwest common stock. Changes in the price of Delta common stock prior to the merger will affect the value of Delta common stock that Northwest common stockholders will receive on the date of the merger.

The prices of Delta common stock and Northwest common stock at the closing of the merger may vary from their respective prices on the date the merger agreement was executed, on the date of this document and on the date of the respective stockholder meetings. As a result, the value represented by the exchange ratio will also vary. For example, based on the range of closing prices of Delta common stock during the period from April 14, 2008, the last trading day before public announcement of the merger, through August 7, 2008, the latest practicable date before the date of this document, the exchange ratio represented a value ranging from a high of $13.10 to a low of $5.80 for each share of Northwest common stock.

These variations could result from changes in the business, operations or prospects of Delta or Northwest prior to or following the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Delta or Northwest. We will likely complete the merger a considerable period after the date of the Delta special meeting and the Northwest annual meeting. As such, at the time of the stockholders’ meetings, Northwest stockholders will not know with certainty the value of the shares of Delta common stock that they will receive upon completion of the merger.

The issuance of shares of Delta common stock in the merger and the employee equity issuance will dilute the ownership position of current Delta stockholders.

If the merger is completed, based on the number of shares of Northwest common stock (i) issued and outstanding or (ii) to be issued pursuant to the reserve created under Northwest’s plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code, as of the record date for the Northwest annual meeting, Delta expects that approximately 339 million shares of Delta common stock will be issued to Northwest stockholders in the merger. Furthermore, if the employee equity issuance is fully implemented, Delta will issue to substantially all employees of the combined company equity equal to approximately 13.38% of Delta’s outstanding equity capitalization, determined on a fully-diluted basis at the closing of the merger (after giving effect to the shares of Delta common stock to be issued to the stockholders of Northwest in the merger and in the employee equity issuance). The issuance of shares of Delta common stock in both the merger and the employee equity issuance will therefore significantly dilute the ownership position of the current Delta stockholders.

The merger is subject to the receipt of consents and approvals from domestic and foreign regulatory authorities that may impose conditions that could have an adverse effect on the combined company or, if not obtained, could prevent completion of the merger.

Before the merger may be completed, applicable waiting periods must expire or terminate under antitrust or competition laws and various approvals or consents must be obtained from regulatory entities. In deciding whether to grant antitrust or regulatory approvals, the relevant governmental entities will consider the effect of the merger on competition within their relevant jurisdiction. The terms and conditions of the approvals that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business. The merger agreement may require us to accept conditions from regulatory entities before either of us may refuse to close the merger on the basis of those regulatory conditions. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the merger or imposing additional material costs on or materially limiting the revenues of the combined company following the merger. In addition, we can provide no assurance that these conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. For a more detailed description of the regulatory review process, see the sections entitled “The Merger—Regulatory Approvals Required for the Merger” beginning on page 66 and “The Merger Agreement—Agreement to Take Further Action and to Use Reasonable Best Efforts” beginning on page 80.

Any delay in completing the merger may reduce or eliminate the benefits expected.

In addition to the required regulatory approvals, the merger is subject to a number of other conditions beyond Delta’s and Northwest’s control that may prevent, delay or otherwise materially adversely affect its completion. We cannot predict whether and when these other conditions will be satisfied. Further, the requirements for obtaining the required clearances and approvals could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause us not to realize some or all of the synergies that we expect to achieve if the merger is successfully completed within its expected timeframe. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 72.

The combined company may be unable to integrate successfully the businesses of Delta and Northwest and realize the anticipated benefits of the merger.

The merger involves the combination of two companies which currently operate as independent public companies. The combined company will be required to devote significant management attention and resources to integrating its business practices and operations. Potential difficulties the combined company may encounter in the integration process include the following:

•

if we are unable to successfully combine the businesses of Delta and Northwest in a manner that permits the combined company to achieve the revenue and cost synergies anticipated to result from the merger, such anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected;

•

complexities associated with managing the combined businesses, including the challenge of integrating complex systems, technology, aircraft fleets, networks and other assets of each of our companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

•	integrating the workforces of the two airlines while maintaining focus on providing consistent, high quality customer service;

•

potential unknown liabilities and unforeseen increased expenses or delays associated with the merger, including one-time cash costs to integrate the two airlines that may exceed the approximately $600 million total that Delta management currently anticipates; and

•	mergers or other strategic alliances of other air carriers may be announced and/or occur, which may change the competitive landscape in which the combined company will operate.

In addition, Delta and Northwest have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, diversion of each company’s management’s attention, the disruption or interruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect each company’s ability to maintain relationships with customers and employees or Delta’s and Northwest’s ability to achieve the anticipated benefits of the merger, or could reduce each company’s earnings or otherwise adversely effect the business and financial results of the combined company.

The failure of Delta stockholders to approve the amendment to the Delta 2007 Performance Compensation Plan could adversely affect the ability of the combined company to achieve the targeted synergies in the expected timeframe.

Delta has entered into a transaction framework agreement with the Delta MEC, the Northwest Master Executive Council, which we refer to as the Northwest MEC, and ALPA. The Northwest MEC is the governing body of the Northwest unit of ALPA. The transaction framework agreement addresses, among other things, a new joint collective bargaining agreement among Delta, Delta pilots and Northwest pilots that is subject to separate ratification by the Delta and Northwest pilots. Pursuant to the transaction framework agreement, Delta has agreed to issue to eligible Delta and Northwest pilots shares of Delta common stock equal to 3.5% and 2.38%, respectively, of Delta’s fully-diluted outstanding equity capitalization. In connection with the merger, Delta also intends to issue shares of Delta common stock to U.S. based non-pilot, non-management employees of the combined company, and equity to approximately 600 to 700 management employees of the combined company, equal to 4.0% and approximately 3.5%, respectively, of Delta’s fully-diluted outstanding equity capitalization (in each case, “fully-diluted” is calculated in accordance with the methodology described in the section entitled “Delta Proposal 2: Amendment to the Delta 2007 Performance Compensation Plan” beginning on page 87 and includes the shares of Delta common stock to be issued to the stockholders of Northwest in the merger and in the employee equity issuance).

If the Delta stockholders fail to approve the amendment to the Delta 2007 Performance Compensation Plan at the Delta special meeting, the combined company will not be able to undertake the employee equity issuance, including the issuance of Delta common stock to Delta and Northwest pilots. The transaction framework agreement provides that, if Delta stockholders do not approve the issuance of shares of Delta common stock as contemplated, either of the Delta MEC or the Northwest MEC will be able to terminate the transaction framework agreement, which, in turn, will result in the new joint collective bargaining agreement not becoming effective. Among other things, the joint collective bargaining agreement will allow Delta to place its code on all flights operated by NWA. Under Delta’s current collective bargaining agreement, there are certain limitations on Delta’s ability to place its code on NWA flights. Therefore, failure to approve the amendment of the Delta 2007 Performance Compensation Plan could adversely affect the ability of the combined company to achieve the targeted synergies in the expected timeframe.

The integration of the Delta and Northwest workforces following the merger will present significant challenges, including the possibility of labor-related disagreements that may adversely affect the combined company’s operations.

The successful integration of Delta and Northwest and achievement of the anticipated benefits of the combination depend significantly on integrating Delta’s and Northwest’s employee groups and on maintaining productive employee relations. The integration of Delta and Northwest workforces following the merger will be challenging in part because over 80% of the Northwest employees are represented by labor unions while, among U.S. based employees, only the Delta pilots and flight dispatchers (who combined constitute approximately 17% of the total Delta employees) are represented by labor unions. The integration of the workforces of the two airlines will require the resolution of potentially difficult issues relating to representation of various work groups and the relative seniority of the work groups at each carrier. Unexpected delay, expense or other challenges to integrating the workforces could impact the expected synergies from the combination of Delta and Northwest and affect the financial performance of the combined company.

Relations between air carriers and labor unions in the U.S. are governed by the Railway Labor Act, under which a collective bargaining agreement between an airline and a labor union generally does not expire, but instead becomes amendable as of a stated date. The Railway Labor Act generally prohibits strikes or other types of self-help actions both before and after a collective bargaining agreement becomes amendable, unless and until the collective bargaining processes required by the Railway Labor Act have been exhausted.

Under procedures that have been utilized by the National Mediation Board, which we refer to as the NMB, each labor union that currently represents employees at Delta or Northwest, as well as other groups of employees with a sufficient showing of interest, will have an opportunity to invoke the NMB’s jurisdiction to address representation issues arising from the merger. Once its jurisdiction is invoked, the NMB’s rules call for it to first determine whether Delta and Northwest have combined or will combine to form a single carrier. If the NMB determines that Delta and Northwest have combined or will combine to form a single carrier, the NMB has utilized certain procedures to address and resolve representation issues arising from the merger which generally have included the following:

•	Where employees in the same craft or class at the two carriers are represented by the same union, that union will be certified to represent the combined group, without an election.

•

Where employees in the same craft or class at the two carriers have different representation status—either they are represented by different unions or one group is represented by a union and the other is not—the NMB’s rules provide for a representation election among the combined employee groups if the groups are “comparable” in size. In general, the NMB has considered two groups to be comparable in size if the smaller group is at least 35% of the combined group. If the representation election results in the combined group not being represented by a union, the collective bargaining agreement covering the group that had previously been unionized will terminate.

•

If the two groups are not comparable in size, the smaller group will be folded into and have the same representation status as the larger group. Even where the two groups are not comparable in size, the smaller group can still obtain an election if, within 14 days after the NMB’s single carrier determination, the smaller group submits a showing of interest from at least 35% of the combined group. The showing of interest can consist of authorization cards as well as the seniority list of the smaller group, if the smaller group had been represented by a union.

In view of these procedures, Delta believes that a representation election may occur in one or more combined employee groups following the merger. Under the NMB’s rules, a labor union generally will be certified as the representative of the employees in a craft or class only if more than 50% of those employees vote for union representation. If a labor union is certified to represent a combined group from separate carriers following a merger, the terms and conditions of employment of the combined work group ultimately would be subject to negotiations toward a joint collective bargaining agreement. Completing joint collective bargaining agreements covering combined work groups that choose to be represented by a labor union could take significant time, which could delay or impede the combined company’s ability to achieve targeted synergies.

With respect to integration of seniority lists, where the two employee groups in a craft or class have different representation status, federal law requires that seniority integration be governed by the procedures first issued by the Civil Aeronautics Board in the Allegheny-Mohawk merger – known as the Allegheny-Mohawk Labor Protective Provisions. In general, Allegheny-Mohawk Labor Protective Provisions require that seniority be integrated in a “fair and equitable” manner and that any disputes not resolved by negotiations may be submitted to binding arbitration by a neutral arbitrator. This requirement is consistent with the seniority protection policy that has been adopted by the Delta board of directors. Where both groups are represented by the same union prior to the merger, seniority integration is governed by the union’s bylaws and policies.

Delta currently expects that the Delta and Northwest pilot seniority lists will be integrated at closing of the merger as the result of (1) having reached a tentative joint collective bargaining agreement covering the Delta and Northwest pilots, which is subject to separate ratification by the Delta and Northwest pilots, and (2) the Delta MEC and the Northwest MEC, with the agreement and approval of ALPA, having reached a process agreement for the integration of their respective seniority lists. If the tentative joint collective bargaining agreement is not ratified by either pilot group or if the process agreement is no longer effective as the result of the termination of the transaction framework agreement, Delta cannot be certain as to whether or when such integration could occur.

        Additional information about the transaction framework agreement and related agreements is found under the heading “Delta Proposal 2: Amendment to the Delta 2007 Performance Compensation Plan – Transaction Framework Agreement” beginning on page 93.

Prior to the closing of the merger, labor-related litigation may arise that could affect the closing of the merger. For example, unions, individual employees or groups of employees may seek to delay or halt the transaction, may seek monetary damages, either in court or in grievance arbitration, may seek to compel Delta or Northwest to engage in collective bargaining processes where neither airline believes it has any such obligation. One or more unions, individual employees or groups of employees may pursue such judicial or arbitral avenues in the context of the merger, and if successful, could delay or halt the merger or create additional costs that the companies have not anticipated.

In addition to judicial or arbitral challenges to the merger, some employees could attempt to engage in job actions such as slow-downs, work stoppages, sick-outs or other action short of a lawful strike either prior to or after the closing of the merger. These actions may be unlawful and could individually or collectively harm the operations of the airlines and impair their financial performance.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees which could adversely affect the future business and operations of the combined company.

Delta and Northwest are dependent on the experience and industry knowledge of their respective officers and other key employees to execute their respective business plans. The combined company’s success after the merger will depend in part upon the ability of Delta and Northwest to retain key management personnel and other key employees. Furthermore, current and prospective employees of Delta and Northwest may experience uncertainty about their post-merger roles within the combined company. This uncertainty may have an adverse effect on the ability of each of Delta and Northwest to retain key personnel. In addition, key management personnel and other key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the merger. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of Delta and Northwest to the same extent that Delta and Northwest have previously been able to attract or retain their own employees.

Failure to complete the merger could negatively impact the stock prices and the future business and financial results of Northwest and Delta.

If the merger is not completed, the ongoing businesses of Northwest or Delta may be adversely affected and Northwest and Delta will be subject to several risks, including the following:

•	being required, under certain circumstances under the merger agreement, to pay a termination fee of $165 million;

•	having to pay certain costs relating to the merger, such as legal, accounting, financial advisor and printing fees; and

•	the focus of management of each of the companies on the merger instead of on pursuing other opportunities that could be beneficial to the companies.

If the merger is not completed, Northwest and Delta cannot ensure their stockholders that these risks will not materialize and will not materially adversely affect the business, financial results and stock prices of Northwest or Delta.

The fairness opinions obtained by Delta and Northwest from their respective financial advisors will not reflect changes in circumstances between signing the merger agreement and the completion of the merger.

Neither Delta nor Northwest has obtained an updated fairness opinion as of the date of this document from Greenhill or Merrill Lynch, Delta’s financial advisors, or Morgan Stanley, Northwest’s financial advisor.

Changes in the operations and prospects of Delta or Northwest, general market and economic conditions and other factors that may be beyond the control of Delta and Northwest, and on which the fairness opinions were based, may alter the value of Delta or Northwest or the prices of shares of Delta common stock or Northwest common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the dates of such opinions. Because neither Delta nor Northwest anticipates asking its respective financial advisors to update their opinions, the April 14, 2008 opinions do not address the fairness of the exchange ratio or merger consideration, from a financial point of view, at the time the merger is completed. The opinions are included as Appendices C, D and E to this document. For a description of the opinions that Delta received from its financial advisors and a summary of the material financial analyses they provided to the Delta board of directors in connection with rendering such opinions, please refer to “The Merger—Opinion of Delta’s Financial Advisors” beginning on page 42. For a description of the opinion that Northwest received from its financial advisor and a summary of the material financial analysis it provided to the Northwest board of directors in connection with rendering such opinion, please refer to “The Merger—Opinion of Northwest’s Financial Advisor” beginning on page 52. For a description of the other factors considered by the board of directors of Delta in determining to approve the merger, please refer to “The Merger—Delta’s Reasons for the Merger; Recommendation of the Issuance of Delta Common Stock in Merger and the Amendment to the Delta 2007 Performance Compensation Plan by the Delta Board of Directors” beginning on page 41. For a description of the other factors considered by the board of directors of Northwest in determining to approve the merger, please refer to “The Merger—Northwest’s Reasons for the Merger; Recommendation of the Northwest Board of Directors” beginning on page 50.

Certain of Delta’s and Northwest’s executive officers and directors have interests in the merger that are different from, or in addition to, the interests of Delta and Northwest stockholders generally.

Delta’s executive officers and Northwest’s executive officers negotiated the terms of the merger agreement. Some of Delta’s and Northwest’s executive officers and directors have interests in the merger that are different from, or in addition to, the interests of Delta and Northwest stockholders generally. The Delta and Northwest boards of directors approved the merger agreement, the Delta board of directors recommended that Delta stockholders vote to approve both the issuance of Delta common stock in the merger and the amendment to the Delta 2007 Performance Compensation Plan, and the Northwest board of directors recommended that Northwest stockholders vote to adopt the merger agreement and to approve the other Northwest proposals described in this joint proxy statement/prospectus. Some of the executive officers of Delta and Northwest have arrangements with Delta or Northwest, as applicable, that provide for severance benefits if their employment is terminated under certain circumstances in connection with a change in control of Delta or Northwest. In addition, certain of Delta’s and Northwest’s respective compensation and benefits plans and arrangements provide for payment or accelerated vesting or distribution of the rights or benefits thereunder upon a change in control of Delta or Northwest, as applicable, which the merger would be. Executive officers and directors of Northwest also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger.

Upon completion of the merger, the corporate leadership team of the combined company will consist of Richard H. Anderson as chief executive officer; Edward H. Bastian as president and chief financial officer of Delta and chief executive officer and president of NWA; Michael J. Becker as executive vice president—chief operating officer of NWA; Mike H. Campbell, executive vice president—human resources, labor & communications; Steve E. Gorman, executive vice president—operations; Glen W. Hauenstein, executive vice president—revenue & network; Ben Hirst, senior vice president—general counsel; Laura H. Liu, senior vice president—international; and Theresa Wise, senior vice president—chief information officer. In addition, upon completion of the merger, the board of directors of the combined company will be made up of thirteen members, consisting of (1) seven members of the Delta board of directors (which will include Daniel A. Carp, the current chairman of the board of directors of Delta, and Richard H. Anderson, the current chief executive officer of Delta), (2) five members of the Northwest board of directors (which will include Roy J. Bostock, the current chairman of the Northwest board of directors, and Douglas M. Steenland, the current chief executive officer of

Northwest) and (3) one representative designated by the Delta MEC. The Delta MEC has designated Mr. Kenneth C. Rogers, a Delta pilot who is a current member of the Delta board of directors, to serve on the board of directors of the combined company.

The Delta and Northwest boards of directors were aware of these interests at the time each approved the merger and the transactions contemplated by the merger agreement. These interests may cause Delta’s and Northwest’s directors and executive officers to view the merger proposal differently and more favorably than you may view it. See “The Merger—Interests of Directors and Officers in the Merger” beginning on page 59 for more information.

Delta’s and Northwest’s ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes is subject to limitation and may be limited further as a result of the merger and the employee equity issuance.

In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses, which we refer to as NOLs, to offset future taxable income. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders increases by more than 50 percentage points over such stockholders’ lowest percentage ownership during the testing period (generally three years).

As of December 31, 2007, Northwest had approximately $3.6 billion of federal and state NOL carryforwards, and Delta had approximately $9.1 billion of federal and state NOL carryforwards. Northwest and Delta both experienced an ownership change in 2007 as a result of their respective plans of reorganization under Chapter 11 of the U.S. Bankruptcy Code. Pursuant to the merger agreement, Northwest and Delta will elect out of Section 382(l)(5) of the Code, in which case Section 382(l)(6) of the Code will be applicable to the ownership changes that occurred pursuant to their respective plans of reorganization. Under Section 382(l)(6) of the Code, the determination of the value of the corporation, for purposes of determining the Section 382 limitation, includes any increase in the value of the corporation resulting from the surrender or cancellation of creditors’ claims in the reorganization. Nonetheless, a second ownership change could further limit each company’s ability to utilize its NOL carryforwards for taxable years including or following the subsequent “ownership change.”

It is presently anticipated that the merger and the employee equity issuance will result in a second ownership change of Northwest for purposes of Section 382 of the Code. Similarly, it is presently expected that the merger and the employee equity issuance, together with certain other transactions involving the sale of Delta common stock within the testing period, will result in a second ownership change of Delta. Even if the merger and the employee equity issuance do not result in an ownership change of Delta or Northwest, the merger and the employee equity issuance would significantly increase the likelihood that there would be an additional ownership change in the future (which ownership change could occur as a result of transactions involving Delta stock that are outside of our control).

The occurrence of a second ownership change of Delta or Northwest could limit the ability to utilize pre-change Delta and Northwest NOLs that are not currently subject to limitation, and could further limit the ability to utilize Delta and Northwest NOLs that are currently subject to limitation. The amount of the annual limitation on the amount of NOLs that may be used to offset future taxable income generally is equal to the value of the stock of the corporation immediately prior to the ownership change multiplied by the adjusted federal tax-exempt rate, set by the Internal Revenue Service. Limitations imposed on the ability to use NOLs to offset future taxable income could cause U.S. federal income taxes to be paid earlier than otherwise would be paid if such limitations were not in effect and could cause such NOLs to expire unused, in each case reducing or eliminating the benefit of such NOLs. Similar rules and limitations may apply for state income tax purposes.

In connection with the merger, we may need to refinance a substantial amount of indebtedness.

In connection with the merger, Delta and/or Northwest may be required to seek waivers or amendments under, or refinance, one or more of Northwest’s senior corporate credit facility or Delta’s senior secured credit financing facility. There can be no assurance that the lenders under such facilities would agree to any such waivers or amendments on terms favorable to the combined company or at all. If either Delta, Northwest or the combined company is required to repay or refinance any existing indebtedness, the combined company may use available cash (which could significantly reduce available liquidity), incur additional or replacement debt, or issue preferred or common stock (or a combination of such sources) and, due to prevailing conditions in the credit markets and capital markets, such financing may not be available on terms as favorable to the combined company as the terms of the existing credit facilities or at all.

THE DELTA SPECIAL MEETING

Date, Time and Place

The special meeting of Delta stockholders will be held at the Georgia International Convention Center, 2000 Convention Center Concourse, College Park, Georgia 30337 on Thursday, September 25, 2008 at 2:00 p.m., Eastern time.

Purpose of the Delta Special Meeting

At the Delta special meeting, stockholders will be asked to:

•

consider and vote on a proposal to approve the issuance of Delta common stock in the merger contemplated by the Agreement and Plan of Merger, dated as of April 14, 2008, by and among Delta, Nautilus Merger Corporation, a direct, wholly-owned subsidiary of Delta, and Northwest Airlines Corporation, a copy of which is attached as Appendix A to this joint proxy statement/prospectus;

•

consider and vote on a proposal to approve an amendment to the Delta 2007 Performance Compensation Plan, a copy of which is attached as Appendix B to this joint proxy statement/prospectus, to increase the number of shares of Delta common stock issuable pursuant to the plan by a number of shares equal to 15% of the fully-diluted outstanding equity capitalization of Delta (after giving effect to the shares of Delta common stock to be issued to the stockholders of Northwest in the merger and in the employee equity issuance); and

•	vote upon an adjournment of the Delta special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve each of the foregoing proposals.

Delta Record Date; Stock Entitled to Vote

Only Delta stockholders of record at the close of business on July 29, 2008, the Delta record date for the Delta special meeting, will be entitled to notice of, and to vote at, the Delta special meeting or any adjournments or postponements thereof.

On the Delta record date, there were 303,803,014 shares of Delta common stock outstanding and entitled to vote at the Delta special meeting. Delta stockholders will have one vote for each share of Delta common stock they owned on the Delta record date, in person or through the Internet or by telephone or by a properly executed and delivered proxy with respect to the Delta special meeting.

On the Delta record date, directors and executive officers of Delta and their affiliates owned and were entitled to vote 1,495,332 shares of Delta common stock, or less than 1% of the shares of Delta common stock outstanding on that date. We currently expect that Delta’s directors and executive officers will vote their shares in favor of the issuance of Delta common stock in connection with the merger and the amendment to the Delta 2007 Performance Compensation Plan, although none of them has entered into any agreement obligating them to do so.

Quorum

The holders of shares having a majority of the voting power of the common stock of Delta issued and outstanding and entitled to vote must be present or represented by proxy to constitute a quorum for the transaction of business at the special meeting. All shares of Delta common stock represented at the Delta special meeting, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters for consideration at the Delta special meeting.

Required Vote

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The issuance of Delta common stock to Northwest stockholders, approval of which is necessary to complete the merger, requires approval by an affirmative vote of holders of a majority of the shares of Delta common stock present or represented and entitled to vote on the proposal, with a majority of the shares of Delta common stock entitled to vote actually voting on the proposal.

•

Approval of the amendment to the Delta 2007 Performance Compensation Plan requires approval by an affirmative vote of holders of a majority of the shares of Delta common stock present or represented and entitled to vote on the proposal, with a majority of the shares of Delta common stock entitled to vote actually voting on the proposal.

•

Approval of a proposal to adjourn the Delta special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires approval by the vote of holders of a majority of the Delta common stock present or represented and entitled to vote on the proposal.

Abstentions

Abstentions, which will occur if a Delta stockholder attends the Delta special meeting, either in person or by proxy, but abstains from voting will have the same effect as a vote against both the proposal to approve the issuance of shares of Delta common stock in the merger and the proposal to approve the amendment to the Delta 2007 Performance Compensation Plan.

Voting of Proxies by Holders of Record

If you are a holder of record, a proxy card is enclosed for your use. Delta requests that you vote through the Internet or by telephone following the instructions included on your proxy card or sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Delta common stock represented by it will be voted at the Delta special meeting or any adjournment thereof in accordance with the instructions contained in the proxy.

If a proxy is returned without an indication as to how the shares of Delta common stock represented are to be voted with regard to a particular proposal, the Delta common stock represented by the proxy will be voted in favor of each such proposal. At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this proxy statement or the related proxy card other than the matters set forth in the Notice of Special Meeting of Stockholders. If any other matter is properly presented at the special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Delta special meeting in person. Proxies submitted through the specified Internet website or by phone must be received by 11:59 p.m., Eastern time, on September 24, 2008.

Shares Held in Delta Plans

If you are a participant in the Pilot Plan and hold shares of Delta common stock through an account under the Pilot Plan, or you own shares of unvested restricted Delta common stock granted under the Delta 2007 Performance Compensation Plan, you will receive a proxy or voting instruction card representing these shares of Delta common stock. Your submission of voting instructions will instruct the trustee of the Pilot Plan or the administrator of the Delta 2007 Performance Compensation Plan, as applicable, how to vote those shares, but it will not result in the appointment of a proxy. You may deliver voting instructions for these shares of Delta common stock by:

•	accessing the Internet website specified on your voting instruction card;

•	calling the toll-free number specified on your voting instruction card; or

•	signing and returning the enclosed voting instruction card in the postage-paid envelope provided.

To be effective, instructions regarding shares of Delta common stock held in the Pilot Plan account must be received by 5:00 p.m., Eastern time, on September 23, 2008. Instructions regarding unvested restricted stock must be received by 11:59 p.m., Eastern time, on September 24, 2008. Please note that you may not vote shares held in your Pilot Plan account or shares of unvested restricted Delta common stock in person at the meeting. If you do not submit voting instructions regarding these shares, they will not be voted.

Shares Held in Street Name

If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to Delta or by voting in person at your stockholders’ meeting unless you provide a “legal proxy,” which you must obtain from your bank or broker. Further, brokers who hold shares of Delta common stock on behalf of their customers may not give a proxy to Delta to vote those shares without specific instructions from their customers.

If you are a Delta stockholder and you do not instruct your broker on how to vote your shares:

•

your broker may not vote your shares on the proposal to approve the issuance of shares of Delta common stock in the merger, which will have no effect on the vote on this proposal, assuming a quorum is present and a majority of the shares of Delta common stock entitled to vote actually do vote on the proposal; and

•

your broker may not vote your shares on the proposal to approve the amendment to the Delta 2007 Performance Compensation Plan, which will have no effect on the vote on this proposal, assuming a quorum is present and a majority of the shares of Delta common stock entitled to vote actually do vote on the proposal.

Revocability of Proxies

You have the power to revoke your proxy at any time before your proxy is voted at the Delta special meeting. You can revoke your proxy in one of three ways:

•	you can send a signed written notice of revocation to the Secretary of Delta at P.O. Box 20706, Atlanta, Georgia 30320-6001;

•	you can deliver a new, valid proxy bearing a later date by submitting instructions through the Internet, by telephone or by mail as described on the proxy or voting instruction card; or

•

if you are a holder of record, you can attend the Delta special meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you hold shares of Delta common stock in a Pilot Plan account, revocation of instructions through the Internet, by telephone or by mail must be received by 5:00 p.m., Eastern time, on September 23, 2008 to be effective. If you are a holder of record, or hold shares of unvested restricted Delta common stock, revocation of your proxy or voting instructions through the Internet, by telephone or by mail must be received by 11:59 p.m., Eastern time, on September 24, 2008. As noted above, if you are a holder of record you may also revoke your proxy by attending the meeting and voting in person or revoking your proxy in person. If your shares are held in street name by your bank or broker, you should follow the instructions provided by your bank or broker to change your vote.

Solicitation of Proxies

In accordance with the merger agreement, the cost of proxy solicitation for the Delta special meeting will be borne by Delta, except that Delta and Northwest will share equally all expenses incurred in connection with the filing of the registration statement of which this document forms a part with the SEC and the printing and mailing of this document. In addition to the use of the mail, proxies may be solicited by members of the Delta board of directors, officers and other employees of Delta, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Delta will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Delta has retained D.F. King & Co., Inc. to assist in its solicitation of proxies and has agreed to pay them up to $50,000, plus reasonable expenses, for these services.

THE NORTHWEST ANNUAL MEETING

Date, Time and Place

The annual meeting of Northwest stockholders will be held in the AXA Equitable Center’s Auditorium located at 787 Seventh Avenue, New York, New York 10019, on Thursday, September 25, 2008 at 9:30 a.m., Eastern time.

Purpose of the Northwest Annual Meeting

At the Northwest annual meeting, stockholders will be asked to:

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elect twelve directors to hold office until the 2009 Annual Meeting of Stockholders and until their respective successors have been elected and qualified or, if the merger is completed, until the effective time of the merger;

•	adopt the merger agreement;

•	ratify the appointment of Ernst & Young LLP as Northwest’s independent registered public accounting firm for 2008;

•	approve an amendment to the Northwest 2007 Stock Incentive Plan, a copy of which is attached as Appendix F to the joint proxy statement/prospectus;

•	approve the adjournment of the Northwest annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement and merger; and

•	transact such other business as may properly come before the Northwest annual meeting or any adjournment or postponement thereof.

Northwest Record Date; Stock Entitled to Vote

Only Northwest stockholders of record at the close of business on July 31, 2008, the Northwest record date for the Northwest annual meeting, will be entitled to notice of, and to vote at, the Northwest annual meeting or any adjournments or postponements thereof.

On the Northwest record date, there were 253,349,623 shares of Northwest common stock outstanding and entitled to vote at the Northwest annual meeting. The Northwest common stock is the only class of securities entitled to vote at the annual meeting. Each share of Northwest common stock outstanding on the Northwest record date entitles the holder thereof to one vote on each matter properly brought before the Northwest annual meeting, exercisable in person or through the Internet or by telephone or by a properly executed and delivered proxy with respect to the Northwest annual meeting.

On the Northwest record date, directors and executive officers of Northwest and their affiliates owned and were entitled to vote 822,453 shares of Northwest common stock, or less than 1% of the shares of Northwest common stock outstanding on that date. We currently expect that Northwest’s directors and executive officers will vote their shares in favor of the merger and the other Northwest proposals described in this joint proxy statement/prospectus, although none of them have entered into any agreements obligating them to do so.

Quorum

A majority of the votes entitled to be cast by the shares entitled to vote must be present or represented by proxy to constitute a quorum for action on the matters to be voted upon at the Northwest annual meeting. All shares of Northwest common stock represented at the Northwest annual meeting, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Northwest annual meeting.

Required Vote

•	The twelve nominees for election to the Northwest board of directors receiving the greatest number of affirmative votes cast by holders of Northwest common stock will be elected as directors.

•	Adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Northwest common stock entitled to vote on the proposal.

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Ratification of the appointment of Ernst & Young LLP as Northwest’s independent registered public accounting firm for 2008 requires the affirmative vote of a majority of the votes cast on the proposal.

•

Under NYSE rules, approval of the amendment to the Northwest 2007 Stock Incentive Plan requires the affirmative vote of a majority of the votes cast on the proposal, provided that a majority of the outstanding shares of Northwest common stock entitled to vote are voted on the proposal.

•

Approval of the adjournment of the Northwest annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement and merger, requires the affirmative vote of a majority of the votes cast on the proposal.

Abstentions

For purposes of the Northwest annual meeting, an abstention or withhold vote, as applicable:

•	for the election of directors, will not count as a vote “for” or “against” the proposal and will have no effect on the outcome of the election;

•	for the proposal to adopt the merger agreement, will have the same effect as a vote “against” the proposal and “against” the merger;

•

for ratification of the appointment of the independent registered public accounting firm, will not count as a vote “for” or “against” the proposal and will have no effect on the outcome of the proposal;

•

for approval of the amendment to the Northwest 2007 Stock Incentive Plan, is considered a “vote cast” under NYSE rules and thus will have the same effect as a vote “against” the proposal and will be counted in determining whether the votes cast represent a majority of the outstanding shares of Northwest common stock entitled to vote on the proposal; and

•

for approval of the adjournment of the Northwest annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement and merger, will not count as a vote “for” or “against” the proposal and will have no effect on the outcome of the proposal.

Voting of Proxies by Holders of Record

Vote by Mail. If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

Voting by Ballot at the Annual Meeting. The method by which you vote will not limit your right to vote at the Northwest annual meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, however, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Northwest annual meeting. Northwest Retirement Savings Plan participants who are entitled to provide voting instructions with respect to shares allocated to their account must provide voting instructions using the accompanying proxy card to the trustee before the deadline stated above and therefore will not be able to provide voting instructions at the Northwest annual meeting.

Voting on the Internet or by Telephone. You may vote by proxy on the internet or by telephone by following the procedures and instructions on your proxy card. Participants in the Northwest Retirement Savings Plan may provide voting instructions on the internet or by telephone by following the procedures and instructions on the accompanying proxy card. Internet or telephone voting for stockholders of record and Northwest Retirement Savings Plan participants will be available 24 hours a day, seven days a week. The deadline for internet or telephone voting is 11:59 p.m., Eastern time, on September 24, 2008 for stockholders of record. In order to provide the trustee of the Northwest Retirement Savings Plan with sufficient time to vote the shares held in the plan, voting instructions for Northwest Retirement Savings Plan shares will be accepted only until 5:00 p.m., Eastern time, on September 23, 2008.

If a proxy is returned without an indication as to how the shares of Northwest common stock represented are to be voted with regard to a particular proposal, the Northwest common stock represented by the proxy will be voted as recommended by the Northwest board of directors. Your signed proxy also confers discretionary authority to vote with respect to any matter presented at the Northwest annual meeting, except as set forth in the proxy and except for matters proposed by a stockholder who notifies Northwest not later than the close of business on the tenth day following the day on which the Notice of Annual Meeting of Stockholders was mailed. At the date hereof, management has no knowledge of any business that will be presented for consideration at the Northwest annual meeting and which would be required to be set forth in this proxy statement or the related proxy card other than the matters set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented at the annual meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, please vote your shares either on the Internet or by mail, whether or not you plan to attend the Northwest annual meeting in person. Proxies must be received by 11:59 p.m., Eastern time, on September 24, 2008.

Voting Shares Held in the Northwest Retirement Savings Plan

Participants in the Northwest Retirement Savings Plan who have shares of Northwest common stock allocated to their account are entitled to provide voting instructions with respect to such shares on each proposal to be voted on at the Northwest annual meeting. Any allocated shares of Northwest common stock held in the Northwest Retirement Savings Plan for which participant voting instructions are not timely received by the trustee will be voted by the trustee in the same proportion as the shares for which voting instructions have been received. Participants may provide voting instructions on the internet, by telephone or by mail. If you choose to provide voting instructions on the internet or by telephone, follow the procedures and instructions on the enclosed proxy card. If you choose to provide voting instructions by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided. The trustee under the Northwest Retirement Savings Plan will vote the shares of Northwest common stock allocated to a participant’s account in accordance with the participant’s instructions timely received. The deadline for providing voting instructions is 5:00 p.m., Eastern time, on September 23, 2008. Please note that you may not vote shares allocated to your account under the Northwest Retirement Savings Plan in person at the Northwest annual meeting.

Shares Held in Street Name

If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to Northwest or by voting in person at your stockholders’ meeting unless you provide a “legal proxy,” which you must obtain from your bank or broker. Further, brokers who hold shares of Northwest common stock on behalf of their customers may not give a proxy to Northwest to vote those shares with respect to the proposal to adopt the merger agreement or the amendment to the Northwest 2007 Stock Incentive Plan without specific instructions from their customers, as brokers do not have discretionary voting power on such proposals.

Therefore, if you are a Northwest stockholder and you do not instruct your broker on how to vote your shares:

•	your broker may not vote your shares on the proposal to adopt the merger agreement, which broker non-votes will have the same effect as votes “against” the proposal and “against” the merger;

•

your broker may not vote your shares on the approval of the amendment to the Northwest 2007 Stock Incentive Plan, which broker non-votes will not count as votes “for” or “against” the proposal and will have no effect on the outcome of the proposal, assuming a majority of the outstanding shares of Northwest common stock entitled to vote are voted on the proposal; and

•	your broker may vote your shares on the other Northwest annual meeting matters.

Revocability of Proxies

You have the power to revoke your proxy at any time before your proxy is voted at the Northwest annual meeting. You can revoke your proxy in one of three ways:

•	you can revoke your proxy at any time prior to the commencement of the Northwest annual meeting by written notice to the Secretary of Northwest at 2700 Lone Oak Parkway, Eagan, Minnesota 55121;

•	you can deliver to Northwest a new, valid proxy bearing a later date; or

•

if you are a holder of record, you can attend the Northwest annual meeting and vote in person, which will automatically cancel any proxy previously delivered, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously delivered.

If you are a holder of record, revocation of your proxy or voting instructions through the Internet, by telephone or by mail must be received by 11:59 p.m., Eastern time, on September 24, 2008. If you have shares of Northwest common stock allocated to your account under the Northwest Retirement Savings Plan, revocation of instructions through the Internet, by telephone or by mail must be received by 5:00 p.m., Eastern time, on September 23, 2008 to be effective. If your shares are held in street name by your bank or broker, you should follow the instructions provided by your bank or broker to change your vote.

Solicitation of Proxies

This joint proxy statement/prospectus is furnished in connection with the solicitation of proxies by the board of directors of Northwest to be voted at our annual meeting of stockholders to be held on Thursday, September 25, 2008 in the AXA Equitable Center’s Auditorium located at 787 Seventh Avenue, New York, New York 10019 at 9:30 a.m., Eastern time, or at any postponement or adjournment thereof. Stockholders will be admitted to the Northwest annual meeting beginning at 9:00 a.m., Eastern time.

The mailing of this joint proxy statement, form of proxy and voting instructions will commence on August 14, 2008.

In accordance with the merger agreement, the cost of this solicitation for the Northwest annual meeting, including all expenses incurred in preparing, printing and mailing this joint proxy statement, will be borne by Northwest, except that Northwest and Delta will share equally all expenses incurred in connection with the filing of the registration statement of which this document forms a part with the SEC and the printing and mailing of this document. In addition to solicitation by mail, proxies may be solicited on Northwest’s behalf by directors, officers or employees of Northwest in person or by telephone, electronic transmission and facsimile transmission. These individuals will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with the solicitation. Northwest will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the Northwest record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Northwest has retained Innisfree M&A Incorporated to assist in its solicitation of proxies and has agreed to pay it approximately $75,000, plus reasonable expenses, for these services.

Foreign Ownership of Shares

The Federal Aviation Act prohibits non-United States citizens from owning more than 25 percent of the voting interest of a company such as Northwest, which owns a United States air carrier. Northwest’s Amended and Restated Certificate of Incorporation provides that no share of Northwest’s voting stock may be voted by or at the direction of persons who are not United States citizens unless such shares are registered on a separate stock registry maintained by Northwest for non-United States holders, which we refer to as the Foreign Stock Registry. Northwest’s Amended and Restated Bylaws provide that no shares of Northwest’s voting stock held by non-United States citizens will be registered on the Foreign Stock Registry if the amount so registered would exceed foreign ownership restrictions, currently 25% of the voting stock of Northwest.

As of the Northwest record date, shares representing less than one percent of the total outstanding voting stock of Northwest (on a fully-diluted basis) are registered on the Foreign Stock Registry. Any holder of Northwest common stock who is not a United States citizen and has not registered its shares on the Foreign Stock Registry maintained by Northwest will not be permitted to vote its shares at the Northwest annual meeting. The enclosed proxy card contains a certification that by signing the proxy card or voting by proxy on the internet the stockholder certifies that such stockholder is a United States citizen as that term is defined in the Federal Aviation Act or that the shares represented by the proxy card have been registered on Northwest’s Foreign Stock Registry.

Under Section 40102(a)(15) of the Federal Aviation Act, the term “citizen of the United States” is defined as: (i) an individual who is a citizen of the United States, (ii) a partnership each of whose partners is an individual who is a citizen of the United States, or (iii) a corporation or association organized under the laws of the United States or a state, the District of Columbia or a territory or possession of the United States of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons that are citizens of the United States.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Northwest’s directors, executive officers and holders of more than 10% of Northwest’s voting securities to file reports of holdings and transactions in Northwest’s equity securities with the SEC. Based on Northwest records and other information, Northwest believes that in 2007 its directors, executive officers and beneficial holders who are subject to Section 16(a) met all applicable SEC filing requirements.

INFORMATION ABOUT THE COMPANIES

Delta Air Lines, Inc.

Delta Air Lines, Inc. is a major air carrier that provides scheduled air transportation for passengers and cargo throughout the United States and around the world. Delta offered customers service to more destinations than any other global airline, with Delta and Delta Connection carrier service to 327 destinations in 62 countries, in July 2008. Delta has added more international capacity than any other major U.S. airline during the last two years and is the leader across the Atlantic with flights to 44 trans-Atlantic markets. Delta and Air France recently implemented the first phase of a joint venture to share revenues and costs on transatlantic routes that is expected to increase customer travel choices on key routes across the Atlantic. To Latin America and the Caribbean, Delta offered more than 609 weekly flights to 62 destinations in July 2008. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. Including its SkyTeam and worldwide codeshare partners, Delta offered flights to 499 worldwide destinations in 105 countries in July 2008.

Delta is a Delaware corporation headquartered in Atlanta, Georgia. Delta’s website is www.delta.com. Delta has provided this website address as an inactive textual reference only and the information contained on Delta’s website is not a part of this joint proxy statement/prospectus.

Additional information about Delta and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page 172.

Northwest Airlines Corporation

Northwest Airlines, Inc., the wholly-owned subsidiary of Northwest Airlines Corporation, operates the world’s sixth largest airline, as measured by 2006 revenue passenger miles, and is engaged in the business of transporting passengers and cargo. Northwest began operations in 1926. Northwest Airlines, Inc.’s business focuses on the operation of a global airline network through its strategic assets that include: (1) domestic hubs at Detroit, Minneapolis/St. Paul and Memphis, (2) an extensive Pacific route system with a hub in Tokyo, (3) a transatlantic joint venture with KLM Royal Dutch Airlines, which operates through a hub in Amsterdam, (4) a domestic and international alliance with Continental Airlines, Inc. and Delta, (5) membership in SkyTeam, a global airline alliance with KLM, Continental, Delta, Air France, Alitalia, Aeroméxico, CSA Czech Airlines, Korean Air and Aeroflot, (6) agreements with three domestic regional carriers, including Pinnacle Airlines, Inc., Mesaba Aviation, Inc., a wholly-owned subsidiary, and Compass Airlines, Inc., a wholly-owned subsidiary, each of which operates as Northwest Airlink, and (7) a cargo business that operates a dedicated freighter fleet of aircraft through hubs in Anchorage and Tokyo.

Northwest is a Delaware corporation headquartered in Eagan, Minnesota. Northwest’s website is www.nwa.com. Northwest has provided this website address as an inactive textual reference only and the information contained on Northwest’s website is not a part of this joint proxy statement/prospectus.

Additional information about Northwest and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page 172.

DELTA PROPOSAL 1 AND NORTHWEST PROPOSAL 2: THE MERGER

The following is a discussion of the proposed merger and the merger agreement. This is a summary only and may not contain all of the information that is important to you. A copy of the merger agreement is attached to this document as Appendix A and is incorporated by reference herein. Delta and Northwest stockholders are urged to read this entire document, including the merger agreement, for a more complete understanding of the merger.

Effect of the Merger; Consideration to be Received in the Merger

Under the merger agreement, Nautilus Merger Corporation, a direct, wholly-owned subsidiary of Delta, will merge with and into Northwest, with Northwest continuing as the surviving corporation. As a result of the merger, Northwest will become a direct, wholly-owned subsidiary of Delta.

At the effective time of the merger, each share of Northwest common stock that is either (i) issued and outstanding immediately prior to the effective time of the merger or (ii) to be issued pursuant to the reserve created under Northwest’s plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code (other than shares of Northwest common stock owned by Northwest, Delta or Nautilus Merger Corporation to be cancelled upon completion of the merger), will be converted into the right to receive 1.25 shares of Delta common stock.

Background of the Merger

In the first half of 2007, each of Delta’s and Northwest’s board of directors from time to time separately reviewed and discussed potential strategic alternatives with senior management of their respective companies, and considered ways to enhance their respective performance and prospects in light of airline industry and economic conditions. For each company, these reviews also included periodic internal discussions of projected financial performance as well as hypothetical transactions that would add stockholder value, better serve customers and employees and further its strategic objectives, and the potential benefits and risks of those transactions.

In mid-November 2007, in response to rapidly changing dynamics in the airline industry, especially an unprecedented increase in the price of jet fuel, the Delta board of directors established a special committee of its members, which we refer to as the Delta special committee, to analyze Delta’s strategic alternatives, including potential business combinations with other carriers, and report its results and recommendations to the Delta board of directors.

Commencing in late November 2007, the Delta special committee began holding meetings, which were attended by members of Delta’s senior management and outside advisors, during which they considered, among other things, the financial position on a standalone basis and strategic goals of Delta, the rapidly changing and increasingly competitive environment in the airline industry, the effects of competition from foreign airlines, capital needs, labor issues, regulatory matters, airline alliance matters, and whether to consider a merger transaction. The Delta special committee discussed whether such a transaction would help Delta achieve its strategic goals, increase stockholder value, build a world class respected brand, broaden its route network and improve financial sustainability. In connection with its review of potential strategic transactions, Delta retained Greenhill and Merrill Lynch as its financial advisors, and Wachtell, Lipton, Rosen & Katz, who we refer to as Wachtell, Lipton, and Hunton & Williams as its legal advisors.

Similarly, commencing in late October 2007 and throughout November and December 2007, the Northwest board of directors held meetings during which it considered, among other things, the financial position on a standalone basis and strategic goals of Northwest, competitive pressures facing the airline industry and Northwest in particular, capital needs, labor issues (including the significance of airline employees in the success of any potential business combination), regulatory matters, airline alliance matters, and whether to consider a strategic merger transaction with one or more other airlines. In early December 2007, Northwest engaged Morgan Stanley to act as financial advisor to Northwest in connection with a potential combination of

Northwest with another major air carrier. Throughout late 2007 and early 2008, representatives of Northwest held various preliminary discussions with other airlines, including Delta, regarding possible combination transactions. The Northwest board of directors met several times in January 2008 to discuss the progress of discussions with Delta and discussions with the other airlines, as well as other strategic alternatives.

In early December 2007, Delta’s senior management, along with Greenhill and Merrill Lynch, discussed with the Delta special committee an illustrative analysis of Delta’s three-year operating plan as well as a variety of hypothetical combination transactions with other airlines. The Delta special committee discussed, among other things, the achievability of such a transaction, labor, regulatory and airline alliance matters, the likely strategic response of other airlines if Delta entered into a merger transaction and the impact that failing to consummate a transaction might have on Delta.

In mid-December 2007, based on its review of Delta’s three-year operating plan and a variety of hypothetical combination scenarios as well as the recommendations of Delta’s senior management and the Delta special committee, the Delta board of directors determined that, of Delta’s potential merger partners, Northwest and one other airline were the most likely to lead to a transaction that would achieve Delta’s strategic goals, and authorized Delta management to commence exploratory meetings with Northwest and the other airline. The Delta board of directors and Delta management also discussed the significance of airline employees in the success of any potential business combination and the importance of affirmatively addressing pilot and other employee concerns as an integral part of a possible combination. Shortly thereafter, Delta and Northwest entered into a reciprocal confidentiality agreement and began mutual due diligence. Delta also entered into a confidentiality agreement and commenced due diligence with the other airline.

Discussions between Delta and each of Northwest and the other airline continued during late December 2007 and early January 2008. Based on the results of Delta’s initial due diligence and the conversations that had taken place between the senior management of Delta and each of Northwest and the other airline, the Delta board of directors in mid-January 2008 authorized Delta management to pursue further negotiations with Northwest and the other airline regarding a potential merger transaction in the form of an all-stock merger.

Delta’s discussions with Northwest and the other airline continued throughout January 2008. On January 16, 2008, Delta’s legal counsel at Wachtell, Lipton delivered a draft merger agreement to Northwest’s legal counsel at Simpson Thacher & Bartlett LLP, who we refer to as Simpson Thacher. At a meeting in late January 2008, the Delta special committee received an update from Delta management as to the status of the discussions. Delta’s senior management reported that, while they continued to believe that there were significant benefits to a combination of Delta and the other airline, they also were of the view that there remained unresolved significant financial, alliance, labor, regulatory, strategic and operational issues with such a transaction. Delta management also reported that they believed that good progress was being made in its negotiations with Northwest.

The Northwest board of directors also received regular updates from Northwest management as to the status of discussions with Delta and the other airlines throughout January 2008. In addition, in late January 2008, the Northwest board of directors met with its senior management and outside financial and legal advisors at which the progress of discussions with Delta and the proposed terms of the transaction were discussed. Meanwhile, senior representatives of Delta and Northwest engaged in discussions regarding, among other subjects, the exchange ratio in a potential stock-for-stock merger, the name and headquarters location of a combined company, governance issues, including representation on a combined company board of directors, and potential cash break-up fees if a deal was announced but not completed for various reasons.

On February 6, 2008, the Northwest board of directors met again to review the progress of discussions with Delta, receiving an update from Northwest senior management that agreement in principle with Delta on certain key business issues had been reached. On February 9, 2008, Northwest delivered to Delta a revised merger agreement. Negotiations between Delta and Northwest of the terms of the merger agreement continued throughout the first three weeks of February.

On February 16, 2008, the Northwest board of directors met with senior management and its outside financial and legal advisors, at which Northwest management and advisors reviewed for the Northwest board of directors the progress of discussions with Delta, the due diligence process, projected financial information and the proposed terms of the transaction, including the proposed merger consideration. Representatives of Simpson Thacher advised the Northwest board of directors regarding certain legal matters related to the proposed transaction, including the fiduciary obligations of Northwest’s directors in connection with their consideration of the proposed merger agreement, and reviewed the terms and conditions of the draft merger agreement. The Northwest board of directors was also presented with an overview of possible retention programs and changes to compensation arrangements for Northwest officers and employees that the Northwest compensation committee was considering in connection with the transaction.

By February 20, 2008, Delta and Northwest had made significant progress on key aspects of a transaction, including the exchange ratio as well as governance matters, including the name of the combined company, the location of the combined company’s headquarters and the composition of the board of directors and the chief executive officer. Also during this period, Delta engaged in discussions with representatives of the Delta and Northwest pilot groups regarding potential changes in the pilot collective bargaining agreements to be effected in connection with a merger. The topics discussed included pilot representation on the combined company board and a proposed pilot equity stake in the combined company. Delta and Northwest were also informed that the Delta and Northwest pilot groups were engaged in discussions aimed at achieving a single, integrated seniority list for the combined pilot group.

In these discussions, the Delta and Northwest pilot groups reached tentative agreement on the terms of a joint collective bargaining agreement for the combined pilot group except for agreement on an integrated seniority list. In late February 2008, however, the Delta and Northwest pilot groups informed Delta and Northwest that they had been unable to reach an agreement on an integrated seniority list and, as a result, the two pilot groups were ceasing their negotiations. Following this development, Delta management and legal and financial advisors provided an update to the Delta special committee and reported that the two pilot groups were unable to come to an agreement on an integrated seniority list. The Delta special committee concluded that without the seniority issue resolved it would recommend to the Delta board of directors that Delta suspend pursuing a merger with Northwest. The Delta board of directors met thereafter and concurred in this recommendation. Delta and Northwest suspended their negotiations. At periodic times throughout March 2008, the Delta and Northwest pilot groups had further contact through their executive councils but were unable to reach an agreement on an integrated seniority list. During this period, Delta management and the Delta special committee reviewed whether it would be advisable to proceed with a transaction on different terms without a joint pilot collective bargaining agreement or an integrated pilot seniority list.

After negotiations between Delta and Northwest were suspended in February, conditions in the U.S. airline industry continued to grow more challenging due, in significant part, to the continued increase in the price of jet fuel to record high levels. Each of the Delta and Northwest boards of directors and Delta and Northwest management continued to discuss internally the changing environment and how it affected achievement of its strategic goals and consideration of a strategic transaction. On March 18, the Northwest board of directors met to discuss possible alternative transactions and the possibility of proceeding with a transaction with Delta without a joint pilot collective bargaining agreement or an integrated pilot seniority list. The Northwest board of directors authorized Northwest management to discuss with Delta and further consider proceeding with such a transaction.

In early April 2008, Mr. Steenland, chief executive officer of Northwest, contacted Mr. Anderson, chief executive officer of Delta, and suggested that, under the circumstances, Delta and Northwest should resume discussions and consider the benefits of proceeding with a merger along the terms previously agreed upon in February but without a joint pilot collective bargaining agreement or an integrated pilot seniority list. The Delta board of directors and Delta management considered this suggestion and also discussed whether, if an agreement among the two airlines and the two pilot groups could not be achieved in a timely manner, a bilateral agreement between Delta and the Delta pilots would have advantages for a potential combination. Delta management reviewed with the Delta board of directors the projected financial impact of various scenarios, including a scenario in which Delta reached an agreement only with its own pilot group. The Delta board of directors also discussed financial analyses that it received from Delta management and from Delta’s financial advisors. The Delta board of directors authorized Delta management to resume negotiations with Northwest and the Delta pilots to determine if an acceptable transaction could be negotiated.

In early April 2008, Delta held discussions with union representatives for the Delta pilot group regarding the possibility of entering into a bilateral agreement that would amend the existing collective bargaining agreement covering the Delta pilot group. Talks between Delta and Northwest also resumed regarding the terms of a merger transaction.

In early April 2008, given the passage of time that had occurred since Delta and Northwest management had last engaged in formal discussions, senior representatives of Delta and Northwest again discussed certain key aspects of the potential transaction and were able to reach tentative agreement on all of these matters. Counsel for Delta and Northwest continued to work together on a definitive merger agreement.

Shortly thereafter, Delta and union representatives for the Delta pilot group reached a tentative agreement to modify and extend the Delta pilots’ existing collective bargaining agreement in exchange for, among other things, a 3.5% equity stake in the combined company, certain compensation increases and the right to designate one member of the Delta board of directors.

The Delta board of directors met in the early evening on April 14, 2008 with senior management and Delta’s financial and legal advisors. At this meeting, pursuant to Delta’s agreement with the Delta MEC and ALPA, Mr. Kenneth C. Rogers, a Delta pilot who since 2005 has served as a non-voting associate member of the Delta board of directors, was elected as a voting member of the Delta board of directors. In addition, Delta senior management reviewed for the Delta board of directors the discussions and negotiations with Northwest, the due diligence process and the proposed terms of the transaction, including the proposed merger consideration, the revised agreement with the Delta pilots and proposed broad-based equity issuance for employees of the combined company.

Representatives from Greenhill and Merrill Lynch reviewed with the Delta board of directors financial information regarding Delta, Northwest and the proposed transactions as further described under “—Opinion of Delta’s Financial Advisors.” In connection with the deliberation by the Delta board of directors, Greenhill and Merrill Lynch each rendered to the Delta board of directors its oral opinion (subsequently confirmed in writing), as described under “—Opinion of Delta’s Financial Advisors,” that, as of the date of its opinion, and subject to and based on the factors and assumptions set forth in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to Delta.

Representatives of Wachtell, Lipton advised the Delta board of directors regarding certain legal matters related to the proposed transaction, including the fiduciary obligations of Delta’s directors in connection with their consideration of the proposed merger agreement. Representatives of Wachtell, Lipton also presented information about the proposed merger agreement, including key terms relating to structure, covenants, representations and warranties and closing conditions. Wachtell, Lipton also discussed regulatory and stockholder approvals required to complete the merger. Following the presentations, the Delta board of directors addressed questions to, and discussed the proposed transaction with, members of Delta management, representatives of Wachtell, Lipton and representatives of Greenhill and Merrill Lynch.

Following these discussions, and review and discussion among the members of the Delta board of directors, the Delta board of directors unanimously determined that the transactions contemplated by the merger agreement, including the issuance of Delta common stock in the merger and the employee equity issuance were advisable and in the best interests of Delta and its stockholders, and the directors voted unanimously to approve the merger agreement and the issuance of shares of Delta common stock to the employees of the combined company.

The Northwest board of directors met on April 13, 2008 with senior management and Northwest’s outside financial and legal advisors. Northwest management reviewed for the Northwest board of directors the discussions and negotiations with Delta, the due diligence process and the proposed terms of the transaction, including the proposed merger consideration.

Representatives from Morgan Stanley reviewed with the Northwest board of directors the financial information regarding Northwest, Delta and the proposed transaction. Representatives of Simpson Thacher advised the Northwest board of directors regarding certain legal matters related to the proposed transaction, including the fiduciary obligations of Northwest’s directors in connection with their consideration of the proposed merger agreement. Representatives of Simpson Thacher also presented information about the proposed merger agreement, including key terms relating to structure, covenants, representations and warranties and closing conditions. The Northwest board of directors also reviewed and considered information about the proposed retention programs and changes to compensation arrangements for Northwest officers and employees related to the transaction. Counsel to Northwest also discussed regulatory and stockholder approvals required to complete the merger. Following the presentations, the Northwest board of directors addressed questions to, and discussed the proposed transaction with, members of Northwest management, representatives of Simpson Thacher and representatives of Morgan Stanley.

The Northwest board of directors convened again in the late afternoon on April 14, 2008 with senior management and Northwest’s outside financial and legal advisors. Representatives of Northwest management and advisors provided the Northwest board of directors with a final update on issues relating to the transaction. Morgan Stanley rendered to the Northwest board of directors its oral opinion (subsequently confirmed in writing), as described under “—Opinion of Northwest’s Financial Advisor,” that, as of the date of its opinion, and subject to and based on the factors and assumptions set forth in its opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of Northwest common stock. Following these discussions, and review and discussion among the members of the Northwest board of directors, the Northwest board of directors unanimously determined that the transactions contemplated by the merger agreement and the merger were advisable and in the best interests of Northwest and its stockholders, and the directors voted unanimously to approve the merger agreement and the merger with Delta.

Following the approvals of the Delta and Northwest boards of directors, Delta and Northwest executed the merger agreement. Delta also executed certain ancillary agreements, including the transaction framework agreement with the Delta MEC and ALPA. The transaction was announced later in the evening on April 14, 2008 in a press release issued jointly by Delta and Northwest.

Subsequent to the announcement of the transaction, on June 27, 2008, Delta entered into a new transaction framework agreement with the Delta MEC, the Northwest MEC and ALPA that, subject to the terms thereof, supersedes the transaction framework agreement that Delta had previously entered into with the Delta MEC and ALPA. The new transaction framework agreement addresses, among other things, a new joint collective bargaining agreement that, subject to separate ratification by the Delta and Northwest pilots, will become effective upon consummation of the merger. The new transaction framework agreement also provides that the Delta MEC, the Northwest MEC and ALPA will adopt and be bound by a process agreement relating to the determination of an integrated seniority list for the Delta and Northwest pilots. Northwest has also entered into an ancillary transaction framework agreement consenting to the new joint collective bargaining agreement.

Delta’s Reasons for the Merger; Recommendation of the Issuance of Delta Common Stock in Merger and the Amendment to the Delta 2007 Performance Compensation Plan by the Delta Board of Directors

In reaching its decision to approve the merger agreement and recommend approval of both the issuance of Delta common stock in the merger and the amendment to the Delta 2007 Performance Compensation Plan, the Delta board of directors consulted with Delta’s management, as well as with Delta’s legal and financial advisors, and considered a number of factors, including the following factors:

•

the fact that the merger will create a globally-balanced airline that is expected to be in a better position to compete in the Open Skies environment by combining Delta’s strengths in the south, mountain west and northeast United States, Europe and Latin America with Northwest’s presence in the midwest and northwest United States and Asia;

•

Delta expects the combined company to have a strong balance sheet for the airline industry and liquidity that should provide both the financial strength and flexibility to weather cyclical conditions in the airline industry and a foundation for growth, even in an environment of record high jet fuel costs;

•

at the time the Delta board of directors approved the merger agreement, the transaction was estimated, based on a high-level approach, to generate more than $1 billion in annual revenue and cost synergies by 2012 from more effective aircraft utilization, a more comprehensive and diversified route system and cost synergies from reduced overhead and improved operational efficiency (those estimates have been subsequently refined as the result of a detailed bottom-up review of the projected benefits of the merger such that the transaction is now expected to generate approximately $2 billion in annual revenue and cost synergies by 2012);

•

Delta’s and Northwest’s complementary networks and common membership in the SkyTeam alliance are expected to ease the combination of operations that have complicated past mergers within the airline industry;

•

Delta’s ability to reach an agreement with its pilot leadership that, subject to ratification by Delta pilots (which occurred in May 2008) and approval by Delta stockholders of the amendment to the Delta 2007 Performance Compensation Plan, will allow Delta to achieve substantial synergies on an accelerated basis and will extend its existing collective bargaining agreement with ALPA through the end of 2012 (Delta subsequently reached a tentative joint collective bargaining agreement, subject to separate ratification by Delta and Northwest pilots, that would cover Delta and Northwest pilots upon closing of the merger);

•

at the time the Delta board of directors approved the merger agreement, the fact that the employees of the combined company were expected to receive a significant equity ownership stake in Delta upon completion of the merger (this equity ownership stake has subsequently been determined to be approximately 13.38% of the fully-diluted shares outstanding of Delta (after giving effect to the shares of Delta common stock to be issued to the stockholders of Northwest in the merger and in the employees equity issuance));

•

its knowledge of Delta’s business, operations, financial condition, earnings and prospects and of Northwest’s business, operations, financial condition, earnings and prospects, taking into account the results of Delta’s due diligence review of Northwest;

•

the current and prospective competitive climate in the global airline industry in which Delta and Northwest operate, including the potential for consolidation, and the alternatives reasonably available to Delta if it did not pursue the transaction;

•

the projected financial results of Delta for the next three years as a standalone company in the current jet fuel price environment and the ability of Delta to achieve strategic goals previously established by the Delta board of directors;

•

the financial analyses and presentations of Greenhill and Merrill Lynch, and their related respective opinions, each dated as of April 14, 2008, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth in its respective opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Delta (see “—Opinion of Delta’s Financial Advisors”);

•	the terms and conditions of the merger agreement and the likelihood of completing the merger on the anticipated schedule;

•

the fact that the exchange ratio of 1.25 shares of Delta common stock for each share of Northwest common stock represented a premium to Northwest stockholders of approximately 14.2% based on the closing prices of each company’s stock on the NYSE on April 11, 2008 and that the exchange ratio is fixed, which the Delta board of directors believed was consistent with market practice for mergers of this type and with the strategic purpose of the merger;

•	the anticipated market capitalization, liquidity and capital structure of the combined company;

•

the challenges inherent in combining the businesses, operations and workforces of two major airlines, including the possibility of (1) unforeseen difficulties in integrating operations and systems, (2) the possible diversion of management attention for an extended period of time and (3) difficulties in assimilating employees, including the two companies’ pilot groups;

•	the substantial costs to be incurred in connection with the merger, including the costs of integrating the businesses of Delta and Northwest and the transaction expenses arising from the merger;

•	the risk of not capturing all the anticipated operational synergies and cost savings between Delta and Northwest and the risk that other anticipated benefits might not be realized;

•	the risk that, despite Northwest’s efforts and the efforts of Delta after the merger, the combined company may lose key personnel;

•

the risk that governmental entities may impose conditions on Northwest and/or Delta in order to gain approval for the merger that may adversely impact the ability of the combined company to realize the synergies that are projected to occur in connection with the merger; and

•	the risks of the type and nature described under “Risk Factors,” and the matters described under “Cautionary Statement Regarding Forward-Looking Statements.”

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Delta board of directors did not find it useful and did not attempt to assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement and to recommend that Delta stockholders vote FOR the issuance of Delta common stock in connection with the merger and FOR the amendment to the Delta 2007 Performance Compensation Plan. In addition, individual members of the Delta board of directors may have given differing weights to different factors. The Delta board of directors conducted an overall analysis of the factors described above, including through discussions with, and questioning of, Delta’s management and outside legal and financial advisors regarding certain of the matters described above.

The Delta board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement, including the issuance of Delta common stock, are advisable and in the best interests of Delta and its stockholders and unanimously approved the merger agreement. The Delta board of directors also approved the amendment to the Delta 2007 Performance Compensation Plan. The Delta board of directors unanimously recommends that Delta stockholders vote FOR the issuance of Delta common stock to the stockholders of Northwest in the merger and FOR the amendment to the Delta 2007 Performance Compensation Plan.

Opinions of Delta’s Financial Advisors

The Delta board of directors received oral opinions, subsequently confirmed in writing, from Greenhill and Merrill Lynch that, based upon and subject to the various considerations and assumptions described in the written opinions, the exchange ratio to be paid by Delta in the merger was fair from a financial point of view to Delta.

The full text of the written opinions of Greenhill and Merrill Lynch, each dated April 14, 2008, which set forth, among other things, the assumptions made, procedures followed, matters considered and limits on the opinions and the review undertaken in connection with rendering the opinions, are attached as Appendix C and D, respectively, to this joint proxy statement/prospectus and are incorporated herein by reference. Greenhill’s and Merrill Lynch’s opinions are not recommendations as to how Delta stockholders should vote with respect to the issuance of shares of Delta common stock pursuant to the merger or any other matter. The summaries of Greenhill’s and Merrill Lynch’s respective opinions that are set forth below are qualified in their entirety by reference to the full text of the respective opinions. Delta stockholders are urged to read the respective opinions in their entirety.

Greenhill

In connection with rendering its opinion, Greenhill, among other things:

•	reviewed the draft of the merger agreement presented to the Delta board of directors at its meeting on April 14, 2008 and certain related documents;

•	reviewed certain publicly available financial statements of Northwest and Delta;

•	reviewed certain other publicly available business and financial information relating to Northwest and Delta that Greenhill deemed relevant;

•	reviewed certain information, including financial forecasts and other financial and operating data concerning Northwest and Delta, prepared by the management of Northwest and Delta, respectively;

•	discussed the past and present operations and financial condition and the prospects of Northwest with senior executives of Northwest;

•	discussed the past and present operations and financial condition and the prospects of Delta with senior executives of Delta;

•

reviewed certain information regarding the amount and timing of potential cost efficiencies, as well as financial and operational benefits, expected to result from the merger, which we refer to as synergies, prepared by management of Delta;

•	reviewed the historical market prices and trading activity for Northwest common stock and analyzed its implied valuation multiples;

•	compared the value of the merger consideration with that received in certain publicly available transactions that Greenhill deemed relevant;

•	compared the value of the merger consideration with the trading valuations of certain publicly traded companies that Greenhill deemed relevant;

•	compared the value of the merger consideration to the valuation derived by discounting future cash flows and a terminal value of the business at discount rates Greenhill deemed appropriate;

•	participated in discussions and negotiations among representatives of Northwest and its legal advisors and representatives of Delta and its legal and financial advisors; and

•	performed such other analyses and considered such other factors as Greenhill deemed appropriate.

In giving its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of all information that was either publicly available or supplied or otherwise made available to it by representatives and management of Northwest and Delta for the purposes of its opinion. Greenhill further relied upon the assurances of the representatives and management of Northwest and Delta, as applicable, that they were not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect meaningful to Greenhill’s opinion. With respect to synergies, the financial forecasts and projections and other data that have been furnished or otherwise provided to it, Greenhill assumed that such synergies, projections and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Delta as to those matters, and Greenhill relied upon such forecasts and data in arriving at its opinion. Greenhill expressed no opinion with respect to such synergies, projections and data or the assumptions upon which they are based, and, at the direction of the Delta board of directors, assumed for the purposes of its opinion that such synergies will be achieved. Greenhill did not make any independent valuation or appraisal of the assets or liabilities of Northwest, nor was Greenhill furnished with any such appraisals. Greenhill assumed that the merger will be treated as a tax-free reorganization for federal income tax purposes. Greenhill also assumed that the merger will be consummated in accordance with the terms set forth in the final, executed merger agreement, without waiver of any material terms or conditions set forth in the merger agreement. Greenhill assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger will be obtained without any effect on Northwest, Delta, the merger or the contemplated benefits of the merger meaningful to Greenhill’s analysis. Greenhill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of the date of its opinion. It should be understood that subsequent developments may affect Greenhill’s opinion.

Greenhill’s written opinion was addressed to the Delta board of directors and is not a recommendation as to how Delta stockholders should vote with respect to the issuance of shares of Delta common stock pursuant to the merger or any other matter. Greenhill’s opinion did not address the underlying business decision of Delta to engage in the merger or the relative merits of the merger as compared to any other alternative business strategies that might exist for Delta. Greenhill’s opinion did not address any terms or other aspects of the merger, other than the fairness of the exchange ratio, from a financial point of view, to Delta. Greenhill’s opinion did not address the prices at which the Delta common stock will trade at any future time. Greenhill’s opinion did not address the amount or nature of any compensation to any directors, officers or employees of Delta, or any class of such persons relative to the exchange ratio or with respect to the fairness of any such compensation.

Merrill Lynch

In connection with rendering its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to Delta and Northwest that Merrill Lynch deemed to be relevant;

•

reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Delta and Northwest, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the merger furnished to Merrill Lynch by Delta;

•

conducted discussions with members of senior management of Delta and Northwest concerning the matters described in the preceding two bullet points, as well as the respective businesses of Delta and Northwest and prospects before and after giving effect to the merger and the expected synergies;

•

reviewed the market prices and valuation multiples for Delta common stock and Northwest common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	reviewed the results of operations of Delta and Northwest and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

•	participated in certain discussions and negotiations among representatives of Delta and Northwest and their financial and legal advisors;

•	reviewed the potential pro forma impact of the merger;

•	reviewed a draft of the merger agreement presented to the Delta board of directors at its meeting on April 14, 2008 and certain related documents; and

•

reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness in all material respects of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for it, or publicly available. Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of Delta or Northwest and was not furnished with any such evaluation or appraisal, nor did Merrill Lynch evaluate the solvency or fair value of Delta or Northwest under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Delta or Northwest. With respect to the financial forecast information and the expected synergies furnished to or discussed with Merrill Lynch by Delta or Northwest, Merrill Lynch assumed that they had been reasonably prepared and reflected the best currently available estimates and judgment of Delta’s management as to the expected future financial performance of Delta or Northwest, as the case may be, and the expected synergies, at the direction of the Delta board of directors, that would be achieved. Merrill Lynch assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

Merrill Lynch’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger.

In connection with the preparation of its opinion, Merrill Lynch was not authorized by Delta or the Delta board of directors to solicit, nor did Merrill Lynch solicit, third party indications of interest for the acquisition of all or any part of Delta.

Merrill Lynch’s opinion was addressed to the Delta board of directors for the use and benefit of the Delta board of directors, and addressed only the fairness of the exchange ratio, as of the date of the opinion and from a financial point of view, to Delta. Merrill Lynch’s opinion did not address the merits of the underlying decision by Delta to engage in the merger and does not constitute a recommendation to any Delta stockholder as to how such stockholder should vote on the issuance of shares of Delta common stock pursuant to the merger or any matter related thereto. In addition, Merrill Lynch’s opinion did not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Delta. Merrill Lynch’s opinion did not address the prices at which the Delta common stock will trade following the announcement or consummation of the merger. In rendering its opinion, Merrill Lynch expressed no view or opinion with respect to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any parties to the merger, or any class of such persons, relative to the exchange ratio.

Summary of Greenhill’s and Merrill Lynch’s Financial Analyses

The following is a summary of the material financial analyses provided by Greenhill and Merrill Lynch to the Delta board of directors in connection with rendering their opinions described above. The summary set forth below does not purport to be a complete description of the analyses performed by Greenhill and Merrill Lynch, nor does the order of analyses described represent relative importance or weight given to those analyses by Greenhill or Merrill Lynch. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are not alone a complete description of Greenhill’s and Merrill Lynch’s financial analyses.

Exchange Ratio Analysis

Greenhill and Merrill Lynch analyzed the historical range of exchange ratios (the price of a share of Northwest common stock divided by the price of a share of Delta common stock) in comparison to the exchange ratio. Using the daily closing prices of the Delta common stock and the Northwest common stock, Greenhill and

Merrill Lynch calculated the low, high and average exchange ratios for the periods indicated in the table below. Greenhill and Merrill Lynch then calculated the premium that the Exchange Ratio represents over the various average exchange ratios for these periods.

As of April 11, 2008	Low	Average	High	Premium
Previous 5 Trading Days	1.06x	1.09x	1.11x	14.9%
Previous 20 Trading Days	0.97x	1.04x	1.11x	20.1%
Previous 60 Trading Days	0.94x	1.04x	1.16x	20.3%
Previous 120 Trading Days	0.88x	1.01x	1.16x	23.8%
Since May 18, 2007	0.88x	1.04x	1.36x	20.0%

Selected Transaction Analysis

$3 Billion—$10 Billion Transactions. Using publicly available information, Greenhill and Merrill Lynch analyzed the premiums paid in stock for stock transactions since January 2000 with a transaction value of between $3 billion and $10 billion. Greenhill and Merrill Lynch calculated the premium of the transaction exchange ratio for all of these transactions over the historical exchange ratio one week prior to announcement (referred to herein as the 1 Week Premium) and one month prior to announcement (referred to herein as the 1 Month Premium). The 1 Week Premiums ranged from 2.3% to 146.8%, with an average of 31.8% and a median of 26.6%. The 1 Month Premiums ranged from (15.1%) to 148%, with an average of 32.2% and a median of 27%. Limiting the data to only those transactions in which the stockholders of the company being acquired would own at least 30% of the combined equity, the 1 Week Premiums ranged from 4.9% to 37.7% with an average of 22.1% and a median of 25.7%, and the 1 Month Premiums ranged from (15.1%) to 39.4%, with an average of 17.9% and a median of 18.6%. The exchange ratio represents a premium of 15.7% to the historical exchange ratio one week before April 11, 2008 and a premium of 23.8% to the historical exchange ratio one month before April 11, 2008.

Airline Transactions. In addition, Greenhill and Merrill Lynch analyzed certain publicly available information relating to selected transactions in the airline industry since January 1986. For each of the selected transactions, Greenhill and Merrill Lynch calculated the ratio of the adjusted enterprise transaction value (adjusted to capitalize aircraft rent at 7.0x) implied by the transaction to the revenue and earnings before interest, taxes, depreciation, amortization and aircraft rent, which we refer to as EBITDAR, of the respective target company for the latest reported twelve month period, which we refer to as LTM, prior to announcement. The average and median LTM revenue multiples were 1.37x and 1.20x respectively and the average and median LTM EBITDAR multiples were 8.7x and 8.3x respectively. The revenue and EBITDAR multiples for Northwest, based on 2008 revenue and EBITDAR estimates which were obtained from publicly available Wall Street analysts’ projections, at the valuation implied by the exchange ratio as of April 11, 2008 are 0.76x and 7.3x, respectively.

You should note that no transaction utilized in the analyses above is identical to the merger. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved in these transactions and other factors that could affect the transaction premiums and multiples in these transactions to which the merger is being compared.

Pro Forma Merger Analysis.

Greenhill and Merrill Lynch prepared pro forma analyses of the financial impact of the merger (taking into account the shares of Delta common stock to be issued to employees) using forecasts of Delta’s and Northwest’s earnings and forecasts of synergies prepared by the management of Delta. For each of 2009, 2010, and 2011, Greenhill and Merrill Lynch compared the projected earnings per share and adjusted earnings per share (excluding one-time costs), in each case, for Delta, on a standalone basis and on the basis of the combined company based on estimates provided by Delta. Based on such analyses, Greenhill and Merrill Lynch determined that (a) as to earnings per share, the merger would be significantly dilutive during 2009, moderately accretive during 2010 and significantly accretive during 2011 and (b) as to adjusted earnings per share (adjusted to exclude one-time costs), the merger would be significantly accretive in each of 2009, 2010 and 2011.

Comparable Company Analysis

Greenhill and Merrill Lynch reviewed and compared certain financial information for Delta and Northwest to corresponding financial multiples, ratios and operating statistics for the following publicly traded legacy and low-cost carriers:

Legacy Carriers	Low-Cost Carriers
UAL Corporation	Southwest Airlines Co.
AMR Corporation	Jet Blue Airways Corporation
Continental Airlines, Inc.	AirTran Holdings, Inc.
Northwest Airlines Corporation
US Airways Group, Inc.
Alaska Air Group Inc.

For each of the companies identified above, Greenhill and Merrill Lynch calculated and compared various financial multiples, ratios and operating statistics based on financial data and stock prices as of April 11, 2008, which Greenhill and Merrill Lynch obtained from filings made with the SEC and from publicly available Wall Street analysts’ projections. The financial multiples, ratios and operating statistics of Delta and Northwest were based on publicly available Wall Street analysts’ projections and information from Delta management. For the purpose of their analyses, Greenhill and Merrill Lynch calculated adjusted enterprise value as of April 11, 2008 (adjusted to capitalize aircraft rent at 7.0x). The adjusted enterprise value of Northwest was calculated at the valuation implied by the exchange ratio.

With respect to the selected companies, Greenhill and Merrill Lynch calculated adjusted enterprise value as a multiple of:

•	estimated 2008 revenue;

•	estimated 2009 revenue;

•	estimated 2008 EBITDAR;

•	estimated 2009 EBITDAR;

•	estimated 2008 earnings before interest and taxes, which we refer to as EBIT; and

•	estimated 2009 EBIT.

Although no carrier is directly comparable to Delta or Northwest, Greenhill and Merrill Lynch selected these legacy and low-cost carriers because they believed that they had characteristics that were instructive for purposes of their analysis.

The results of these analyses based on publicly available Wall Street analysts’ projections are summarized as follows:

Adjusted Enterprise Value as a Multiple of	Selected Legacy Carriers		Selected Low-Cost Carriers		Delta	Northwest @ Exchange Ratio
	Range	Average	Range	Average
2008 Revenue	0.52x-0.75x	0.63x	0.90x-1.31x	1.11x	0.60x	0.76x
2009 Revenue	0.50x-0.71x	0.60x	0.82x-1.16x	0.99x	0.57x	0.73x
2008 EBITDAR	5.3x-9.3x	7.6x	7.2x-10.3x	9.1x	7.0x	7.3x
2009 EBITDAR	6.0x-8.0x	6.9x	6.0x-8.2x	7.1x	6.3x	6.5x
2008 EBIT(1)	19.7x-27.8x	23.7x	15.6x	15.6x	NM	20.7x
2009 EBIT(2)	19.5x	19.5x	16.9x-29.1x	22.2x	29.5x	20.6x

(1)	For legacy carriers, only meaningful ratios were for Northwest Airlines Corp., based on estimates from publicly available Wall Street analysts’ projections, and Alaska Air Group Inc. For low-cost carriers, only meaningful ratio was for Southwest Airlines Co.
(2)	For legacy carriers, only meaningful ratios were for Northwest Airlines Corp., based on estimates from publicly available Wall Street analysts’ projections.

Greenhill and Merrill Lynch also calculated the selected companies’ estimated 2008 price/earnings ratios, which are summarized as follows:

Price/Earnings Ratio	Selected Legacy Airlines		Selected Low-Cost Airlines		Delta	Northwest @ Exchange Ratio
	Range	Average	Range	Average
2008(1)	13.3x-18.9x	16.1x	38.7x	38.7x	NM	22.3x

(1)	For legacy carriers, only meaningful ratios were for Northwest Airlines Corp., based on estimates from publicly available Wall Street analysts’ projections, and Alaska Air Group Inc. For low-cost carriers, only meaningful ratio was for Southwest Airlines Co.

Greenhill and Merrill Lynch also calculated the selected companies’ estimated revenue growth for 2008 and 2009, and estimated EBITDAR and EBIT margins for 2008 and 2009, which are summarized as follows:

	Selected Legacy Airlines		Selected Low-Cost Airlines		Delta
	Range	Average	Range	Average
2008 Revenue Growth	3.9%-7.3%	5.4%	8.8%-18.2%	13.6%	6.6%
2009 Revenue Growth	3.6%-5.3%	4.2%	9.5%-13.2%	11.8%	4.5%
2008 EBITDAR Margin	5.6%-12.8%	8.7%	10.9%-13.2%	12.2%	8.6%
2009 EBITDAR Margin	6.6%-11.1%	9.0%	11.7%-16.6%	14.1%	9.1%
2008 EBIT Margin	(1.7)%-3.7%	0.7%	(1.0)%-5.8%	2.7%	1.4%
2009 EBIT Margin	(0.8)%-3.5%	0.8%	4.0%-4.9%	4.6%	1.9%

Discounted Cash Flow Analysis

Greenhill and Merrill Lynch performed a discounted cash flow analysis on Delta and the combined company using Delta’s management projections for Delta and the combined company.

Greenhill and Merrill Lynch calculated the net present value of the free cash flows for Delta, on a standalone basis, for the years 2008 to 2010 using a discount rate of 10.5% and terminal year multiples of EBITDAR ranging from 5.0x to 5.5x—yielding a range of net present values for the Delta common stock on a standalone basis of between $9.05 and $11.51 per share. Greenhill and Merrill Lynch also calculated the net present value of free cash flows for Delta, on a combined basis after giving effect to the merger, for the years 2009 to 2011 using a discount rate of 10.5% and terminal year multiples of EBITDAR ranging from 6.0x to 6.5x—yielding a range of net present values for the Delta common stock on a combined basis after giving effect to the merger of between $15.59 and $17.80 per share.

Greenhill and Merrill Lynch also calculated the enterprise value of Delta, on a standalone basis, at the end of 2010 using a range of multiples between 5.0x and 5.5x estimated 2011 EBITDAR, and then calculated the net present value for the Delta common stock from this range of enterprise values by discounting the implied equity value at the end of 2010 at a discount rate of 17.5%—yielding a range of net present values for the Delta common stock of between $9.74 and $11.78 per share. In addition, Greenhill and Merrill Lynch calculated the enterprise value of Delta, on a combined basis after giving effect to the merger, at the end of 2010 using a range of multiples between 6.0x and 6.5x estimated 2011 EBITDAR, and then calculated the net present value for the Delta common stock from this range of enterprise values by discounting the implied equity value at the end of 2010 at a discount rate of 17.5%—yielding a range of net present values for the Delta common stock on a combined basis after giving effect to the merger of between $15.74 and $17.90 per share.

The summary set forth above does not purport to be a complete description of the analyses performed by Greenhill and Merrill Lynch, but describes, in summary form, the material analyses that Greenhill and Merrill Lynch conducted in connection with rendering their respective opinions. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at their respective opinions, Greenhill and Merrill Lynch did not attribute any particular weight to any analyses or factors considered by them and did not form an opinion as to whether any individual analysis or factor, considered in isolation, supported or failed to support their opinions. Rather, Greenhill and Merrill Lynch considered the totality of the factors and analyses performed in determining their opinions. Accordingly, the summary set forth above and the analyses of Greenhill and Merrill Lynch must be considered as a whole and that selecting portions thereof, without considering all of their analyses, could create an incomplete view of the processes underlying their analyses and respective opinions. Greenhill and Merrill Lynch based their analyses on assumptions that they deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Analyses based on forecasts or projections of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties or their advisors. Accordingly, Greenhill and Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, Greenhill and Merrill Lynch’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. In addition, no company or transaction used in Greenhill and Merrill Lynch’s analysis as a comparison is directly comparable to Delta, Northwest or the contemplated transaction. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Delta or Greenhill and Merrill Lynch or any other person assumes responsibility if future results are materially different from those forecasts or projections.

The exchange ratio was determined through arm’s length negotiations between Delta and Northwest and was approved by the Delta board of directors. Greenhill and Merrill Lynch provided advice to Delta during these negotiations. Greenhill and Merrill Lynch did not, however, recommend any specific amount of consideration to Delta or the Delta Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the merger. Greenhill’s and Merrill Lynch’s respective opinions did not in any manner address the underlying business decision to proceed with or effect the merger.

The Delta board of directors selected Greenhill and Merrill Lynch as Delta’s financial advisor in connection with the merger based on their qualifications and expertise in providing financial advice to acquirors, target companies and their respective boards of directors in merger and acquisition transactions. Greenhill and Merrill Lynch will each receive a fee of $20 million for their services rendered in connection with the merger, $15 million of which is contingent on the consummation of the merger. In addition, Greenhill and Merrill Lynch may each be entitled to receive an additional one-time fee of up to $5 million, with such fee being paid at Delta’s sole discretion based on Delta’s assessment of the services that Greenhill and Merrill Lynch have provided in connection with the merger and the related transactions. Furthermore, Delta has agreed to indemnify each of Greenhill and Merrill Lynch for certain liabilities arising out of its engagement.

During the two years preceding the date of its opinion, Greenhill was engaged by Delta to assist Delta in discussions with ALPA in connection with Delta’s restructuring under Chapter 11 of the U.S. Bankruptcy Code.

Merrill Lynch has, in the past, provided financial advisory and financing services to Delta and Northwest and their respective affiliates and may continue to do so and has received, and may receive, fees for the rendering of such services. Specifically, in relation to Delta, during the two years preceding its opinion, Merrill Lynch served as (i) Sole Arranger on the $300 million credit card holdback replacement facility completed in January 2006, (ii) Joint Bookrunner on the $2.5 billion secured exit facility completed in April 2007 and (iii) Joint Bookrunner on the $1.4 billion EETC 2007-1 completed in October 2007. In relation to Northwest, Merrill Lynch has participated in customary fuel hedging transactions on behalf of Northwest. In addition, in the ordinary course of its business, Merrill Lynch or its affiliates may actively trade Delta common stock and other securities of Delta, as well as Northwest common stock and other securities of Northwest, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Greenhill’s and Merrill Lynch’s respective opinions were one of many factors considered by the Delta board of directors in evaluating the merger and should not be viewed as determinative of the views of the Delta board of directors with respect to the merger.

Northwest’s Reasons for the Merger; Recommendation of the Merger by the Northwest Board of Directors

In reaching its decision to approve the merger agreement and recommend adoption of the merger agreement by the Northwest stockholders, the Northwest board of directors consulted with Northwest’s management, as well as with Northwest’s legal and financial advisors, and considered a number of factors, including the following factors:

•

the fact that the merger will create a globally-balanced airline that is expected to be in a better position to compete in the Open Skies environment by combining Delta’s strengths in the south, mountain west and northeast United States, Europe and Latin America with Northwest’s presence in the midwest and northwest United States and Asia;

•

Northwest expects the combined company to have a strong balance sheet for the airline industry and liquidity that should provide both the financial strength and flexibility to weather cyclical conditions in the airline industry and a foundation for growth, even in an environment of record high jet fuel costs;

•

by enhancing scale, financial strength and customer capacity, the combined company will be better positioned to compete in an increasingly challenging business environment, with the merger expected at the time the Northwest board of directors approved the merger agreement to generate more than $1 billion in annual revenue and cost synergies by 2012 from more effective aircraft utilization, a more comprehensive and diversified route system and cost synergies from reduced overhead and improved operational efficiency;

•

Delta’s and Northwest’s complementary networks and common membership in the SkyTeam alliance are expected to ease the combination of operations that have complicated past mergers within the airline industry;

•

its knowledge of Northwest’s business, operations, financial condition, earnings and prospects and of Delta’s business, operations, financial condition, earnings and prospects, taking into account the results of Northwest’s due diligence review of Delta;

•

the current and prospective competitive climate in the global airline industry in which Delta and Northwest operate, including the potential for consolidation, and the alternatives reasonably available to Northwest, including development opportunities and other possible acquisition candidates, if it did not pursue the merger;

•

the projected financial results of Northwest for the next five years as a standalone company in the current jet fuel price environment and the ability of Northwest to achieve strategic goals previously established by the Northwest board of directors;

•

the financial analyses and presentations of Morgan Stanley, and its related opinion, dated as of April 14, 2008, to the effect that, as of that date and based upon and subject to the various considerations set forth in its opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Northwest common stock (see “—Opinion of Northwest’s Financial Advisors”);

•

the review by the Northwest board of directors in consultation with Northwest’s legal and financial advisors of the structure of the merger and the financial and other terms and conditions of the merger agreement, including the exchange ratio, the expectation of Northwest’s legal advisors that the merger will qualify as a transaction of a type that is generally tax-free to stockholders for U.S. federal income tax purposes and the likelihood of completing the merger on the anticipated schedule;

•

the fact that the exchange ratio of 1.25 shares of Delta common stock for each share of Northwest common stock represented a premium to Northwest stockholders of 25% to an exchange ratio of 1:1 which the Northwest board of directors believed was the approximate unaffected exchange ratio based on its discussion with Morgan Stanley, and a premium to Northwest stockholders of approximately 14.2% based on the closing prices of each company’s stock on the NYSE on April 11, 2008, and that the exchange ratio is fixed, which the Northwest board of directors believed was consistent with market practice for mergers of this type and with the strategic purpose of the merger;

•

the design and implementation of retention strategy programs to retain management and employees whose dedication would be necessary to continue successful operation of Northwest prior to the closing of the merger and thereafter;

•	the fact that Delta common shares issued to Northwest stockholders will be registered on Form S-4 and will be freely tradable for Northwest stockholders who are not affiliates of Delta or Northwest;

•	the intent of the parties as to the combined company’s commitment to the Minneapolis-St. Paul metropolitan area; and

•

the governance arrangements providing for representation on the board of directors of the combined company for appointees from each of Delta and Northwest after completion of the merger and providing for Mr. Steenland of Northwest to serve as co-chairman of the transition committee of the combined company, both of which the Northwest board of directors considers to be of significant importance in assuring continuity of management and an effective and timely integration of the two companies’ operations.

The Northwest board of directors also considered potential risks associated with the merger in connection with its deliberations of the proposed transaction, including:

•	the possibility that the merger might not be completed, or that completion might be unduly delayed, for reasons beyond Northwest’s and/or Delta’s control;

•

the potential for diversion of management and employee attention and for increased employee attrition during the substantial period prior to the closing of the merger agreement, and the potential effect of these on Northwest’s business and relations with customers, suppliers and regulators;

•

the risk that governmental entities may impose conditions on Northwest and/or Delta in order to gain approval for the merger that may adversely impact the ability of the combined company to realize the synergies that are projected to occur in connection with the merger;

•

the challenges inherent in combining the businesses, operations and workforces of two major airlines, including (1) unforeseen difficulties in integrating operations and systems, (2) the possible diversion of management attention for an extended period of time and (3) difficulties in assimilating employees, including the two company’s pilot groups;

•	the substantial costs to be incurred in connection with the merger, including the costs of integrating the businesses of Delta and Northwest and the transaction expenses arising from the merger;

•

that the fixed exchange ratio, by its nature, would not adjust upwards to compensate for declines, or downwards to compensate for increases, in Delta’s stock price prior to completion of the merger, and that the terms of the merger agreement did not include “collar” provisions or stock-price-based termination rights that would be triggered by a decrease in the value of the merger consideration implied by the Delta stock price;

•	the risk of not capturing all the anticipated operational synergies and cost savings between Delta and Northwest and the risk that other anticipated benefits might not be realized;

•

the interests of Northwest executive officers and directors with respect to the merger apart from their interests as holders of Northwest common stock, and the risk that these interests might influence their decision with respect to the merger. See the section entitled “—Interests of Directors and Officers in the Merger;”

•

the risk that the terms of the merger agreement, including provisions relating to the payment of a termination fee under specified circumstances, could have the effect of discouraging other parties that might be interested in a transaction with Northwest from proposing such a transaction;

•	the restrictions on the conduct of Northwest’s business during the period between the signing of the merger agreement and the completion of the merger; and

•	the risks of the type and nature described under “Risk Factors,” and the matters described under “Cautionary Statement Regarding Forward-Looking Statements.”

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Northwest board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement and to recommend that Northwest stockholders vote FOR the adoption of the merger agreement. In addition, individual members of the Northwest board of directors may have given differing weights to different factors. The Northwest board of directors conducted an overall analysis of the factors described above, including through discussions with, and questioning of, Northwest’s management and outside legal and financial advisors regarding certain of the matters described above.

The Northwest board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement, are advisable and in the best interests of Northwest and its stockholders and unanimously approved the merger agreement. The Northwest board of directors unanimously recommends that Northwest stockholders vote FOR the adoption of the merger agreement.

Opinion of Northwest’s Financial Advisor

Northwest retained Morgan Stanley to provide financial advisory services and a financial opinion to the Northwest board of directors in connection with a possible merger, sale, acquisition or other strategic combination, and certain stockholder relations matters. The Northwest board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise, reputation and knowledge of the business of Northwest. At the special meeting of the Northwest board of directors on April 14, 2008, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of April 14, 2008, based upon and subject to the various considerations set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Northwest common stock.

The full text of Morgan Stanley’s written opinion, dated as of April 14, 2008, is attached as Appendix E to this joint proxy statement/prospectus and is incorporated herein by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the opinion and the scope of the review undertaken by Morgan Stanley in rendering its opinion. The summary of Morgan Stanley’s fairness opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Northwest stockholders should read this opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the board of directors of Northwest, addresses only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to holders of shares of Northwest common stock as of the date of the opinion, and does not address any other aspect of the merger. Morgan Stanley’s opinion does not constitute a recommendation to any Northwest stockholder as to how such stockholder should vote on, or take any action with respect to, the merger or any other matter. In addition, this opinion does not in any manner address the prices at which Delta common stock will trade following the consummation of the merger.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Northwest and Delta, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Northwest and Delta, respectively;

•	reviewed certain financial projections prepared by the managements of Northwest and Delta, respectively;

•

reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of Northwest and Delta, respectively, and by consultants engaged by Northwest;

•

discussed the past and current operations and financial condition and the prospects of Northwest, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Northwest;

•

discussed the past and current operations and financial condition and the prospects of Delta, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Delta;

•	reviewed the pro forma impact of the merger on the earnings per share, cash flow, consolidated capitalization and financial ratios of Delta;

•	reviewed the reported prices and trading activity for Northwest common stock and Delta common stock;

•

compared the financial performance of Northwest and Delta and the prices and trading activity of Northwest common stock and Delta common stock with that of certain other publicly-traded companies comparable with Northwest and Delta, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain acquisition transactions with comparable characteristics;

•	participated in discussions and negotiations among representatives of Northwest and Delta and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Northwest and Delta, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Northwest and Delta of the future financial performance of Northwest and Delta. In addition, Morgan Stanley assumed, in all respects material to its analysis, that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Code. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger.

Morgan Stanley relied upon, without independent verification, the assessment by the managements of Northwest and Delta of: (i) the strategic, financial and other benefits expected to result from the merger; (ii) the timing and risks associated with the integration of Northwest and Delta; (iii) their ability to retain key employees of Northwest and Delta, respectively; and (iv) the validity of, and risks associated with, Northwest’s and Delta’s existing and future technologies, intellectual property, products, services and business models. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Northwest and Delta and their legal, tax or regulatory advisors with respect to such matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Northwest’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Northwest common stock in the merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Northwest, nor was it furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, April 14, 2008. Events occurring after April 14, 2008, may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion of April 14, 2008 and the preparation of its written opinion letter of the same date. Some of these summaries include information in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses.

Historical Share Price Analysis

Morgan Stanley reviewed the stock price performance and trading volumes of Northwest and Delta during various periods ending on January 8, 2008, the date after which Northwest common stock and Delta common stock share prices may have been impacted by increased news reports of and public speculation regarding a potential merger of the two companies, and periods ending on April 11, 2008, the last full trading day prior to the rendering of Morgan Stanley’s opinion dated April 14, 2008.

Morgan Stanley noted that the range of low and high closing prices of shares of Northwest common stock during the period May 31, 2007 through April 11, 2008 was approximately $8 to $26 per share. Morgan Stanley also noted that the average closing prices during the 90 trading days ending on January 8, 2008 and April 11, 2008 were approximately $17 and $15 per share, respectively, and during the 30 trading days ending on January 8, 2008 and April 11, 2008 were approximately $16 and $11 per share, respectively. Morgan Stanley noted that the closing price for shares of Northwest common stock as of April 11, 2008 was $10.96 per share.

Morgan Stanley noted that the range of low and high closing prices of shares of Delta common stock during the period May 31, 2007 through April 11, 2008 was approximately $8 to $20 per share. Morgan Stanley also noted that the average closing prices during the 90 trading days ending on January 8, 2008 and April 11, 2008 were approximately $18 and $14 per share, respectively, and during the 30 trading days ending on January 8, 2008 and April 11, 2008 were approximately $16 and $10 per share, respectively. Morgan Stanley noted that the closing price for shares of Delta common stock as of April 11, 2008 was $10.01 per share.

Historical Exchange Ratio Analysis

Morgan Stanley analyzed the historical trading price of Northwest common stock relative to Delta common stock based on closing prices between May 31, 2007 and April 11, 2008 and calculated the historical exchange ratios during certain periods within those dates implied by dividing the daily closing prices per share of Northwest common stock by those of Delta common stock, and the average of those historical trading ratios for the various periods reviewed. Morgan Stanley reviewed exchange ratios for periods ending on January 8, 2008 and April 11, 2008.

Morgan Stanley next compared the merger exchange ratio of 1.25 provided for in the merger agreement with historical exchange ratios for the various periods ending January 8, 2008 and April 11, 2008. The following table lists the implied exchange ratios for these periods:

	Period Ending January 8, 2008(1)	Period Ending April 11, 2008(2)
Days Trading	Implied Exchange Ratio	Implied Exchange Ratio
April 11, 2008	—	1.09x
15-Day Average	1.00x	1.06x
20-Day Average	1.01x	1.04x
30-Day Average	0.99x	1.03x
60-Day Average	0.97x	1.04x
90-Day Average	0.98x	1.03x
Average Since May 31, 2007	1.03x	1.03x
Median Since May 31, 2007	1.00x	1.01x
Low / High Since May 31, 2007	0.88 / 1.36	0.88 / 1.36

(1)	Based on Delta share price of $11.77 and Northwest share price of $11.67, each as of January 8, 2008.
(2)	Based on Delta share price of $9.14 and Northwest share price of $9.69, each as of April 1, 2008.

Equity Research Analyst Price Targets

Morgan Stanley reviewed selected public market trading price targets for Northwest’s common stock prepared and published by equity research analysts prior to January 8, 2008 and April 11, 2008, respectively. These targets reflect each analyst’s estimate of the future public market trading price of Northwest common stock at the time the price target was published. For the period ending January 8, 2008, the range of selected equity analyst price targets for Northwest common stock was from approximately $14 to $23 per share. For the period ending April 11, 2008, the range of selected equity analyst price targets for Northwest common stock was from approximately $10 to $15 per share.

Morgan Stanley also reviewed selected public market trading price targets for Delta common stock prepared and published by equity research analysts prior to January 8, 2008 and April 11, 2008, respectively. These targets reflect each analyst’s estimate of the future public market trading price of Delta common stock at the time the price target was published. For the period ending January 8, 2008, the range of selected equity analyst price targets for Delta common stock was from approximately $16 to $27 per share. For the period ending April 11, 2008, the range of selected equity analyst price targets for Delta common stock was from approximately $11 to $17 per share. Morgan Stanley noted that price targets for Northwest common stock and Delta common stock after January 8, 2008 may have been impacted by increased news reports of and public speculation regarding a potential merger between the two companies.

Morgan Stanley calculated the exchange ratio implied by each analyst’s price targets for Northwest and Delta by dividing the Northwest price target by the Delta price target. This analysis implied a range of exchange ratios from 0.75x to 1.05x based on price targets during the period ending January 8, 2008 and a range of exchange ratios from 0.79x to 1.00x based on price targets during the period ending April 11, 2008, as compared to the merger exchange ratio of 1.25x provided for by the merger agreement.

The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for shares of Northwest common stock and shares of Delta common stock and these estimates are subject to uncertainties, including the future financial performance of Northwest and Delta and future financial market conditions.

Comparable Company Analysis

Morgan Stanley compared certain financial information of Northwest and Delta with publicly available consensus earnings estimates for other companies that shared similar business characteristics to Northwest and Delta, respectively. The companies used in this comparison included the following companies:

•	Northwest Airlines Corporation

•	Delta Air Lines, Inc.

•	Alaska Air Group, Inc.

•	AMR Corporation

•	Continental Airlines, Inc.

•	UAL Corporation

•	US Airways Group, Inc.

For purposes of this analysis, Morgan Stanley analyzed the ratio of adjusted aggregate value, defined as market capitalization plus total debt and capitalized aircraft rents less unrestricted cash and cash equivalents, to estimated calendar year 2008 consensus EBITDAR (based on publicly available estimates and defined as I/B/E/S consensus earnings before interest expense, taxes, depreciation and amortization plus publicly available equity research estimates for aircraft rent expense) of each of these companies.

Based on an analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected a reference range of EBITDAR multiples of 5.5x to 6.5x for the comparable companies and applied this range of multiples to the relevant financial statistic of Northwest and Delta, respectively. For purposes of estimated calendar year 2008 EBITDAR, Morgan Stanley utilized publicly available equity research estimates and financial forecasts prepared by the management of Northwest.

Based on publicly available equity research estimates for the calendar 2008 EBITDAR of Northwest and Delta, respectively, Morgan Stanley calculated an implied value range for shares of Northwest common stock of approximately $8 to $13 per share and an implied value range for shares of Delta common stock of approximately $6 to $11 per share. Based on financial forecasts prepared by the management of Northwest, Morgan Stanley estimated an implied value range for shares of Northwest common stock of approximately $6 to $11 per share and an implied value range for shares of Delta common stock of approximately $7 to $11 per share.

Morgan Stanley noted that such analyses indicated a range of implied exchange ratios of 1.16x to 1.26x based on publicly available equity research estimates and 0.91x to 0.93x based on financial forecasts prepared by the management of Northwest, as compared to the merger exchange ratio of 1.25x provided for by the merger agreement.

No company utilized in the comparable company analysis is identical to Northwest or Delta (other than the companies themselves, as applicable). In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Northwest and Delta, such as the impact of competition on the businesses of Northwest and Delta and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Northwest and Delta or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Precedent Exchange Ratio Premiums Analysis

Morgan Stanley reviewed announced exchange ratios in selected precedent transactions with certain comparable characteristics relative to the average exchange ratio of the common stock of the applicable acquirer and target during the 30 trading days prior to the announcement of the applicable transaction. Morgan Stanley reviewed transactions greater than $1.0 billion where the consideration paid consisted solely of stock and pro forma ownership of the selling party’s stockholders in the combined entity was greater than 30%. Morgan Stanley also reviewed the composition of the board of directors and senior management, and analyzed publicly available information for the selected transactions reviewed. Based on this review, Morgan Stanley applied a reference range of exchange ratio premiums for these precedent transactions of 10% to 30% to the 30 trading day average Northwest/Delta exchange ratio of 0.99x for the period ending January 8, 2008. Morgan Stanley noted that such analysis indicated a range of implied exchange ratios of 1.09x to 1.29x, as compared to the merger exchange ratio of 1.25x provided for by the merger agreement.

No company or transaction utilized in the precedent transaction analysis is identical to Northwest, Delta or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Northwest and Delta, such as the impact of competition on the businesses of Northwest and Delta or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Northwest and Delta or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Discounted Cash Flow Analysis

Morgan Stanley calculated a range of equity values per share for each of Northwest and Delta based on a four year discounted cash flow analysis for the calendar years 2008 through 2011. In preparing its analysis, Morgan Stanley relied upon Northwest management’s projections with respect to the projected future financial performance of Northwest and Delta, respectively.

In arriving at the estimated equity values per share of Northwest common stock, Morgan Stanley estimated a range of terminal values in 2011 by multiplying Northwest’s calendar year 2012 estimated EBITDAR by selected multiples ranging from 5.5x to 6.5x. Morgan Stanley then discounted Northwest’s projected unlevered free cash flow streams, the estimated terminal value, and the estimated value of Northwest’s net operating losses and other potential tax savings for the same period as calculated in consultation with Northwest’s management, in each case to a present value using a range of discount rates from 9.0% to 11.0%. Based on the foregoing analysis, the discounted cash flow analysis of Northwest yielded an implied valuation range for Northwest common stock of approximately $8 to $14 per share. Morgan Stanley noted that the Northwest closing price as of April 11, 2008 was $10.96.

In arriving at the estimated equity values per share of Delta common stock, Morgan Stanley estimated a range of terminal values in 2011 by multiplying Delta’s calendar year 2012 estimated EBITDAR by selected multiples ranging from 5.5x to 6.5x. Morgan Stanley then discounted Delta’s projected unlevered free cash flow streams, the estimated terminal value, and the estimated value of Delta’s net operating losses and other potential tax savings for the same period as calculated in consultation with Northwest’s management, in each case to a present value using a range of discount rates from 9.0% to 11.0%. Based on the foregoing analysis, the discounted cash flow analysis of Delta yielded an implied valuation range for Delta common stock of approximately $7 to $13 per share. Morgan Stanley noted that the Delta closing price as of April 11, 2008 was $10.01.

Morgan Stanley noted that such discounted cash flow analysis for Northwest and Delta indicated an implied exchange ratio of approximately 1.06x, as compared to the merger exchange ratio of 1.25x provided for by the merger agreement.

Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Furthermore, Morgan

Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of the analyses, without considering all of the analyses as a whole, would create an incomplete view of the process underlying Morgan Stanley’s analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Morgan Stanley with respect to the actual value of Northwest or Delta, their respective shares of common stock or the value of the combined company.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, and economic conditions and other matters, many of which are beyond the control of Morgan Stanley. Any estimates contained in the analyses of Morgan Stanley are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the merger consideration pursuant to the merger agreement from a financial point of view to holders of shares of Northwest common stock and in connection with the delivery of its opinion to the Northwest board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Northwest or Delta common stock might actually trade.

The merger consideration was determined through arm’s-length negotiations between Northwest and Delta and was approved by the Northwest board of directors. Morgan Stanley provided advice to Northwest during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to Northwest or that any specific merger consideration constituted the only appropriate consideration for the merger.

Morgan Stanley’s opinion and its presentation to the Northwest board of directors was one of many factors taken into consideration by the Northwest board of directors in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Northwest board of directors with respect to the merger consideration or of whether the Northwest board of directors would have been willing to agree to a different merger consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Northwest, Delta or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Northwest and Delta, and have received fees for the rendering of these services. Morgan Stanley may also seek to provide such services to Northwest and Delta in the future and will receive fees for the rendering of these services. Under the terms of its engagement letter with Northwest, Morgan Stanley provided Northwest with financial advisory services and a financial opinion in connection with the merger, and Northwest has agreed to pay Morgan Stanley a fee of approximately $42.0 million, approximately $37.3 million of which is contingent on the consummation of the merger. Northwest has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Northwest has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

Interests of Directors and Officers in the Merger

The executive officers of Delta and Northwest are eligible to participate in existing compensation arrangements with Delta or Northwest, as applicable, that may provide for enhanced severance benefits if their employment is terminated under certain circumstances in connection with a change in control of Delta or Northwest. In addition, certain of Delta’s and Northwest’s respective compensation and benefits plans and arrangements provide for payment or accelerated vesting or distribution of the rights or benefits thereunder upon a “change in control” of Delta or Northwest, as applicable, which the merger would be for purposes of both Delta’s and Northwest’s respective compensation and benefits arrangements. As discussed below, Mr. Anderson has waived the change in control provisions of his compensation arrangements that were in effect at the time the transaction was announced.

Delta

Stock Options, Restricted Stock and Performance Shares. Delta’s executive officers hold stock options, restricted stock and performance shares (long-term incentive opportunities payable in shares of Delta common stock) that were awarded under the Delta 2007 Performance Compensation Plan.

Under the terms of the equity awards under the Delta 2007 Performance Compensation Plan, all unvested stock options and restricted stock held by Delta’s executive officers (other than Mr. Anderson who agreed to waive his right to accelerated vesting upon the consummation of the merger, as discussed below) will vest upon the consummation of a “change in control” of Delta such as the merger. Similarly, in the event of a change in control such as the merger, outstanding performance shares (long-term incentive opportunities payable in Delta common stock) will become payable in shares of Delta common stock at 100% of the target award (except for performance shares held by Mr. Anderson). Each option that becomes vested due to the merger will remain exercisable for the full term of the option, subject to the executive’s continued employment. However, upon a subsequent termination of the holder’s employment (a) by Delta for “cause” (as defined in the plan), the option will be forfeited, and (b) for reasons other than by Delta for “cause”, the holder would have until the earlier of the third anniversary of the termination of employment or the normal expiration date of each option, as the case may be, to exercise that option.

In February 2008, Mr. Anderson offered to waive the change in control provisions of the compensation arrangements he had, or was eligible to receive, as of the date Delta entered into a binding agreement to engage in any consolidation transaction then under review by Delta, voluntarily agreeing to relinquish any enhanced or accelerated compensation he would otherwise be entitled to receive if any such consolidation transaction were completed. The Personnel & Compensation Committee of the Delta board of directors, which we refer to as the P&C Committee, accepted Mr. Anderson’s offer. Mr. Anderson’s waiver applies to the proposed merger between Delta and Northwest and any other transaction that was being contemplated by Delta at the time the waiver was offered. Therefore, Mr. Anderson has waived any enhanced or accelerated compensation he otherwise would have been eligible to receive as of April 14, 2008, the date Delta and Northwest entered into the Merger Agreement. Because all of Mr. Anderson’s equity compensation awards were granted prior to that date, Mr. Anderson is not included in the disclosure provided below.

Based on Delta equity compensation holdings as of July 15, 2008 and assuming a closing date of January 1, 2009, upon completion of the merger, (1) the number of shares of Delta common stock subject to unvested stock options (at exercise prices ranging from $8.81 to $20.20) held by each of Messrs. Bastian, Campbell, Hauenstein, Macenczak, the two other Delta executive officers (as a group), and the ten non-employee directors (as a group) that would vest are 206,422, 116,599, 146,599, 95,613, 232,226 and 0, respectively; (2) the number of unvested shares of restricted stock held by each of Messrs. Bastian, Campbell, Hauenstein, Macenczak, the two other Delta executive officers (as a group), and the ten non-employee directors (as a group) that would vest upon completion of the merger are 197,050, 91,646, 110,646, 75,206, 171,612, and 19,200, respectively; and (3) the number of performance shares that would vest in respect of shares of Delta common stock at 100% of target held by each of Messrs. Bastian, Campbell, Hauenstein, Macenczak, the two other Delta executive officers (as a group), and the ten non-employee directors (as a group) that would vest upon completion of the merger are 179,150, 86,780, 86,780, 79,340, 109,080 and 0, respectively. The value of such accelerated vesting will depend upon the fair market value of Delta common stock at the time the awards vest; however, applying the closing price of Delta’s common stock on July 15, 2008, which was $5.91 per share, the aggregate value of the accelerated vesting of all equity awards held by each of Messrs. Bastian, Campbell, Hauenstein, Macenczak, the two other Delta executive officers (as a group), and the ten non-employee directors (as a group) would (with stock options valued at the excess, if any, of such stock price over the applicable option exercise price) be $2,223,342, $1,054,498, $1,166,788, $913,367, $1,658,890, and $113,472, respectively. The majority of the shares subject to unvested stock options were granted at exercise prices in excess of $16.00 per share.

However, depending on when the closing of the merger occurs, certain of the equity awards included in the disclosure above will become vested and payable in accordance with their terms without regard to the merger.

Severance Benefits. Under Delta’s 2007 Officer and Director Severance Plan, which we refer to as the Severance Plan, and the 2008 Management Incentive Plan, which we refer to as the 2008 MIP, each of Delta’s executive officers may become eligible to receive severance benefits if his employment is terminated by Delta without cause (as defined in the Severance Plan) during the six month period before, or the two-year period after, a change in control such as the merger or if the executive terminates employment for “good reason” (as defined in the Severance Plan) during the two-year period after a change in control such as the merger. Specifically, in the event of such a termination of an executive officer’s employment, pursuant to the Severance Plan, the executive officer would be entitled to receive 24 months of base salary plus two times his MIP target award. In addition, pursuant to the 2008 MIP, an executive officer who becomes entitled to receive severance benefits under the Severance Plan in connection with a change in control also will receive a pro rata payment of his 2008 MIP target award, calculated based on the number of months during the year he was employed, rounded up for any partial months, if his termination occurs before the end of the workday on December 31, 2008. (Because Delta assumes for purposes of this disclosure that the merger closes on January 1, 2009, after the end of the workday on December 31, 2008, the participant would have earned his 2008 MIP award, if any, and no pro rata payment would be payable in connection with the merger transaction.) Each executive officer who becomes entitled to severance benefits upon a qualifying termination of employment would also receive (a) continuation of certain medical and dental benefits for a 24-month period following his termination during which the COBRA premiums will be waived, (b) continuation of basic life insurance coverage of $50,000 for which premiums will be waived for a 24-month period, (c) the flight benefits that are offered to retired officers, (d) reimbursement of expenses for financial planning services through the end of the year in which the termination occurred and (e) outplacement services with fees not to exceed $5,000.

As noted above, Mr. Anderson voluntarily agreed to relinquish any enhanced or accelerated compensation or benefits he would otherwise be entitled to receive if the merger is completed by Delta. Accordingly, Mr. Anderson will not receive any enhanced severance benefit (including the pro-rata payment of his 2008 MIP target award) if his employment is terminated in connection with the merger without cause or by him for good reason.

The cash severance benefits are paid in a lump sum following termination of employment. To receive severance benefits, each executive officer must enter into a general release of claims against Delta and its affiliates and will be subject to certain non-competition, non-solicitation and confidentiality covenants for the benefit of Delta and its affiliates.

In addition, pursuant to the Severance Plan and the Delta 2007 Performance Compensation Plan, each executive officer is eligible to receive a tax reimbursement payment to indemnify such executive officer for any excise taxes imposed by Section 4999 of the Code, if applicable, on certain payments made to the executive officer as a result of a “change in control” for purposes of Sections 280G and 4999 of the Code. If a reduction of payments to the executive officer of less than 10% would cause no such excise tax to be payable, payments to the executive officer will be reduced so that no such excise tax is payable. However, the merger should not constitute a “change in control” of Delta for purposes of Sections 280G and 4999 of the Code.

The following summarizes the approximate amounts of cash severance that may become payable under the Severance Plan to Delta’s executive officers based on each executive officer’s current annual base salary and target 2008 MIP if he became eligible for severance benefits due to the termination of his employment without cause or his resignation for good reason in connection with a change in control on January 1, 2009. For Messrs. Anderson, Bastian, Campbell, Hauenstein, Macenczak and the two other Delta executive officers (as a group), their approximate cash severance amounts are $3 million (the same cash severance amount Mr. Anderson would be eligible to receive with no corresponding change in control), $2.5 million, $1.5 million, $1.5 million, $1.377 million and $2.877 million, respectively. Since the merger should not constitute a “change in control” of Delta for purposes of Sections 280G and 4999 of the Code, Delta’s executive officers should not be subject to excise taxes under Section 4999 of the Code nor be entitled to any tax reimbursement payments with respect to such a tax. Accordingly, the value of possible tax reimbursements should be zero for each of Delta’s executive officers.

Travel Benefits Program. As is common in the airline industry, and as previously disclosed in its SEC filings, Delta provides complimentary travel privileges on Delta and Delta Connection flights and certain related benefits to its executive officers, their eligible family members and other individuals designated by the officers, subject to certain limitations. We refer to this program as the “Travel Benefits Program.” For additional information regarding the Travel Benefits Program, see Exhibit 10.5 to Delta’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

In June 2008, the P&C Committee approved certain amendments to the Travel Benefits Program for executive officers. However, these amendments will only become effective if and when the merger is consummated. The amendments provide that an executive officer who retires from Delta (as described in the Travel Benefits Program) after the consummation of the merger will receive annual travel allowances during retirement (with the unused portions of the annual allowances not accumulating into succeeding years). The amendments also provide that in exchange for certain non-competition, non-solicitation and confidentiality covenants for the benefit of Delta and a general release of claims against Delta, an executive officer who serves as an officer of Delta both when Delta entered into the merger agreement and the date on which the merger is consummated will receive, on the termination of employment (other than by Delta for “cause”) and thereafter, a right to receive the travel benefits provided to retired officers on the date the merger is consummated (including the amendment described above).

Other. Pursuant to a letter agreement between Delta, the Delta MEC and ALPA, Mr. Kenneth C. Rogers, a Delta pilot who since 2005 has served as a non-voting associate member of the Delta board of directors, was elected as a voting member of the Delta board of directors on April 14, 2008. Mr. Rogers will not be separately compensated for his service as a member of the Delta board of directors. It is expected that Mr. Rogers will, along with the other Delta pilots, be entitled to receive equity and increased cash compensation pursuant to the terms of the Delta pilot issuance and the joint collective bargaining agreement as described in the section entitled “Delta Proposal 2: Amendment to the Delta Performance Compensation Plan—Transaction Framework Agreement” beginning on page 93.

Northwest

Stock-Based Awards. The Northwest 2007 Stock Incentive Plan provides for full vesting of all outstanding awards upon the consummation of a “change in control,” such as the merger. Upon a subsequent qualifying termination, a participant would have up to three years to exercise his or her options or stock appreciation rights, as the case may be. For employees, a qualifying termination would occur if the employee’s employment were terminated without “cause” or if the employee resigns with “good reason” (each, as defined in the Northwest 2007 Stock Incentive Plan) during the two year period following the change in control. For non-employee directors, a qualifying termination would occur if, immediately following the change in control, the director did not continue as, or were to not be appointed as, a member of the board of directors of the parent entity, which we refer to as the Successor Board, resulting from the transaction, or if at any point during the two year period thereafter the non-employee director (i) were to cease serving as a director of the Successor Board as a result of a failure to be included in the slate of nominees to serve as directors, (ii) were to fail to be re-elected as a member of the Successor Board notwithstanding having been included in such slate or otherwise having been nominated to serve, or (iii) otherwise were removed from the Successor Board without “cause” (as defined in the Northwest 2007 Stock Incentive Plan).

In connection with Northwest’s execution of the merger agreement, NWA entered into with Mr. Steenland a Retention Agreement and Amendment to Mr. Steenland’s Management Compensation Agreement. Under the terms of his retention agreement, Mr. Steenland waived his right under his agreement to resign (and receive severance benefits) during the 30-day period following the one year anniversary of NWA’s emergence from bankruptcy in exchange for the grant of 375,000 restricted retention units, which represent the right to receive, subject to the terms and conditions set forth in his retention agreement, an amount in cash equal to the fair market value of a share of Northwest common stock (not to exceed $22.00 per share) multiplied by the number of vested units. The restricted retention units are subject to various vesting and acceleration provisions, which include a provision that, in the event the merger is consummated and Mr. Steenland has remained employed with NWA through the consummation of the merger, then the unvested portion of the units will become immediately vested in full. The retention agreement also provides that Mr. Steenland will be obligated to repay to NWA a pro-rated portion of any payments received by him upon the vesting of any of the restricted retention units in the event he joins certain competitors of NWA within the one year period following his termination of employment with NWA, based upon the percentage of such one year period that has not elapsed as of such date, and contains a provision prohibiting him from soliciting employees of NWA for employment with another entity during such one year period.

Based on current outstanding awards under the Northwest 2007 Stock Incentive Plan (assuming that the Northwest stockholders approve the proposal relating to the Amendment to the Northwest 2007 Stock Incentive Plan and the Director Stock Awards (which are discussed below under the section entitled “Northwest Board of Directors and Board Committees—Director Compensation in 2007”) are no longer conditional) and assuming a closing date for the merger of January 1, 2009, (1) the number of unvested stock options held by each of Messrs. Steenland, Davis, Griffin, Roberts and Cohen, who we collectively refer to as the Named Executive Officers, and the ten non-employee directors (as a group) that would vest upon the closing of the merger are 265,138, 91,467, 111,441, 121,583, 64,605 and 40,650, respectively; (2) the number of unvested restricted stock units in respect of shares of Northwest common stock held by each of Northwest’s Named Executive Officers and the ten non-employee directors of Northwest (as a group) that would vest upon the closing of the merger are 397,709, 137,203, 167,162, 182,375, 96,910 and 60,980, respectively; and (3) as stated above, the number of restricted retention units in respect of shares of Northwest common stock previously granted to Mr. Steenland under his retention agreement described above that would vest upon the closing of the merger is 375,000. The value of such accelerated vesting will depend on the fair market value of Northwest common stock at the time the awards vest; however, based on the closing sale price of a share of Northwest common stock on July 31, 2008 ($9.16) and with stock options valued at the excess of such stock price over the applicable option exercise price, the aggregate value of the accelerated vesting of all equity awards held by each of Messrs. Steenland, Davis, Griffin, Roberts, Cohen and the ten non-employee directors (as a group) would be $7,078,014, $1,256,779, $1,531,204, $1,670,555, $887,696 and $558,577, respectively. However, depending on when the closing of the merger occurs, certain of the outstanding equity awards will become vested in accordance with their terms without regard to the merger. For example, 1,219 of the restricted stock units and 813 of the stock options previously granted to each of the ten non-employee directors under the conditional Director Stock Awards will vest on May 31, 2009, subject to the director’s continued service on the Northwest board of directors.

Severance Benefits. NWA previously entered into management compensation agreements with each of its executive officers, pursuant to which each such executive would be entitled to severance benefits if the executive’s employment were terminated by NWA without “cause” or by the executive for “good reason” (each as defined in the applicable management compensation agreement), whether or not in connection with a change in control. These agreements for the Named Executive Officers other than Mr. Steenland were recently amended to (1) modify the definitions of “good reason” to be more protective of certain elements of the officer’s compensation and benefits following a “change in control” of Northwest (such as the merger), (2) make certain changes to the executive’s eligibility for post-termination pass travel privileges in connection with a change in control, and (3) provide those executives whose employment is terminated without “cause” or by the executive for “good reason” (each, as defined in the applicable management compensation agreement) within two years after a change in control and who would be retiree eligible at the time of such termination of employment with the right to receive tax gross-up payments for the imputed income resulting from the executive’s use of such pass travel privileges following such termination of employment.

Under their amended management compensation agreements, Mr. Steenland and each of Northwest’s other Named Executive Officers would be entitled to receive, in the event their employment with NWA is terminated without “cause” or by the executive for “good reason” (each, as defined in the applicable management compensation agreement) within two years after a change in control (such as the merger), pass travel privileges during their lifetimes on NWA, any successor to NWA and such successor’s affiliates on terms and conditions no less favorable than those to which the executives were entitled immediately prior to the change in control. Currently, Mr. Steenland, by virtue of his management compensation agreement, and Mr. Griffin, who is retiree eligible under NWA’s pass travel program would be entitled to receive tax gross-up payments for the imputed income resulting from their use of such pass travel privileges following their termination of employment. The Northwest board of directors also recently adopted an amendment to NWA’s pass travel policies with respect to its non-employee directors, under which, in the event of a change in control of Northwest, each of Northwest’s non-employee directors who are serving as a member of the Northwest board of directors immediately prior to the change in control will be entitled to lifetime positive space pass travel benefits on NWA, any successor to NWA and such successor’s affiliates, regardless of the number of years of service on the Northwest board of directors.

Under the management compensation agreement with Mr. Steenland, in the event of a termination of employment other than by NWA for “cause” or by Mr. Steenland with “good reason” (each as defined in the agreement) whether or not in connection with a change in control, Mr. Steenland would receive a severance payment equal to three times his annual base salary and target incentive payment, as well as supplemental pension benefits and reimbursement of relocation expenses. Mr. Steenland would be entitled to these same benefits if he resigns at any time during the six months commencing on the first anniversary of a change in control of Northwest (such as the merger). Mr. Steenland would also continue to receive coverage under NWA’s medical and dental plans for the remainder of his and his spouse’s lifetimes (with Mr. Steenland paying, until age 65, up to 25% of the premium cost for such coverage), NWA confirmed space pass travel benefits during the remainder of his lifetime, including a tax gross-up for the imputed income, and coverage under NWA’s life insurance and disability plans for a specified period of time. Mr. Steenland also would be entitled to a full tax gross-up for “golden parachute” excise taxes incurred by him under Code Sections 280G and 4999 and the applicable regulations thereunder with respect to the payments and benefits received by him pursuant to his management compensation agreement.

Under the management compensation agreements with Northwest’s executive officers other than Mr. Steenland, in the event of a termination of the executive’s employment by NWA other than for “cause” or by the executive for “good reason” (each as defined in the applicable management compensation agreement), the executive would receive a severance payment equal to two times the executive’s annual base salary and target incentive payment. In addition, in the event the executive remains employed by NWA until a date specified in his agreement, his employment is terminated by NWA other than for cause or he resigns for good reason in each case prior to the specified date, the executive would continue to receive coverage under NWA’s medical and dental plans for the remainder of his lifetime on the same terms and conditions as apply from time to time to salaried employees of NWA. Each management compensation agreement for Northwest’s executive officers (other than for Mr. Steenland) also provides for a tax gross-up payment not to exceed $1,000,000 for “golden parachute” excise taxes incurred under Code Sections 280G and 4999 by the executive with respect to the payments and benefits received by the executive in connection with a change in control, subject to certain limitations (including a cutback (i.e., no gross-up payment) if the amount of the payments subject to the excise tax exceeds the applicable safe harbor by less than 10% (within the meaning of Code Sections 280G and 4999 and the applicable regulations thereunder)).

The management compensation agreements for Mr. Steenland and each of the other Named Executive Officers also provide that, in the event of a termination of employment by NWA other than for “cause” or by the executive for “good reason” (each as defined in the applicable management compensation agreement) (and, in the case of Mr. Steenland, in the event of his death or “disability” (as defined in his management compensation agreement)) the executive will be entitled to receive a pro rata payment of the executive’s annual cash incentive plan target award for the year in which such termination occurs, based on the number of days during the year the executive was employed. Under a recent amendment to NWA’s annual cash incentive plan, in the event of a change in control, if the executive remains employed through the payment date or his employment is terminated without “cause” or he resigns for “good reason” after the plan year but prior to the payment date, the executive would be entitled to receive the higher of the executive’s target incentive payment for the year and the amount of the executive’s incentive payment based on NWA’s actual performance for the year in which the change of control occurs. Mr. Steenland’s target payout under the annual cash incentive plan is 100% of his annual salary and the target payout percentage for the other Named Executive Officers is 60% of their annual salary.

Mr. Steenland and each of the other Named Executive Officers also participate in NWA’s long term cash incentive plan, under which the executives are eligible for cash payments based on Northwest’s adjusted operating margin performance during overlapping two-year performance periods compared to that of five other major U.S. network airlines during such periods. Under the terms of the long term cash incentive plan, in the event an officer’s employment is terminated by NWA without “cause” or by the executive for “good reason” (each as defined in the long term cash incentive plan) within two years after a change of control (such as the merger), each executive will be entitled to receive a payment for each performance period in which such termination of employment occurs as if the payout percentage for such period had equaled 100%, and, if such termination occurs after the end of a performance period but prior to the payment date, the executive will be entitled to receive a payment based on Northwest’s actual relative performance during such period. Mr. Steenland’s target payout under the long term cash incentive plan is 150% of his annual salary and the target payout percentage for the other Named Executive Officers is 70% of their annual salary.

In addition, the annual cash incentive plan and the long term cash incentive plan were recently amended to provide certain protections to participants in those plans in the event of a change in control of Northwest (such as the merger). The plans provided that, in the event of a change of control of Northwest, the administrator of the plans may not reduce any amounts otherwise payable under the plan for any performance periods in which the change in control occurs or terminate any outstanding incentive opportunity for such performance periods. In addition, the administrator of each plan will, in good faith, make any adjustment that it reasonably determines to be equitable to the performance measures for the performance period in which a change in control occurs, to reflect any change in the business of Northwest or its successor.

The estimated amounts of cash severance that may become payable to Messrs. Steenland, Davis, Griffin and Roberts under their respective management compensation agreement based on each executive’s current annual base salary and target incentive compensation amounts assuming the merger is consummated and the executive’s employment is terminated on January 1, 2009 are $3,270,378, $1,356,602, $1,356,602, and $1,356,602. In addition, the pro-rated target incentive payments that would become payable to each executive under the annual cash incentive plan for 2008 would be $545,063, $254,363, $254,363 and $254,363, respectively, and the aggregate amount of the target incentive payments that would become payable to each executive under the long term cash incentive plan for the two year performance periods ending on December 31, 2008 and December 31, 2009 would be $1,635,190, $593,514, $593,514 and $593,514, respectively. NWA has announced that Mr. Cohen’s employment with NWA was terminated effective June 16, 2008. In connection with his departure, Mr. Cohen received the severance payments and benefits provided for in his management compensation agreement. Under the original terms of the previously granted restricted stock units and stock options held by Mr. Cohen, 50% of the unvested portion of his restricted stock units and stock options vested upon termination of Mr. Cohen’s employment. Under those terms, 50% of the unvested portion of his restricted stock units and stock options would be cancelled. However, in connection with Mr. Cohen’s resignation, NWA agreed that, notwithstanding the termination of Mr. Cohen’s employment, (i) the remaining unvested portion of his restricted stock units and stock options will continue to vest during Mr. Cohen’s lifetime in equal installments on the vesting dates provided for under the original terms of his restricted stock units and stock options, (ii) Mr. Cohen’s outstanding restricted stock units and stock options will vest automatically upon a change of control, and (iii) in the event Northwest’s pending merger with Delta is consummated, Mr. Cohen will have up to three years following the merger to exercise his outstanding stock options and if the merger agreement with Delta is terminated without the merger having occurred, Mr. Cohen will have ninety (90) days after the termination of the merger agreement to exercise his vested stock options and ninety (90) days after the vesting of each remaining installment to exercise such stock options. All of the remaining terms and conditions of his restricted stock units and stock options will continue in effect as set forth in the award documentation pertaining to such restricted stock units and stock options.

Retention Plan. In connection with Northwest’s execution of the merger agreement and in consideration of the potential employee retention issues at NWA during the period prior to the closing of the merger, NWA adopted the Northwest Airlines, Inc. 2008 Retention Plan, which we refer to as the Retention Plan, in which all salaried employees of NWA and its affiliates are eligible to participate. Initial awards made under the Retention Plan were made to certain non-officer salaried employees of NWA. Under the Retention Plan, the compensation committee of the Northwest board of directors also is authorized, but not obligated, from time to time and in its sole discretion, to make awards of additional retention payment opportunities up to an aggregate amount of $25 million to employees of NWA or an affiliate, which may include Northwest’s executive officers, who are selected by the compensation committee, on such terms and conditions as the compensation committee would determine. To date, no awards have been made to Northwest’s executive officers under the Retention Plan.

Continued Employment of Certain Northwest Officers with Delta. As of the date of this document, none of the officers of Northwest who are expected to join Delta’s senior management team following the merger have entered into any formal agreement or arrangement with Delta regarding employment with Delta. However, Delta has announced that certain members of Northwest’s senior management will assume positions with Delta’s senior leadership team following the merger. In addition, it is anticipated that certain members of Northwest’s senior management will continue in their same or similar positions with NWA following the merger.

Delta has engaged in discussions with these Northwest officers with the goal of providing them with formal employment offer letters prior to the consummation of the merger. In connection with these discussions, Delta has distributed nonbinding summary term sheets to these officers describing the compensation and benefits they will likely be offered if their employment continues with the merged company. It is expected that, in exchange for their agreement to waive all rights they may have under their existing Northwest management compensation agreements, these Northwest officers will be offered retention payments in an amount equal to the severance payments the Northwest officer is entitled to under his or her Northwest management compensation agreement, participation in any equity compensation program offered in connection with the merger, and participation in

Delta’s long-term incentive plan, annual incentive plan, and travel benefit programs consistent with the terms applicable to similarly situated Delta executives. It is anticipated that participation in Delta’s severance program will be offered to this group of officers one year after the retention program has lapsed. In addition, Delta may offer accelerated payments to Northwest officers under the Northwest 2003 Long Term Cash Incentive Plan at the time the merger is consummated or shortly thereafter.

None of Northwest’s Named Executive Officers has been offered a term sheet. Certain Delta executive officers who will be members of management of the combined company have received nonbinding summary term sheets, which generally reflect their compensation and benefits currently in effect.

Indemnification. Executive officers and directors of Northwest also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger. See “The Merger Agreement—Other Covenants and Agreements—Indemnity and Insurance.”

Board of Directors and Management Following the Merger

Following the merger, the board of directors of the combined company will be made up of thirteen members, consisting of (1) seven members of the Delta board of directors (which will include Daniel A. Carp, the current chairman of the board of directors of Delta, and Richard H. Anderson, the current chief executive officer of Delta), (2) five members of the Northwest board of directors (which will include Roy J. Bostock, the current chairman of the Northwest board of directors, and Douglas M. Steenland, the current chief executive officer of Northwest) and (3) one representative designated by the Delta MEC. As of the date of this joint proxy statement/prospectus, the Delta board of directors has not made a determination as to which directors (other than Messrs. Carp, Anderson, Bostock and Steenland) will be appointed to the board of directors of the combined company after the merger. The Delta MEC has designated Mr. Kenneth C. Rogers, a Delta pilot who is a current member of the Delta board of directors, to serve on the board of directors of the combined company.

Upon completion of the merger, Daniel A. Carp will serve as non-executive chairman of the board of directors of the combined company, Roy J. Bostock will serve as a non-executive vice chairman of the board of the combined company, and the corporate leadership team of the combined company will consist of Richard H. Anderson as chief executive officer; Edward H. Bastian as president and chief financial officer of Delta and chief executive officer and president of NWA; Michael J. Becker as executive vice president—chief operating officer of NWA; Mike H. Campbell, executive vice president—human resources, labor & communications; Steve E. Gorman, executive vice president—operations; Glen W. Hauenstein, executive vice president—revenue & network; Ben Hirst, senior vice president—general counsel; Laura H. Liu, senior vice president— international; and Theresa Wise, senior vice president—chief information officer.

Regulatory Approvals Required for the Merger

Under the HSR Act, Delta and Northwest must file notifications with the Federal Trade Commission and the Antitrust Division and observe a mandatory pre-merger waiting period before consummating the merger. The parties filed the required HSR notification and report form on April 21, 2008. The Antitrust Division issued a Request for Additional Information and Documentary Material, which we refer to as a Second Request, on May 21, 2008. Both parties certified substantial compliance with the Second Request on July 14, 2008. As a result of their discussions with the Antitrust Division staff, Delta and Northwest expect the Antitrust Division’s review of the merger to be completed during the fourth quarter of 2008. Delta and Northwest are committed to working cooperatively with the Antitrust Division staff as it conducts its review of the proposed acquisition.

Delta and Northwest filed a merger notification with the European Commission on June 23, 2008. The European Commission review process determines whether the proposed merger is compatible with the European common market. A merger that does not significantly impede effective competition in the common market (or in a substantial part of it) is compatible with the common market and allowed to proceed. If, following a preliminary Phase I investigation of 25 working days (which may be extended in certain circumstances), the European Commission determines that the merger does not significantly impede effective competition in the common market (or in a substantial part of it) it will be declared compatible with the common market. If, following the preliminary Phase I investigation of 25 working days (which may be extended in certain circumstances), the European Commission determines that it needs to examine the merger more closely because the merger raises serious doubts as to its compatibility with the common market, the European Commission initiates a Phase II investigation. If the European Commission initiates a Phase II investigation, the European Commission must issue a final decision as to whether or not the merger is compatible with the common market no later than 90 working days after the initiation of the Phase II investigation (although this period may be extended in certain circumstances). The European Commission’s Phase I investigation is scheduled to be completed on August 6, 2008, and Delta and Northwest are working toward obtaining the required European Commission clearance as soon as possible.

In addition to the antitrust related filings and approvals discussed above, completion of the merger is conditioned on Delta and Northwest obtaining approval of the U.S. Department of Transportation for the transfer of Northwest’s international routes to Delta. The parties must also either notify or obtain consent from certain foreign regulatory agencies in connection with the consummation of the merger and have made international merger filings in Brazil, Canada, China, Mexico, South Africa and South Korea.

On June 13, 2008, a group of ticket purchasers filed a lawsuit against Delta and Northwest in the U.S. District Court for the Northern District of California alleging that the proposed merger would violate the antitrust laws. The plaintiffs claim the merger, if consummated, would substantially lessen competition or create a monopoly in the transportation of airline passengers in the United States in violation of the Clayton Act. Plaintiffs seek a determination that the merger violates Section 7 of the Clayton Act, a preliminary and permanent injunction to prohibit the merger, costs and attorneys’ fees. The District Court has scheduled a November 5, 2008 trial date for this lawsuit. Delta and Northwest believe that the plaintiffs’ claims are without merit, and intend to vigorously defend this lawsuit.

Delta and Northwest cannot assure you that the Antitrust Division or other government agencies, including state attorneys general, or another private party, will not initiate action to challenge the merger before or after it is completed. Any such challenge to the merger could result in a court order enjoining the merger or in restrictions or conditions that would have a material adverse effect on the combined company if the merger is completed. Such restrictions and conditions could include the divestiture or spin-off of assets or businesses. Under the terms of the merger agreement, each of Delta and Northwest, if requested by the other party, is required to commit to any divestitures or similar arrangements with respect to its assets or conduct of business arrangements if that divestiture or arrangement is a condition to obtain any clearance or approval from any governmental entity in order to complete the merger and would not have a material adverse effect on either company or the combined company. No additional stockholder approval is expected to be required or sought for any decision by Delta or Northwest, after the Delta special meeting and the Northwest annual meeting, to agree to any terms and conditions necessary to resolve any regulatory objections to the merger.

Exchange of Certificates in the Merger

At or prior to the effective time of the merger, an exchange agent will be appointed to handle the exchange of Northwest stock certificates for shares of Delta common stock in book-entry form. Within five days of the effective time of the merger, the exchange agent will send a letter of transmittal and instructions to each former Northwest stockholder explaining the procedure for surrendering Northwest stock certificates in exchange for shares of Delta common stock in book-entry form into which the shares of Northwest common stock will be converted in the merger.

After the effective time of the merger, each certificate that previously represented shares of Northwest common stock will represent only the right to receive shares of Delta common stock in book-entry form into which the shares of Northwest common stock have been converted. In addition, after the effective time of the merger, Northwest will not register any transfers of the shares of Northwest common stock. Delta stockholders will not need to take any action with regard to their shares of Delta common stock.

Treatment of Northwest Stock Options and Other Equity Based Awards

Stock Options; Stock Appreciation Rights. At the effective time of the merger, each outstanding option to purchase shares of Northwest common stock and each stock appreciation right in respect of Northwest common stock, whether or not exercisable, will be assumed by Delta and converted into an option to purchase Delta common stock or a stock appreciation right in respect of Delta common stock subject to, and in accordance with, the same terms and conditions applicable to the corresponding Northwest stock option or stock appreciation right, except that the number of shares of Delta common stock subject to each such converted option or in respect of each such converted stock appreciation right will be equal to the product, rounded down to the nearest whole number of shares of Delta common stock, of (x) the number of shares of Northwest common stock subject to the corresponding Northwest stock option or in respect of the corresponding Northwest stock appreciation right and (y) the exchange ratio. The exercise price for converted options and stock appreciation rights will equal the applicable per share exercise price for the shares of Northwest common stock divided by the exchange ratio (rounded up to the nearest whole cent). Because the merger is a change in control for purposes of the Northwest 2007 Stock Incentive Plan, each outstanding option to purchase shares of Northwest common stock and each stock appreciation right in respect of Northwest common stock will become fully vested at the effective time of the merger.

Restricted Stock Units; Restricted Shares. At the effective time of the merger, each Northwest restricted stock unit and right to receive shares of Northwest common stock or an amount in cash measured by the value of a number of shares of Northwest common stock that is outstanding immediately prior to the effective time of the merger will, subject to and in accordance with the terms of the Northwest 2007 Stock Incentive Plan, be converted into the right to receive the number of shares of Delta common stock (or an amount in respect thereof for such cash-settled awards) equal to the product, rounded down to the nearest whole number of shares of Delta common stock, of (x) the number of shares of Northwest common stock subject to each such award and (y) the exchange ratio. Because the merger is a change in control for purposes of the Northwest 2007 Stock Incentive Plan, all Northwest restricted stock units and rights to receive shares of Northwest common stock or an amount in cash measured by the value of a number of shares of Northwest common stock will become fully vested at the effective time of the merger.

Treatment of Delta Stock Options and Other Equity Based Awards

Under the terms of the equity awards under the Delta 2007 Performance Compensation Plan, generally all unvested stock options and restricted stock will fully vest upon the consummation of a “change in control” of Delta such as the merger. Similarly, in the event of a change in control, generally all outstanding performance shares will become payable in shares of Delta common stock at 100% of the target award. As discussed above, Mr. Anderson’s equity awards will not vest or become payable as a result of the merger.

Listing of Delta Common Stock

It is a condition to the completion of the merger that the Delta common stock issuable in the merger or upon exercise of options and other stock-based awards to purchase Delta common stock issued in substitution for Northwest options be approved for listing on the NYSE, subject to official notice of issuance.

Appraisal Rights

Under the General Corporation Law of the State of Delaware, or the DGCL, holders of Northwest common stock and Delta common stock are not entitled to appraisal rights in connection with the merger. See the section entitled “Appraisal Rights” beginning on page 170.

Amendment to Northwest’s Rights Agreement

On May 25, 2007, Northwest entered into a rights agreement with Computershare Trust Company, N.A., as rights agent, which generally imposes a significant penalty upon any person or group that acquires 20% or more of the outstanding shares of Northwest common stock without the approval of the Northwest board of directors.

On April 14, 2008, immediately prior to the execution of the merger agreement, Northwest and the rights agent, entered into an amendment to the rights agreement that provides, among other things, that neither the approval, execution, delivery, announcement or performance of the merger agreement or the consummation of the merger or any other transactions contemplated thereby will cause any of Delta, Nautilus Merger Corporation or any of their respective affiliates or associates to be, become or be deemed an “Acquiring Person,” “Beneficial Owner” or a “Principal Party” nor give rise to a “Stock Acquisition Date,” “Distribution Date,” triggering event under section 11(a)(ii) of the rights agreement or other similar events. Furthermore, the amendment also provides that the rights agreement and the Rights (as defined in the rights agreement) established thereby will terminate in all respects immediately prior to the effective time of the merger.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Appendix A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 172.

Terms of the Merger

The merger agreement provides that, subject to the terms and conditions of the merger agreement, and in accordance with the General Corporation Law of the State of Delaware, at the effective time of the merger, Nautilus Merger Corp., a Delaware corporation and wholly-owned subsidiary of Delta Air Lines, Inc, will merge with and into Northwest Airlines Corporation. Northwest will be the surviving company in the merger. At the effective time of the merger, each share of Northwest common stock that is either (i) issued and outstanding immediately prior to the effective time of the merger or (ii) to be issued pursuant to the reserve created under Northwest’s plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code (other than the Northwest common stock held by Northwest, Delta or Nautilus Merger Corp. to be cancelled upon completion of the merger), will be converted into the right to receive 1.25 shares of Delta common stock (which we refer to as the exchange ratio).

Delta will not issue fractional shares of Delta common stock in the merger. Instead, a Northwest stockholder of record who otherwise would have received a fraction of a share of Delta common stock will receive an amount in cash (rounded to the nearest cent). This cash amount will be determined by multiplying the fraction of a share of Delta common stock to which the holder of record would otherwise receive by the volume-weighed average price of a share of Delta common stock, as reported by Bloomberg L.P., on the last trading day prior to the effective time of the merger.

The exchange ratio will be adjusted appropriately to fully reflect the effect of any stock split (including reverse stock split), split-up, stock dividend (including any dividend or distribution of securities convertible into either Delta common stock or Northwest common stock), reorganization, recapitalization, reclassification or other like change with respect to the shares of either Delta common stock or Northwest common stock that occurs prior to the effective time of the merger (although neither Delta nor Northwest can do so without the consent of the other).

Each share of common stock of Nautilus Merger Corp. outstanding immediately prior to the effective time of the merger will be converted into and become one share of common stock, par value $0.01 per share, of the surviving corporation with the same rights, powers and privileges as the shares so converted and will constitute the only outstanding share of capital stock of the surviving corporation. Accordingly, as a result of the merger, Northwest will become a wholly-owned subsidiary of Delta.

Exchange of Northwest Stock Certificates

Within five business days of the effective time of the merger, if you are a Northwest stockholder, Delta’s exchange agent will mail you a letter of transmittal and instructions for use in surrendering your Northwest stock certificates for stock of Delta (and cash in lieu of any fractional shares of Delta common stock). When you deliver your Northwest stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your Northwest stock certificates will be cancelled.

Holders of Northwest common stock will receive statements indicating book-entry ownership of Delta common stock and a cash payment, without interest, instead of any fractional shares of Delta common stock that would have been otherwise issuable to them as a result of the merger. This cash amount will be determined in accordance with the methodology described above under “Terms of the Merger.”

PLEASE DO NOT SUBMIT YOUR NORTHWEST STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

If you own Northwest common stock in book entry form or through a broker, bank or other holder of record, you will not need to obtain stock certificates to submit for exchange to the exchange agent.

If you hold Northwest stock certificates, you are not entitled to receive any dividends or other distributions on Delta common stock until the merger is completed and you have surrendered your Northwest common stock in exchange for Delta common stock. If there is any dividend or other distribution on Delta common stock with a record date occurring after the time of the merger is completed and a payment date prior to the date your surrender your Northwest stock certificates in exchange for Delta common stock, you will receive the dividend or distribution, without interest, with respect to the whole shares of Delta common stock issued to you after you surrender your Northwest stock certificates and the shares of Delta common stock are issued in exchange. If there is any dividend or other distribution on Delta common stock with a record date after the date on which the merger is completed and a payment date after the date you surrender your Northwest stock certificates in exchange for Delta common stock, you will receive the dividend or distribution, without interest, with respect to the whole shares of Delta common stock issued to you on that payment date.

If your Northwest stock certificate has been lost, stolen or destroyed, you may receive shares of Delta common stock upon the making of an affidavit of that fact. Delta may, in its discretion, require you to deliver an indemnification agreement in a form reasonably acceptable to Delta as indemnity against any claim that may be made against Delta or the exchange agent with respect to the lost, stolen or destroyed Northwest stock certificate.

Delta will only issue stock (or cash in lieu of fractional shares) in a name other than the name in which a surrendered Northwest stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

Treatment of Northwest Stock Options and Other Equity Awards

Stock Options; Stock Appreciation Rights. At the effective time of the merger, each outstanding option to purchase shares of Northwest common stock and each stock appreciation right in respect of Northwest common stock, whether or not exercisable, will be assumed by Delta and converted into an option to purchase Delta common stock or a stock appreciation right in respect of Delta common stock subject to, and in accordance with, the same terms and conditions applicable to the corresponding Northwest stock option or stock appreciation right, except that the number of shares of Delta common stock subject to each such converted option or in respect of each such converted stock appreciation right will be equal to the product, rounded down to the nearest whole number of shares of Delta common stock, of (x) the number of shares of Northwest common stock subject to the corresponding Northwest stock option or in respect of the corresponding Northwest stock appreciation right and (y) the exchange ratio. The exercise price for converted options and stock appreciation rights will equal the applicable per share exercise price for the shares of Northwest common stock divided by the exchange ratio (rounded up to the nearest whole cent). Because the merger is a change in control for purposes of the Northwest 2007 Stock Incentive Plan, each outstanding option to purchase shares of Northwest common stock and each stock appreciation right in respect of Northwest common stock will become fully vested at the effective time of the merger.

Restricted Stock Units; Restricted Shares. At the effective time of the merger, each Northwest restricted stock unit and right to receive shares of Northwest common stock or an amount in cash measured by the value of a number of shares of Northwest common stock that is outstanding immediately prior to the effective time of the merger will, subject to and in accordance with the terms of the Northwest 2007 Stock Incentive Plan, be converted into the right to receive the number of shares of Delta common stock (or an amount in respect thereof for such cash-settled awards) equal to the product, rounded down to the nearest whole number of shares of Delta common stock, of (x) the number of shares of Northwest common stock subject to each such award and (y) the exchange ratio. Because the merger is a change in control for purposes of the Northwest 2007 Stock Incentive Plan, all Northwest restricted stock units and rights to receive shares of Northwest common stock or an amount in cash measured by the value of a number of shares of Northwest common stock will become fully vested at the effective time of the merger.

Governance Matters After the Merger

Board of Directors. Upon completion of the merger, the board of directors of the combined company will consist of (1) seven members of the Delta board of directors (which will include Daniel A. Carp, the current chairman of the Delta board of directors, who will serve as non-executive chairman of the board of directors of the combined company, and Richard H. Anderson, the current chief executive officer of Delta), (2) five members of the Northwest board of directors (which will include Roy J. Bostock, the current chairman of the Northwest board of directors, who will serve as a non-executive vice chairman of the board of directors of the combined company, and Douglas M. Steenland, the current chief executive officer of Northwest) and (3) one representative designated by the Delta MEC. As of the date of this joint proxy statement/prospectus, the Delta board of directors has not made a determination as to which directors (other than Messrs. Carp, Anderson, Bostock and Steenland) will be appointed to the board of directors of the combined company after the merger. The Delta MEC has designated Mr. Kenneth C. Rogers, a Delta pilot who is a current member of the Delta board of directors, to serve on the board of directors of the combined company.

Executive Officers. Upon completion of the merger, the corporate leadership team of the combined company will consist of Richard H. Anderson as chief executive officer; Edward H. Bastian as president and chief financial officer of Delta and chief executive officer and president of NWA; Michael J. Becker as executive vice president—chief operating officer of NWA; Mike H. Campbell, executive vice president—human resources, labor & communications; Steve E. Gorman, executive vice president—operations; Glen W. Hauenstein, executive vice president—revenue & network; Ben Hirst, senior vice president—general counsel; Laura H. Liu, senior vice president—international; and Theresa Wise, senior vice president—chief information officer.

Name; Headquarters. At the effective time of the merger, the name of the combined company will be Delta Air Lines, Inc. and the headquarters for the combined company will be located in Atlanta, Georgia.

Completion of the Merger

Unless otherwise agreed by the parties to the merger agreement, the parties are required to complete the merger no later than the second business day after satisfaction or waiver of all the conditions described under “Conditions to Completion of the Merger” below at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019. The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger).

Conditions to Completion of the Merger

The obligations of Delta and Nautilus Merger Corp. and Northwest to consummate the merger are subject to the satisfaction of the following conditions:

•	adoption of the merger agreement by a majority of the outstanding shares of Northwest common stock;

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approval of the issuance of shares of Delta common stock in the merger by a majority of the outstanding shares of Delta common stock present or represented and entitled to vote at the special meeting, with a majority of the shares of Delta common stock entitled to vote actually voting on the proposal;

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absence of any temporary, preliminary or permanent injunction, order, judgment, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition by a court or other governmental entity that makes illegal or prohibits the consummation of merger or the other transactions contemplated by the merger agreement;

•	effectiveness of this joint proxy statement/prospectus and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose;

•	authorization of the listing of the shares of Delta common stock to be issued in the merger on the NYSE, subject to official notice of issuance; and

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the waiting period (and any extension thereof) applicable to the merger under the antitrust laws of the United States and the European Union will have expired or been terminated and all exemptive authority required to be obtained from the DOT for any de facto route transfers will have been obtained; provided, however, this condition will not be deemed satisfied if the terms of any such permits, consents, approvals, expirations or terminations of waiting periods, or authorizations would, individually or in the aggregate, have a material adverse effect on Delta, Northwest or the combined company.

In addition, each of Delta’s and Northwest’s obligations to consummate the merger is subject to the satisfaction of the additional following conditions:

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the representations and warranties of the other party, other than the representation related to the absence of any event or occurrence having a material adverse effect on the other party since January 1, 2008, will be true and correct (without giving effect to any materiality qualifications contained in such representations and warranties) when made and at and as of the effective time of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true and correct as of such specified date), provided that such representations will be deemed to be true unless the individual or aggregate impact of the failure to be so true would have or would reasonably be expected to have a material adverse effect on the other party;

•

the representation and warranty of the other party relating to the absence of any event or occurrence having a material adverse effect on the other party since January 1, 2008 will be true and correct when made and at and as of the effective time of the merger;

•	the other party will have performed, or complied with, in all material respects, all of its respective obligations under the merger agreement at or prior to the consummation of the merger;

•	receipt of a certificate executed by the other party’s Chief Executive Officer and Chief Financial Officer as to the satisfaction of the conditions described in the preceding three bullets;

•	receipt of a legal opinion of that party’s counsel to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	no proceeding under any law relating to bankruptcy, insolvency or reorganization has been instituted and not dismissed against the other party.

Representations and Warranties

The merger agreement contains representations of each of Northwest, on the one hand, and Delta and Nautilus Merger Corp., on the other hand, made solely for the benefit of the other. These representations do not survive the effective time of the merger. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Furthermore, many of the representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders. The representations and warranties were used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information. The representations and warranties in the merger agreement and the description of them in this document should be read in conjunction with the other information contained in the reports, statements and filings that the parties publicly file with the SEC. This description of the representations and warranties is included to provide stockholders with information regarding the terms of the merger agreement.

Each of Northwest and Delta has made representations and warranties regarding, among other things:

•	organization, standing and corporate power, charter documents and ownership of subsidiaries;

•	capital structure;

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corporate authority to enter into and perform the merger agreement, enforceability of the merger agreement, approval of the merger agreement by the parties’ boards of directors and voting requirements to consummate merger and the other transactions contemplated by the merger agreement;

•	absence of conflicts with or defaults under organizational documents, other contracts and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	SEC filings since January 1, 2006, including financial statements contained therein, internal controls and compliance with the Sarbanes-Oxley Act of 2002;

•	accuracy and compliance with applicable securities laws of the information supplied or to be supplied in the registration statement to be filed in connection with the merger;

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conduct of business and absence of certain changes, except as contemplated by the merger agreement, including that there has been no fact, event, change, development or set of circumstances, that has had or would reasonably be expected to have, a material adverse effect to any party;

•	compliance with applicable laws and validity of permits;

•	the absence of undisclosed material liabilities;

•	the absence of certain litigation;

•	labor and other employment matters, including benefit plans;

•	tax matters;

•	the absence of events that would be required to be reported to the SEC;

•	environmental matters;

•	intellectual property matters;

•	matters with respect to material contracts;

•	title to properties and the absence of encumbrances;

•	matters with respect to aircrafts and slots;

•	status as a “U.S. citizen” and “air carrier;”

•	absence of any actions preventing merger from qualifying as a “reorganization” for U.S. federal tax purposes;

•	inapplicability of state takeover statutes and certain charter provisions to the merger;

•	the absence of undisclosed brokers’ fees and expenses; and

•	opinions of financial advisors.

For Northwest, the merger agreement contains an additional representation and warranty regarding inapplicability of stockholder rights agreement to the merger. For Delta, the merger agreement also contains certain representations and warranties with respect to Nautilus Merger Corp., including corporate organization and authorization, no prior business activities, capitalization and approval of the merger agreement.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). For purposes of the merger agreement, a “material adverse effect” means a (i) material adverse effect on the business, assets, liabilities, financial condition or results of operations of Northwest or Delta, as the case may be, and its respective Subsidiaries, taken as a whole, or (ii) any applicable change, event, circumstance or effect that, individually or in the aggregate, would reasonably be expected to impair in any material respect the ability of Northwest or Delta, as the case may be, to perform its obligations, or prevent or materially delay the consummation of any of the transactions contemplated, under the merger agreement.

However, in no event may any of the following be taken into account, alone or in combination, when determining whether there has been or would reasonably be expected to be a “material adverse effect”:

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any adverse effects arising out of or relating to circumstances generally affecting the airline industry to the extent that they do not materially and disproportionately have a greater adverse impact on either Northwest or Delta relative to its respective competitors (and only to the extent, when taking into account for purposes of determining whether a material adverse effect has occurred, the materially disproportionate adverse impact);

•	any adverse effects arising out of or relating to U.S. or global economic or financial market conditions (including prevailing interest rates, commodity prices and fuel costs);

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any adverse effects that result from the announcement or execution of the merger agreement or the performance of obligations or satisfaction of conditions under the merger agreement, except to the extent that a representation or warranty, or any portion thereof, contained in the merger agreement addresses the consequences resulting from the announcement or execution of the merger agreement or the performance or obligations or satisfaction of conditions under the merger agreement;

•	any adverse affect resulting from changes in applicable laws or GAAP or authoritative interpretations of either;

•	any impairment charges relating to goodwill (but not excluding the underlying cause of such impairment charge);

•	any adverse effects arising out of or relating to U.S. or global political conditions or any outbreak of war or major hostilities in which the U.S. is involved or any act of terrorism; and

•	any change in the trading price of shares of Delta or Northwest common stock.

Conduct of Business Prior to Closing

Each of Delta and Northwest has undertaken customary covenants in the merger agreement restricting the conduct of their respective businesses between the date of the merger agreement and the effective time of the merger. In general, each of Delta and Northwest has agreed to (i) maintain its existence and the existences of its subsidiaries in good standing under applicable laws and (ii) conduct its business in the ordinary course for the airline industry, provided if changing events or circumstances warrant otherwise, each of Delta and Northwest may conduct its business in a commercially reasonable manner in light of such events or circumstances.

In addition, between the date of the merger agreement and the effective time of the merger, each of Delta and Northwest will not, among other things, undertake any of the following (subject in each case to exceptions specified in the merger agreement or previously disclosed in writing as provided in the merger agreement):

•	amend, waive or otherwise change any provision of the certificate of incorporation or bylaws or equivalent organizational documents, or the Northwest rights agreement;

•	liquidate, merge or consolidate or enter into a similar transaction;

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issue or authorize the issuance, deliver, sell, grant, pledge, transfer, subject to any lien or otherwise encumber or dispose of any securities of, or other equity interest in, itself or any of its subsidiaries, subject to certain exceptions including (i) the issuance of securities issuable upon the exercise of options or other outstanding rights under any benefit plan, (ii) the issuance of shares, options or other rights under any benefit plan, subject to certain limitations or (iii) sales of shares to cover tax withholding on distributions of shares to employees pursuant to distribution reserves under the applicable plan of reorganization;

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declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any shares of capital stock of itself or any of its non-wholly-owned subsidiaries;

•	enter into any voting agreement with respect to its capital stock;

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reclassify, combine, split or subdivide any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

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redeem, purchase or otherwise acquire any of its capital stock, other equity interests or other securities, other than in connection with (a) exercise of stock options or settlement of stock unit awards or performance shares, (b) withholding of shares of common stock to satisfy tax obligations with respect to stock options, stock unit awards, restricted stock or performance shares or (c) forfeiture of stock options, stock unit awards, restricted stock or performance shares as a result of terminations of employment;

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terminate or cancel, other than terminations or cancellations due to the expiration of any term therein or any breach or nonperformance by any party, (a) the domestic marketing alliance agreements among Continental Airlines, Inc, Northwest and Delta, as amended, (b) SkyTeam agreements, as amended, or (c) any related adherence or implementing agreement;

•	make or authorize any material loan to any person, other than loans to, from or between a wholly-owned subsidiary or loans made in the ordinary course of business consistent with past practices;

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adopt, enter into or amend any retention, severance, termination pay or similar plan, arrangement or agreement covering any of the directors or officers of Northwest or Delta or their respective subsidiaries, other than those that are entered into in response to the compensation committee of the respective board of directors determination that a bona fide retention need exists for which the existing plans, arrangements and agreements are not sufficient and to the extent determined by such compensation committee to be commercially reasonable under the circumstances;

•	make any material change in financial accounting policies or procedures, other than as required by GAAP or by a governmental entity;

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make, change or revoke any material tax election, settle or compromise any material liability for taxes, change any material method of tax accounting or file any material amended tax return, except as required by applicable law or in the ordinary course of business consistent with past practice;

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modify, amend or terminate, or waive, release or assign any rights or claims with respect to, any confidentiality or standstill agreement relating to a business combination or potential business combination;

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write up, write down or write off the book value of any asset other than those that are (a) in the ordinary course of business, (b) as may be required by GAAP, (c) not in excess of $100 million in the aggregate or (d) in respect of intangible assets;

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acquire or dispose, or agree to acquire or dispose, any assets (including intellectual property), operations, business or securities, make any capital expenditures or merge, consolidate or enter into any other business combination, other than in connection with (a) capital expenditures provided for under the 2008 and 2009 calendar year budgets, (b) acquisitions or dispositions of inventory, aircraft, engines and other tangible assets and intellectual property made in the ordinary course of business consistent with past practices, (c) certain acquisitions and dispositions that have previously been disclosed to Northwest or Delta, as the case may be, or (d) other acquisitions and dispositions of assets up to $150 million in the aggregate (measured by consideration paid or received);

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acquire or agree to acquire, any assets, operations, business or securities that is intended, or would reasonably be expected, to materially impede or delay the receipt of all required regulatory approvals necessary to consummate the merger;

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except as required by law or any judgment by a court of competent jurisdiction, pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation, other than those made (a) in the ordinary course of business consistent with past practice or in accordance with their terms or (b) pursuant to the terms of the Delta plan of reorganization or Northwest plan of reorganization, as the case may be;

•	enter into any new line of business material to Northwest or Delta;

•	enter into any non-competition contract or other contract that limits in any material respect either the type, manner or location of business that it may engage;

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fail to use commercially reasonable efforts to maintain in full force and effect insurance coverage substantially similar to coverage maintained as of the date of the merger agreement unless such coverage is not available on commercially reasonable terms;

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fail to continue, with respect to its operating fleet, all material maintenance programs consistent with past practice (except as required or permitted by law), including using reasonable efforts to keep all aircraft in such condition as may be necessary to enable the airworthiness certification under the FAA to be maintained in good standing at all times;

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fail to use reasonable best efforts to keep in effect any material governmental route authority in effect and used as of the date of the merger agreement, other than such failures that occur in the ordinary course of business; or

•	authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

No Solicitations

Each of Delta and Northwest has agreed that, from April 14, 2008 until the earlier of the consummation of the merger or the termination of the merger agreement, it, its subsidiaries and their officers, directors, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other retained representative) (whom we refer to collectively as representatives) will not, directly or indirectly:

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solicit, initiate or encourage or knowingly facilitate (including by way of furnishing information or entering into any agreement, arrangement or understanding) or take any other action designed or reasonably expected to facilitate an alternative transaction (as defined below);

•	participate in any discussions or negotiations regarding an actual or proposed alternative transaction; or

•	enter into any agreement regarding any alternative transaction.

Each of Delta and Northwest will, and cause its subsidiaries to, immediately cease and cause to be terminated any existing discussions or negotiations with any third parties conducted as of the date of the merger agreement with respect to any alternative transaction and will use reasonable best efforts to cause all persons (other than Delta or Northwest) who have been furnished confidential information regarding an alternative transaction within twelve months prior to the date of the merger agreement promptly to return or destroy such information, as permitted under any agreements relating to the disclosure of such information. Delta and Northwest have also agreed not to, and to cause their respective subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which Delta or Northwest or their respective subsidiaries is or may become a party.

“Alternative transaction” means any (a) transaction pursuant to which any person (or group of persons), directly or indirectly, acquires or would acquire 20% or more of the outstanding voting or equity shares of Northwest common stock or Delta common stock, as applicable, whether from Northwest or Delta or pursuant to a tender offer or exchange offer or otherwise, (b) transaction pursuant to which any person (or group of persons) acquires or would acquire control of 20% or more of the consolidated assets (including, for this purpose, the outstanding equity securities of subsidiaries of Northwest or Delta, as applicable, and securities of the entity surviving any merger or business combination including any of Northwest’s or Delta’s subsidiaries) of Northwest or Delta and their respective subsidiaries taken as a whole or (c) other merger, share exchange, consolidation, business combination, recapitalization or similar transaction (other than the merger) involving Northwest or Delta or any of their respective significant subsidiaries, as applicable, in each case other than the transactions contemplated by the merger agreement.

Notwithstanding the restrictions described above, prior to Northwest or Delta obtaining its stockholder approval, if Northwest or Delta receives a bona fide written alternative transaction proposal from a third party that did not result from or arise out of a breach of the non-solicitation provisions of the merger agreement, Northwest or Delta, as the case may be, may furnish, or cause to be furnished, non-public information with respect to itself and its respective subsidiaries to the person who made the alternative transaction proposal and its financing sources and other persons or entities working in concert with it, and may participate in discussions and negotiations regarding such alternative transaction proposal, if and only to the extent that (a) prior to taking such action, it enters into a confidentiality agreement with the person who made the alternative transaction proposal that is substantially similar to, and no less favorable to it, the confidentiality agreement, dated as of December 18, 2007, between Northwest and Delta, (b) its board of directors, after consultation with outside legal counsel and financial advisors, concludes in good faith that there is a reasonable likelihood that such alternative transaction proposal constitutes or is reasonably likely to result in a superior proposal (as defined below) and (c) its board of directors, after consultation with outside legal counsel, concludes in good faith that the failure to take such action would cause it to violate its fiduciary duties under Delaware law.

The merger agreement requires that from April 14, 2008 until the earlier of the consummation of the merger or the termination of the merger agreement, Northwest or Delta, as the case may be, must provide oral and written notice to the other promptly (and in no event later than 24 hours) after receipt of any alternative transaction proposal, or any material modification of or material amendment to any alternative transaction proposal or any request for nonpublic information relating to Northwest or Delta, respectively, or any of their respective subsidiaries relating to an alternative transaction proposal. Such notice is required to contain the identity of the person making the alternative transaction proposal or such request and the material terms of any such alternative transaction proposal or request or any material modification or amendment to an alternative transaction proposal. Northwest or Delta, as the case may be, must also keep the other reasonably informed on a current basis of any material changes in the status and an material changes or modifications in the terms of any such alternative transaction proposal, indication or request. Furthermore, Northwest or Delta, as the case may be, must provide oral and written notice to the other promptly (and in any event within 24 hours) if its enters into discussions or negotiations concerning any alternative transaction proposal in accordance with the non-solicitation provisions of the merger agreement.

Board Recommendations

Under the merger agreement, (a) the Northwest board of directors has agreed to recommend that Northwest stockholders vote in favor of the adoption of the merger agreement, which we refer to as the Northwest board recommendation, and (b) the Delta board of directors has agreed to recommend that Delta stockholders vote in favor of the issuance of shares of Delta common stock in the merger, which we refer to as the Delta board recommendation. Subject to the provisions described below, the merger agreement provides that neither the Northwest board of directors nor the Delta board of directors will:

•	fail to include the Northwest board recommendation or Delta board recommendation, as the case may be, in this joint proxy statement;

•	in a manner adverse to Northwest or Delta, as the case may be, withdraw, modify or qualify the Northwest board recommendation or the Delta board recommendation, as applicable;

•	take any public action or make any public statement inconsistent with the Northwest board recommendation or the Delta board recommendation, as applicable; or

•	recommend any alternative transaction.

We refer to each of the foregoing actions as a change in recommendation.

Notwithstanding these restrictions, prior to Northwest or Delta obtaining its stockholder approval, the Northwest board of directors or the Delta board of directors, as the case may be, may effect a change in recommendation if, following the receipt of an alternative acquisition proposal with respect to a majority of such party’s stock or assets:

•	it determines, after consultation with outside legal counsel, concludes in good faith that the failure to take such action would cause it to violate its fiduciary duties under Delaware law;

•	it determines in good faith, after consultation with outside legal counsel and its financial advisors, that such alternative acquisition proposal constitutes a superior proposal;

•	it provides the other party with a written notice of its intentions to effect an change in recommendation at least five business days prior to taking such action;

•	it provides the other party with all material information delivered or made available to the person (or group of persons) making such superior proposal;

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during the five business day notice period, if requested by the other party, it engages in good faith negotiations to amend the merger agreement in such a manner that any alternative transaction proposal no longer is a superior proposal; and

•	at the end of the five business day notice period, the alternative transaction proposal has not been withdrawn and continues to constitute a superior proposal.

The merger agreement provides that any amendment to the financial terms or any material amendment to any other material term of a superior proposal requires the delivery of a new notice and a new three business day period described above.

“Superior proposal” means a bona fide written alternative transaction proposal which the Northwest board of directors or the Delta board of directors, as the case may be, concludes in good faith, after consultation with its financial advisors and outside legal counsel, taking into account the legal, financial, regulatory, timing and other aspects of the proposal and the identity of the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation): (a) is more favorable to the stockholders of Northwest or Delta, as the case may be, from a financial point of view, than the transactions contemplated by the merger agreement (after giving effect to any adjustments to the terms and provisions of the merger agreement committed to in writing by Northwest or Delta, as the case may be, in response to such alternative transaction proposal) and (b) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

Notwithstanding the foregoing, the merger agreement does not prohibit Northwest or Delta from taking and disclosing to their respective stockholders a position required by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act. Neither Northwest nor Delta is permitted to submit any alternative transaction proposal to the vote of its respective stockholders.

Reasonable Best Efforts to Obtain Required Stockholder Approval

Each of Northwest and Delta has agreed to, as promptly as practicable after this joint proxy statement/prospectus is declared effective, take all action necessary to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the required stockholder approval. Each party’s respective obligations to hold a stockholders meeting will not be affected by any change in recommendation. Unless a change in recommendation occurs in compliance with the terms of the merger agreement, each of Northwest and Delta will use reasonable best efforts to take all actions necessary or advisable to obtain the required stockholder approval.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Delta and Northwest will each use its reasonable best efforts to take all actions, to do, to assist and cooperate with the other parties in doing, all things necessary, proper and advisable under applicable laws to consummate and make effective the merger agreement and the transactions contemplated thereby, in the most expeditious manner and as promptly as possible, including (i) obtaining from governmental authorities all necessary actions or nonactions, waivers, consents and approvals and making all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authorities (including all filings required by the HSR Act and all notifications and other filings required by any antitrust, competition or similar laws of any foreign jurisdiction), (ii) obtaining of all necessary consents, approvals or waivers from third parties and (iii) the executing and delivering of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement.

Furthermore, Delta and Northwest will each cooperate regarding, and keep the other reasonably apprised of the status of, matters relating to the completion of the transactions contemplated by the merger agreement and work cooperatively with respect to (i) obtaining all required approvals and consents from any governmental authorities and (ii) all other communications with any governmental authorities (including communications with an elected official or staff member of any governmental authority) with respect to the merger agreement and the transactions contemplated thereby. In this regard, each party, without limitation, will (A) promptly notify the other of, and provide the other with copies of (or in the case of oral communications, advise the other orally of), any communications from or with any governmental authority with respect to the transactions contemplated by the merger agreement, (B) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any proposed communication with any such governmental entity with respect to the transactions contemplated by the merger agreement, (C) not participate in any meeting or oral communication with any governmental authority with respect to the transactions contemplated by the merger agreement unless it consults with the other in advance and, to the extent permitted by such governmental authority, gives the other the opportunity to attend and participate, (D) furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof, including summaries of any meetings or communications for which the other was not permitted to participate pursuant to clause (C) above) between it and any governmental authority with respect to the transactions contemplated by the merger agreement and (E) furnish the other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions of information to any governmental authority.

In connection with the filings and activities discussed in the two preceding paragraphs, Delta and Northwest will cooperate with each other and use their respective best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, expirations or terminations of waiting periods, and all authorizations of all governmental authorities that are necessary or advisable to consummate the transactions contemplated by the merger agreement. Each party will comply with the terms and conditions of all such permits, consents, approvals, expirations or terminations of waiting periods, and authorizations of all such third parties or governmental authorities. Without limiting the foregoing, Delta and Northwest each agrees to take any action, or commit to take any action (including with respect to selling, holding separate or otherwise disposing of any business or assets, or agree to any condition or restriction) (we collectively refer to such actions, conditions and restrictions as regulatory actions) required or necessary to obtain, prior to the commencement of any litigation by the Antitrust Division seeking to enjoin the merger (unless a proposed final judgment is filed by the Antitrust Division contemporaneously with the commencement of such litigation) any of the foregoing permits, consents, approvals, expirations or terminations of waiting periods, and authorizations of governmental authorities. However, neither Delta nor Northwest will have any obligations to agree to, and neither will take, any regulatory action that (i) would reasonably be expected to have a material adverse effect on either (A) Delta and its subsidiaries, taken as a whole, (B) Northwest and its subsidiaries, taken as a whole, or (C) Delta and its subsidiaries (including Northwest and its subsidiaries) after giving effect to the merger, taken as a whole, or (ii) is not conditioned on the consummation of the merger.

Delta and Northwest will not take any action to extend or toll the waiting period requirements of the HSR Act or provide the Antitrust Division with any additional time to consider, investigate or review the merger prior to the consummation of the transactions contemplated by the merger agreement, in each case to a date beyond October 31, 2008, without the consent (which will not to be unreasonably withheld, delayed or conditioned) of the other party. Each party agrees to give such advance notices as may be required (including, if necessary, notice of an anticipated closing date), and to otherwise reasonably cooperate, to give effect to the rights of the other party set forth in the foregoing sentence. Furthermore, in the event that any administrative or judicial action or proceeding is instituted by a governmental authority or private party challenging any of the transactions contemplated by the merger agreement, (i) each of Delta and Northwest will cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of any of the transactions contemplated by the merger agreement so as to permit such consummation as promptly as practicable, and in any event by the fifth business day before the outside date, and (ii) each of Delta and Northwest will use its respective reasonable best efforts to defend, at its cost and expense, any action or actions, whether judicial or administrative, against it or its affiliates in connection with the transactions contemplated by the merger agreement.

Employee Benefits Matters

The Delta benefit plans and Northwest benefit plans in effect as of the closing of the merger will remain in effect with respect to current and former employees of Delta, Northwest and their respective subsidiaries who are covered by such plans as of the consummation of the merger until the surviving corporation otherwise determines, subject to applicable laws and the terms of such plans. Without limiting the foregoing, any Delta benefit plan or Northwest benefit plan may be amended, modified or terminated from and after the effective time of the merger to the extent allowed under the terms of such plans, including, but not limited to, any action that may be (i) required by applicable laws, (ii) necessary as a technical matter to reflect the transactions contemplated by the merger agreement, (iii) required for Delta or the surviving corporation to provide for or permit investment in its securities or (iv) required for Delta or the surviving corporation to comply with any Delta or Northwest collective bargaining agreement. Delta has also agreed to, or cause its subsidiaries to, honor and perform certain Northwest benefit plans listed on the disclosure schedule to the merger agreement in accordance with their terms in effect from time to time after the consummation of the merger.

Following the effective time of the merger, for employees of the surviving corporation and its subsidiaries, except represented employees (as defined below), Delta has agreed to (1) waive all pre-existing conditions, exclusions or waiting periods with respect to participation and coverage requirements applicable to those employees under any benefit plan that such employees may first become eligible to participate on or after the consummation of the merger, except to the extent such pre-existing conditions exclusions or waiting would apply under an analogous Delta or Northwest benefit plan, as the case may be, and (2) recognize all service with Delta and Northwest and their respective affiliates and predecessors for purposes of eligibility to participate, vesting credit, entitlement to benefits and level of benefits under any benefit plans or arrangements maintained by Delta under any benefit plan that such employees may first become eligible to participate on or after the consummation of the merger (other than the Delta monthly survivor welfare benefits plan) to the extent such service is taken into account under the applicable plan, except to the extent that such recognition of service would result in the duplication of benefits.

With respect to any person employed by Delta or any of its subsidiaries following the consummation of the merger whose terms and conditions of employment are governed by any Delta or Northwest collective bargaining agreement (we refer to such employees as represented employees), Delta and Northwest will honor, in conformity with applicable law, each such Delta or Northwest collective bargaining agreement through the expiration or termination of such agreements (including the termination of any such agreement as a result of the extinguishment of the representation status or certification of any applicable labor organization).

Delta and Northwest have further agreed that, prior to the consummation of the merger, neither party, nor any of their respective affiliates, will either solicit for hire or hire any director-level or more senior employee of the other party or its subsidiaries. Notwithstanding this restriction, both Delta and Northwest are permitted to (A) make general public solicitations not designed to circumvent the above restriction or (B) hire any director-level or more senior employee of the other party or its subsidiaries who has not been employed by the other party since November 14, 2007.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements relating to, among other things:

Access to Information; Confidentiality. From April 14, 2008 until the consummation of the merger, each of Delta and Northwest has agreed to, and will cause each of their respective subsidiaries to, afford to the other party reasonable access at all reasonable times on reasonable notice to all its respective properties, books, contracts, commitments, personnel and records. Each of Delta and Northwest will, and will cause its respective officers, affiliates and representatives to, hold and keep confidential any nonpublic information in accordance with the terms of the confidentiality agreement, dated as of December 18, 2007, between Northwest and Delta.

Indemnification and Insurance. Delta will, and will cause the surviving corporation to, honor and fulfill the obligations of Northwest and its subsidiaries, to the fullest extent permissible under applicable provisions of Delaware law, under their respective certificates of incorporation or bylaws (or equivalent organizational documents) and under any indemnification or similar agreements between Northwest or any of its subsidiaries and their current and former directors, officers and other employees, whom we refer to as indemnified parties, in effect on the date of the merger agreement arising out of or relating to actions or omissions in their capacity as directors, officers or employees occurring at or prior to the consummation of the merger, including those related to the merger agreement and the transactions contemplated thereby.

For a period of six years following the consummation of the merger, the surviving corporation is obligated to use reasonable best efforts to maintain directors’ and officers’ and fiduciary liability insurance, which we refer to as D&O insurance, with respect to acts or omissions occurring at or before the consummation of the merger covering each such person currently covered by Northwest’s D&O insurance policy. Delta may obtain substitute D&O insurance policies, from insurance carriers with the same or higher financial strength ratings as Northwest’s current D&O insurance carriers, of at least the same coverage and amounts and containing terms and conditions which are no less advantageous than Northwest’s current D&O insurance policies with respect to claims arising from facts or events occurring prior to the consummation of the merger. However, the surviving corporation will not be required to pay aggregate annual premium payments for such policies in excess of 250% of the annual premiums currently paid by Northwest and its subsidiaries. If the surviving corporation is unable to obtain the amount of D&O insurance required for such aggregate annual premium, the surviving corporation will obtain as much D&O insurance as can be obtained for aggregate annual premiums not in excess of 250%. In the event that Northwest prepays for such a D&O insurance policy prior to the consummation of the merger, the surviving corporation will maintain such D&O insurance policies in full force and effect and continue to honor the obligations thereunder.

If Delta, the surviving corporation or any of their respective successors or assigns consolidates or merges into any other person and is not the continuing or surviving corporation of such consolidation or merger, or transfers all or substantially all of its properties to any person, then Delta is required to take such action as may be necessary so that the continuing or surviving corporation or transferee of assets will assume all of the applicable obligations described above.

Expenses. Each of Delta and Northwest has agreed to pay its own fees and expenses incurred in connection with the merger and the merger agreement, except that each company has agreed to pay 50% of the costs and expenses incurred in connection with (1) the filing, printing and mailing of the registration statement of which this document forms a part with the SEC (other than attorneys’ fees, accountants’ fees and related expenses) and (2) the filing of pre-merger notification and report forms under the HSR Act and any applicable antitrust, competition or similar laws of any foreign jurisdiction (including filing fees)

Public Announcements. Delta and Northwest have agreed that each will consult with the other before issuing any press release or making any other public statement with respect to the transactions contemplated by the merger agreement. However, either party may issue a press release or make such other public statement to the extent required by applicable law or by the rules and regulations of the NYSE without prior consultation to the extent it is impracticable under the circumstances. Delta and Northwest have also agreed to use reasonable best efforts to develop a joint communications plan and to ensure that all press releases and other public statements with respect to the merger will be consistent with such joint communications plan and the regulatory strategy contemplated by the merger agreement.

Listing. Delta will use reasonable best efforts to cause the Delta common stock issued or reserved for issuance in connection with the merger to be authorized for listing on the NYSE.

Certain Tax Matters. Each of Delta and Northwest will, and will cause its respective subsidiaries to, use reasonable best efforts to cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither party will take any action or fail to take any action that would reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Delta and Northwest have each agreed to make a timely election under Section 382(l)(5)(H) of the Code not to have the provisions of Section 382(l)(5) apply to the ownership changes occurring pursuant to the Delta Plan of Reorganization and the Northwest Plan of Reorganization, as applicable.

Section 16 Matters. Each of Delta and Northwest has agreed that prior to the consummation of the merger it will use reasonable best efforts to take all steps necessary to exempt any dispositions of Northwest common stock or the acquisitions of Delta common stock by Northwest officers or directors pursuant to the merger under Rule 16b-3 promulgated under the Exchange Act.

State Takeover Laws. Neither Delta nor Northwest will, prior to the consummation of the merger, take any action to render inapplicable, exempt any third party from, or consent to a transfer under, any state takeover law or state law, or any provision of the Delta or Northwest organizational documents, as the case may be, that purports to limit or restrict business combinations or the ability to transfer, acquire, hold or vote shares of capital stock.

Seniority Protection. For all Delta and Northwest employees who are members of a craft or class that is subject to the Railway Labor Act (other than any craft or class where the same labor organization represents the employees of Delta and Northwest) binding seniority integration procedures governed by the provisions of sections 3 and 13 of the labor protective provisions required by the Civil Aeronautics Board in connection with the Allegheny-Mohawk merger will apply.

Transition. Delta and Northwest have each agreed that, prior to the consummation of the merger, to the extent permissible under applicable law (including laws regarding the exchange of information and other laws regarding competition), each party and its respective subsidiaries will consult with the other on business and operational matters, including with respect to discussions and/or arrangements regarding the financing needs of Delta and Northwest and their respective subsidiaries following the closing of the merger. Prior to the consummation of the merger, such planning and efforts will be coordinated and directed by a transition committee co-chaired by Mr. Richard H. Anderson and Mr. Douglas M. Steenland.

Cooperation. Northwest has agreed to cooperate, and to cause its subsidiaries and their respective representatives to cooperate, with Delta in connection with any of Delta’s efforts to plan for the efficient integration of employee groups after the consummation of the merger.

Termination of Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the required Northwest stockholder approval or Delta stockholder approval is obtained:

•	by mutual written consent of Northwest and Delta, if the boards of directors of each so determines;

•	by written notice of either Northwest or Delta:

•

if the merger has not been consummated on or before April 14, 2009, which date we refer to as the outside date; provided however, each of Northwest and Delta has the right, in its sole discretion, to extend the outside date to October 14, 2009 if, in either case, the only condition or conditions to the consummation of the merger that have not been satisfied (other than those conditions that by their nature are to be satisfied at the closing) at the time of such extension are (1) expiration or termination of the applicable waiting period under the antitrust laws of the United States and the European Union, (2) the receipt of all exemptive authority from the DOT for any de facto route transfers or (3) the absence of a judgment, order or injunction (whether temporary, preliminary or permanent), decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition by a court or other governmental entity that is issued or brought under applicable antitrust, competition or similar laws that makes illegal or prohibits the consummation of merger or the other transactions contemplated by the merger agreement;

•

if a governmental entity issues a final and non-appealable order, decree or ruling or takes any other action (including the failure to have taken an action) having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

•

if Northwest stockholders approval is not obtained at Northwest’s stockholder meeting, or at any adjournment or postponement, at which the vote to obtain the approval required for this transaction is taken; or

•	if Delta stockholders approval is not obtained at Delta’s stockholder meeting, or at any adjournment or postponement, at which the vote to obtain the approval required for this transaction is taken;

•

by Northwest, upon written notice to Delta, upon a breach of any representation, warranty, covenant or agreement on the part of Delta such that the conditions to Northwest’s obligation to consummate the merger would not then be satisfied and such breach is incapable of being cured or is not cured within 30 days after written notice of such breach is received by Delta;

•

by Delta, upon written notice to Northwest, upon a breach of any representation, warranty, covenant or agreement on the part of Northwest such that the conditions to Delta’s obligation to consummate the merger would not then be satisfied and such breach is incapable of being cured or is not cured within 30 days after written notice of such breach is received by Northwest;

•

by Northwest, upon written notice to Delta, if, for any reason, Delta (a) changes its recommendation, (b) materially and willfully breaches the non-solicitation provisions of the merger agreement or (c) materially and willfully breaches its obligations to call stockholder meeting to obtain the required Delta stockholder approval or to prepare and mail this joint proxy statement/prospectus to Delta stockholders; or

•

by Delta, upon written notice to Northwest, if, for any reason, Northwest (a) changes its recommendation, (b) materially and willfully breaches the non-solicitation provisions of the merger agreement or (c) materially and willfully breaches its obligations to call stockholder meeting to obtain the required Northwest stockholder approval or to prepare and mail this joint proxy statement/prospectus to Northwest stockholders.

Termination Fees and Expenses

If the merger agreement is validly terminated, it will become void without any liability on the part of any party unless the party is in willful or intentional breach of any representation, warranty, covenant or agreement contained in the merger agreement. The provisions of the merger agreement relating to the effects of termination, fees and expenses, termination payments, governing law, jurisdiction, waiver of jury trial and specific performance, as well as the confidentiality agreement entered into between Delta and Northwest, will continue in effect notwithstanding termination of the merger agreement. Upon of a termination of the merger agreement, a party may become obligated to pay to the other party a termination fee (which will, in no event, be payable on more than one occasion).

The merger agreement contains a reciprocal termination fee of $165 million payable under the circumstances described below.

•

The termination fee is payable to the terminating party by the other party on the business day following the termination of the merger agreement based on the other party’s change in recommendation or if the other party fails to substantially comply with its obligations relating to soliciting its stockholder vote or not soliciting alternative transactions.

•	The termination fee is immediately payable by Delta to Northwest or Northwest to Delta, as applicable, in a situation that satisfies each of the following conditions:

•	a party receives an alternative transaction proposal;

•

thereafter, the merger agreement is terminated due to either (a) the occurrence of the outside date following the failure to receive the relevant party’s requisite stockholder vote, (b) the failure to receive the relevant party’s requisite stockholder vote or (c) the relevant party’s willful breach of its covenants under the merger agreement; and

•	within 18 months following termination of the merger agreement, the relevant party enters into or consummates an alternative transaction with respect to at least 40% of such party’s stock or assets.

In the event that Delta or Northwest, as applicable fails to pay the termination fee when due, such party will pay the costs and expenses (including legal fees and expenses) in connection with any action or proceeding taken to collect payment (including the filing of any lawsuit), together with interest on such unpaid amounts at the prime lending rate prevailing at such time (as published by The Wall Street Journal).

Amendment, Extension and Waiver

Amendments. The merger agreement may be amended by the parties at any time before or after Northwest stockholders or Delta stockholders approve the merger or the issuance of shares of Delta. However, after any such stockholder approval, there may not be, without further approval of Northwest stockholders and Delta stockholders, any amendment of the merger agreement that changes the amount or form of the consideration to be delivered to the holders of Northwest common stock, or any amendment for which applicable laws otherwise expressly requires further stockholder approval.

Extension; Waiver. At any time prior to the effective time of the merger, the parties, by action taken or authorized by their respective board of directors may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware.

DELTA PROPOSAL 2:

AMENDMENT TO THE DELTA 2007 PERFORMANCE COMPENSATION PLAN

The Delta board of directors recommends approval of an amendment to the Delta 2007 Performance Compensation Plan to increase the number of shares of Delta common stock issuable under that plan by a number of shares equal to 15% of Delta’s outstanding equity capitalization, determined on a “fully-diluted basis” at the closing of the merger. Stockholder approval of the amendment is necessary for Delta to implement the employee equity issuance described below. While the closing of the merger is not conditioned on stockholder approval of the amendment to the Delta 2007 Performance Compensation Plan, failure to approve the amendment could adversely affect the ability of the combined company to achieve the targeted synergies in the expected timeframe, as described more fully below.

Employee Equity Issuance. The Delta board of directors believes the employees of the combined company should receive shares of Delta common stock to recognize their critical role in assisting the combined company achieve its financial, operational and customer service goals; to more closely align their interests with stockholders; and to increase their stake in the combined company’s financial performance. The hard work, commitment and dedication of the employees of Delta and Northwest have been instrumental in making both companies leaders in the airline industry.

In connection with the closing of the merger, Delta expects to grant equity to substantially all employees of the combined company, which we refer to as the employee equity issuance, as follows:

•

3.5% and 2.38% of Delta’s outstanding equity capitalization on a fully-diluted basis to eligible Delta pilots and eligible Northwest pilots, respectively. These grants will be in the form of shares of Delta common stock that will not be subject to any vesting period or contractual restriction on transferability. The aggregate amount and form of these grants were negotiated by Delta with the Delta MEC and the Northwest MEC, respectively. As discussed below, these grants are an integral part of the transaction framework agreement among Delta, the Delta MEC, the Northwest MEC and ALPA.

•

4.0% of Delta’s outstanding equity capitalization on a fully-diluted basis to U.S. based non-pilot, non-management employees of the combined company. These grants will be in the form of shares of Delta common stock that will not be subject to any vesting period or contractual restriction on transferability. The aggregate amount and form of these grants were determined by Delta.

•

Approximately 3.5% of Delta’s outstanding equity capitalization on a fully-diluted basis to approximately 600 to 700 management employees of the combined company. Delta expects these grants will be in the form of time-based restricted stock and non-qualified stock options, which awards will take three years to fully vest. The amount and form of these grants will be determined and approved by the P&C Committee.

The approximately remaining 1.62% of Delta’s outstanding equity capitalization on a fully-diluted basis for which this approval is being sought will be available for future grants under the Delta 2007 Performance Compensation Plan.

The transaction framework agreement will become void if it is terminated in accordance with its terms. The Delta MEC or the Northwest MEC may terminate the transaction framework agreement if Delta stockholders do not approve the amendment to the Delta 2007 Performance Compensation Plan, which is necessary for Delta to undertake the employee equity issuance. If the transaction framework agreement becomes void, the joint collective bargaining agreement that Delta has reached with the Delta MEC, the Northwest MEC and ALPA, would also become void. The joint collective bargaining agreement, which is subject to separate ratification by the Delta and Northwest pilots, includes important modifications to Delta’s current collective bargaining agreement with the Delta pilots, including changes that will facilitate the combined company’s achievement of targeted synergies prior to the complete integration of the operations of the two carriers.

As previously described above in the section entitled “Risk Factors” beginning on page 18, if the joint collective bargaining agreement becomes void and the existing collective bargaining agreement is not modified as a result of the failure to approve the amendment to the Delta 2007 Performance Compensation Plan, the synergies that the combined company expects to achieve will likely be delayed or may not be achieved at all. If the joint collective bargaining agreement becomes void, there can be no assurance that Delta would be able to reach a new agreement with the pilots of both Delta and Northwest that would provide the flexibility that the combined company would need in order to achieve the projected synergies.

“Fully-diluted basis.” As used in this discussion, “fully-diluted basis” is defined in the First Amendment to the Delta 2007 Performance Compensation Plan, a copy of which is attached to this document as Appendix B. “Fully-diluted basis” takes into account the number of shares of Delta common stock (1) issuable in respect of obligations outstanding at the closing of the merger; or (2) subject to awards under the Delta 2007 Performance Compensation Plan which, as of the closing of the merger, Delta has announced it intends to make or has agreed it will make in connection with the closing of the merger. Accordingly, the number of shares of Delta common stock outstanding on a “fully-diluted basis” at the closing of the merger includes, among other things: (x) the shares of Delta common stock issuable to Northwest stockholders in the merger (including shares of Delta common stock issuable in exchange for shares of Northwest common stock reserved for issuance under Northwest’s Chapter 11 plan of reorganization); (y) the employee equity issuance; and (z) shares of Delta common stock reserved for issuance under Delta’s Chapter 11 plan of reorganization. The First Amendment to the Delta 2007 Performance Compensation Plan further provides that shares of Delta common stock issuable pursuant to options, warrants or securities convertible or exchangeable into shares of common stock shall be calculated based on the “treasury stock method” of calculating diluted earnings per share under Statement of Financial Accounting Standards No. 128. While the exact number of shares of Delta common stock covered by the amendment cannot be calculated until the closing of the merger, the number is currently expected to be approximately 130 million shares.

Delta 2007 Performance Compensation Plan

Summary. The Delta 2007 Performance Compensation Plan is a broad-based equity and cash compensation plan that was approved by Delta’s unsecured creditors committee and creditors as part of Delta’s Chapter 11 plan of reorganization, which was confirmed by the Bankruptcy Court. All equity-based awards granted after Delta’s emergence from bankruptcy have been awarded under the Delta 2007 Performance Compensation Plan and are subject to its terms. The following description of the Delta 2007 Performance Compensation Plan is only a summary of the plan and is qualified in its entirety by reference to its full text, a copy of which was included as Exhibit 10.1 to the Current Report on Form 8-K that Delta filed with the SEC on March 22, 2007 and the First Amendment thereto, a copy of which is included as Appendix B to this document.

Stockholder Protection and Corporate Governance Practices. The Delta 2007 Performance Compensation Plan contains the following features that the Delta board of directors believes are consistent with stockholder protection and sound corporate governance practices.

No Repricings Permitted. The Delta 2007 Performance Compensation Plan prohibits the repricing of any award issued under the plan. This restriction may not be changed without stockholder approval and it applies to both direct repricings—for example, lowering the exercise price of an outstanding stock option—and indirect repricings—for example, canceling an outstanding stock option and granting a replacement stock option with a lower exercise price or the cash repurchase of an underwater stock option.

No Discount Stock Options or Stock Appreciation Rights . The Delta 2007 Performance Compensation Plan prohibits the grant of a stock option or stock appreciation rights with an exercise price per share that is less than the fair market value of such share on the date the stock option is granted. This restriction may not be changed without stockholder approval. This restriction does not apply to a substitute award, which is an award granted in assumption of, or in substitution for, an outstanding award previously granted by a company acquired by Delta or with which Delta combines.

Limitation on Shares Issued. The Delta 2007 Performance Compensation Plan expressly limits the number of shares of common stock that may be issued for awards. This limitation can be modified only with stockholder approval, which is the reason stockholders are being asked to approve the proposed amendment described above.

In addition, consistent with stockholder protection and sound corporate governance practices, Delta does not intend to include any of the following features in any award granted under the Delta 2007 Performance Compensation Plan.

Transferability Restricted. The Delta 2007 Performance Compensation Plan prohibits a participant from transferring any award to a third party other than by will or upon a participant’s death, except as permitted by the P&C Committee. All awards currently outstanding under the plan expressly prohibit any other transfer and the P&C Committee does not intend to permit any future awards to be transferable other than by will or upon a participant’s death.

No Reload Stock Options. A “reload” allows an employee to exercise a stock option before the end of its term, using certain already-owned shares, without giving up the benefit of future price appreciation on the shares covered by the option. No “reload” stock options have been granted under the Delta 2007 Performance Compensation Plan and Delta does not intend to grant any such stock options in the future.

No Loans. Delta’s corporate governance principles prohibit loans from Delta to any of its directors and executive officers. Moreover, Delta does not intend to extend loans to any participant in the Delta 2007 Performance Compensation Plan to facilitate the exercise of any awards made under the plan.

Purpose. The purpose of the Delta 2007 Performance Compensation Plan is to enhance the incentive of those employees, members of the Delta board of directors and other individuals who are expected to contribute significantly to the success of Delta and its affiliates in achieving Delta’s short-term and long-term objectives and, in general, to further the best interests of Delta and its stockholders. If the amendment described in this proposal is approved by stockholders, it will become effective on the closing of the merger.

Administration. The P&C Committee administers the Delta 2007 Performance Compensation Plan and has authority to select individuals to whom awards are granted, determine the types of awards and number of shares covered, and determine the terms and conditions of awards, including the applicable vesting schedule, the effect of termination of service and whether the award will be settled in cash, shares or a combination of the two. In addition, the P&C Committee has authority to interpret and administer the Delta 2007 Performance Compensation Plan and the related award agreements, and may make such determinations and take any actions deemed necessary or desirable for the administration of the Delta 2007 Performance Compensation Plan. The P&C Committee may delegate to one or more individuals or committees the authority to grant awards to participants who are not directors or executive officers.

Eligibility. Employees, consultants, advisors and service providers of Delta and its affiliates, as well as members of the Delta board of directors, are eligible to participate in the Delta 2007 Performance Compensation Plan. This group currently includes approximately 50,000 individuals; following the closing of the merger, approximately 39,000 employees of Northwest will also be eligible to participate in the Delta 2007 Performance Compensation Plan.

Shares and Other Limits. Subject to adjustment, the maximum number of shares of Delta common stock reserved for issuance under the Delta 2007 Performance Compensation Plan is currently 30 million, which includes shares available for issuance pursuant to awards currently outstanding and approximately 5.3 million shares that remain available for future awards. No participant may receive in any calendar year stock options and stock appreciation rights that relate to more than 2 million shares of Delta common stock; restricted stock or restricted stock units that relate to more than one million shares; or performance awards and other stock-based awards that relate to more than 1.5 million shares. In addition, the maximum amount that may be paid in cash to any participant in a calendar year for an annual cash incentive is $10 million and the maximum long-term cash incentive award that may be received by any participant in a calendar year is $10 million multiplied by the number of years included in any applicable performance period (and any fraction of a performance period of less than one year) relating to such award.

Shares of Delta common stock to be issued under the Delta 2007 Performance Compensation Plan may be made available from authorized but unissued Delta common stock or Delta common stock that Delta acquires. If any shares of Delta common stock are covered by an award (other than a substitute award as defined below) that expires, is cancelled, forfeited or otherwise terminates without the delivery of shares (including shares of Delta common stock surrendered or withheld in payment of any exercise or price of an award or taxes related to an award and shares subject to an award to the extent that award is settled without the issuance of shares), then such shares of Delta common stock will again be available for issuance under the Delta 2007 Performance Compensation Plan (except that if a stock appreciation right is settled in shares of Delta common stock, the total number of shares of Delta common stock relating to the stock appreciation right, regardless of the actual number of shares of Delta common stock used to settle the award, are counted against the maximum aggregate number of shares of Delta common stock that may be issued under the Delta 2007 Performance Compensation Plan). A substitute award is any award granted in assumption of, or in substitution for, an outstanding award previously granted by a company acquired by Delta or with which Delta combines. Shares of Delta common stock underlying substitute awards do not reduce the number of shares of Delta common stock available for delivery under the Delta 2007 Performance Compensation Plan.

The P&C Committee will equitably adjust any or all of the number and type of shares of Delta common stock issuable under the Delta 2007 Performance Compensation Plan or subject to any award thereunder and/or the grant, purchase, or exercise price with respect to any award in the event that any recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or any other similar corporate transaction or event affects the shares of Delta common stock such that an adjustment is appropriate to prevent the dilution or enlargement of benefits or potential benefits intended to be made available under the Delta 2007 Performance Compensation Plan.

Awards. The Delta 2007 Performance Compensation Plan provides for grants of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, including cash incentive awards, and other stock-based awards.

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Stock Options. The exercise price of an option (other than a substitute award) may not be less than the fair market value of a share of Delta common stock on the date of grant and each option has a term to be determined by the P&C Committee (not to exceed ten years). Options may be granted as incentive stock options, which are intended to qualify for favorable treatment to the recipient under Federal tax law, or as nonqualified stock options, which do not qualify for this favorable tax treatment. Stock options are exercisable at such time or times as determined by the P&C Committee.

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Stock Appreciation Rights. A stock appreciation right, which we refer to as a SAR, may be granted as a free-standing right or in tandem with a stock option. Upon exercise of a SAR, the holder of that SAR is entitled to receive the excess of the fair market value of the shares for which the right is exercised over the exercise price of the SAR. The exercise price of a SAR (other than a substitute award) may not be less than the fair market value of a share of Delta common stock on the date of grant. A tandem SAR may be granted on the grant date of the related option. A tandem SAR will be exercisable only at such time or times and to the extent that the related option is exercisable. A tandem SAR will terminate or be forfeited upon the exercise or forfeiture of the related option, and the related option will terminate or be forfeited upon the exercise or forfeiture of the tandem SAR.

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Restricted Stock/Restricted Stock Units. Shares of restricted stock are shares of Delta common stock subject to restrictions on transfer and a substantial risk of forfeiture. A restricted stock unit consists of a contractual right denominated in shares of Delta common stock which represents the right to receive a share or the value of a share of Delta common stock at a future date, subject to certain vesting and other restrictions. Awards of restricted stock and restricted stock units will be subject to restrictions and such other terms and conditions as the P&C Committee may determine, which restrictions and such other terms and conditions may lapse separately or in combination at such time or times, in such installments or otherwise, as the P&C Committee may deem appropriate.

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Performance Awards. The Delta 2007 Performance Compensation Plan provides that grants of performance awards, including cash-denominated awards, and (when determined by the P&C Committee) options, restricted stock or other stock-based awards, may be made based upon, and subject to achieving, “performance objectives.” Performance objectives with respect to those awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code are limited to specified levels of, or improvements for, Delta, Delta’s business units or affiliates of revenue per available seat mile; cost per available seat mile; total stockholder return; return on equity, assets, capital or investment; operating, pre-tax or net income levels expressed in either absolute dollars, earnings per share, or changes in the same; the market price of shares; economic or cash value added; capitalization; net or operating profit margin; revenues or revenue growth; expenses; cash flow; operating cash flow or liquidity; earnings before interest, taxes, depreciation, amortization and aircraft rent; results of employee or customer satisfaction surveys; and other measures of operational performance (including, with limitation, DOT performance ranking in operational areas), quality, safety, productivity or process improvement. Performance criteria may be measured on an absolute (e.g., plan or budget) or relative basis. Relative performance may be measured against a group of peer companies, a financial market index or other acceptable objectives and quantifiable indices. Except with respect to awards that are “performance-based compensation” under Section 162(m) of the Code, if the P&C Committee determines that a change in Delta’s business, operations, corporate structure or capital structure, or the manner in which Delta conducts its business, or other events or circumstances render the performance objectives unsuitable, the P&C Committee may modify the performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the P&C Committee deems appropriate and equitable.

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Other Awards. The P&C Committee is authorized to grant other stock-based awards, either alone or in addition to other awards granted under the Delta 2007 Performance Compensation Plan. Other awards may be settled in shares, cash, awards granted under the plan or any other form of property as the P&C Committee determines.

Effect of Termination of Employment or Change in Control. The P&C Committee has authority to determine the treatment of awards in connection with termination of a participant’s employment and any transaction or transactions resulting in a change in control by rule or regulation or in any award agreement or at any time in any individual case. The P&C Committee has determined, as set forth in the applicable award agreements, that certain awards granted under the Delta 2007 Performance Compensation Plan prior to the date hereof will vest upon a change in control of Delta such as the merger.

Effective Date; Amendment to Delta 2007 Performance Compensation Plan. The Delta 2007 Performance Compensation Plan became effective on April 30, 2007, and no award may be granted under the Delta 2007 Performance Compensation Plan on or after the tenth anniversary of that date. However, unless otherwise expressly provided in the Delta 2007 Performance Compensation Plan or in an applicable award agreement, any award granted prior to such tenth anniversary may extend beyond such date, and the authority of the P&C Committee to administer the Delta 2007 Performance Compensation Plan and to amend, suspend or terminate any such award, or to waive any conditions or rights under any such award, and the authority of the Delta board of directors to amend the plan, will extend beyond such date.

Except as otherwise provided in an award agreement, the Delta board of directors or the P&C Committee may from time to time suspend, discontinue, revise or amend the Delta 2007 Performance Compensation Plan and the P&C Committee may amend the terms of any award in any respect, provided that no such action will adversely impair or affect the rights of a holder of an outstanding award under the Delta 2007 Performance Compensation Plan without the holder’s consent, and no such action will be taken without stockholder approval, if required by the rules of the stock exchange on which shares of Delta common stock are traded.

Certain Federal Income Tax Consequences. The following is a summary of certain U.S. federal income tax consequences of awards made under the Delta 2007 Performance Compensation Plan, based upon the laws currently in effect. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the individual circumstances of a participant under the Delta 2007 Performance Compensation Plan. The income tax consequences under applicable state and local tax laws may not be the same as under U.S. federal income tax laws.

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Non-Qualified Stock Options. A participant will not recognize taxable income upon the grant of a nonqualified stock option and Delta will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and be subject to income tax and employment tax withholding) upon exercise of a nonqualified stock option equal to the excess of the fair market value of the shares purchased pursuant to such option over their exercise price, and Delta generally will be entitled to a corresponding deduction.

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Incentive Stock Options. A participant will not recognize taxable income upon the grant of an incentive stock option. A participant will not recognize taxable income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date the shares were transferred to the participant, any gain or loss arising from a subsequent disposition of such shares will be taxed as a long-term capital gain or loss, and we will not be entitled to any deduction. If, however, such shares are disposed of within such two or one year periods, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over the exercise price, and Delta generally will be entitled to a corresponding deduction. The excess of the amount realized on a subsequent sale or exchange over the fair market value of the stock on the exercise date generally will be treated as a capital gain.

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Stock Appreciation Rights. A participant will not recognize taxable income upon the grant of a SAR, and Delta will not be entitled to a tax deduction at such time. Upon exercise, a participant will recognize compensation taxable as ordinary income (and be subject to income and employment tax withholding) equal to the fair market value of any shares delivered and the amount of cash paid by Delta, and Delta generally will be entitled to a corresponding deduction.

The foregoing general tax discussion is solely intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the Delta 2007 Performance Compensation Plan. Participants should consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the Delta 2007 Performance Compensation Plan.

Amendment Required to Offer Merger Equity Awards; New Plan Benefits. As of July 15, 2008, there were approximately 5.3 million shares of Delta common stock available for new awards under the Delta 2007 Performance Compensation Plan. The Delta board of directors recommends approval of an amendment to the Delta 2007 Performance Compensation Plan to increase the number of shares of Delta common stock issuable under that plan by a number of shares equal to 15% of Delta’s outstanding equity capitalization, determined on a “fully-diluted basis” at the closing of the merger. Stockholder approval of the amendment is necessary for Delta to implement the employee equity issuance. While the exact number of shares of Delta common stock covered by the amendment cannot be calculated until the closing of the merger, the number is currently expected to be approximately 130 million shares. Northwest currently maintains a similar equity plan, the Northwest 2007 Stock Incentive Plan, but following the closing of the merger, no additional grants under that plan will be made.

Delta expects to make additional individual grants to non-pilot, non-management employees and management employees of the combined company in aggregate amounts equal to 4% and approximately 3.5%, respectively, of the fully-diluted outstanding equity capitalization of Delta (after giving effect to the shares of Delta common stock to be issued to the stockholders of Northwest in the merger and in the employee equity issuance). Otherwise, except in certain cases described below, the future benefits or awards that will be received by or allocated to any executive officers, employees or non-employee directors under the Delta 2007 Performance Compensation Plan are not currently determinable since no specific grants have been decided upon. For information with respect to 2007 grants made to Delta’s executive officers, please see the “Grants of Plan-Based Awards Table” in the Section entitled “EXECUTIVE COMPENSATION” in Delta’s annual Proxy Statement filed with the SEC on April 24, 2008. For information with respect to 2007 grants made to Northwest’s executive officers, please see the Grants of Plan Based Awards in 2007 Table in the section of this joint proxy statement/prospectus entitled “Northwest Proposal 4: Approval of Amendment to the Northwest Airlines Corporation 2007 Stock Incentive Plan—Grants of Plan-Based Awards in 2007.”

As discussed in detail below, under the transaction framework agreement, Delta has agreed to award a number of shares of Delta common stock equal to 3.5% and 2.38% of the fully-diluted equity capitalization of Delta upon the consummation of the merger to eligible Delta pilots and eligible Northwest pilots, respectively. Certain of the employment term sheets distributed to senior vice president-level and vice president-level officers (but not executive vice president-level) of Northwest and Delta (see “The Merger—Interests of Directors and Officers in the Merger” beginning on page 59 for more information) include a proposed equity grant. However, until the process of integrating the management team is completed, the actual total number of shares that will be granted to all of those executives or to any executive officers of Northwest and Delta will not be determinable.

Transaction Framework Agreement

Issuance to Delta and Northwest Pilots. Subject to the terms and conditions of the transaction framework agreement, at the closing of the merger, Delta will issue, which we refer to as the pilot issuance, to the eligible Delta and Northwest pilots on the respective seniority lists as of the date of the closing of the merger, or to a trust or trusts for the benefit of such eligible pilots, which we collectively refer to as the pilot trust, a number of shares of Delta common stock equal to 3.5% and 2.38%, respectively, of the outstanding equity capitalization of Delta, each determined on a fully-diluted basis after giving effect to the issuance of Delta common stock to Northwest stockholders in the merger and in the employee equity issuance, which we collectively refer to as the pilot shares. The transaction framework agreement provides for customary registration rights with respect to the pilot shares.

Joint Collective Bargaining Agreement. The transaction framework agreement provides that Delta, the Delta MEC, the Northwest MEC and ALPA have tentatively agreed, subject to pilot ratification, to a joint collective bargaining agreement that would cover Delta pilots and Northwest pilots upon the closing of the merger. Among other things, the joint collective bargaining agreement would allow Delta to place its code on all flights operated by NWA. Under Delta’s current collective bargaining agreement with the Delta unit of ALPA, there are certain limitations on Delta’s ability to place its code on NWA flights. In addition, among other things, the joint collective bargaining agreement provides for the combining of the Delta and Northwest regional jet fleets, revises the minimum block-hour provisions to provide Delta with flexibility to reduce schedules if economic conditions warrant, provides for pay rate increases and provides that, with certain exceptions, for 24 months following the closing of the merger, no pilot on the seniority list as of the closing will be placed on furlough as a result of the merger.

If separately ratified by the Delta and Northwest pilots, the joint collective bargaining agreement will become effective upon the closing of the merger unless it is terminated and becomes void as a result of the termination of the transaction framework agreement as described below. The joint collective bargaining agreement will become amendable under the Railway Labor Act as of December 31, 2012. Until the joint collective bargaining agreement becomes effective, Delta and Northwest pilots will be governed by the terms of their respective collective bargaining agreements. The transaction framework agreement also provides that the Delta MEC and the Northwest MEC, with the agreement and approval of ALPA, will adopt and be bound by a process agreement relating to the determination of an integrated seniority list for the Delta and Northwest pilots. The parties to the process agreement may not revise, waive any material right under, or terminate the process agreement without the consent of Delta.

Conditions to Each Party’s Obligations. The obligations of all the parties to effect the transactions contemplated by the transaction framework agreement are subject to the satisfaction of the following conditions:

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absence of any judgment or other legal prohibition of any court or other governmental entity that has the effect of prohibiting the consummation of the pilot issuance or the other transactions contemplated by the transaction framework agreement;

•	consummation of the merger in accordance with the terms of the merger agreement;

•	separate ratification of the joint collective bargaining agreement by the Delta and Northwest pilots and the subsequent execution of the joint collective bargaining agreement by the president of ALPA;

•	approval of the issuance of the pilot shares by Delta stockholders; and

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any waiting period (and any extension thereof) applicable, if any, to the issuance of the pilot shares under the antitrust laws of the United States will have expired or been terminated and all other required governmental approvals will have been obtained or applicable waiting periods will have expired.

In addition, each of Delta’s, on the one hand, and the Delta MEC’s, the Northwest MEC’s and ALPA’s, on the other hand, obligations to effect the transactions contemplated by the transaction framework agreement are subject to the satisfaction of the following conditions:

•	the representations and warranties of the other parties will be true and correct in all material respects when made and as of the consummation of the issuance of the pilot shares; and

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the other parties will have performed, or complied with, in all material respects, all of its respective obligations under the transaction framework at or prior to the consummation of the pilot issuance.

Representations and Warranties. Delta, the Delta MEC, the Northwest MEC and ALPA have made customary representations and warranties regarding, among other things (i) valid existence and authority to enter into transaction framework agreement, (ii) absence of conflicts, (iii) required consents and approvals, (iv) compliance with applicable laws and (v) due authorization and valid issuance of pilot shares.

Covenants. The transaction framework agreement contains certain additional covenants relating to, among other things, (i) the Delta MEC’s and the Northwest MEC’s obligations to (A) recommend ratification of the joint collective bargaining agreement to the Delta pilots and the Northwest pilots, respectively, (B) use best efforts to cause a ratification vote on the joint collective bargaining agreement by August 26, 2008 and (C) publicly support the merger, (ii) prohibition against certain modifications to the merger agreement, (iii) allocation of fees and expenses among Delta, the Delta MEC, the Northwest MEC and ALPA, (iv) use of reasonable best efforts to make all necessary governmental filings and obtain all required regulatory approvals, (v) the right of the Delta MEC and the Northwest MEC, acting jointly, to appoint a single representative to the Delta board of directors and (vi) Delta’s indemnification obligations.

Termination of Transaction Framework Agreement. The transaction framework agreement may be terminated by provision of written notice at any time prior to the effective time of the pilot issuance:

•	by any party, if the merger agreement is terminated;

•	by any party, if the merger is not consummated by the outside date (as may be extended in certain circumstances) provided in the merger agreement;

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by any party, if any court of competent jurisdiction or other governmental entity issues a final and non-appealable order, decree or ruling or takes any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the transaction framework agreement;

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by Delta, upon a material breach of any representation, warranty, covenant or agreement on the part of ALPA, the Delta MEC or the Northwest MEC which is not cured on or before the consummation of the merger and the 30th day following written notice to ALPA, the Delta MEC or the Northwest MEC, as the case may be, unless Delta is then in material breach of any of its covenants or agreements contained in the transaction framework agreement;

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by either the Delta MEC or the Northwest MEC, upon a material breach of any representation, warranty, covenant or agreement on the part of Delta which is not cured on or before the consummation of the merger and the 30th day following written notice to Delta, unless, in the case of the Delta MEC, either ALPA or the Delta MEC, and in the case of the Northwest MEC, either ALPA or the Northwest MEC, is then in material breach of any of its covenants or agreements contained in the transaction framework agreement; or

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by either the Delta MEC or the Northwest MEC, if the special meeting of Delta stockholders to approve the pilot issuance has been held and the requisite Delta stockholder approval has not been obtained or if such special meeting of Delta stockholders is not held by April 14, 2009.

If the transaction framework agreement is validly terminated, except for specified provisions, the transaction framework agreement (including the process agreement) and the joint collective bargaining agreement will become void and have no effect, without any liability on the part of any party or its directors, officers, stockholder or members or other affiliates or related parties, unless the party is in willful and material breach of the transaction framework agreement. Upon termination of the transaction framework agreement, the original transaction framework agreement among Delta, the Delta MEC and ALPA will remain in full force and effect unless it is also validly terminated.

Ancillary Transaction Framework Agreement

In connection with the transaction framework agreement (as described in “Delta Proposal 2: Amendment to the Delta Performance Compensation Plan—Transaction Framework Agreement” beginning on page 93), Northwest, the Northwest MEC and ALPA have entered into an ancillary transaction framework agreement (which we refer to as the ancillary transaction framework agreement), dated as of June 26, 2008, that provides for certain additional covenants and agreements in connection with and furtherance of the transactions contemplated by the merger agreement. Under the ancillary transaction framework agreement, Northwest consents to the joint collective bargaining agreement, which is described at page 93 hereof, and which, subject to pilot ratification, will apply to the pilots of the combined company as of the effective date of the merger. Unless and until the joint collective bargaining agreement becomes effective, the Northwest pilots will be governed by the terms of their existing collective bargaining agreement.

Representations and Warranties. Northwest, the Northwest MEC and ALPA have made customary representations and warranties regarding, among other things, (i) valid existence and authority to enter into the ancillary transaction framework agreement, (ii) absence of conflicts and (iii) required consents and approvals.

Covenants. The ancillary transaction framework agreement contains certain additional covenants relating to, among other things, (i) prohibition against (A) certain swaps or transfers with Delta by Northwest of orders or options for new aircraft before the effective date of the merger, and (B) furloughs of pilots on the Northwest seniority list as a result of the merger agreement before the effective date of the merger, subject to exceptions for certain force majeure events, (ii) agreement among Northwest, ALPA and the Northwest MEC that, if the joint collective bargaining agreement does not become effective or the merger is not consummated for any reason, the joint collective bargaining agreement and the ancillary transaction framework agreement will not prejudice or be referred to by Northwest, ALPA or the Northwest MEC in any future collective bargaining negotiations or proceedings related to the existing Northwest collective bargaining agreement, and (iii) the Northwest MEC’s obligation to cause its designee on the Northwest board of directors to resign at the effective date of the merger, and, except as otherwise provided by the transaction framework agreement, the termination of the Northwest MEC’s right to designate such representative to the Northwest board of directors.

Termination of Ancillary Transaction Framework Agreement. The ancillary transaction framework agreement will terminate automatically upon and simultaneously with any termination of the transaction framework agreement in accordance with its terms.

If the ancillary transaction framework agreement is validly terminated, except for specified provisions, the ancillary transaction framework agreement will become void and have no effect, without any liability on the part of any party or its directors, officers, stockholder or members or other affiliates or related parties, unless the party is in willful and material breach of the ancillary transaction framework agreement.

ACCOUNTING TREATMENT

Delta prepares its financial statements in accordance with GAAP. The merger will be accounted for using the purchase method of accounting with Delta being considered the acquirer of Northwest for accounting purposes. This means that Delta will allocate the purchase price to the fair value of Northwest's tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill. Under the purchase method of accounting, goodwill is not amortized but is tested for impairment at least annually.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of the material U.S. federal income tax consequences of the merger to Northwest stockholders who exchange their shares of Northwest common stock for shares of Delta common stock in the merger. This discussion addresses only Northwest stockholders who are U.S. Holders (as defined below) and hold Northwest common stock as a capital asset. It does not address all of the U.S. federal income tax consequences that may be relevant to a particular Northwest stockholder in light of that stockholder’s individual circumstances or to a Northwest stockholder who is subject to special rules, including, without limitation:

•	a financial institution or insurance company;

•	a tax-exempt organization;

•	an insurance company;

•	a mutual fund;

•	a stockholder who is not a U.S. Holder;

•	a pass-through entity or an investor in such an entity;

•	a dealer or broker in securities or foreign currencies;

•	a trader in securities who elects to apply a mark-to-market method of accounting;

•	a stockholder who holds Northwest common stock as part of a hedge, straddle, constructive sale or conversion transaction; and

•	a stockholder who acquired his or her shares of Northwest common stock pursuant to the exercise of employee stock options or otherwise as compensation.

The following discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. In addition, this discussion does not address any state, local or foreign tax consequences of the merger.

Northwest stockholders should consult their tax advisors as to the specific tax consequences to them of the merger in light of their particular circumstances, including the applicability and effect of U.S. federal, state, local, foreign income and other tax laws.

For purposes of this discussion, “U.S. Holder” refers to a beneficial owner of Northwest common stock that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (x) that is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes holds Northwest common stock, the tax treatment of a partner in such entity will generally depend upon the status of the partner and the activities of that partnership. If a U.S. Holder is a partner of a partnership holding Northwest common stock, such holder should consult its tax advisor regarding the tax consequences of the merger.

It is a condition to the completion of the merger that Delta receive a written opinion from its counsel, Wachtell, Lipton, and that Northwest receive a written opinion from its counsel, Simpson Thacher, in each case dated as of the effective date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided by Delta and Northwest to be delivered at the time of closing and on customary assumptions. Neither Delta nor Northwest intends to waive this closing condition. In the event that either Delta or Northwest waives receipt of such opinion from its counsel, however, Delta and Northwest will resolicit the approval of its stockholders after providing appropriate disclosure. No ruling has been or will be sought from the IRS as to the U.S. federal income tax consequences of the merger and an opinion of counsel is not binding on the IRS or any court. Accordingly, there can be no assurances that the IRS will not disagree with or challenge any of the conclusions described herein.

Assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes:

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a Northwest stockholder whose shares of Northwest common stock are exchanged in the merger solely for shares of Delta common stock will not recognize gain or loss, except with respect to cash received in lieu of fractional shares of Delta common stock (as discussed below);

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a Northwest stockholder’s aggregate tax basis in shares of Delta common stock received in the merger (including any fractional shares deemed received and exchanged for cash) will equal the aggregate tax basis of the Northwest common stock surrendered in the merger; and

•	a Northwest stockholder’s holding period for shares of Delta common stock received in the merger will include the holding period for the shares of Northwest common stock surrendered in the merger.

If Northwest stockholders acquired different blocks of Northwest common stock at different times and at different prices, such Northwest stockholders’ tax basis and holding periods in their Delta common stock may be determined with reference to each block of Northwest common stock.

Cash in Lieu of Fractional Shares. A holder of Northwest common stock who receives cash in lieu of a fractional share of Delta common stock generally will be treated as having received such fractional share in the merger and then as having received cash in exchange for such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the tax basis allocated to such fractional share of Delta common stock. Such gain or loss generally will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year.

Backup Withholding. Northwest stockholders may be subject to information reporting and backup withholding on any cash payments received in lieu of a fractional share interest in Delta common stock. Such Northwest stockholders will not be subject to backup withholding, however, if they:

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furnish a correct taxpayer identification number and certify that such Northwest stockholders are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to such Northwest stockholders following the completion of the merger; or

•	are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against such Northwest stockholders’ United States federal income tax liability, provided such Northwest stockholders furnish the required information to the Internal Revenue Service.

Reporting Requirements. If Northwest stockholders receive Delta common stock as a result of the merger, such Northwest stockholders will be required to retain records pertaining to the merger and will be required to file with their United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheets of Delta and Northwest, giving effect to the merger as if it had been consummated on June 30, 2008, and the Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2008 and for the year ended December 31, 2007 combine the historical consolidated statements of operations of Delta and Northwest, giving effect to the merger as if it had occurred at the beginning of the periods presented. The historical consolidated financial statements of Northwest have been adjusted to reflect certain reclassifications in order to conform with Delta’s financial statement presentation.

The Unaudited Pro Forma Condensed Combined Financial Statements were prepared using the purchase method of accounting with Delta treated as the acquiring entity. Accordingly, consideration given by Delta to complete the merger with Northwest will be allocated to assets and liabilities based upon their estimated fair values as of the date of completion of the merger. As of the date of this joint proxy statement/prospectus, Delta has not performed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the Northwest assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Northwest’s accounting policies to Delta’s accounting policies. Additionally, a final determination of the fair value of Northwest’s assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets and liabilities of Northwest that exist as of the date of completion of the merger. Accordingly, the pro forma purchase price adjustments are preliminary, are subject to further adjustments as additional information becomes available and as additional analyses are performed and have been made solely for the purpose of providing the Unaudited Pro Forma Condensed Combined Financial Statements presented below. Delta estimated the fair value of Northwest’s assets and liabilities based on discussions with Northwest’s management, due diligence and information presented in public filings. Until the merger is completed, both companies are limited in their ability to share information. Upon completion of the merger, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statements of operations. There can be no assurance that such finalization will not result in material changes.

These Unaudited Pro Forma Condensed Combined Financial Statements have been developed from and should be read in conjunction with (1) the unaudited interim consolidated financial statements of Delta and Northwest contained in their respective Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 2008 and (2) the audited consolidated financial statements of Delta and Northwest contained in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2007, all of which are incorporated by reference into this joint proxy statement/prospectus. The Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Delta would have been had the Northwest acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

Delta expects to incur significant costs associated with integrating the operations of Delta and Northwest. The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the merger.

DELTA AIR LINES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

June 30, 2008

(in millions)	Historical		Pro Forma Adjustments		Condensed Combined Pro Forma
	Delta	Northwest
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,239	$3,216	$—		$6,455
Short-term investments	103	40	—		143
Restricted cash, cash equivalents and short-term investments	517	424	—		941
Accounts receivable, net	1,418	755	(11	)(a)	2,162
Fuel hedge derivatives	879	290	—		1,169
Prepaid expenses and other	1,011	519	(38	)(b)	1,492

Total current assets	7,167	5,244	(49)		12,362

Property and equipment, net	11,999	8,515	(189	)(c)	20,325

OTHER ASSETS:
Goodwill	5,169	2,873	754	(d)	8,796
Identifiable intangibles, net	2,342	3,894	(520	)(e)	5,968
			252	(f)
Other noncurrent assets	974	341	(78	)(g)	1,237

Total other assets	8,485	7,108	408		16,001

Total assets	$27,651	$20,867	$170		$48,688

LIABILITIES AND SHAREOWNERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt and capital leases	$796	$641	$—		$1,437
Air traffic liability	3,064	2,015	—		5,079
Frequent flyer deferred revenue	1,096	496	—		1,592
Fuel hedge margin	973	—	—		973
Accounts payable and other accrued liabilities	2,203	1,658	(11	)(a)	4,024
			(25	)(b)
			129	(h)
			70	(i)

Total current liabilities	8,132	4,810	163		13,105

NONCURRENT LIABILITIES:
Long-term debt and capital leases	8,338	6,849	(429	)(j)	14,758
Pension and related benefits	2,995	2,907	239	(k)	6,141
Frequent flyer deferred revenue	2,123	1,465	(31	)(l)	3,557
Postretirement benefits	856	729	(24	)(k)	1,561
Other noncurrent liabilities	1,486	1,083	—		2,569

Total noncurrent liabilities	15,798	13,033	(245)		28,586

COMMITMENTS AND CONTINGENCIES
SHAREOWNERS’ EQUITY:
Common stock	—	2	(2	)(m)	—
Additional paid-in capital	9,541	7,298	(7,298	)(m)	13,648
			3,250	(n)
			26	(n)
			18	(n)
			813	(o)
Accumulated deficit	(7,120)	(4,174)	4,174	(m)	(7,951)
			(18	)(n)
			(813	)(o)
Accumulated other comprehensive income (loss)	1,451	(102)	102	(m)	1,451
Stock held in treasury, at cost	(151)	—	—		(151)

Total shareowners’ equity	3,721	3,024	252		6,997

Total liabilities and shareowners’ equity	$27,651	$20,867	$170		$48,688

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

DELTA AIR LINES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2008

	Historical		Pro Forma Adjustments		Condensed Combined Pro Forma
(in millions, except per share data)	Delta	Northwest
OPERATING REVENUE:
Passenger:
Mainline	$6,688	$4,797	$—		$11,485
Regional affiliates	2,182	922	—		3,104
Cargo	294	410	—		704
Other, net	1,101	574	—		1,675

Total operating revenue	10,265	6,703	—		16,968

OPERATING EXPENSE:
Aircraft fuel and related taxes	3,100	2,321	—		5,421
Salaries and related costs	2,183	1,355	(17	)(h)	3,595
			42	(k)
			32	(p)
Contract carrier arrangements	1,827	412	—		2,239
Depreciation and amortization	599	305	(7	)(c)	882
			(9	)(f)
			(6	)(q)
Aircraft maintenance materials and outside repairs	563	418	—		981
Contracted services	511	416	—		927
Passenger commissions and other selling expenses	473	390	—		863
Landing fees and other rents	364	291	—		655
Passenger service	189	127	—		316
Aircraft rent	131	187	—		318
Impairment of goodwill	6,939	3,243	—		10,182
Impairment of intangible assets	357	1,186	(135	)(q)	1,408
Restructuring and related items	120	—	—		120
Other	257	405	(24	)(h)	638

Total operating expense	17,613	11,056	(124)		28,545

OPERATING LOSS	(7,348)	(4,353)	124		(11,577)

OTHER (EXPENSE) INCOME:
Interest expense, net	(236)	(222)	(38	)(j)	(496)
Miscellaneous, net	31	(155)	4	(h)	(120)

Total other expense, net	(205)	(377)	(34)		(616)

LOSS BEFORE INCOME TAXES	(7,553)	(4,730)	90		(12,193)
INCOME TAX BENEFIT	119	214	(51	)(r)	282

NET LOSS	$(7,434)	$(4,516)	$39		$(11,911)

BASIC AND DILUTED LOSS PER SHARE	$(18.79)	$(17.19)		(t)(u)	$(14.30)

BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	395.7	262.7		(t)(u)	832.8

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

DELTA AIR LINES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2007

(in millions, except per share data)	(Note 3)		Pro Forma Adjustments		Condensed Combined Pro Forma
	Delta Pro Forma	Northwest Pro Forma
OPERATING REVENUE:
Passenger:
Mainline	$12,842	$9,386	$—		$22,228
Regional affiliates	4,170	1,412	—		5,582
Cargo	482	840	—		1,322
Other, net	1,754	895	—		2,649

Total operating revenue	19,248	12,533	—		31,781

OPERATING EXPENSE:
Aircraft fuel and related taxes	4,686	3,378	—		8,064
Salaries and related costs	4,183	2,446	84 160	(k) (p)	6,873
Contract carrier arrangements	3,152	776	—		3,928
Depreciation and amortization	1,154	486	(14	)(c)	1,566
			(45	)(f)
			(15	)(q)
Contracted services	996	749	—		1,745
Aircraft maintenance materials and outside repairs	957	811	—		1,768
Passenger commissions and other selling expenses	933	751	—		1,684
Landing fees and other rents	725	539	—		1,264
Passenger service	338	230	—		568
Aircraft rent	260	378	—		638
Profit sharing	158	79	—		237
Other	483	749	—		1,232

Total operating expense	18,025	11,372	170		29,567

OPERATING INCOME	1,223	1,161	(170)		2,214

OTHER (EXPENSE) INCOME:
Interest expense, net	(511)	(493)	(93	)(j)	(1,097)
Miscellaneous, net	32	152	—		184

Total other expense, net	(479)	(341)	(93)		(913)

INCOME BEFORE INCOME TAXES	744	820	(263)		1,301
INCOME TAX PROVISION	(295)	(320)	100	(s)	(515)

NET INCOME	$449	$500	$(163)		$786

BASIC EARNINGS PER SHARE	$1.14	$1.91		(t)	$0.95

DILUTED EARNINGS PER SHARE	$1.14	$1.91		(u)	$0.95

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	394.1	262.2		(t)	827.8

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	395.2	262.4		(u)	830.1

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

DELTA AIR LINES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1.    Basis of Presentation

On April 14, 2008, Delta entered into the merger agreement whereby Northwest will become a wholly-owned subsidiary of Delta. Under the terms of the merger agreement, each outstanding share of Northwest common stock (including those shares issuable pursuant to Northwest’s plan of reorganization under Chapter 11) will be exchanged for 1.25 shares of Delta common stock. Northwest stock options and other equity awards will generally convert upon completion of the merger into stock options and equity awards with respect to Delta common stock, after giving effect to the exchange ratio.

In addition, Delta has agreed to issue to Delta pilots shares of Delta common stock equal to 3.5% of its fully-diluted outstanding shares and to Northwest pilots shares of Delta common stock equal to 2.38% of its fully-diluted outstanding shares (each after giving effect to the shares to be issued to the stockholders of Northwest in the merger and in the employee equity issuance), effective on the closing of the merger and subject to approval by Delta stockholders of the amendment to the Delta 2007 Performance Compensation Plan. Delta has also announced its intention to issue to U.S. based non-pilot, non-management employees of Delta and Northwest shares of its common stock equal to 4% of its fully-diluted outstanding shares and to management employees of the combined company shares of its common stock equal to approximately 3.5% of its fully-diluted outstanding shares (after giving effect to the shares to be issued to the stockholders of Northwest in the merger and in the employee equity issuance), effective on the closing of the merger and subject to stockholder approval of the amendment to the Delta 2007 Performance Compensation Plan.

Delta, the Delta MEC, the Northwest MEC and ALPA have tentatively agreed, subject to separate ratification by the Delta and Northwest pilots, to a joint collective bargaining agreement that would cover Delta’s pilots and Northwest’s pilots upon closing of the merger. If separately ratified by the Delta and Northwest pilots, the joint collective bargaining agreement will become effective on the closing of the merger unless it becomes void as a result of the termination of the transaction framework agreement. The joint collective bargaining agreement will become amendable on December 31, 2012. The joint collective bargaining agreement provides for, among other things, pay rate increases beginning on January 1, 2009 and certain improvements to benefits. The financial impact resulting from the joint collective bargaining agreement is not reflected within the Unaudited Pro Forma Condensed Combined Financial Statements.

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements were prepared in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” which we refer to as SFAS 141. If the merger does not close by the end of 2008, the merger will be accounted for and reported in accordance with SFAS 141 (revised 2007), “Business Combinations.”

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of Delta and Northwest, after giving effect to the merger and adjustments described in these notes, and are intended to reflect the impact of the merger on Delta’s consolidated financial statements.

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements are presented for illustrative purposes only and do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings due to operating efficiencies or revenue synergies expected to result from the merger.

The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the merger as if it had been consummated on June 30, 2008 and includes estimated pro forma adjustments for the preliminary valuations of net assets acquired and liabilities assumed. These adjustments are subject to further revision as additional information becomes available and additional analyses are performed. The Unaudited Pro Forma Condensed Combined Statements of Operations gives effect to the merger as if it had occurred at the beginning of the periods presented. Historical results for Delta and Northwest for the year ended December 31, 2007 have been adjusted to reflect (1) the impact of fresh start reporting as if the emergence from bankruptcy for both companies occurred on January 1, 2007 and (2) changes in accounting principle as if adoption had occurred on January 1, 2007. For additional information regarding these adjustments, see Note 3.

The Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect the preliminary allocation of the purchase price to identifiable net assets acquired and the excess purchase price to goodwill. The purchase price allocation in these Unaudited Pro Forma Condensed Combined Financial Statements is based upon a purchase price of approximately $3.3 billion. This amount was derived from the estimated 338.5 million shares of Delta common stock to be issued in the merger, based on the estimated outstanding shares of Northwest common stock to be exchanged (including those shares issuable pursuant to Northwest’s plan of reorganization under Chapter 11) at June 30, 2008 and the exchange ratio of 1.25 shares of Delta common stock for each Northwest share, at a price of $9.60 per share, the average closing price of Delta shares of common stock for the two days prior to, the day of and two days subsequent to the public announcement of the merger. The actual number of shares of Delta common stock issued in the merger will be based upon the actual number of Northwest shares outstanding when the merger closes. The purchase price also includes the estimated fair value of stock options and other equity awards to be issued as of the closing date of the merger in exchange for similar securities of Northwest. Northwest stock options and other equity awards, which will all become fully vested as of the date of the merger, will be assumed by Delta and modified to provide for the purchase of Delta common stock. Accordingly, the number of shares and the price per share will be adjusted for the 1.25 exchange ratio. Vested stock options held by employees of Northwest are considered part of the purchase price. Accordingly, the purchase price includes an estimated fair value of stock options of approximately $26 million.

The preliminary purchase price is calculated as follows:

(in millions, except per share data)
Estimated outstanding shares of Northwest common stock to be exchanged at June 30, 2008	270.8
Exchange ratio	1.25

Estimated shares of Delta common stock to be issued	338.5
Price per share	$9.60

Fair value of Delta shares issued	$3,250
Fair value of outstanding Northwest stock options	26
Estimated Delta acquisition costs	70

Total estimated purchase price	$3,346

The table below represents a preliminary allocation of the total consideration to Northwest’s tangible and intangible assets and liabilities based on Delta management’s preliminary estimate of their respective fair values as of June 30, 2008:

(in millions)
Cash and cash equivalents	$3,216
Other current assets	1,979
Property and equipment	8,326
Goodwill	3,627
Identified intangibles	3,626
Other noncurrent assets	263
Liabilities assumed	(17,691)

Total estimated purchase price	$3,346

Upon completion of the fair value assessment after the merger, Delta anticipates that the ultimate purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

Note 2.    Pro Forma Adjustments

The Unaudited Pro Forma Condensed Combined Statements of Operations do not include any material non-recurring charges that will arise as a result of the merger. The Unaudited Pro Forma Condensed Combined Financial Statements reflect the following:

(a)	The elimination of $11 million of receivables and payables between Delta and Northwest associated with sales to customers on behalf of the other airline and SkyMiles/WorldPerks frequent flyer miles earned or redeemed on the other airline.

(b)	Adjustments for the difference in Northwest’s straight-line lease expense and cash lease payments reduced prepaid expenses and other by $38 million and accounts payable and other accrued liabilities by $25 million.

(c)	A $189 million adjustment to reflect the fair value of Northwest’s flight equipment as part of purchase accounting. As a result of this adjustment, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect a reduction in depreciation expense of $7 million for the six months ended June 30, 2008 and $14 million for the year ended December 31, 2007.

(d)	A $754 million adjustment to increase goodwill as part of purchase accounting.

(e)	A reduction in identifiable intangible assets of $520 million associated with an adjustment to the fair value of Northwest’s tradename. Northwest’s tradename will continue to be recognized as an indefinite-lived intangible asset.

(f)	A $252 million adjustment to reflect the fair value of Northwest’s intangible assets primarily associated with its WorldPerks affinity card contract as part of purchase accounting. Additionally, during the six months ended June 30, 2008, Northwest recorded a $588 million non-cash charge from an impairment of definite-lived intangible assets primarily associated with customer relationships. As a result of these items, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect a net reduction in amortization expense of $9 million for the six months ended June 30, 2008 and $45 million for the year ended December 31, 2007. These amortization pro forma adjustments do not reflect the effects of the adjustment to fair value for certain code share partner agreements and the impairment of Northwest’s SkyTeam Alliance as these items are included as part of (q) below. Additionally, the Unaudited Pro Forma Condensed Combined Statements of Operations do not reflect any pro forma adjustments for the impairment, except as discussed in (q) below.

(g)	A $78 million reduction of other noncurrent assets associated with the elimination of deferred debt issuance costs incurred by Northwest.

(h)	An adjustment of $129 million for one-time costs directly attributable to the transaction, including employee retention costs and certain professional fees incurred by Northwest pursuant to provisions contained in the merger agreement. As of June 30, 2008, Northwest had incurred $45 million associated with these costs. As a result, the Unaudited Pro Forma Condensed Combined Statement of Operations reflects a reduction of $17 million in salaries and related costs, $24 million in other operating expense and $4 million in miscellaneous, net for the six months ended June 30, 2008.

(i)	An estimated liability of $70 million for certain professional fees incurred by Delta in connection with the merger and included in the purchase price.

(j)

A $429 million adjustment to reflect the fair value of Northwest’s long-term debt as part of purchase accounting. The difference between the fair value and the face amount of each borrowing is amortized using the effective interest rate method as additional interest expense over the remaining term of the borrowings based on the maturity dates. Accordingly, the Unaudited Pro Forma Condensed Combined

Statements of Operations reflect higher interest expense of $38 million for the six months ended June 30, 2008 and $93 million for the year ended December 31, 2007.

(k)	Adjustments to revalue Northwest’s pension and related benefits of $239 million and postretirement benefits of $24 million. As a result of these adjustments, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect higher salaries and related costs of $42 million for the six months ended June 30, 2008 and $84 million for the year ended December 31, 2007.

(l)	An adjustment of $31 million to revalue Northwest’s frequent flyer deferred revenue as part of purchase accounting.

(m)	The elimination of all of Northwest’s shareowners’ equity, including $2 million of common stock, $7.3 billion of additional paid-in capital, $4.2 billion of accumulated deficit and $102 million of accumulated other comprehensive loss as a result of purchase accounting.

(n)	As discussed in Note 1, an estimated 338.5 million shares of Delta common stock will be issued to Northwest shareowners at a per share price of $9.60 totaling $3.3 billion. The issuance of these shares increases the Delta common stock outstanding as of June 30, 2008 by 338.5 million shares. Additionally, an estimated 7.3 million shares of Delta common stock underlying converted Northwest stock options with a fair value of $26 million will be issued to Northwest employees. The difference in fair value of the Northwest stock options calculated using Delta assumptions versus Northwest assumptions is reflected as compensation expense by adjusting additional paid-in capital and accumulated deficit by $18 million on the Unaudited Pro Forma Condensed Combined Balance Sheet.

(o)	The issuance of an estimated 84.7 million shares of Delta common stock to Delta pilots, Northwest pilots and U.S. based non-pilot, non-management employees of the combined company, as discussed in Note 1 at a per share price of $9.60 totaling $813 million. The issuance of these shares increases the Delta common stock outstanding as of June 30, 2008 by 84.7 million shares. The Unaudited Pro Forma Condensed Combined Statement of Operations does not reflect any pro forma adjustments for compensation expense related to these distributions as the stock vests immediately upon closing of the transaction, resulting in a non-recurring charge.

(p)	An adjustment to salaries and related costs for compensation expense related to an estimated 30.0 million shares of Delta common stock to be issued to management employees of the combined company as part of the business combination. These shares of Delta common stock are expected to be in the form of time-based restricted stock and non-qualified stock options. The issuance of the restricted shares increases the Delta common stock outstanding as of June 30, 2008 by 18.0 million shares. As a result, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect an increase to salaries and related costs of $32 million for the six months ended June 30, 2008 and $160 million for the year ended December 31, 2007.

(q)	A $135 million adjustment to eliminate the impairment of intangible assets of (1) $103 million associated with the portion of Delta’s SkyTeam Alliance agreements that is directly attributable to Northwest and (2) $32 million associated with the portion of Northwest’s SkyTeam Alliance agreements that is directly attributable to Delta. Additionally, in order to conform to Delta’s classification, Northwest’s SkyTeam Alliance and other related agreements would have been recognized as indefinite-lived intangible assets. Previously, Northwest amortized these assets on a straight-line basis over a 30-year life as definite-lived intangible assets. As a result of this adjustment, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect lower amortization expense of $6 million for the six months ended June 30, 2008 and $15 million for the year ended December 31, 2007.

(r)	A $51 million income tax provision resulting from the $135 million impairment adjustment related to the SkyTeam Alliance, as discussed in (q) above. The net operating loss resulting from the remaining pro forma adjustments is fully offset by an increase to the valuation allowance on the deferred tax asset.

(s)	A $100 million income tax benefit resulting from the incremental loss associated with other pro forma adjustments. This adjustment is based on the statutory rates in effect for the year ended December 31, 2007.

(t)	The pro forma combined basic (loss) earnings per share for the six months ended June 30, 2008 and year ended December 31, 2007 is calculated as follows:

(in millions, except per share data)	Pro Forma Six Months Ended June 30, 2008	Pro Forma Year Ended December 31, 2007
Pro forma net (loss) income	$(11,911)	$786

Basic weighted average shares outstanding, including shares issuable pursuant to plan of reorganization	395.7	394.1
Accelerated vesting of restricted and performance shares	7.1	7.1
Estimated shares of Delta common stock to be issued:
Northwest shares issued and outstanding(2)	308.8	308.8
Northwest shares issuable pursuant to plan of reorganization(1)(2)	22.4	22.4
Accelerated vesting of Northwest shares of restricted stock(2)	7.3	7.3

Subtotal	338.5	338.5
Estimated shares to be issued to Delta and Northwest pilots(3)	50.4	50.4
Estimated shares to be issued to Delta and Northwest non-pilot employees(3)	34.3	34.3
Estimated restricted shares to be issued to management employees of the combined company vesting during the period(3)	6.8	3.4

Basic weighted average shares outstanding	832.8	827.8

Pro forma basic (loss) earnings per share	$(14.30)	$0.95

(1)	Represents shares issuable pursuant to the Chapter 11 plan of reorganization to holders of allowed general, unsecured claims.
(2)	Represents estimated shares of Delta common stock to be issued after giving effect to the 1.25 exchange ratio as determined in the merger agreement.
(3)	In the event that Delta stockholders do not approve the amendment to the Delta 2007 Performance Compensation Plan, pro forma additional paid-in capital and accumulated deficit would be $12.8 billion and $7.1 billion, respectively, as of June 30, 2008. Additionally, pro forma combined loss per share for the six months ended June 30, 2008 would be $16.07 and pro forma earnings per share for the year ended December 31, 2007 would be $1.06.

(u)	The pro forma combined diluted (loss) earnings per share for the six months ended June 30, 2008 and year ended December 31, 2007 is calculated as follows:

(in millions, except per share data)	Pro Forma Six Months Ended June 30, 2008	Pro Forma Year Ended December 31, 2007
Pro forma net (loss) income	$(11,911)	$786

Basic weighted average shares outstanding	832.8	827.8
Dilutive effects of estimated unvested restricted shares to be issued to management employees of the combined company	—	2.3

Weighted average shares outstanding, as adjusted	832.8	830.1

Pro forma diluted (loss) earnings per share	$(14.30)	$0.95

(1)	Excluded from the pro forma combined basic and diluted (loss) earnings per share calculations are options to purchase 23.9 million shares of Delta common stock, which includes 7.3 million shares of Delta stock underlying converted Northwest stock options and an estimated 12 million shares to be issued to management employees of the combined company, as their effect is anti-dilutive. For the six months ended June 30, 2008 all restricted shares are excluded because their effect is anti-dilutive.

Note 3.    Fresh Start Reporting

Upon emergence from Chapter 11, Delta and Northwest adopted fresh start reporting in accordance with American Institute of Certified Public Accountants’ Statement of Position, SOP 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.” Fresh start reporting requires resetting the historical net book value of assets and liabilities to fair value by allocating the entity’s reorganization value to its assets and liabilities pursuant to SFAS 141. The adoption of fresh start reporting resulted in Delta and Northwest becoming new entities for financial reporting purposes. Accordingly, the Consolidated Financial Statements post adoption of fresh start reporting are not comparable to the Consolidated Financial Statements prior to that date.

Delta’s adoption of fresh start reporting on April 30, 2007 resulted in its Consolidated Statement of Operations for the year ended December 31, 2007 including (1) the four months ended April 30, 2007 for the predecessor entity and (2) the eight months ended December 31, 2007 of the successor entity. Northwest’s adoption of fresh start reporting on May 31, 2007 resulted in its Consolidated Statement of Operations for the year ended December 31, 2007 including (1) the five months ended May 31, 2007 of the predecessor entity and (2) the seven months ended December 31, 2007 of the successor entity.

To enhance the comparability of the information presented, the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2007 includes pro forma historical financial statements of Delta and Northwest adjusted to reflect (1) the impact of fresh start reporting as if implemented on January 1, 2007 and (2) changes in accounting principle as if adoption had occurred on January 1, 2007. The tables below present the historical results for each company after giving effect to these adjustments.

Additional information concerning fresh start reporting adjustment made by each company is available in the respective Annual Reports on Form 10-K for the year ended December 31, 2007 of each company, which are incorporated herein.

Delta Air Lines, Inc.

(in millions, except per share data)	Predecessor	Successor	Pro Forma Adjustments		Pro Forma Year Ended December 31, 2007
	Four Months Ended April 30, 2007	Eight Months Ended December 31, 2007
OPERATING REVENUE:
Passenger:
Mainline	$3,829	$8,929	$84	(a)	$12,842
Regional affiliates	1,296	2,874	—		4,170
Cargo	148	334	—		482
Other, net	523	1,221	10	(a)	1,754

Total operating revenue	5,796	13,358	94		19,248

OPERATING EXPENSE:
Aircraft fuel and related taxes	1,270	3,416	—		4,686
Salaries and related costs	1,302	2,887	(6	)(b)	4,183
Contract carrier arrangements	956	2,196	—		3,152
Depreciation and amortization	386	778	(10	)(c)	1,154
Contracted services	326	670	—		996
Aircraft maintenance materials and outside repairs	320	663	(26	)(d)	957
Passenger commissions and other selling expenses	298	635	—		933
Landing fees and other rents	250	475	—		725
Passenger service	95	243	—		338
Aircraft rent	90	156	14	(e)	260
Profit sharing	14	144	—		158
Other	189	299	(5	)(e)	483

Total operating expense	5,496	12,562	(33)		18,025

OPERATING INCOME	300	796	127		1,223

OTHER (EXPENSE) INCOME:
Interest expense, net	(248)	(276)	13	(f)	(511)
Miscellaneous, net	27	5	—		32

Total other expense, net	(221)	(271)	13		(479)

INCOME BEFORE REORGANIZATION ITEMS, NET	79	525	140		744
REORGANIZATION ITEMS, NET	1,215	—	(1,215	)(g)	—

INCOME BEFORE INCOME TAXES	1,294	525	(1,075)		744
INCOME TAX BENEFIT (PROVISION)	4	(211)	(88	)(h)	(295)

NET INCOME	$1,298	$314	$(1,163)		$449

BASIC EARNINGS PER SHARE	$6.58	$0.80		(i)	$1.14

DILUTED EARNINGS PER SHARE	$4.63	$0.79		(i)	$1.14

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	197.3	394.1		(i)	394.1

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	233.7	395.2		(i)	395.2

(a)

SkyMiles Frequent Flyer Program. Delta revalued the frequent flyer award liability to estimated fair value and changed the accounting policy from an incremental cost method to a deferred revenue method. Fair value represents the estimated price that third parties would require Delta to pay for the third parties to assume the obligation of redeeming miles under the SkyMiles program. The revaluation of the frequent flyer liability and change in accounting policy resulted in increases to passenger and other, net revenue.

(b)	Salaries and Related Costs. The revaluation of Delta’s pension and other postretirement liabilities resulted in a decrease in net benefit cost due to the change in the projected benefit obligation and the change in the fair value of plan assets, as well as the elimination of the amortization of actuarial gains/losses and prior service benefits/costs.

(c)	Depreciation and Amortization of Intangible Assets. Delta revalued property and equipment to fair value, which reduced the net book value of these assets by $1.0 billion. In addition, Delta adjusted the depreciable lives of flight equipment to reflect revised estimated useful lives. Delta valued intangible assets at fair value, which increased the net book value of intangible assets (excluding goodwill) by $2.9 billion, of which $956 million relates to amortizable intangible assets. These intangible assets reflect the estimated fair value of Delta’s trade name, takeoff and arrival slots, SkyTeam alliance agreements, marketing agreements, customer relationships and certain contracts. These revaluations and adjustments to useful lives resulted in a net decrease to depreciation and amortization.

(d)	Aircraft Maintenance Materials and Outside Repairs. Delta changed the way it accounts for certain maintenance parts that were previously capitalized and depreciated. After emergence from Chapter 11, Delta expenses these parts as they are placed on the aircraft.

(e)	Other Fresh Start Adjustments. Delta recorded other adjustments relating primarily to the revaluation of aircraft leases. These adjustments are reflected in operating expense and non-operating expense.

(f)	Interest Expense. The revaluation of Delta’s debt and capital lease obligations resulted in a decrease in interest expense due to the amortization of net premiums from adjusting these obligations to fair value.

(g)	Reorganization Items, Net. Adjustment to reflect the elimination of reorganization items, net.

(h)	Income Taxes. Adjustment to record an $88 million income tax provision resulting from the incremental income associated with other pro forma adjustments and statutory income taxes for the predecessor four months ended April 30, 2007. This adjustment is based on the effective tax rate (the statutory rate adjusted for permanent items) for the year ended December 31, 2007.

(i)	Earnings per Share. Pro forma basic earnings per share is based on successor basic weighted average shares outstanding for the eight months ended December 31, 2007. Pro forma diluted earnings per share is based on successor diluted weighted average shares outstanding for the eight months ended December 31, 2007.

Northwest Airlines Corporation

(in millions, except per share data)	Predecessor	Successor	Pro Forma Adjustments		Pro Forma Year Ended December 31, 2007
	Five Months Ended May 31, 2007	Seven Months Ended December 31, 2007
OPERATING REVENUE:
Passenger:
Mainline	$3,768	$5,660	$(42	)(a)	$9,386
Regional affiliates	521	884	7	(a)	1,412
Cargo	318	522	—		840
Other, net	317	538	40	(a)	895

Total operating revenue	4,924	7,604	5		12,533
OPERATING EXPENSE:
Aircraft fuel and related taxes	1,289	2,089	—		3,378
Salaries and related costs	1,027	1,462	(43	)(b)	2,446
Contract carrier arrangements	342	434	—		776
Depreciation and amortization	206	289	(9	)(c)	486
Contracted services	291	458	—		749
Aircraft maintenance materials and outside repairs	303	508	—		811
Passenger commissions and other selling expenses	315	436	—		751
Landing fees and other rents	235	304	—		539
Passenger service	92	138	—		230
Aircraft rent	160	218	—		378
Profit sharing	—	79	—		79
Other	301	448	—		749

Total operating expense	4,561	6,863	(52)		11,372

OPERATING INCOME	363	741	57		1,161

OTHER (EXPENSE) INCOME:
Interest expense, net	(219)	(273)	(1	)(d)	(493)
Reorganization items, net	1,551	—	(1,551	)(e)	—
Miscellaneous, net	54	98	—		152

Total other income (expense), net	1,386	(175)	(1,552)		(341)

INCOME BEFORE INCOME TAXES	1,749	566	(1,495)		820
INCOME TAX BENEFIT (PROVISION)	2	(224)	(98	)(f)	(320)

NET INCOME	$1,751	$342	$(1,593)		$500

BASIC EARNINGS PER SHARE	$20.03	$1.30		(g)	$1.91

DILUTED EARNINGS PER SHARE	$14.28	$1.30		(g)	$1.91

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	87.4	262.2		(g)	262.2

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	112.7	262.4		(g)	262.4

(a)

WorldPerks Frequent Flyer Program. Northwest revalued the frequent flyer award liability to estimated fair value and changed the accounting policy from an incremental cost method to a deferred revenue method.

Fair value represents the estimated price that third parties would require Northwest to pay for them to assume the obligation of redeeming miles under the WorldPerks program. The revaluation of the frequent flyer liability and change in accounting policy resulted in a decrease to passenger revenue and increase to other, net revenue. Additionally, Northwest began recording the premium paid by non-airline partners for the purchase of frequent flyer miles in other, net revenue, rather than in passenger revenue.

(b)	Salaries and Related Costs. The revaluation of Northwest's pension and other postretirement liabilities resulted in a decrease in net benefit cost due to the change in the projected benefit obligation and the change in the fair value of plan assets, as well as the elimination of the amortization of actuarial gains/losses and prior service benefits/costs.

(c)	Depreciation and Amortization of Intangible Assets. Northwest revalued property and equipment to fair value, which reduced the net book value of these assets by $1.0 billion. In addition, Northwest adjusted the depreciable lives of flight equipment to reflect revised estimated useful lives. Northwest revalued intangible assets at fair value, which increased the net book value of intangible assets (excluding goodwill) by $4.5 billion, of which $1.3 billion relates to amortizable intangible assets. These intangible assets reflect the estimated fair value of Northwest’s trade name, takeoff and arrival slots, SkyTeam alliance agreements, marketing agreements, customer relationships and certain contracts. These revaluations and adjustments to useful lives resulted in a net decrease to depreciation and amortization.

(d)	Interest Expense. The revaluation of Northwest’s debt and capital lease obligations resulted in an increase in interest expense due to the amortization of premiums and discounts from adjusting these obligations to fair value.

(e)	Reorganization Items, Net. Adjustment to reflect the elimination of reorganization items, net.

(f)	Income Taxes. Adjustment to record a $98 million income tax provision resulting from the incremental income associated with other pro forma adjustments and statutory income taxes for the predecessor five months ended May 31, 2007. This adjustment is based on the effective tax rate (the statutory rate adjusted for permanent items) for the year ended December 31, 2007.

(g)	Earnings per Share. Pro forma basic earnings per share is based on successor basic weighted average shares outstanding for the seven months ended December 31, 2007. Pro forma diluted earnings per share is based on successor diluted weighted average shares outstanding for the seven months ended December 31, 2007.

Note 4.    Federal Income Tax Consequences of the Merger

The Unaudited Pro Forma Condensed Combined Financial Statements assume that the merger qualifies as a tax-free reorganization for federal income tax purposes.

COMPARATIVE STOCK PRICES AND DIVIDENDS

For current price information, Northwest stockholders are urged to consult publicly available sources. The table below presents the NYSE closing market price for Delta common stock, as reported on the New York Stock Exchange, and the closing market price for Northwest common stock, as reported on the New York Stock Exchange, on the two dates set forth below. The table also presents the equivalent value of the merger consideration per share of Northwest common stock on those dates, calculated by multiplying the closing price of Delta common stock on those dates by 1.25, representing the number of shares of Delta common stock that Northwest stockholders will receive in the merger for each share of Northwest common stock.

•	April 14, 2008, the last trading day before the public announcement of the signing of the merger agreement; and

•	August 7, 2008, the latest practicable date before the date of this document.

Date	Delta Closing Price	Northwest Closing Price	Equivalent Per Share Value
April 14, 2008	$10.48	$11.22	$13.10
August 7, 2008	$8.79	$10.65	$10.99

Market Prices and Dividend Data

Delta common stock and Northwest common stock are both traded on the New York Stock Exchange under the symbols DAL and NWA, respectively. The following tables set forth the high and low sale prices of each company’s common stock as reported in the consolidated transaction reporting system for the calendar quarters indicated. Since April 30, 2007, Delta has not paid any dividends on Delta common stock due to restrictions under its credit facilities that Delta entered into in connection with its emergency from bankruptcy. Northwest has not paid any dividends on Northwest common stock since its emergence from bankruptcy on May 31, 2007.

Delta

	High	Low
2007
Second Quarter (from April 30, 2007)	$21.95	$18.02
Third Quarter	$21.80	$14.94
Fourth Quarter	$21.10	$14.04

2008
First Quarter	$18.99	$7.94
Second Quarter	$10.89	$4.80
Third Quarter (through July 31, 2008)	$8.79	$4.00

Northwest

	High	Low
2007
Second Quarter (from May 31, 2007)	$26.50	$21.00
Third Quarter	$24.25	$14.00
Fourth Quarter	$21.00	$13.91

2008
First Quarter	$20.12	$8.05
Second Quarter	$12.20	$5.35
Third Quarter (through July 31, 2008)	$10.72	$4.68

COMPARISON OF RIGHTS OF DELTA STOCKHOLDERS

AND NORTHWEST STOCKHOLDERS

Both Delta and Northwest are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently governed by the DGCL. Upon completion of the merger, all outstanding shares of Northwest common stock will be converted into the right to receive 1.25 shares of Delta common stock. Therefore, upon completion of the merger, the rights of the former Northwest stockholders will be governed by Delaware law, the certificate of incorporation of Delta, as amended, and the bylaws of Delta, as amended.

The following discussion is a summary of the current rights of Delta stockholders and the current rights of Northwest stockholders. While this summary includes the material differences between the two, this summary may not contain all of the information that is important to you. We urge you to carefully read this entire joint proxy statement/prospectus, the relevant provisions of the DGCL and the other governing documents to which we refer in this joint proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Delta and a stockholder of Northwest. Delta and Northwest have filed with the SEC their respective governing documents referenced in this summary of stockholder rights and will send copies of these documents to you, without charge, upon your request. See the section entitled “Where You Can Find More Information” on page 172.

	Rights of Delta Stockholders	Rights of Northwest Stockholders
Outstanding Capital Stock	Delta has outstanding only one class of common stock. Holders of Delta common stock are entitled to all of the rights and obligations provided to common stockholders under Delaware law and Delta’s certificate of incorporation and bylaws.	Northwest has outstanding only one class of common stock. Holders of Northwest common stock are entitled to all of the rights and obligations provided to common stockholders under Delaware law and Northwest’s certificate of incorporation and bylaws.

Authorized Capital Stock	The authorized capital stock of Delta consists of 1,500,000,000 shares of common stock, $0.0001 par value per share, and 500,000,000 shares of preferred stock, $0.0001 par value per share. No shares of preferred stock are outstanding.	The authorized capital stock of Northwest consists of 400,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share. No shares of preferred stock are outstanding.

Special Meetings of Stockholders	Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws.

	Delta’s bylaws provide that a special meeting of stockholders may be called only by the Delta board of directors, the Chairman of the Delta board of directors, Delta’s chief executive officer or stockholders holding more than 40% of the voting power of the outstanding shares of Delta common stock.	Northwest’s bylaws provide that, subject to the rights of preferred stockholders, a special meeting of stockholders may be called only by the Chairman of the Northwest board of directors, but only at the written request of (i) a majority of the board of directors or (ii) stockholders holding more than 30% of the outstanding shares of Northwest common stock.

	Rights of Delta Stockholders	Rights of Northwest Stockholders
Stockholder Proposals and Nominations of Candidates for Election to the Board of Directors	Delta’s bylaws allow stockholders to propose business to be brought before an annual meeting. In addition, Delta’s bylaws allow stockholders who are entitled to vote in the election of directors to nominate candidates for election to the Delta board of directors.	Northwest’s bylaws allow stockholders to propose business to be brought before an annual meeting. In addition, Northwest’s bylaws allow stockholders who are entitled to vote in the election of directors to nominate candidates for election to the Northwest board of directors.

	However, such proposals with respect to an annual meeting and such nominations may only be brought by a stockholder who has given timely notice in proper written form to Delta’s Secretary prior to the meeting.	However, such proposals with respect to an annual meeting and such nominations may only be brought by a stockholder who has given timely notice in proper written form to Northwest’s Secretary prior to the meeting.

To be timely, the notice must be delivered to Delta’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Delta.

In accordance with a Letter of Agreement, dated as of April 14, 2008, among Delta, the Delta MEC, MEC and ALPA, the Delta MEC (or any successor thereto, including the Master Executive Council for the pilots of the combined company) has the right, subject to certain limitations, to designate one representative to the Delta board of directors.

To be timely, the notice must be delivered to Northwest’s principal executive offices not less than 90 days nor more than 150 days prior to the first anniversary of the immediately preceding annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed more than 70 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not earlier than the 150th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Northwest. For the purposes of the first annual meeting of Northwest stockholders held after 2007, the anniversary date is deemed to be April 30, 2008.

In accordance with a Letter of Agreement, dated July 31, 2006, between Northwest, Northwest Airlines, Inc. and the Air Line Pilots in the service of Northwest Airlines, Inc. as represented by ALPA, which we refer to as NWA ALPA, NWA ALPA has the right to designate one representative to the Northwest board of directors until December 31, 2012. In accordance with the terms of the transaction framework agreement, the right of NWA ALPA to designate one representative to the Northwest board of directors shall terminate upon the consummation of the merger.

	Rights of Delta Stockholders	Rights of Northwest Stockholders

Number of Directors	The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors as fixed by the corporation’s certificate of incorporation or bylaws.

Delta’s certificate of incorporation and bylaws provide that the Delta board of directors may consist of no less than five and no more than 15 directors, the exact number of directors to be determined from time to time by the vote of a majority of the then authorized number of directors. There are currently eleven positions authorized and eleven directors serving on the Delta board of directors.

Northwest’s certificate of incorporation and bylaws provide that the Northwest board of directors may consist of no less than three and no more than 15 directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the board of directors. There are currently twelve positions authorized and twelve directors serving on the Northwest board of directors.
Election of Directors	The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote.

	Delta’s bylaws provide that in a non-contested election, directors are elected by the vote of a majority of the votes cast with respect to the director at any meeting at which a quorum is present. If the number of nominees exceeds the number of directors to be elected, the directors are elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.	Northwest’s bylaws provide that directors are elected by the holders of a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Term Limits	Delta’s bylaws do not provide any limit on the number of years that a director may serve on the Delta board of directors.	Northwest’s bylaws provide that the maximum number of consecutive years that any non-executive director may be elected to serve on the Northwest board of directors is twelve years.

Limitation on Liability of Directors	Delta’s certificate of incorporation provides that, to the fullest extent permitted by Delaware law, no director of Delta will be personally liability to Delta or its stockholders for monetary damages for breach of a fiduciary duty as a director of Delta.	Northwest’s certificate of incorporation provides that no director of Northwest will be personally liable to Northwest or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation is not permitted under the DGCL

Indemnification of Directors and Officers	Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorney’s fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

	Rights of Delta Stockholders	Rights of Northwest Stockholders
The DGCL generally permits a Delaware corporation to indemnify directors and officers against expenses, judgments, fines and amounts paid in settlement of any action or suit for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

Delta’s certificate of incorporation provides that each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or employee of Delta is indemnified and held harmless by Delta to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) actually or reasonably incurred by such person in connection with such proceeding.

Northwest’s certificate of incorporation provides that to the fullest extent permitted by Delaware law each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Northwest is indemnified and held harmless by Northwest to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection with such proceeding.

	The DGCL and Delta’s bylaws permit Delta to purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Delta or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not Delta would have the power to indemnify such person against such expense, liability or loss under the DGCL.	Northwest is governed by the same provisions of the DGCL, permitting Northwest to purchase director’s and officer’s insurance to protect itself and any director, officer, employee or agent of Northwest.

Amendments to Certificate or Articles of Incorporation	Delta’s certificate of incorporation reserves the right to amend, alter, change or repeal any provision contained in the certificate of incorporation in the manner prescribed by the DGCL.	Northwest’s certificate of incorporation provides that, in addition to any other vote required by the DGCL or Northwest’s certificate of incorporation, the affirmative vote of the holders of at least a majority in voting power of all the then outstanding shares of Northwest common stock entitled to vote at an election of directors, voting together as a single class, is required to alter, amend or repeal provisions of Northwest’s certificate of incorporation relating to amendments to such

	Rights of Delta Stockholders	Rights of Northwest Stockholders
certificate of incorporation or its bylaws, stockholder meetings and board of director matters (except for provisions related to board composition or director removal).

Amendments to Bylaws	Delta’s bylaws provide that Delta’s bylaws may be repealed, altered or amended at either an annual or special meeting of stockholders by the affirmative vote of the holders of stock entitled to cast a majority of the voting power at any meeting at which a quorum is present. Furthermore, Delta’s certificate of incorporation and bylaws also provide the Delta board of directors with the authority to make, repeal, alter or amend Delta’s bylaws.

Northwest’s bylaws provide that Northwest’s bylaws may be amended, altered, changed, added or repealed by the Northwest board of directors or at a meeting of Northwest’s stockholders.

Northwest’s bylaws further provide that, notwithstanding any other provision of Northwest’s bylaws or any provision of law which may permit a lesser vote of Northwest’s stockholders, the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of stock of Northwest entitled to vote generally in the election of directors, voting together as a single class, is required for the stockholders to make, amend, alter, change, add to or repeal provisions of Northwest’s bylaws relating to the calling of special meetings of the stockholders, the notice requirements for annual and special meetings of the stockholders, the filling of board vacancies, and the amending of such bylaws.

Stockholder Rights Plan

Delta does not have a stockholder rights plan.

Delta’s bylaws provide that the Delta board of directors will not adopt or extend any current or future stockholder rights plan, or “poison pill,” without prior stockholder approval unless, due to timing constraints or otherwise, the Delta board of directors, in discharging its fiduciary duties, and acting upon the recommendation of the independent directors on the Delta board of directors, determines that it would be in the best interests of Delta to adopt or extend a stockholder rights plan without the delay that would result from seeking advance stockholder approval. If an adopted stockholder rights plan has a stated term longer than twelve months, the Delta board of directors will put the stockholder rights plan to a stockholder ratification vote within twelve months after it is adopted or the stockholder rights plan will expire automatically one year after it is first adopted. If the stockholder rights plan is put to a

Northwest’s rights plan entitles each holder of Northwest common stock to a “right” to purchase from the Northwest a unit consisting of one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, at a purchase price of $120 in cash per unit, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of May 25, 2007 between Northwest and Computershare Trust Company, N.A., as rights agent.

Under the agreement, if any person commences a tender or exchange offer, the consummation of which would result in such person becoming the beneficial owner of 20% or more of the outstanding shares of Northwest common stock, or thereafter Northwest is involved in a merger or other business combination in which 50% or more of Northwest’s assets or earning power is sold, each right entitles its holder to receive, upon

Rights of Delta Stockholders	Rights of Northwest Stockholders
stockholder ratification vote and fails to receive the approval of a majority of the votes cast, the stockholder rights plan will terminate immediately.

exercise, Northwest common stock (or, in the case of a merger or other business combination, stock of the acquiring company) having a value equal to two times the exercise price of the right.

Upon exercise, each share of preferred stock will be entitled to a minimum preferential quarterly dividend payment equal to 1,000 times the dividend declared per share of Northwest common stock. In the event of a liquidation, dissolution or winding up of Northwest, the holders of the preferred stock will be entitled to a minimum preferential liquidating payment of $1,000 per share and will be entitled to an aggregate payment of 1,000 times the payment made per share of Northwest common stock. Each share of preferred stock will have 1,000 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which common stock is changed or exchanged, each share of preferred stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions.

Because of the nature of the preferred stock’s dividend, liquidation and voting rights, the value of one one-thousandth of a share of preferred stock purchasable upon exercise of each right should approximate the value of one share of common stock.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Northwest without conditioning the offer on a substantial number of rights being acquired.

The rights, however, should not affect any prospective offeror willing to make a permitted offer. The rights should not interfere with any merger or other business combination approved by the board of directors of Northwest since the board of directors may, at its option, redeem all but not less than all of the then outstanding rights for a nominal redemption price ($0.01 per right).

On April 14, 2008, Northwest amended its rights agreement to exempt the merger and the other transactions contemplated by the merger agreement from the effect of the rights agreement.

The rights will expire at the close of business on May 31, 2017, unless earlier redeemed or exchanged by Northwest, including immediately prior to the completion of the merger.

OTHER MATTERS TO BE CONSIDERED

AT THE NORTHWEST ANNUAL MEETING

The Northwest stockholders meeting at which the merger will be considered will also be Northwest’s annual meeting of stockholders for 2008. Therefore, a number of proposals requiring stockholder action in the ordinary course of Northwest’s business also are being presented for consideration and voting. This portion of the document discusses these other proposals, as well as various other matters related to the governance of Northwest.

GOVERNANCE OF NORTHWEST

New Northwest Board of Directors Elected Under the Northwest Plan of Reorganization

On May 18, 2007, the United States Bankruptcy Court for the Southern District of New York, which we refer to as the Bankruptcy Court, entered an order approving and confirming the First Amended Joint and Consolidated Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of Northwest and certain of its direct and indirect subsidiaries, which we refer to, as confirmed, as the Northwest Plan of Reorganization. The Northwest Plan of Reorganization became effective and therefore Northwest and its debtor subsidiaries emerged from bankruptcy protection on May 31, 2007.

Under Northwest’s Plan of Reorganization, twelve individuals were elected to serve on the Northwest board of directors following Northwest’s emergence from bankruptcy on May 31, 2007. Each of these directors is standing for re-election at the Northwest annual meeting. Please see “Northwest Proposal 2—Election of Directors—Information Concerning Director Nominees” below for a list of all twelve director nominees, together with a description of their business experience and background.

Under Northwest’s Plan of Reorganization, Northwest and the Official Committee of Unsecured Creditors in Northwest’s bankruptcy case, which we refer to as the Creditors Committee, jointly retained the services of Russell Reynolds Associates, an executive search firm, to identify and screen potential candidates to serve on the Northwest board of directors following Northwest’s emergence from bankruptcy. In addition to the search conducted by Russell Reynolds, both Northwest and the Creditors Committee identified potential director candidates for consideration, and, pursuant to the collective bargaining agreement between NWA and ALPA, ALPA has the right to designate one member of the Northwest board of directors. The current directors were selected for service on the Northwest board of directors by a committee comprised of (i) three members from the Creditors Committee, (ii) two significant independent creditors, and (iii) three members of Northwest’s then-current Northwest board of directors.

Northwest’s Corporate Governance Guidelines; Code of Business Conduct

In 2007, following Northwest’s emergence from bankruptcy, the Corporate Governance Committee of the Northwest board of directors, which we refer to as the Corporate Governance Committee, developed, and the Northwest board of directors adopted, a set of Corporate Governance Guidelines. In addition, Northwest has adopted a Code of Business Conduct. NWA’s Code of Business Conduct is applicable to members of the Northwest board of directors and all employees of NWA, including Northwest’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. If in the future NWA were to amend or grant a waiver from the Code of Business Conduct, such information would be posted on its website. The Northwest board of directors also has adopted a policy with regard to reviewing certain transactions in which Northwest or an affiliate of Northwest is a participant and an officer, director or nominee for director has, had or may have a direct or indirect material interest. See “Governance of Northwest—Related Person Transactions” below. All of these documents are available free of charge on NWA’s website, www.ir.nwa.com. A copy of Northwest’s Corporate Governance Guidelines and NWA’s Code of Business Conduct may also be obtained free of charge from Northwest upon a written request addressed to:

Northwest Airlines Corporation

Attention: Corporate Secretary

2700 Lone Oak Parkway

Dept. A1180

Eagan, MN 55121

The information on NWA’s website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings Northwest makes with the Securities and Exchange Commission.

Executive Sessions of Directors

Executive sessions of Northwest’s non-management directors are held regularly and were held on 5 occasions during 2007. As Chairman of the Northwest board of directors, Mr. Bostock presides over these executive sessions. Mr. Steenland, Northwest’s President and Chief Executive Officer, does not attend the executive sessions of the Northwest board of directors.

Communications with Directors

Stockholders or other interested parties may communicate with any director or committee of the Northwest board of directors, or with the non-management directors as a group, by writing to them c/o Secretary, Northwest Airlines Corporation, 2700 Lone Oak Parkway, Dept. A1180, Eagan, MN 55121 or by sending an e-mail to corporatesecretary@nwa.com. All communications that relate to matters within the scope of the responsibilities of the Northwest board of directors will be forwarded to the Chairman of the Northwest board of directors. Communications that relate to matters that are within the responsibility of one of the committees of the Northwest board of directors will be forwarded to the Chair of the appropriate Committee. Communications that relate to ordinary business matters that are not within the scope of the Northwest board’s responsibilities, such as customer complaints, will be forwarded to the appropriate department of Northwest or affiliate of Northwest for handling.

Director Nomination Process

The Corporate Governance Committee is responsible for identifying and evaluating nominees for director and for recommending to the Northwest board of directors a slate of nominees for election at the Northwest annual meeting of stockholders. In evaluating the suitability of individuals for Northwest board of directors membership, the Corporate Governance Committee takes into account many factors, including whether the individual meets requirements for independence; the individual’s general understanding of the various disciplines relevant to the success of a large publicly-traded company; the individual’s understanding of Northwest’s businesses and markets; the individual’s professional expertise and educational background; and other factors that promote diversity of views and experience. In determining whether to recommend a director for re-election, the Corporate Governance Committee also reviews the performance of the director, including the director’s attendance at prior Northwest board of directors and board committee meetings and the director’s contributions to the activities of the Northwest board of directors. The Corporate Governance Guidelines adopted by the Northwest board of directors in 2007 provide that the Northwest board of directors will maintain minimum qualification standards for nominees to the Northwest board of directors. The Corporate Governance Committee is in the process of developing a set of such standards for consideration by the Northwest board of directors. In addition to such standards, however, when identifying potential Northwest board of directors candidates, from time to time the Corporate Governance Committee may identify certain skills, experience or attributes as being particularly desirable to help meet specific Northwest board of directors needs that have arisen.

In identifying potential candidates for Northwest board of directors membership, the Corporate Governance Committee relies on suggestions and recommendations from the Northwest board of directors, stockholders, management and others. From time to time, the Corporate Governance Committee also retains search firms to assist it in identifying potential candidates. Stockholders wishing to suggest candidates to the Corporate Governance Committee for consideration as directors may do so by writing to the Corporate Governance Committee c/o Secretary, Northwest Airlines Corporation, 2700 Lone Oak Parkway, Dept. A1180, Eagan, MN 55121 or by sending an e-mail to corporatesecretary@nwa.com. Northwest’s Bylaws set forth the procedures a stockholder must follow to nominate directors. These procedures are summarized in this joint proxy statement/prospectus under the caption “Stockholder Proposals—Northwest.”

Related Person Transactions

Prior to Northwest’s emergence from bankruptcy, the Audit Committee of the Northwest board of directors (the “Audit Committee”) adopted a written policy regarding the review of related person transactions. In January 2008, the Northwest board of directors designated the Corporate Governance Committee as the committee responsible for considering and approving or ratifying Related Person Transactions (defined below) in accordance with the policy previously adopted by the Audit Committee. The policy requires Northwest’s executive officers, directors and nominees for director to promptly notify the Northwest legal department in writing of any transaction in which (i) the amount exceeds $120,000, (ii) Northwest or an affiliate of Northwest is, was or is proposed to be a participant and (iii) such person or such person’s immediate family members, who we refer to as Related Persons, has, had or may have a direct or indirect interest, which we refer to as a Related Person Transaction. Subject to certain exceptions delineated in the policy, Related Person Transactions must be brought to the attention of the Corporate Governance Committee or another committee designated by the Northwest board of directors that is comprised solely of independent directors for an assessment of whether the transaction or proposed transaction should be permitted to proceed. In deciding whether to approve or ratify the Related Person Transaction, the Corporate Governance Committee is required to consider all relevant facts and circumstances, including without limitation the Related Person’s relationship to Northwest and its affiliates and interest in the Related Person Transaction, the aggregate value of the Related Person Transaction, the benefits of the Related Person Transaction to Northwest and its affiliates, the impact of the Related Person Transaction on the Related Person’s independence, the availability of other sources for comparable products or services, and whether the Related Person Transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally. If the Corporate Governance Committee determines that the Related Person has a direct or indirect interest in any such transaction, the Corporate Governance Committee must review and approve, ratify or disapprove the Related Person Transaction.

In connection with the departure of Gary L. Wilson from his position as Chairman of the Northwest board of directors of Northwest upon Northwest’s emergence from bankruptcy, a position which he held since April 1997, Northwest entered into an agreement with Mr. Wilson that provides for (i) the retention of Mr. Wilson as a consultant to Northwest for a period commencing on June 1, 2007 and ending on December 31, 2008 for a consulting fee of $200,000 payable in three installments, (ii) participation by Mr. Wilson, his spouse and eligible dependents in NWA’s group medical and dental plans for the life of Mr. Wilson, provided that such coverage shall be secondary to any Medicare benefits to which Mr. Wilson, his spouse and eligible dependents may be entitled and, if Mr. Wilson becomes employed by another employer, such coverage will become secondary to any coverage provided by such employer, (iii) positive space pass travel benefits on regularly scheduled flights of NWA during the remainder of Mr. Wilson’s lifetime for the personal use of Mr. Wilson, his spouse and dependent children, up to $30,000 per year for 2008, 2009 and 2010 and up to $25,000 for each year thereafter until Mr. Wilson’s death of positive pass travel benefits on NWA that Mr. Wilson may extend to other individuals, and an annual tax gross-up payment for income taxes incurred by Mr. Wilson on such travel benefits, and (iv) secretarial support for ten years and reimbursement for reasonable expenses incurred for a home office for Mr. Wilson. In addition, Northwest agreed, subject to approval by the Bankruptcy Court, to make a $2 million charitable contribution to a charity selected by Mr. Wilson. Under the agreement, Mr. Wilson agreed that, during the period ending December 31, 2008, he will not become an employee, consultant, officer, partner or director of any air carrier that competes with Northwest and will not directly or indirectly solicit or encourage any employee of Northwest or its affiliates to leave the employment of Northwest or its affiliates. The agreement with Mr. Wilson was approved by the Northwest board of directors and has been approved by the Bankruptcy Court.

In April 2008, Northwest also entered into a stipulation with Mickey P. Foret, a director of Northwest, in connection with the settlement of a claim filed on his behalf in Northwest’s bankruptcy case in respect of outstanding consulting fees payable by NWA pursuant to a consulting agreement entered into by NWA with Aviation Consultants, LLC, of which Mr. Foret is the sole member, in January 2005, as well as post-employment benefits that NWA had agreed to provide to Mr. Foret in connection with the termination of his employment in October 2001. The agreement provides that Mr. Foret will be entitled to (i) a general allowed unsecured claim in the amount of $1,020,000 in Northwest’s bankruptcy case, which, under the terms of the Northwest Plan of Reorganization, will entitle Mr. Foret to receive, as of the April 1, 2008 quarterly distribution date, 26,835 shares of Northwest common stock, (ii) participation by Mr. Foret, his spouse and dependent children in NWA’s group medical and dental plans for the duration of Mr. Foret’s and his spouse’s lifetimes, provided that such coverage shall be secondary to any Medicare benefits to which Mr. Foret, his spouse and eligible dependents may be entitled and, if Mr. Foret becomes employed by another employer, such coverage will become secondary to any coverage provided by such employer, (iii) reimbursement under NWA’s medical expense reimbursement plan for out-of-pocket medical expenses incurred by Mr. Foret, his spouse and eligible dependents during the remainder of Mr. Foret’s lifetime, (iv) positive space pass travel benefits on regularly scheduled flights of NWA during the remainder of Mr. Foret’s lifetime for the personal use of Mr. Foret, his spouse and dependent children, and (v) an annual tax gross-up payment for income taxes incurred by Mr. Foret on the value of such medical, dental and travel benefits. The agreement with Mr. Foret was reviewed and approved by the Audit Committee pursuant to the Related Person Transaction policy.

Director Independence

Each year, the Corporate Governance Committee reviews the relationships between each member of the Northwest board of directors and Northwest or any affiliate of Northwest. On the basis of its review, the Corporate Governance Committee delivers a report to the full Northwest board of directors and the Northwest board of directors makes its independence and “audit committee financial expert” determinations based upon the report of the Corporate Governance Committee. As a result of this review, the Northwest board of directors affirmatively determined that Messrs. Bostock, Brandon, Durham, Engler, Friedman, Katz, Postl and Slater and Ms. Goodwin (constituting a majority of the Northwest board) qualify as “independent directors,” as currently defined under the rules of the New York Stock Exchange; and that Messrs. Foret, Steenland, and Zoller do not qualify as “independent directors.” Messrs. Steenland and Zoller are not considered independent given that each of them is currently an employee of NWA and Mr. Foret is not considered independent given that he served as a consultant to NWA during the period following his resignation as Executive Vice President and Chief Financial Officer of Northwest and NWA until September 2005 and received more than $100,000 per year for his services during this period.

In making its independence determinations, the Northwest board of directors considered that in the ordinary course of business transactions may occur between Northwest and its affiliates and companies or other entities at which some of its directors are or have been officers. In 2007, NWA’s defined benefit pension plans master trust made a $50 million investment in a Blackstone real estate investment fund. Mr. Friedman is a principal of The Blackstone Group L.P., which is an affiliate of the investment fund in which the master trust made the investment. The Audit Committee approved the transaction pursuant to Northwest’s policy regarding related party transactions and, upon review, the Northwest board of directors re-affirmed Mr. Friedman’s independence.

NORTHWEST BOARD OF DIRECTORS AND BOARD COMMITTEES

The Northwest board of directors is responsible for overseeing the management of Northwest’s business, property and affairs. In fulfilling their responsibilities, each director must exercise his or her good faith business judgment in a manner that is in the best interests of Northwest. The Northwest board of directors typically holds five regular meetings each year and holds special meetings when necessary. During 2007, the Northwest board of directors held five regularly scheduled and eleven special meetings.

The directors are expected to attend Northwest board of directors meetings, meetings of Northwest board of directors committees on which they serve and the annual meeting of stockholders, with the understanding that on occasion a director may be unable to attend a meeting. During 2007, all of Northwest’s incumbent directors attended at least 75 percent of the regularly scheduled and special meetings of the Northwest board of directors and Northwest board of directors committees on which they served. Northwest’s most recent annual meeting of stockholders was held on June 30, 2005 and at that meeting all but two of Northwest’s former directors attended the meeting.

The Northwest board of directors has established various standing committees to assist it with the performance of its responsibilities. These committees and their members are listed below. The Northwest board of directors designates the members of these committees and the committee chairs based on the recommendations of the Corporate Governance Committee. The Northwest board of directors has adopted written charters for each of these committees and these charters are available on Northwest’s website at www.ir.nwa.com. A copy of the charters for each of these committees may also be obtained free of charge from Northwest upon a written request addressed as set forth above under “Northwest’s Corporate Governance Guidelines; Code of Business Conduct.” The chair of each committee develops the agenda for meetings of that committee and determines the frequency and length of committee meetings.

During 2007, the Northwest board of directors had seven standing committees. Those committees consisted of the Audit Committee, the Compensation Committee, the Corporate Governance Committee, the Finance Committee, the Marketing and Communications Committee, the People Committee, and the Safety and Security Committee. At the end of 2007, the Marketing and Communications Committee and the People Committee were combined into a single committee called the Marketing and Communications Committee. A description of the responsibilities of each standing committee of the Northwest board of directors, their current members and meeting information for 2007 follows:

Audit Committee. The current members of the Audit Committee are Messrs. Durham (Chair), Engler and Katz, each of whom qualifies as an “independent” director under the rules of the New York Stock Exchange. The Audit Committee provides assistance to the Northwest board of directors in fulfilling its responsibility to stockholders and the investment community relating to corporate accounting, reporting practices of Northwest, and the quality and integrity of the financial reports of Northwest. The Audit Committee met ten times during 2007. The Northwest board of directors has determined that Messrs. Durham and Katz qualify as audit committee financial experts.

Compensation Committee. The current members of the Compensation Committee are Messrs. Bostock (Chair), Brandon and Postl. The Compensation Committee administers Northwest’s executive compensation programs and reviews and approves the compensation of the Chief Executive Officer and the other executive officers of Northwest. The Compensation Committee also reviews from time to time Northwest’s compensation and benefits programs applicable generally to management employees of Northwest. The Compensation Committee met six times during 2007. None of the members of the Compensation Committee has ever been an officer or employee of Northwest or any of its affiliates and none of Northwest’s executive officers served on the Northwest board of directors, the compensation committee or any similar committee of another entity of which an executive officer of such entity served on the Northwest board of directors or its Compensation Committee. For additional information on the Compensation Committee’s activities, its use of outside advisors and its consideration and determination of executive compensation, see “Northwest Executive Compensation—Compensation Discussion and Analysis” below.

Corporate Governance Committee. The current members of the Corporate Governance Committee are Messrs. Friedman (Chair), Brandon and Engler, each of whom qualifies as an “independent” director under the rules of the New York Stock Exchange. The Corporate Governance Committee identifies individuals qualified to become members of the Northwest board of directors and recommends to the Northwest board of directors the slate of directors to be nominated at each annual meeting of stockholders and directors to fill vacancies on the Northwest board of directors. The Corporate Governance Committee also recommends directors to be appointed to committees of the Northwest board of directors and oversees the performance evaluations of the Northwest board of directors and management. The Corporate Governance Committee considers and recommends to the Northwest board of directors from time to time revisions to NWA’s Corporate Governance Guidelines and is responsible for considering related person transactions, potential conflicts of interest and violations of Northwest’s Code of Business Conduct by members of the Northwest board of directors or senior management. The Corporate Governance Committee also oversees director compensation and director training. The Corporate Governance Committee met two times during 2007.

Finance Committee. The current members of the Finance Committee are Messrs. Foret (Chair), Durham and Steenland. The Finance Committee reviews Northwest’s business and financial strategies, the annual operating and capital budgets and proposed capital expenditures, acquisitions and sales of Northwest’s assets. The Finance Committee met seven times during 2007.

Marketing and Communications Committee. The current members of the Marketing and Communications Committee are Messrs. Postl (Chair), Bostock, Slater, Steenland and Zoller and Ms. Goodwin. The Marketing and Communications Committee provides general advice, counsel and guidance to management of Northwest with respect to the development and overall coordination of Northwest’s marketing and communications activities. The Marketing and Communications Committee met two times during 2007.

People Committee. Prior to the People Committee being combined with the Marketing and Communications Committee, the People Committee consisted of Messrs. Slater (Chair), Steenland and Zoller and Ms. Goodwin. The Committee provided consultation and advice to management regarding Northwest’s efforts to strengthen its relationships with union leadership and represented employees of NWA and to improve the overall morale of its employees. The People Committee met four times during 2007.

Safety and Security Committee. The current members of the Safety and Security Committee are Messrs. Katz (Chair), Slater and Zoller. The Safety and Security Committee reviews Northwest’s policies and procedures regarding safety matters and passenger security issues and industry initiatives and reviews Northwest’s safety performance on a regular basis. The Safety and Security Committee met four times during 2007.

Director Compensation in 2007

Prior to Northwest’s emergence from bankruptcy, non-employee directors of Northwest, which included all directors other than Messrs. Wilson, Steenland and Zoller, were entitled to receive an annual retainer fee of $25,000 and an attendance fee of $1,000 for each Northwest board meeting and each Northwest board of directors committee meeting attended. The chairpersons of the standing Northwest board of directors committees were paid an additional annual fee of $5,000.

Following Northwest’s emergence from bankruptcy, the Northwest board of directors retained Towers Perrin to assess the competitiveness of Northwest’s director compensation program. Based on information regarding director compensation at other companies, both within and outside the airline industry, the Northwest board of directors approved changes to Northwest’s compensation program for non-employee directors, which became effective on May 31, 2007. Under these changes, non-employee directors of Northwest, which includes all directors other than Messrs. Steenland and Zoller, are entitled to receive (1) an annual board retainer fee of $50,000, (2) a $5,000 annual fee for service on a committee of the Northwest board of directors, (3) an annual chairperson fee of $100,000 for the Chairman of the Northwest board of directors, $25,000 for the chairperson of the Audit Committee and $15,000 for the chairperson of each of the other board committees, and (4) a $1,500 fee for attendance at each Northwest board of directors meeting. In addition, subject to the approval by stockholders of Northwest of an amendment to the Northwest 2007 Stock Incentive Plan that would allow non-employee directors to participate in the Northwest 2007 Stock Incentive Plan, the Northwest board of directors approved the grant to each non-employee director of a restricted stock unit award covering 10,975 shares of Northwest common stock and a non-qualified stock option award covering 7,317 shares of Northwest common stock (collectively, the “Director Stock Awards”) under the terms of the Northwest 2007 Stock Incentive Plan. Subject to stockholder approval of the proposed amendment to the Northwest 2007 Stock Incentive Plan, the Director Stock Awards will vest in installments over four years so long as the director continues to serve on the Northwest board of directors.

In addition to the cash and equity compensation provided to the non-employee directors described below, all directors and their spouses and dependent children are eligible for positive space pass travel benefits on NWA and certain other airlines and each director will receive lifetime positive space pass travel benefits on NWA and certain other airlines after serving as a director of Northwest for five years. In April 2008 in connection with Northwest’s execution of the merger agreement with Delta, the Northwest board of directors approved a modification to Northwest’s policy regarding pass travel benefits for its non-employee directors under which, following a change of control, each of the current directors will be entitled to positive space pass travel benefits on NWA and any successor to NWA and such successor’s affiliates during his or her lifetime, regardless of the number of years of service on the Northwest board of directors. In addition, during the period in which they serve on the Northwest board of directors, all directors are entitled to $25,000 per year of airline travel benefits on NWA that may be extended to other individuals and are reimbursed by Northwest for income taxes resulting from use of the director’s airline travel benefits on NWA. All directors also are reimbursed for ordinary expenses incurred in connection with their attendance at Northwest board of directors and board committee meetings. Northwest indemnifies its directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to Northwest. This is required under Northwest’s Amended and Restated Certificate of Incorporation, and Northwest also has entered into agreements with its directors contractually obligating it to provide this indemnification to them.

In connection with the execution of the merger agreement with Delta, the Northwest board of directors approved certain changes to Northwest’s director compensation program. First, the Northwest board of directors approved an extension to the post-termination exercise period for outstanding stock options previously granted to non-employee directors of Northwest, which remain subject to approval of Northwest’s stockholders, so that, if a director does not continue as, or is not appointed as, a member of the Northwest board of directors of the parent entity of the surviving corporation in any change of control transaction or is otherwise removed as, or not elected to be, a member of such board (other than for cause) during the two year period following a change of control, the director would have three years to exercise his or her outstanding options. In all cases, however, the post-termination exercise period remains subject to the award’s original 10-year term. In addition, the Northwest board of directors approved an amendment to the terms of outstanding stock options and restricted stock units held by non-employee directors of Northwest to provide for the automatic vesting of all outstanding awards that are unvested or subject to lapse restrictions upon the occurrence of a change of control, which the merger with Delta will be. Finally, as noted above, the Northwest board of directors approved a change to its director pass travel policy to provide, in the event of a change of control transaction, lifetime positive space pass travel privileges on NWA, any successor to NWA and their affiliates to all current Northwest board of directors members.

2007 Director Compensation Table

The following table shows the compensation provided to the directors in 2007. Mr. Steenland’s compensation is set forth below in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (3)($)	Total ($)
Current Directors:
Roy J. Bostock	90,548	—	—	—	—	27,908	118,456
David A. Brandon	27,596	—	—	—	—	11,577	39,173
Michael J. Durham	30,750	—	—	—	—	1,448	32,198
John M. Engler	63,706	—	—	—	—	27,820	91,526
Mickey P. Foret	30,422	—	—	—	—	27,680	58,102
Robert L. Friedman	77,449	—	—	—	—	28,373	105,822
Doris Kearns Goodwin	63,206	—	—	—	—	25,094	88,300
Jeffrey G. Katz	83,491	—	—	—	—	20,083	103,574
James J. Postl	37,120	—	—	—	—	—	37,120
Rodney E. Slater	62,230	—	—	—	—	21,098	83,328
William S. Zoller(4)	—	—	—	—	93,000	299,104	392,104

Former Directors:
Ray W. Benning, Jr.	40,107	—	—	—	—	17,243	57,350
Dennis F. Hightower	31,860	—	—	—	—	39,112	70,972
George J. Kourpias	34,932	—	—	—	—	22,337	57,269
Frederic V. Malek	24,610	—	—	—	—	21,955	46,565
Leo M. van Wijk	23,610	—	—	—	—	2,517	26,127
Gary L. Wilson(4)	—	—	—	—	3,000	153,315	156,315

(1)	Only non-employee directors of Northwest are entitled to receive Northwest board of directors retainer fees and meeting fees.
(2)	On June 28, 2007, the Northwest board of directors approved the grant to each non-employee director of a restricted stock unit award covering 10,975 shares of common stock and a non-qualified stock option award covering 7,317 shares of common stock (collectively, the “Director Stock Awards”) under the terms of the Northwest 2007 Stock Incentive Plan, subject to the approval by stockholders of Northwest of an amendment, which we refer to as the Stock Plan Amendment, to the Northwest 2007 Stock Incentive Plan that would allow non-employee directors to participate in the plan. Subject to stockholder approval of the Stock Plan Amendment by Northwest stockholders, the Director Stock Awards will vest in installments over four years so long as the director continues to serve on the Northwest board of directors; provided, however, subject to the amendments discussed in “New Plans and Arrangements Adopted in Connection with Potential Merger” starting on page 151, all Director Stock Awards as of the effective date of the merger will vest in full. Since the Director Stock Awards are subject to and conditioned upon stockholder approval of the Stock Plan Amendment, Northwest did not recognize any compensation expense under FAS 123R in 2007 for these awards.
(3)	See the “Director—All Other Compensation” Table below for details regarding the amounts disclosed in this column.
(4)	During 2007, Messrs. Wilson and Zoller were employees of NWA and therefore did not receive Northwest board of directors retainer fees or meeting fees. The amounts shown in the “Change in Pension Value” column and portions of the “All Other Compensation” column for Messrs. Wilson and Zoller represent compensation for services as employees of NWA.

Director—All Other Compensation Table

The amounts in the “All Other Compensation” column of the 2007 Director Compensation Table consist of the following items:

Name	Tax Reimbursement Payments(1)	Employee Compensation	Incremental Cost of Perquisites or Personal Benefits(2)	Bankruptcy Claim Proceeds	Employer Contributions to 401(k) Plan	Excess 401(k) Plan Cash Payments(3)	Total – All Other Compensation
Current Directors:	($)	($)	($)	($)	($)	($)	($)
Roy J. Bostock	74	—	27,833	—	—	—	27,908
David A. Brandon	—	—	11,577	—	—	—	11,577
Michael J. Durham	—	—	1,448	—	—	—	1,448
John M. Engler	4,532	—	23,288	—	—	—	27,820
Mickey P. Foret	—	—	27,680	—	—	—	27,680
Robert L. Friedman	—	—	28,373	—	—	—	28,373
Doris Kearns Goodwin	688	—	24,406	—	—	—	25,094
Jeffrey G. Katz	2,036	—	18,047	—	—	—	20,083
James J. Postl	—	—	—	—	—	—	—
Rodney E. Slater	4,917	—	16,181	—	—	—	21,098
William S. Zoller(4)	—	200,241	7,382	82,619	2,920	5,942	299,104

Former Directors:
Ray W. Benning, Jr.	433	—	16,810	—	—	—	17,243
Dennis F. Hightower	1,598	—	37,514	—	—	—	39,112
George J. Kourpias	1,018	—	21,319	—	—	—	22,337
Frederic V. Malek	180	—	21,775	—	—	—	21,955
Leo M. van Wijk	—	—	2,517	—	—	—	2,517
Gary L. Wilson(5)	—	4,199	148,434	—	682	—	153,315

(1)	The amounts shown are reimbursement payments for income taxes resulting from use of the director’s pass travel benefits.
(2)	The amounts shown represent the incremental cost to NWA of perquisites provided to the directors in 2007, which include (A) positive space airline pass travel benefits on NWA and certain other airlines for the personal use of the director, his or her eligible family members and other individuals designated by the director, and (B) the following benefits received by Messrs. Foret and Wilson pursuant to agreements entered into with each director in 2007 (see “Certain Relationships, Related Transactions and Director Independence” below): medical expense reimbursement payments to Messrs. Foret ($5,062) and Wilson ($16,014), coverage under NWA’s medical and dental plans for Messrs. Foret ($11,813) and Wilson ($11,357) and their eligible family members, and the cost of providing dedicated secretarial support and office equipment and supplies for Mr. Wilson pursuant to his agreement with NWA ($73,164). For a description of the methodology used to determine the incremental cost to NWA of positive space pass travel benefits provided to the directors, see footnote (3) to the All Other Compensation Table that follows the Summary Compensation Table.
(3)	The amounts shown represent non-qualified retirement benefits earned under NWA’s defined contribution plans in excess of the limitations imposed by the Internal Revenue Code. All employer contribution amounts under NWA’s Retirement Savings Plan that are in excess of the limitations under the Internal Revenue Code are payable to employees in cash on a semi-monthly basis. See “NWA’s Executive Compensation Program—Retirement Benefits—Excess 401(k) Cash Payments” under the Compensation Discussion and Analysis section below.
(4)

Mr. Zoller is a 747-400 Captain for NWA and, as such, is entitled to receive compensation applicable to his position in accordance with the collective bargaining agreement between NWA and ALPA. In addition, in connection with Northwest’s emergence from bankruptcy, Mr. Zoller received a cash payment in the amount of $82,619 representing his allocated portion of the proceeds of an allowed general unsecured claim awarded to ALPA in respect of reductions in wages and benefits for pilots of NWA under the collective bargaining agreement entered into during NWA’s bankruptcy. As an employee of NWA, Mr. Zoller was eligible to participate in the health and welfare benefits offered to employees of NWA and received an employer contribution to his account under the Retirement Savings Plan based on the amount of his qualified earnings during the year.

(5)	Mr. Wilson was an employee of NWA until his retirement on May 31, 2007. At the time of his retirement, his annual salary was $8,840. As an employee of NWA, Mr. Wilson was eligible to participate in the health and welfare benefits offered to employees of NWA and received an employer contribution to his account under the Retirement Savings Plan based on the amount of his qualified earnings during the year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the holdings, as of July 31, 2008, of Northwest’s common stock of each director of Northwest, each executive officer named in the Summary Compensation Table, all directors and executive officers of Northwest as a group, and each person known to Northwest to beneficially own more than five percent of any class of Northwest’s voting securities. Unless otherwise indicated, each named beneficial owner has sole voting and investment power with respect to the shares listed.

Name of Beneficial Owner	Class of Security	Number of Shares(1)	Percent of Class
Directors/Nominees for Director:
Roy J. Bostock	Common Stock	2,200	*
David A. Brandon	Common Stock	—	—
Michael J. Durham	Common Stock	—	—
John M. Engler	Common Stock	—	—
Mickey P. Foret	Common Stock	—	—
Robert L. Friedman	Common Stock	—	—
Doris Kearns Goodwin	Common Stock	—	—
Jeffrey G. Katz	Common Stock	—	—
James J. Postl	Common Stock	—	—
Rodney E. Slater	Common Stock	—	—
Douglas M. Steenland	Common Stock	294,492	*
William S. Zoller	Common Stock	—	—
Named Executive Officers:
David M. Davis	Common Stock	87,570	*
J. Timothy Griffin	Common Stock	67,816	*
Andrew C. Roberts	Common Stock	93,248	*
Neal S. Cohen	Common Stock	277,167	*
All directors and executive officers as a group (16 persons)	Common Stock	822,453	*
Other 5% Holders:
Wellington Management Company, LLP(2)	Common Stock	29,080,996	11.4
75 State Street Boston, MA 02109
FMR LLC(3)	Common Stock	24,330,232	9.6
82 Devonshire Street Boston, MA 02109
Wayzata Investment Partners LLC(4)	Common Stock	15,578,000	6.1
701 East Lake Street, Suite 300 Wayzata, MN 55391
Harbert Management Corporation(5)	Common Stock	12,572,767	4.9
One Riverchase Parkway South Birmingham, Alabama 35244
Vanguard Windsor Fund(6)	Common Stock	12,456,100	4.9
100 Vanguard Blvd. Malvern, PA 19355

*	Less than 1%
(1)	The SEC deems a person to have beneficial ownership of all shares that such person has the right to acquire within 60 days. The figures shown include the following shares subject to stock options granted under the Northwest 2007 Stock Incentive Plan, which the individual or group has the right to acquire within 60 days of July 31, 2008: Steenland—159,057 shares; Davis—54,873 shares; Griffin—66,852 shares; Roberts—72,936 shares; Cohen—155,042 shares; and all directors and executive officers as a group—508,760 shares.

(2)	Based on a Schedule 13G filed with the SEC on behalf of Wellington Management Company, LLP indicating that, at December 31, 2007, the firm, in its capacity as investment advisor, had shared voting power over 10,872,086 shares of such shares and shared power to dispose of all such shares.
(3)	Based on a Schedule 13G filed with the SEC on behalf of FMR LLC indicating that, at February 29, 2008, the firm, in its capacity as investment advisor, had sole voting power to vote 880,993 of such shares and sole power to dispose of all such shares.
(4)	Based on a Schedule 13G filed with the SEC on behalf of Wayzata Investment Partners LLC indicating that, at December 31, 2007, the firm, in its capacity as an investment advisor, had sole voting power and sole dispositive power over such shares.
(5)	Based on a Schedule 13G filed with the SEC on behalf of Harbert Management Corporation (“HMC”) and affiliated persons indicating that, at December 31, 2007, 9,744,493 of such shares were held in the Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”), and 2,828,274 of such shares were held in the Harbinger Capital Partners Special Situations Fund, L.P. (the “Special Situations Fund”). Each fund has shared voting and shared dispositive power over the shares held in such fund.
(6)	Based on a Schedule 13G filed with the SEC on behalf of Vanguard Windsor Funds indicating that, at December 31, 2007, the funds, in their capacity as investment advisors, had sole voting power over such shares.

NORTHWEST PROPOSAL 1:

ELECTION OF DIRECTORS

It is proposed that twelve directors be elected at the Northwest annual meeting to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified, or until the director’s earlier resignation or removal. Each nominee is presently a director of Northwest and also serves as a director of NWA. The Corporate Governance Committee of the Northwest board of directors has recommended to the Northwest board of directors, and the Northwest board of directors has unanimously nominated, each of the twelve nominees.

The persons named in the enclosed proxy intend to vote the shares covered by proxies for the election of the director-nominees named below. The twelve nominees for election to the Northwest board of directors receiving the greatest number of affirmative votes cast by holders of Northwest common stock will be elected as directors. If any nominee shall, prior to the Northwest annual meeting, become unavailable for election as a director, which is not anticipated, the shares covered by proxies will be voted for another nominee to be selected by the Northwest board of directors.

Information Concerning Director Nominees

Information with respect to the business experience and affiliations of the director nominees follows:

Roy J. Bostock, age 67, has served as a director of Northwest since April 2005. Since 2002, he has served as a principal of Sealedge Investments, LLC (diversified private investment company), the Chairman of the Partnership for a Drug-Free America (not-for-profit organization based in New York City), and the Chairman of the Committee for Economic Development (Washington, D.C.-based public policy group). From 2000 to 2002, Mr. Bostock served as Chairman of B/Com3 (advertising), and from 1996 to 2000 he served as Chairman and Chief Executive Officer of the McManus Group (communications services). Prior to 1996, Mr. Bostock served in a variety of senior executive positions in the advertising agency business, including Chairman and Chief Executive Officer of D’Arcy Masius Benton & Bowles, Inc. from 1990 to 1996. Mr. Bostock also serves as a director of Yahoo! Inc. and Morgan Stanley.

David A. Brandon, age 56, has served as a director of Northwest since May 31, 2007. Since 1999, Mr. Brandon has served as Chairman and Chief Executive Officer of Domino’s Pizza, Inc. (worldwide pizza chain). From 1989 to 1998, he served as President and Chief Executive Officer of Valassis, Inc. (international marketing services and sales promotion company), and Chairman of the Board of Directors of Valassis from 1997 to 1998. Prior to joining Valassis, Mr. Brandon served in a variety of sales management positions at Procter & Gamble. He also serves on the Board of Directors of the TJX Companies, Inc., Burger King Corporation and Kaydon Corporation.

Michael J. Durham, age 57, has served as a director of Northwest since May 31, 2007. Since 2000, Mr. Durham has been founder, President and Chief Executive Officer of Cognizant Associates, Inc. (consulting firm). From October 1996 to October 1999, Mr. Durham served as a director, President and Chief Executive Officer of Sabre, Inc. (computer reservation company). Prior to joining Sabre, he served as Senior Vice President and Treasurer of AMR (airline holding company) and as Senior Vice President of Finance and Chief Financial Officer of American Airlines (airline). Mr. Durham serves as the non-executive Chairman of the Board of Asbury Automotive Group and Acxiom Corporation. He also serves on the Board of Directors of Hertz Global Holdings, Inc.

John M. Engler, age 59, has served as a director of Northwest since 2003. Since 2004, Mr. Engler has served as President & Chief Executive Officer of the National Association of Manufacturers (trade association). From 2003 to 2004, Mr. Engler was President of State and Local Government and Vice President of Government Solutions for North America for Electronic Data Systems Corporation (information technology). Mr. Engler served as Michigan's 46th governor for three terms from 1991 to 2003. He also serves on the Board of Directors of Universal Forest Products Inc. and Munder Capital Management.

Mickey P. Foret, age 62, has served as a director of Northwest since May 31, 2007. Since September 2002, Mr. Foret has served as President of Aviation Consultants LLC (consulting firm). From September 1998 to September 2002, he served as Executive Vice President and Chief Financial Officer of NWA, and, from May 1999 to September 2002, he also served as Chairman and Chief Executive Officer of Northwest Cargo. From June 1996 to September 1997, Mr. Foret served as President and Chief Operating Officer of Atlas Air, Inc. (cargo airline), and from 1993 to 1996 he served as Executive Vice President and Chief Financial Officer of NWA. Prior to 1993, Mr. Foret served in a variety of senior executive positions at several companies including Continental Airlines, Inc. and KLH Computers, Inc. He also serves on the Board of Directors of ADC Telecommunications, Inc., Nash Finch Company and URS Corporation.

Robert L. Friedman, age 65, has served as a director of Northwest since 2002. Since 1999, Mr. Friedman has served as a Senior Managing Director of The Blackstone Group L.P. (private investment firm). In February 2003, he also became Chief Administrative Officer and Chief Legal Officer of Blackstone. Prior to 1999, he was a partner of the law firm of Simpson Thacher & Bartlett LLP. He also serves on the Board of Directors of Axis Capital Holdings Ltd. and TRW Automotive Holdings Corp.

Doris Kearns Goodwin, age 65, has served as a director of Northwest since 1997. Ms. Goodwin is a historian and author and has received numerous awards including the Pulitzer Prize in history in 1995 and the Lincoln Prize for history in 2006. She served as a member of the Harvard University Board of Overseers for a six-year term ending in 2005 and was a Professor of Government at Harvard University from 1969 to 1977.

Jeffrey G. Katz, age 53, has served as a director of Northwest since April 2005. Since June 2005, Mr. Katz has served as President and Chief Executive Officer of LeapFrog Enterprises, Inc. (manufacturer of electronic learning products). From 2000 to 2004, he served as Chairman, President and Chief Executive Officer of Orbitz Inc. (online travel distribution). Prior to joining Orbitz, Mr. Katz was President and Chief Executive Officer of Swissair Group’s Swissair (airline) from 1997 until 2000. Prior to April 1997, Mr. Katz spent 17 years at American Airlines (airline) in a variety of executive roles including President of the Global Distribution System Division of Sabre Inc. (global travel distribution system).

James J. Postl, age 62, has served as a director of Northwest since May 31, 2007. In 2002, Mr. Postl retired as President and Chief Executive Officer of Pennzoil-Quaker State Company (automotive consumer products), a position he held from 2000 to 2002. From 1998 to 2000, he served as President and Chief Operating Officer of Pennzoil; from 1996 to 1998, he served as President of Nabisco Biscuit Company (manufacturer of food products); and from 1994 to 1996, he served as President of Nabisco International. Prior to 1996, Mr. Postl spent 19 years at PepsiCo in a variety of management roles. He also serves on the Board of Directors of Centex Corporation, Cooper Industries and the American Balanced Fund.

Rodney E. Slater, age 53, has served as a director of Northwest since May 31, 2007. Mr. Slater serves as a partner in the law firm of Patton Boggs LLP (law firm), and the head of the firm’s Public Policy and Transportation Practice Group. From 1997 to 2001, he served as U.S. Secretary of Transportation. From 1993 to 1996, Mr. Slater served as Director of the U.S. Highway Administration. He also serves on the Board of Directors of ICX Technologies, Kansas City Southern, and Southern Development Bancorp.

Douglas M. Steenland, age 56, has served as a director of Northwest since 2001 and as President and Chief Executive Officer of Northwest and NWA since October 2004. Mr. Steenland has served in a number of executive positions since joining NWA in 1991, including President from April 2001 to October 2004, Executive Vice President and Chief Corporate Officer from September 1999 to April 2001, Executive Vice President—Alliances, General Counsel and Secretary from January 1999 to September 1999, Executive Vice President, General Counsel and Secretary from June 1998 to January 1999, and Senior Vice President, General Counsel and Secretary from 1994 to 1998. Prior to joining NWA, Mr. Steenland was a senior partner at the Washington, D.C. law firm of Verner, Lipfert, Bernhard, McPherson and Hand.

William S. Zoller, age 59, has served as a director of Northwest since April 2006. Captain Zoller has been a NWA pilot for over 25 years, previously served as an Executive Vice President of the Air Line Pilots Association, International from 2000 to 2002, and served as Chairman of the Northwest Airlines Master Executive Council of ALPA from 1996 to 2000. He also serves as a member of the Industrial Relations Center Advisory Council for the Carlson School of Management at the University of Minnesota.

The Northwest board of directors recommends a vote FOR each of the nominees listed above.

NORTHWEST PROPOSAL 3:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Northwest board of directors has appointed Ernst & Young LLP, who we refer to as Ernst & Young, to serve as Northwest’s independent registered public accounting firm for 2008. Stockholder ratification is not required for the appointment of Ernst & Young as Northwest’s independent registered public accounting firm for 2008 because the Audit Committee has responsibility for the appointment of Northwest’s independent registered public accountants. The appointment is being submitted for ratification with a view toward soliciting the opinion of stockholders, which opinion will be taken into consideration in future deliberations. No determination has been made as to what action the Northwest board of directors or the Audit Committee would take if stockholders do not ratify the appointment. Ratification of the appointment of Ernst & Young as Northwest’s independent registered public accounting firm for 2008 requires the affirmative vote of a majority of the votes cast on the proposal at the Northwest annual meeting.

Representatives of Ernst & Young will be present at the Northwest annual meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

The Northwest board of directors recommends a vote FOR ratification of the appointment of Ernst & Young as Northwest’s independent registered public accounting firm for 2008.

Information About the Northwest Audit Committee

The current members of the Audit Committee are Messrs. Durham (Chair), Engler and Katz. The Northwest board of directors has determined that each of the members of the Audit Committee is independent as defined by the rules of the New York Stock Exchange. The Audit Committee provides assistance to the Northwest board of directors in fulfilling its responsibility to stockholders and the investment community relating to corporate accounting, reporting practices, and the quality and integrity of the financial reports of Northwest. The Audit Committee met ten times during 2007. The Northwest board of directors also has determined that Messrs. Durham and Katz qualify as “audit committee financial experts” as defined by the rules of the SEC. Northwest’s Audit Committee charter can be found under “Governance” in the Investor Relations section of Northwest’s web site at www.nwa.com, and copies of the charter will be furnished to interested stockholders without charge, upon request. Written requests for such copies should be addressed as set forth above under “Northwest’s Corporate Governance Guidelines; Code of Business Conduct.”

Report of the Audit Committee

The Audit Committee of the Northwest board of directors is comprised of directors who are “independent” under the NYSE listing standards and operates under a written charter adopted by the Northwest board of directors. The Audit Committee reviews Northwest’s financial reporting process on behalf of the Northwest board of directors. Northwest management has the primary responsibility for the financial statements, the financial reporting process and Northwest’s internal controls. The Audit Committee also appoints the Northwest’s independent accountants.

In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that Northwest’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, as amended or modified (Communication with Audit Committees).

Northwest’s independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees). The Audit Committee discussed with the independent accountants that firm’s independence, and considered whether the non-audit services provided by the firm to Northwest are compatible with maintaining the firm’s independence.

Based on the Audit Committee’s discussion with management and the independent accountants, and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Northwest board of directors include the audited consolidated financial statements in Northwest’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on February 29, 2008, which we refer to, as amended, as the Northwest Annual Report, and in this joint proxy statement/prospectus.

Audit Committee

Michael J. Durham (Chair)

John M. Engler

Jeffrey G. Katz

Audit Fees

The aggregate fees billed to Northwest by Ernst & Young for services rendered during 2007 and 2006 were as follows:

Audit Fees. Fees for audit services totaled approximately $4,433,590 in 2007 and approximately $3,386,266 in 2006, including fees associated with the annual audit of the financial statements, audit of internal controls over financial reporting, the reviews of Northwest’s quarterly reports on Form 10-Q, and services in connection with regulatory filings.

Audit-Related Fees. Fees for audit-related services totaled approximately $514,102 in 2007 and approximately $573,296 in 2006. Audit related services principally include accounting consultations, audits of NWA's employee benefit plans, and other audits required by regulation or contract.

Tax Fees. Fees for tax services, including tax compliance, tax advice and tax planning including expatriate tax services, totaled approximately $236,025 in 2007 and approximately $115,809 in 2006.

All Other Fees. Northwest did not incur fees except as indicated in the above categories.

Audit Committee Pre-Approval Policy

Consistent with SEC policies regarding auditor independence, the Audit Committee of the Northwest board of directors has responsibility for appointing, setting compensation for and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for each year's audit, Northwest management will submit to the Audit Committee for approval an aggregate of services expected to be rendered during that year for each of four categories of services.

1.	Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits and attest services. Such services also include an audit of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

2.	Audit Related services are for assurance and related services that are traditionally performed by the independent auditor, including employee benefit plan audits, special procedures required to meet certain regulatory requirements, and consultation regarding financial accounting and/or reporting standards.

3.	Tax services include all services performed by the independent auditor's tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance and tax advice.

4.	Other Fees are those associated with services not included in the other categories. Northwest generally does not request such services from the independent auditor.

Prior to engagement, the Audit Committee pre-approves these services. The fees are budgeted and the Audit Committee requires the independent auditor and Northwest management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services that are permitted under the SEC auditor independence rules but are not contemplated in the original pre-approval. These services most often fall into one of two categories: due diligence (e.g., in relation to acquisitions or divestitures) reported as a component of audit-related services, and tax planning reported as a component of tax services. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to its chairman. The chairman must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

NORTHWEST PROPOSAL 4:

APPROVAL OF AMENDMENT TO THE

NORTHWEST AIRLINES CORPORATION

2007 STOCK INCENTIVE PLAN

Under the Northwest Plan of Reorganization, Northwest’s stock plans and all outstanding stock awards as of the effective date of the Northwest Plan of Reorganization were cancelled. The Northwest board of directors adopted the Northwest 2007 Stock Incentive Plan, effective as of May 31, 2007, and Northwest’s unsecured creditors approved the Northwest 2007 Stock Incentive Plan in connection with the approval of the Northwest Plan of Reorganization. The Northwest 2007 Stock Incentive Plan is an incentive compensation plan under which Northwest may grant non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to employees of Northwest and its subsidiaries who are selected to receive an award under the Northwest 2007 Stock Incentive Plan.

In June 2007, in connection with its adoption of changes to its director compensation program following Northwest’s emergence from bankruptcy, the Northwest board of directors adopted, subject to approval of Northwest’s stockholders, an amendment to the Northwest 2007 Stock Incentive Plan, which we refer to as the Plan Amendment, to allow for awards under the Northwest 2007 Stock Incentive Plan to be granted to non-employee directors of Northwest, and, as discussed above under “Director Compensation in 2007,” the Northwest board of directors approved, subject to stockholder approval, the Director Stock Awards to the non-employee directors of Northwest. The Plan Amendment provides that the definition of a “participant” under the Northwest 2007 Stock Incentive Plan be expanded to include, not only employees of Northwest and its subsidiaries who are selected by the Compensation Committee of the Northwest board of directors to receive an award under the Northwest 2007 Stock Incentive Plan, but also members of the Northwest board of directors. The Plan Amendment does not change the number of shares of Northwest common stock available for issuance pursuant to the Northwest 2007 Stock Incentive Plan. It is the judgment of the Northwest board of directors that approval of the Plan Amendment is in the best interests of Northwest and its stockholders.

Summary of the Northwest Airlines Corporation 2007 Stock Incentive Plan

The following is a summary of the terms of the Northwest 2007 Stock Incentive Plan, as amended by the Plan Amendment. The full text of the amended and restated Northwest 2007 Stock Incentive Plan is attached as Appendix F and the following summary is qualified in its entirety by reference to Appendix F.

Administration. The Northwest 2007 Stock Incentive Plan provides that it shall be administered by the Compensation Committee of the Northwest board of directors or another committee designated by the Northwest board of directors (either committee, the “Plan Committee”). The Compensation Committee currently consists of three independent directors (Messrs. Bostock, Brandon and Postl). The Plan Committee has sole authority, among other things, to designate participants to receive awards under the Northwest 2007 Stock Incentive Plan, to determine the type of awards to be granted to participants under the Northwest 2007 Stock Incentive Plan, to determine the terms and conditions of each award, and to interpret and administer the Northwest 2007 Stock Incentive Plan.

Shares. No more than 21,333,248 may be issued under the 2007 Northwest Stock Incentive Plan, subject to adjustment in the event of certain changes in Northwest’s structure affecting the Northwest common stock. If an award entitles the participant to receive or purchase shares of Northwest common stock, the number of shares covered by the award or to which the award relates is deducted on the date of grant of the award from the total number of shares available for grant under the Northwest 2007 Stock Incentive Plan. To the extent shares covered by an award are not issued or are forfeited, or if an award otherwise terminates without delivery of any shares, then such shares will again be available for future distribution under the Northwest 2007 Stock Incentive Plan. In the event of certain changes in Northwest’s structure affecting the Northwest common stock, the Compensation Committee may make appropriate adjustments in the number of shares that may be awarded, the number of shares covered by awards then outstanding under the Northwest 2007 Stock Incentive Plan and, where applicable, the exercise price of outstanding awards under the Northwest 2007 Stock Incentive Plan.

Participation. Awards under the Northwest 2007 Stock Incentive Plan may be made to employees of Northwest or its subsidiaries who are selected by the Compensation Committee to receive an award and to non-employee directors of Northwest. The number of participants participating in the Northwest 2007 Stock Incentive Plan will vary from year to year. Currently, approximately 5,800 employees of Northwest and its subsidiaries participate in the Northwest 2007 Stock Incentive Plan. The Northwest 2007 Stock Incentive Plan imposes no limit on the number of participants, and does not specify the type or amount of awards that may be granted to a single participant, except that no participant may receive in any fiscal year stock options and stock appreciation rights covering more than two (2) million shares of Northwest common stock, performance-based awards denominated in shares of Northwest stock covering more than two (2) million shares of Northwest stock, and no more than $10 million in performance-based awards that are not denominated in shares. In addition, under the Northwest 2007 Stock Incentive Plan, to the extent the participant received an award in connection with Northwest’s emergence from bankruptcy, such participant will not be eligible to receive another award for a period of four (4) years after the grant of the emergence awards except for awards granted in connection with a participant’s promotion or a material increase in the participant’s job responsibilities or if the Compensation Committee determines that, based on special circumstances, the award is in the best interests of Northwest.

Awards under the Northwest 2007 Stock Incentive Plan. The Compensation Committee has the authority to grant the following types of awards under the Northwest 2007 Stock Incentive Plan: (1) non-qualified stock options, (2) stock appreciation rights, (3) restricted stock and restricted stock units, (4) other stock-based awards and/or (5) performance awards. Each of these awards may be granted alone, in conjunction with, or in tandem with, other awards under the Northwest 2007 Stock Incentive Plan and/or awards outside of the Northwest 2007 Stock Incentive Plan.

1. Stock Options. Non-qualified stock options, which we refer to as Options, may be granted for such number of shares of Northwest common stock as the Compensation Committee may determine. Options are exercisable at such times and subject to such terms and conditions, including the option price and the term, as the Compensation Committee determines. The exercise price for any Option may not be less than the fair market value of Northwest’s common stock as of the date of grant. Unless otherwise determined by the Compensation Committee, payment of the option price may be in cash, with shares of Northwest common stock having a fair market value equal to the option price, by delivery of irrevocable instructions to a financial institution pursuant to a cashless exercise program or by the withholding of shares otherwise issuable upon exercise of the option.

2. Stock Appreciation Rights. Stock appreciation rights, which we refer to as SARs, may be granted independently of any stock option or in conjunction with all or part of a stock option and, if granted in tandem with a stock option, will be exercisable only when the underlying stock option is exercisable. Once a tandem SAR has been exercised, the portion of the stock option underlying the SAR terminates. Upon exercise of a SAR, the participant will be entitled to receive an amount in cash and/or in shares of Northwest common stock equal to the excess of the then fair market value of the stock over the base price, multiplied by the number of SARs being exercised.

3. Restricted Stock and Restricted Stock Units. Restricted stock and restricted stock units, which we refer to as RSUs, may be granted with such restrictions as the Compensation Committee may determine. During the restriction period, the restricted stock or RSUs remain subject to forfeiture.

4. Other Stock-Based Awards. The Compensation Committee may also grant other types of awards that are valued, in whole or in part, by reference to or otherwise based on Northwest’s common stock. Such awards will be made upon terms and conditions as the Compensation Committee may in its discretion provide.

5. Performance Awards. Certain awards under the Northwest 2007 Stock Incentive Plan may be granted in a manner that is deductible by Northwest under Section 162(m) of the Code, which we refer to as Performance-Based Awards. Such Performance-Based Awards will be based upon one or more of the following factors: consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization), net income, operating income; earnings per share, book value per share, return on shareholders’ equity, expense management, return on investment, improvements in capital structure, profitability of an identifiable business unit or product, maintenance or improvement of profit margins, stock price, market share, revenues or sales, costs, cash flow, working capital, return on assets and total shareholder return. With respect to Performance-Based Awards, (i) the Compensation Committee will establish in writing the objective performance-based goals applicable to a given period of service no later than 90 days after the commencement of such period of service (but in no event after 25% of such period has elapsed) and (ii) no awards will be payable to any participant for a given period of service until the Compensation Committee certifies that the objective performance goals (and any other material terms) applicable to such period have been satisfied.

Non-Transferability. Unless otherwise provided by the Compensation Committee, awards under the Northwest 2007 Stock Incentive Plan are non-transferable during the lifetime of the participants.

Termination of Employment; Change of Control. The provisions relating to the treatment of outstanding awards granted pursuant to the Northwest 2007 Stock Incentive Plan upon the termination of a participant’s employment with Northwest or a subsidiary of Northwest are set forth in the award documentation pertaining to specific awards. With respect to previously granted RSUs, Options and SARs, those provisions generally provide that, unless otherwise determined by the Compensation Committee, (i) if a participant voluntarily terminates his or her employment, any unvested RSUs and any unexercised Options or SARs shall be forfeited and the participant will have ninety (90) days to exercise any portion of such Options or SARs that was exercisable on the date of the participant’s termination of employment; (ii) if a participant’s employment is terminated by Northwest or a subsidiary of Northwest for cause, any unvested RSUs and any unexercised Options or SARs will be forfeited and the participant will not be entitled to exercise any portion of such Options or SARs, (iii) upon a termination of the participant’s employment by Northwest or a subsidiary of Northwest other than for cause, 50% of the unvested portion of any outstanding RSUs and 50% of any unexercised Options or SARs will automatically vest upon such termination of employment and the participant will have ninety (90) days to exercise any portion of such Options or SARs that was exercisable on the date of such termination of employment, (iv) upon the death or disability of a participant, a pro rata share of any RSUs, Options or SARs subject to vesting on the next vesting date will automatically vest and the participant, or the participant’s estate or a person who acquires the right by bequest or inheritance, will have one (1) year following the participant’s death or disability to exercise any portion of the Options or SARs that was exercisable on the date of the participant’s death or disability. The Compensation Committee may amend any Option, SAR, RSU, restricted stock award, performance award or other stock-based award to accelerate the exercise or vesting date.

Effective Date; Amendment. The 2007 Northwest Stock Incentive Plan became effective as of the effective date of Northwest’s Plan of Reorganization. The Northwest board of directors may amend the Northwest 2007 Stock Incentive Plan, but it may not, without approval of its stockholders, (i) increase the maximum number of shares of Northwest common stock that may be issued under the Northwest 2007 Stock Incentive Plan, (ii) change the number of shares subject to awards granted to employees of Northwest or its subsidiaries at specified levels in connection with Northwest’s emergence from bankruptcy, (iii) change the limitations on additional awards that may be granted to individual participants or the number of shares of Northwest common stock for which awards may be granted to any one participant (except as permitted by the Northwest 2007 Stock Incentive Plan), or (iv)  take any other action that requires stockholder approval to comply with any tax or regulatory requirement.

Federal Income Tax Aspects

The following is a summary of certain U.S. federal income tax consequences of awards made under the Northwest 2007 Stock Incentive Plan, based upon the laws currently in effect. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the individual circumstances of a participant under the Northwest 2007 Stock Incentive Plan. The income tax consequences under applicable state and local tax laws may not be the same as under U.S. federal income tax laws.

Non-Qualified Stock Options. No income is recognized by the participant at the time a non-qualified stock option is granted. Generally upon exercise of a non-qualified stock option, the participant will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. Northwest will be entitled to a tax deduction at the same time and in the same amount. Any gain (or loss) recognized upon subsequent transfer of the shares will be either short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares.

Stock Appreciation Rights. No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant will generally recognize ordinary income in the year of exercise in an amount equal to the amount of cash and the fair market value of any shares received. Northwest will be entitled to a deduction at the same time and in the same amount. If the participant received common stock upon exercise of a SAR, any post-exercise gain or loss recognized upon subsequent transfer of the shares will be treated in the same manner discussed above under “Non-Qualified Stock Options.”

Restricted Stock and Restricted Stock Units. A participant receiving restricted stock or restricted stock units generally will recognize ordinary income equal to the fair market value of the restricted stock or restricted stock units at the time the stock is no longer subject to risk of forfeiture (less any consideration paid), or at the time the units settle. Northwest will generally be entitled to a deduction at the same time and in the same amount. The holding period to determine whether the participant has long-term or short-term capital gain or loss on a subsequent sale generally begins when the stock is no longer subject to risk of forfeiture or when the units settle, and the participant’s tax basis for such stock or units will generally equal the fair market value of such stock on the date when the stock is no longer subject to forfeiture or the fair market value of such stock on the date when the units settle.

However, with respect to restricted stock, a participant may elect, under Section 83(b) of the Code, within 30 days of the transfer of the stock, to recognize taxable ordinary income on the date of transfer equal to the excess of the fair market value of the shares of restricted stock (determined without regard to restrictions, other than any restriction which by its terms will never lapse) over the purchase price of the restricted stock. By reason of such an election, the participant’s holding period will commence on the date following the date of grant, the participant’s tax basis will be equal to the fair market value of the shares on the date of grant (determined without regard to restrictions, other than any restriction which by its terms will never lapse), and no additional income will be recognized upon the lapse of restrictions on the shares. Likewise, Northwest generally will be entitled to a deduction on the date of transfer equal to the amount that is taxable as ordinary income to the participant. If shares are forfeited after making such an election, the participant will be entitled to a capital loss for tax purposes only in an amount equal to the purchase price of the forfeited shares.

Other Stock-Based Awards. Amounts received by a participant pursuant to the grant of any other stock-based award are generally taxed at ordinary rates when received. However, if such awards consist of property subject to restrictions, the amounts generally will not be taxed until the restrictions lapse or until the participant makes an election under Section 83(b) of the Code. Subject to Section 162(m) of the Code, Northwest is generally allowed an income tax deduction, equal to the amount recognized as ordinary income by the participant, at the time such amount is taxed.

Parachute Payment. If the exercisability of an option or the elimination of the restrictions on stock acquired under the Northwest 2007 Stock Incentive Plan is accelerated or if a condition relating to the exercise of an option is eliminated as a result of a change in control, all or a portion of the value of the option or stock at that time may be a parachute payment for purposes of determining whether a 20 percent excise tax is payable by the recipient as a result of the receipt of an excess parachute payment pursuant to Section 4999 of the Code. Northwest will not be entitled to a deduction for any amounts considered an excess parachute payment.

The foregoing general tax discussion is solely intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the Northwest 2007 Stock Incentive Plan. Participants are should consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the Northwest 2007 Stock Incentive Plan.

Northwest 2007 Stock Incentive Plan Benefits

If the Plan Amendment is approved by Northwest stockholders, it will result in the issuance of the contingent Director Stock Awards described above. The following table provides information regarding the number of shares of Northwest common stock covered by and the grant date fair value of the Director Stock Awards.

New Plan Benefits

Amended Northwest 2007 Stock Incentive Plan

Name and Position	Stock Awards		Option Awards
	Dollar Value ($)	Number of Shares	Dollar Value ($)	Number of Options
Douglas M. Steenland, President and Chief Executive Officer	—	—	—	—
David M. Davis, Executive Vice President & Chief Financial Officer	—	—	—	—
J. Timothy Griffin, Executive Vice President—Marketing & Distribution	—	—	—	—
Andrew C. Roberts, Executive Vice President—Operations	—	—	—	—
Neal S. Cohen, Former Executive Vice President—Strategy & International; CEO—Regional Airlines*	—	—	—	—
Executive Group	—	—	—	—
Non-Executive Director Group		109,750		73,170
Non-Executive Officer Employee Group	—	—	—	—

*	Employment terminated effective June 16, 2008.

Equity Compensation Plan Information

The table below provides information relating to Northwest’s equity compensation plans as of December 31, 2007:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by Northwest stockholders	14,144,499	21.63	(1)	5,987,683
Equity compensation plans not approved by Northwest stockholders	—	—		—
Total	14,144,499	21.63	(1)	5,987,683

(1)	Excludes restricted stock units, which by their nature do not have an exercise price.

See “Item 8. Consolidated Financial Statements and Supplementary Data, Note 11—Stock-Based Compensation” in Northwest’s Form 10-K/A for the year ended December 31, 2007, which was filed on April 29, 2008, for additional information regarding Northwest’s equity compensation plans.

On July 31, 2008, the closing sales price of Northwest’s common stock on the New York Stock Exchange was $9.16 per share.

Under NYSE rules, approval of the Plan Amendment requires the affirmative vote of holders of a majority of the votes cast on the proposal at the Northwest annual meeting, provided that a majority of the outstanding shares of Northwest common stock entitled to vote are voted on the proposal.

The Northwest board of directors recommends a vote FOR approval of the amendment to the Northwest 2007 Stock Incentive Plan.

NORTHWEST PROPOSAL 5:

APPROVAL OF ADJOURNMENT OF ANNUAL MEETING, IF NECESSARY OR APPROPRIATE

Northwest is asking its stockholders to vote on a proposal to approve the adjournment of the Northwest annual meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies.

Votes Required

Adjournment of the Northwest annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement and merger, requires the affirmative vote of a majority of the votes cast on the proposal at the Northwest annual meeting.

The Northwest board of directors recommends a vote FOR approval to adjourn the Northwest annual meeting, if necessary or appropriate.

NORTHWEST EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Compensation Committee of the Northwest board of directors, which is presently comprised of Messrs. Bostock (Chair), Brandon and Postl, administers NWA’s executive compensation programs. The role of the Compensation Committee is to oversee NWA’s compensation and benefit plans and policies, administer Northwest’s stock plans, and review and approve all compensation decisions relating to executive officers of NWA, including the president and chief executive officer and the other executive officers named in the Summary Compensation Table included below, whom we refer to as the Named Executive Officers. The Compensation Committee also reviews from time to time NWA’s compensation and benefits programs applicable generally to management employees of NWA. The Compensation Committee’s charter reflects these responsibilities and is periodically reviewed by the Compensation Committee and the Northwest board of directors. The President and Chief Executive Officer, together with the Senior Vice President – Human Resources & Labor Relations, makes recommendations to the Compensation Committee regarding compensation of the other executive officers. The Compensation Committee’s charter can be found under “Governance” in the Investor Relations section of Northwest’s web site at www.nwa.com.

Northwest Performance in 2007

Northwest successfully completed its Chapter 11 restructuring and emerged from bankruptcy on May 31, 2007. As a result of its restructuring efforts since Northwest filed for bankruptcy protection in September 2005, Northwest has significantly reduced its overall debt, reduced its annual aircraft ownership expenses and put in place a debtor-in-possession and exit financing facility that has provided significant interest expense savings for Northwest. NWA also right-sized and re-optimized its fleet and now operates the world’s largest Airbus 330 fleet and the youngest international fleet of any U.S. carrier, has affirmed its position as the North American launch carrier of the new Boeing 787 aircraft, and has begun taking deliveries of the 72 76-seat regional jets ordered by NWA in 2006. NWA also achieved its cost savings goals for both labor and non-labor costs.

As a result of executing its restructuring plans, Northwest achieved significant improvement in its financial results for 2007. Northwest reported a pre-tax profit of $764 million (excluding reorganization items), which represents a 154 percent improvement over its pre-tax profit for 2006. 2007 represents the second consecutive year of profitability for Northwest since the U.S. network carrier environment began to deteriorate in 2000, and the third highest annual pre-tax profit in Northwest’s history. Northwest’s pre-tax margin for 2007 was 6.1 percent, the highest among all U.S. network carriers.

As a result of NWA’s strong financial performance during 2007, NWA has distributed over $125 million in profit sharing, performance incentives and reliability payments to union and salaried employees of NWA at the manager level and below. This was the highest employee incentive payout in NWA history. A more detailed analysis of its financial and operating performance in 2007 is contained in the “Management’s Discussion and Analysis” section of the Northwest Annual Report.

General Compensation Philosophy

NWA believes that compensation paid to executive officers should be closely aligned with NWA’s performance, and that such compensation should assist NWA in attracting and retaining key executives critical to its long term success. NWA also believes compensation should be structured to ensure that a significant portion of compensation opportunity will be directly related to Northwest’s stock performance and other factors that directly and indirectly influence stockholder value.

NWA’s executive compensation programs are designed to achieve three principal objectives:

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Attract, motivate and retain talent. NWA operates in an intensely competitive environment and believes its success is closely related to the retention of highly talented employees and a strong management team. NWA’s employees are the key to differentiating the airline in the marketplace. A competitive executive compensation program is essential to creating a business that produces sustainable profitability.

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Link pay to performance. A cornerstone of NWA’s compensation philosophy is the close linkage between executive pay and the overall performance of NWA. At NWA, individual performance and relative industry performance based on key performance indicators are significant factors in determining executive compensation.

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Align management’s interests with stockholder interests. In order to properly align the interests of management with stockholders, NWA has historically delivered a portion of its executive compensation in the form of long term equity-based compensation subject to vesting schedules that require continued service with NWA.

NWA’s Executive Compensation Program

The principal elements of NWA’s executive compensation program are described below.

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Base Salary. In 2005 and 2006, base salaries for NWA officers were reduced on average by 23.5% as a result of labor cost reductions associated with NWA’s bankruptcy restructuring efforts. Five percent of the salary reductions were temporary reductions to continue in effect during NWA’s bankruptcy proceedings. In connection with NWA’s emergence from bankruptcy on May 31, 2007, NWA discontinued the five percent temporary salary reductions for all NWA officers, including the Named Executive Officers. In addition, Mr. Davis’ base salary was increased from $332,500 to $423,938 in connection with his promotion to Executive Vice President and Chief Financial Officer in June 2007. None of the other Named Executive Officers received base salary increases during 2007. In the future, changes in the base salaries of executive officers of NWA, including the Named Executive Officers, will be considered annually by the Compensation Committee and in connection with a promotion or other change in responsibilities. Base salaries are influenced by individual performance, experience in the position and scope of responsibilities, results achieved, future potential, internal equity and salary levels for similar positions at comparable companies.

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Annual Cash Incentive Plan. Approximately 370 management employees of NWA, including the Named Executive Officers, participate in the Annual Cash Incentive Plan. Compensation provided under the Annual Cash Incentive Plan depends on the achievement of an income contribution target established by the Compensation Committee at the beginning of each year based on the annual budget approved by the Northwest board of directors, and an assessment of individual performance at the end of the year in accordance with NWA’s performance measurement system for salaried employees. Northwest’s actual adjusted income contribution is defined as Northwest’s operating income (excluding depreciation, amortization and aircraft rental expense) adjusted to exclude the impact of any extraordinary, unusual or special items and other items that are deemed to be outside of management’s control such as increases or decreases in operating expense due to the price of fuel and foreign currency exchange. In addition, Northwest must meet a minimum profitability threshold for the year in order for there to be payouts in excess of target payout amounts. Target payouts under the Annual Cash Incentive Plan are established as a percentage of the participant’s base salary. Mr. Steenland’s target payout percentage is 100% of his annual salary and the target payout percentage for the other Named Executive Officers is 60% of their annual salary. The annual incentive payment for individual participants in the plan, including the Named Executive Officers, may be increased or decreased based on individual performance; however, the total pool available for annual incentive payments to participants in any year is fixed based on the level of Northwest performance and the total base salary amounts for all participants. At the end of each year, the Compensation Committee reviews performance data with management and determines the extent to which Northwest’s financial goals have been achieved. An individual’s potential payout may range from 0% to 200% of his or her target payout amount depending on Northwest and individual performance.

For 2007, Northwest’s income contribution target was $2,306 million and the minimum profitability threshold for the year was $1. The potential payouts for 2007 under the Annual Cash Incentive Plan for the Named Executive Officers are set forth below in the Grants of Plan-Based Awards in 2007 Table. Northwest’s actual adjusted income contribution performance for the year was $2,318 million, which was 100.5% of the income contribution target. Based on Northwest’s performance, the payout percentage for the financial performance component for 2007 was 104.9% of such target. The 2007 Annual Cash Incentive Plan payout amounts for the Named Executive Officers are included in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. In January 2008 the Compensation Committee approved an income contribution target for 2008 based on the 2008 budget approved by the Northwest board of directors.

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Long Term Cash Incentive Plan. Officers of NWA selected by the Compensation Committee to receive an award are eligible to participate in the Long Term Cash Incentive Plan. This plan provides for cash payments based on the relative adjusted operating margin performance of NWA during two-year performance periods measured against five other major U.S. network airlines, including American, United, Delta, Continental and US Airways. Adjusted operating margin for each airline is defined as operating income as a percentage of revenue with operating income adjusted to exclude the impact of fuel prices and any extraordinary, unusual or special items. Mr. Steenland’s target payout percentage under the Long Term Cash Incentive Plan is 150% of his annual salary and the target payout percentage for the other Named Executive Officers is 70% of their annual salary.

Actual payout amounts under the Long Term Cash Incentive Plan are approved by the Compensation Committee each year and may range between 0% and 200% of the target payout level, based on Northwest’s adjusted operating margin performance relative to the airline peer group during the performance period and Northwest’s satisfaction of a net profitability threshold for each year during the performance period, as shown below. Payouts are also conditioned on the participant maintaining a minimum individual performance rating during the applicable performance period.

50% Payout	Northwest ranks third among the airline peer group based on an adjusted operating margin performance measure

100% Payout	Northwest ranks second among the airline peer group based on an adjusted operating margin performance measure

150% Payout	Northwest ranks first among the airline peer group based on an adjusted operating margin performance measure or Northwest ranks second on such measure and Northwest achieves a net profitability threshold established by the Compensation Committee for the years during the performance period

200% Payout	Northwest ranks first among the airline peer group based on an adjusted operating margin performance measure and achieves a net profitability threshold established by the Compensation Committee for the years during the performance period

Northwest’s relative operating margin performance during the two year performance period ended December 31, 2007 resulted in a payout of 200% of target payout levels. The net profitability threshold established for 2006 and 2007 was $1. The incentive payments for the two year performance period ended December 31, 2007 earned by each of the Named Executive Officers are included in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. In early 2007, each of the Named Executive Officers was granted an award under the Long Term Cash Incentive Plan for the two year performance period ending on December 31, 2008. These awards are set forth below in the Grants of Plan Based Awards in 2007 Table.

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E-Commerce Incentive Compensation Program. In 2000, the Northwest board of directors adopted the Northwest Airlines Corporation E-Commerce Incentive Compensation Program, which we refer to as the E-Commerce Plan, as an incentive to management to create, develop and maximize the value of specified equity investments of Northwest and its affiliates. The program has been highly successful for Northwest. Management was instrumental in developing a number of e-commerce or internet-based businesses, including Orbitz, LLC and Hotwire, Inc. To date, as a result of the sale of a number of these investments, NWA has generated aggregate cash proceeds of approximately $190 million and a return on the group of investments of approximately 442%. The $190 million in cash investment proceeds is separate and apart from any revenues generated by NWA’s operations. Under the E-Commerce Plan, 200 Points or 20% of the value of the investments in excess of the sum of the cost of such investments plus a minimum compounded annual return of 15% was set aside for awards to key employees of NWA.

NWA has disposed of all of the investments covered by the E-Commerce Plan; however, in 2007 certain redemption amounts with respect to awards granted in prior periods continued to be subject to vesting based on the participant’s continued employment with NWA. 2007 earnings on redemption amounts under outstanding awards that remain subject to vesting for each of the Named Executive Officers are included in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. In addition, in November 2007, the Compensation Committee granted to Mr. Cohen an award of 2 points out of the remaining points available for allocation under the E-Commerce Plan in recognition of Mr. Cohen’s leadership and contributions to the successful formation of NWA’s regional carrier group, including the commencement of revenue service in May 2007 by NWA’s wholly-owned subsidiary, Compass Airlines, Inc., and NWA’s acquisition in April 2007 of Mesaba Aviation, Inc. Vesting of the award was subject to Mr. Cohen’s continued employment until April 1, 2008. The payout amount under Mr. Cohen’s award is included in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column and is also set forth below in the Grants of Plan Based Awards in 2007 Table.

•	Equity Based Compensation.

Under Northwest’s plan of reorganization, all outstanding stock awards previously granted under Northwest’s stock incentive plans were cancelled on May 31, 2007, the effective date of the plan of reorganization. In connection with Northwest’s emergence from bankruptcy and after consultation with the official committee of unsecured creditors appointed in Northwest’s bankruptcy case, the Northwest board of directors approved the Northwest 2007 Stock Incentive Plan. The Bankruptcy Court approved the Northwest 2007 Stock Incentive Plan in connection with its confirmation of Northwest’s plan of reorganization and in doing so, complimented NWA’s management on its performance during the bankruptcy case. Under the Northwest 2007 Stock Incentive Plan, the Compensation Committee has the authority to grant cash awards and/or equity-based awards including stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards, including performance-based awards, to employees of NWA. A total of 21,333,248 shares of common stock or approximately 8% of the total shares of common stock to be issued in connection with Northwest’s emergence from bankruptcy were made available for grant pursuant to the Northwest 2007 Stock Incentive Plan (such number may be adjusted pursuant to the provisions of the Northwest 2007 Stock Incentive Plan).

In connection with Northwest’s emergence from bankruptcy, the Compensation Committee approved the grant of awards covering a total of approximately 13,597,834 shares of common stock in the form of stock options, stock appreciation rights and restricted stock units to approximately 400 employees of NWA and certain subsidiaries of NWA, including the Named Executive Officers. Approximately 60% of these awards were granted in the form of restricted stock units and approximately 40% were granted in the form of non-qualified stock options and stock appreciation rights. The stock options, restricted stock units and stock appreciation rights will vest, subject to the participant’s continued employment with NWA or a subsidiary of NWA, in equal semi-annual installments over four years. The

Compensation Committee also approved the grant of restricted stock units covering a total of approximately 1,618,583 shares of common stock to approximately 5,400 employees worldwide at the manager level and below. These awards vested in full one year after the date of grant.

Each of the Named Executive Officers was granted restricted stock units and stock options as part of the emergence awards granted in connection with Northwest’s emergence from bankruptcy. These awards are included below in the Grants of Plan-Based Awards in 2007 Table. The Compensation Committee intended, and the Northwest 2007 Stock Incentive Plan provides, that the individuals receiving emergence awards, including the Named Executive Officers, would not receive any additional awards under the Northwest 2007 Stock Incentive Plan during the four years following the effective date of the plan of reorganization, except in the case of a promotion, a material increase in the employee’s job responsibilities or in special circumstances determined by the Compensation Committee to be in the best interests of Northwest. In determining the size of restricted stock unit and stock option awards to the Named Executive Officers and other management employees, the Compensation Committee considered the amount of equity-based awards held by individuals holding similar positions at comparable companies, Northwest performance and achievement of Northwest’s restructuring objectives, individual performance and leadership potential, as well as the allocation of the total pool of shares available for grant in connection with the emergence awards among the individuals holding positions at various levels.

•	Retirement Benefits. NWA maintains the following retirement plans, in which some or all of the Named Executive Officers participate:

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Retirement Savings Plan for Salaried Employees. The Retirement Savings Plan for Salaried Employees, which we refer to as Retirement Savings Plan, is a funded and tax-qualified 401(k) retirement plan that is offered to all salaried employees of NWA, including the Named Executive Officers. The plan permits employees to contribute a portion of their pay for the year to the plan on a pretax or after tax basis. Effective September 1, 2005, as a result of freezing pension benefit accruals under NWA’s defined benefit pension plans (see “Frozen Defined Benefit Pension Plans” below), NWA began making employer contributions to participants’ accounts in the Retirement Savings Plan to replace benefit accruals under the defined benefit plans for service on and after September 1, 2005. The employer contributions are a percentage of pay (salary and cash incentive compensation) that varies based on the participant’s age and years of service. The following table shows the rates of NWA contributions to the Retirement Savings Plan in effect during 2007.

Age plus Vesting Service	NWA Contribution (as a percent of pay)
Less than 30	5%
30 through 39	6%
40 through 49	7%
50 through 59	9%
60 through 69	10%
70 through 79	12%
80 and over	15%

The amounts contributed by NWA in 2007 to the accounts of the Named Executive Officers under the Retirement Savings Plan are shown below in the All Other Compensation Table that follows the Summary Compensation Table and included in the Summary Compensation Table. Benefits under the plan are payable to participants upon retirement or termination of employment.

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Excess 401(k) cash payments. Contributions that cannot be made to the Retirement Savings Plan due to limits on contributions under the Code are made to each executive in cash on a semi-monthly basis. These cash payments are not entitled to the deferred tax benefit associated with the Retirement Savings Plan. NWA provides this benefit so that executives and other employees who are subject to the Code limits obtain the same rate of employer contributions, as a percentage of pay, as all other salaried employees. The excess 401(k) cash payments made to the Named Executive Officers in 2007 are shown in the All Other Compensation Table that follows the Summary Compensation Table and are included in the Summary Compensation Table.

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Frozen Defined Benefit Pension Plans. Historically, the Named Executive Officers participated in three defined benefit pension plans—the Northwest Airlines Pension Plan for Salaried Employees, which we refer to as Salaried Pension Plan (a qualified plan under which benefits are subject to the Code limitations, the Northwest Airlines Excess Pension Plan for Salaried Employees, which we refer to as the Excess Pension Plan (a nonqualified, unfunded plan that provides retirement benefits that would otherwise be provided under the Salaried Pension Plan but for limitations under the Code), and the Supplemental Executive Retirement Plan, which we refer to as the SERP, which is described below. Historically, under these plans salaried employees hired on or before January 1, 2001 receive benefits based on the higher of a “final average earnings” formula and a “cash balance” formula. Benefits for salaried employees hired after January 1, 2001 are based solely on a “cash balance” formula, which provides a benefit based on “career pay” rather than “final average earnings.” The formula used to compute participant benefits under the final average earnings formula is 60% of a participant’s final average earnings less 15% of participant’s covered compensation multiplied by actual service divided by 30 years. Final average earnings are the highest consecutive 60 months of pay during the participant’s employment. Under the cash balance formula, a percentage of a participant’s pay was credited to a hypothetical account which grows with interest. A participant’s pay credit under the cash balance formula was based on the participant’s age plus vesting service and ranges from 6% to 18% of pay. Interest is credited at 1% over the one-year Treasury bill rate with a floor rate of 3.5%. Pension benefit accruals under both the Salaried Pension Plan and the Excess Pension Plan were frozen effective August 31, 2005 and replaced by an employer contribution to NWA’s Retirement Savings Plan and related excess cash payments. The present values of each Named Executive Officer’s accumulated pension benefits as of December 31, 2007 under the Salaried Pension Plan and the Excess Pension Plan are included in the 2007 Pension Benefits table set forth below.

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Supplemental Executive Retirement Plan. The SERP is a nonqualified, unfunded plan, under which NWA provides eligible executives, including Messrs. Steenland, Griffin, Roberts and Cohen, supplemental pension benefits over and above the executive’s benefits under the Salaried Pension Plan and the Excess Pension Plan. The SERP was designed to attract mid-career senior executives by granting executives additional credited years of service or additional pay credits during specified periods of time as provided in individual agreements entered into with the particular executive. The additional benefit accruals are earned by the executive over a period of years if the executive remains employed by NWA during such period, and, in the case of Mr. Steenland, if his employment is terminated in specified circumstances. In the case of Mr. Steenland, NWA agreed to provide up to six additional years of service credit to him over the six year period commencing April 1, 2006, so long as he remains employed by NWA during such period. Under the SERP, participants’ final average compensation for purposes of determining pension benefits under the final average earnings formula is defined as the average of the executive’s monthly earnings for the highest 36 months (whether or not consecutive) during the participant’s employment. The present value of each Named Executive Officer’s accumulated pension benefit under the SERP as of December 31, 2007 is included in the 2007 Pension Benefits Table set forth below. Historically, benefit accruals under the SERP were determined based on the final average earnings formula and the cash balance formula used to determine benefit accruals under the Salaried Pension Plan and the Excess Pension Plan. Consistent with the Salaried Pension Plan and the Excess Pension Plan, benefits accumulated under the final average earnings formula and the cash balance formula were frozen effective August 31, 2005. Benefit accruals under the SERP for service on and after September 1, 2005 are determined by a formula based on pay and interest credits, as provided in the executive’s individual agreement entered into pursuant to the SERP. Vested pension benefits under the SERP are payable as a lump sum upon the participant's termination of employment. All benefits under the SERP are unfunded and are payable by NWA from its general assets.

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Perquisites. NWA provides its Named Executive Officers with other personal benefits that it believes are reasonable, competitive and consistent with NWA’s overall executive compensation program. In 2007 these benefits included reimbursement payments for specified medical expenses; positive space airline pass travel benefits on NWA and other airlines for the personal use of each Named Executive Officer, his eligible family members and other individuals designated by the Named Executive Officer; excess liability insurance coverage; reimbursement for the cost of specified club memberships; financial and tax planning services; car allowances and an annual physical examination for each Named Executive Officer. In addition, from time to time NWA makes tickets to cultural and sporting events available to the Named Executive Officers for business purposes. If not utilized for business purposes, they are made available to the Named Executive Officers and other employees for personal use. The incremental costs incurred by NWA in 2007 to provide these benefits to the Named Executive Officers are shown in the All Other Compensation Table that follows the Summary Compensation Table and are included in the Summary Compensation Table.

New Plans and Arrangements Adopted in Connection with Potential Merger

On April 14, 2008, Northwest and Delta entered into the merger agreement, pursuant to which Northwest and Delta will combine their businesses through a merger. In connection with the execution of the merger agreement, in April 2008 the Compensation Committee and the Northwest board of directors approved various amendments to existing compensation plans and arrangements applicable to employees of NWA, and some new compensation plans and arrangements in which the Named Executive Officers will participate. A description of these amendments and the new plans and arrangements follows. As part of considering a potential merger transaction with Delta, the Compensation Committee evaluated the compensation and benefit arrangements in which Delta’s senior management participates and compared those arrangements to similar arrangements applicable to NWA’s senior management. The Compensation Committee also considered the retention issues NWA is expected to face in light of the required regulatory review period for the proposed merger and the anticipated relocation of the combined companies’ headquarters to Atlanta following the merger. The Compensation Committee retained Towers Perrin to assist it in reviewing the types of arrangements implemented for senior management in other change of control transactions and the range of costs associated with such arrangements. The Compensation Committee evaluated the projected costs associated with the plans and arrangements considered by the Compensation Committee under various assumptions and compared those costs to the range of cost estimates associated with the implementation of similar plans and arrangements by other companies in similar change of control transactions. Following an extensive evaluation, the Compensation Committee and the Northwest board of directors determined that the proposed plans and arrangements were appropriate and necessary in the context of the merger.

Amendments to Management Compensation Agreements. NWA entered into amendments to the existing management compensation agreements with its officers, including each of the Named Executive Officers other than Mr. Steenland. Under the amendments, the definition of “good reason” was modified to be more protective of certain elements of the officer’s compensation and benefits following a “change of control.” In addition to the existing events that constitute “good reason,” the definition of “good reason” was amended to include, following a change of control: (1) a material reduction in the officer’s short-term or long-term cash incentive compensation opportunities; (2) if NWA or its successor does not keep in effect compensation, incentive, retirement, health and welfare benefits, or perquisite programs, under which the officer receives benefits substantially comparable in the aggregate to those in effect prior to the change of control (other than a reduction pursuant to an equivalent reduction in such benefits for all full time domestic salaried employees); and (3) the relocation of the officer’s principal place of employment by more than 50 miles. In addition, those Named Executive Officers whose previously granted post-employment confirmed space pass travel privileges have not yet vested (Messrs. Davis and Cohen) will become vested in those privileges on an accelerated basis in the event their employment with NWA is terminated without “cause” or by the officer for “good reason” (each, as defined in the amended agreements) within two years after a change of control. In addition, under the amendments, certain officers (including the Named Executive Officers) who would be retiree-eligible at the time of their termination of employment will be entitled to receive tax gross-up payments for the imputed income resulting from their use of such pass travel privileges following termination of employment. Following a change of control, the officer will be entitled to receive from NWA, any successor of NWA and their affiliates post-employment pass travel privileges on terms and conditions no less favorable than those to which the officer was entitled immediately prior to the change of control. The amendments also provide for a gross-up payment not to exceed $1,000,000 for excise taxes incurred by any officer under Sections 280G and 4999 of the Code, subject to specified limitations (including a cutback (that is, no gross-up payment) if the amount of the payments subject to the excise tax exceed the applicable safe harbor by less than 10% (within the meaning of Sections 280G and 4999 of the Code and the applicable regulations thereunder)).

Amendments to Stock Incentive Plan and Outstanding Equity Awards. Northwest amended the Northwest 2007 Stock Incentive Plan and the outstanding awards under the Northwest 2007 Stock Incentive Plan to provide, among other things, for the automatic vesting of all outstanding awards that are unvested or subject to lapse restrictions upon the occurrence of a change of control. In addition, the amendments provide that, if a participant’s employment is terminated without cause or for good reason (each, as defined in the Northwest 2007 Stock Incentive Plan) within two years after a change of control, the participant will have up to three years following such termination to exercise the participant’s outstanding options. Outstanding options previously granted to members of the Northwest board of directors, which remain subject to approval by Northwest stockholders (which approval is being sought pursuant to Northwest Proposal 4 of this joint proxy statement/prospectus) were similarly amended so that, if a director does not continue as, or is not appointed as, a member of the board of directors of the parent entity resulting from the transaction constituting the change of control transaction or is otherwise removed as, or not elected to be, a member of such board of directors (other than for cause) during the two year period following a change of control, the director would have three years to exercise his or her outstanding options. In all cases, however, the post-termination exercise period remains subject to the award’s original 10-year term.

Amendments to Existing Incentive Compensation Plans. NWA amended the terms of the Annual Cash Incentive Plan and the Long Term Incentive Plan in order to provide some protections to participants in those plans (including the Named Executive Officers) in the event of a change of control. The amendments provide that, in the event of a change of control, the administrator of the plans may not reduce any amounts otherwise payable under the plan for any performance periods in which the change of control occurs or terminate any outstanding incentive opportunity for such performance periods. In addition, the amendments provide that the administrator of each plan will, in good faith, make any adjustment that it reasonably determines to be equitable to the performance measures for the performance period in which a change of control occurs, to reflect any change in the business of NWA or its successor. The amendment to the Annual Cash Incentive Plan also provides that (x) in the event of a change of control, subject to the participant’s continued employment with NWA through the date the annual incentive compensation becomes payable to such participant, NWA will pay to the participant the greater of his or her target incentive payment or the amount of his or her incentive payment based on Northwest’s actual performance for the performance period, and (y) in the event a participant’s employment is terminated by NWA or its successor without cause or by the participant for good reason following a change of control, (i) the participant will receive a pro-rated portion of his or her target incentive payment for the performance period in which the change of control occurs, and (ii) if such termination of employment occurs after the end of the applicable performance period and before the payment of any incentive payment for such period, the participant will be entitled to the greater of his or her target incentive payment or the amount of his or her incentive payment based on Northwest’s actual performance for the performance period.

Retention Agreement and Amendment to CEO Management Compensation Agreement. NWA entered into a retention agreement and amendment to Mr. Steenland’s management compensation agreement, which we refer to as the Retention Agreement. Under Mr. Steenland’s previously existing management compensation agreement, which we refer to as the Existing Agreement, which is described under “Management Compensation Agreements” below, Mr. Steenland is entitled to resign for any reason during the thirty day period commencing on May 31, 2008, which was the first anniversary of the effective date of Northwest’s plan of reorganization, and to receive certain severance payments and benefits set forth in his Existing Agreement. Under the Retention Agreement, Mr. Steenland waived his right to resign during this period and receive such severance benefits in exchange for the grant to Mr. Steenland of 375,000 restricted retention units, each of which represents the right to receive, subject to the terms and conditions set forth in the Retention Agreement, an amount in cash equal to the fair market value of a share of common stock of Northwest (not to exceed $22.00 per share for this purpose) multiplied by the number of vested units pursuant to the terms of the Retention Agreement. The restricted retention units will vest subject to Mr. Steenland’s continued employment as follows: (1) if the merger agreement is terminated without the merger having occurred, then the units will vest in installments of 25% each on the first four anniversaries of the date of the termination of the merger agreement, and (2) if Mr. Steenland’s employment is terminated by NWA other than for cause or by Mr. Steenland for good reason (each as defined in the Retention Agreement) or due to Mr. Steenland’s death or disability, or if the merger is consummated, then the unvested portion of the units will become immediately vested in full. If Mr. Steenland’s employment is terminated for any other reason, any unvested units will be forfeited. The Retention Agreement provides that Mr. Steenland will be obligated to re-pay to NWA a pro-rated portion of any payments received by him upon the vesting of any of the restricted retention units in the event Mr. Steenland joins certain competitors of NWA within the one year period following his termination of employment with NWA, based upon the percentage of such one year period that had not elapsed as of such date, and contains a provision prohibiting Mr. Steenland from soliciting employees of NWA for employment with another entity during such period. The Retention Agreement also provides that, in the event of a change of control, Mr. Steenland will be entitled to receive from NWA, any successor of NWA and their affiliates post-employment pass travel privileges on terms and conditions no less favorable than those to which Mr. Steenland was entitled to immediately prior to the change of control, and Mr. Steenland’s post-termination medical and dental benefits will be provided on an after-tax basis with Mr. Steenland paying, until age 65, the same percentage of the premium cost as that payable by active officers of NWA from time to time, but in any event not to exceed 25% of the premium cost for such coverage.

Compensation Committee Report

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis above and, based on such review and discussions, it recommended to the Northwest board of directors that the Compensation Discussion and Analysis be included in Northwest Annual Report and in this joint proxy statement/prospectus.

Compensation Committee

Roy J. Bostock (Chair)

David A. Brandon

James J. Postl

Summary Compensation Table

The following table sets forth information regarding the compensation of NWA’s Named Executive Officers in 2007 and 2006:

Name and Principal Position	Salary ($)	Bonus ($)		Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Douglas M. Steenland President & Chief Executive Officer
2007	531,919	—		3,508,423	758,117	2,239,093	365,000	329,035	7,731,587
2006	516,384	—		—	333,514	994,146	516,000	297,353	2,657,397

David M. Davis Executive Vice President & Chief Financial Officer
2007	374,007	—		1,210,355	376,601	687,649	3,000	72,663	2,724,275

J. Timothy Griffin Executive Vice President—Marketing & Distribution
2007	413,706	—		1,474,622	333,432	857,224	493,000	199,496	3,771,480
2006	401,616	—		—	125,403	345,398	34,000	186,287	1,092,704

Andrew C. Roberts Executive Vice President—Operations
2007	413,706	—		1,608,821	437,248	884,134	100,000	121,493	3,565,402
2006	361,783	—		—	63,337	399,599	166,000	83,425	1,074,144

Neal S. Cohen Former Executive Vice President—Strategy & International; CEO—Regional Airlines*
2007	413,706	100,000	(5)	1,709,802	431,394	1,161,640	130,000	129,601	4,076,143
2006	388,086	100,000	(5)	—	100,616	399,599	161,000	72,238	1,221,539

*	Employment terminated effective June 16, 2008.
(1)	The amounts set forth in these columns do not represent any amounts that the Named Executive Officers are entitled to receive; rather they represent the compensation expense recognized by Northwest for financial statement reporting purposes with respect to 2007 for the grant date fair value of the awards granted to each of the Named Executive Officers in 2007 in accordance with Statement on Financial Accounting Standards No. 123 (revised 2004), “Share Based Payments.” As stated in footnote (6) to the Grants of Plan-Based Awards in 2007 Table, the value of the restricted stock unit awards granted to the Named Executive Officers in 2007 based on the closing sales price of a share of common stock on July 31, 2008 ($9.16) is substantially lower than the grant date value of such awards and the intrinsic value of the stock options granted to each of the Named Executive Officers in 2007 based on the July 31, 2008 closing stock price would be zero because the exercise price of each option was higher than the stock price on such date. The restricted stock units and the stock options will vest, subject to the executive’s continued employment with NWA or a subsidiary of NWA, in equal semi-annual installments over four years; provided, however, subject to the amendments discussed in “New Plans and Arrangements Adopted in Connection with Potential Merger” starting on page 151, all unvested restricted stock units and stock options as of the effective date of the merger will vest in full. The stock options were granted with an exercise price equal to the closing price of a share of common stock on the date of grant and have a ten year term.

Pursuant to SEC rules, the amounts shown under “Option Awards” reflect (A) a deduction of the 2006 compensation expense recognized by Northwest for outstanding stock options previously held by the Named Executive Officers, which were cancelled pursuant to Northwest’s plan of reorganization, and (B) exclude for both years the impact of estimated forfeitures related to service-based vesting conditions. See note 10 to Northwest’s consolidated financial statements included in the Northwest Annual Report for a discussion of the assumptions used in the valuation of the stock option awards.

(2)	This column includes: (A) the following amounts earned under the Annual Cash Incentive Plan for 2007: Mr. Steenland ($565,094), Mr. Davis ($263,711), Mr. Griffin ($263,711), Mr. Roberts ($263,711) and Mr. Cohen ($263,711); (B) the following amounts earned pursuant to previously granted awards under the Long Term Cash Incentive Plan for the two year performance period ending December 31, 2007: Mr. Steenland ($1,635,189), Mr. Davis ($423,938), Mr. Griffin ($593,513), Mr. Roberts ($593,513) and Mr. Cohen ($593,513); (C) the redemption value of an award granted to Mr. Cohen in November 2007 under the E-Commerce Plan of 2 points, which, when vested, equaled $277,506; and (D) 2007 earnings on outstanding unvested awards previously granted under the E-Commerce Plan as follows: Mr. Steenland ($38,810), Mr. Roberts ($26,910) and Mr. Cohen ($26,910). See “NWA’s Executive Compensation Program” under the Compensation Discussion and Analysis section above for a description of the incentive compensation plans referred to in this footnote.
(3)	This column represents the increase in the present value of accumulated pension benefits for each of the Named Executive Officers under the Salaried Pension Plan, the Excess Pension Plan, and, for Messrs. Steenland, Griffin, Roberts, and Cohen, the SERP. See “NWA’s Executive Compensation Program – Retirement Benefits” under the Compensation Discussion and Analysis section above for a description of these plans. A description of the assumptions used to determine these amounts is included below in footnote 2 to the 2007 Pension Benefits Table.
(4)	See the All Other Compensation Table below for details regarding the amounts disclosed in the “All Other Compensation” column.
(5)	The amounts shown for Mr. Cohen reflect retention payments in the amount of $100,000 each paid to him in 2007 and 2006 pursuant to his Management Compensation Agreement.

All Other Compensation Table

The following table describes each component of the “All Other Compensation” column of the Summary Compensation Table.

Name	Tax Reimbursement Payments ($)	Employer Contributions to 401(k) Plan(1) ($)	Excess 401(k) Plan Cash Payments(2) ($)	Life Insurance Premiums ($)	Incremental Cost of Perquisites or Personal Benefits(3) ($)	Total—All Other Compensation ($)
Douglas M. Steenland	58,552	27,000	135,974	40,000	67,509	329,035
David M. Davis	9,972	15,750	20,739	—	26,202	72,663
J. Timothy Griffin	43,626	22,500	58,338	44,000	31,032	199,496
Andrew C. Roberts	15,016	20,250	48,069	—	38,158	121,493
Neal S. Cohen*	16,766	20,250	57,069	—	35,516	129,601

*	Employment terminated effective June 16, 2008.
(1)	As discussed in footnote (3) to the Summary Compensation Table, effective August 31, 2005, NWA amended the Salaried Pension Plan and the Excess Pension Plan to freeze future benefit accruals under those plans and amended the Retirement Savings Plan to provide for a NWA contribution to participants’ accounts for service on and after September 1, 2005.
(2)	This column includes NWA contributions that would have been made for the benefit of the Named Executive Officers under NWA’s Retirement Savings Plan but are in excess of the limitations imposed by the Code. In connection with the amendments to the Retirement Savings Plan discussed in footnote (1) above, beginning September 1, 2005, all employer contribution amounts to NWA’s Retirement Savings Plan that are in excess of the limitations under the Code are payable to employees in cash on a semi-monthly basis. See “NWA’s Executive Compensation Program—Retirement Benefits—Excess 401(k) cash payments” under the Compensation Discussion and Analysis section above.

(3)	This column represents the incremental cost incurred by NWA in providing perquisites to the Named Executive Officers in 2007. These perquisites include reimbursement payments for certain medical expenses, complimentary travel benefits on NWA and other airlines for the personal use of each Named Executive Officer, his eligible family members and other individuals designated by the Named Executive Officer, excess liability insurance coverage, club memberships, financial and tax planning services, car allowances and an annual physical examination for each Named Executive Officer. The incremental cost of airline travel benefits provided for the personal use of the Named Executive Officer and their eligible family members is based on the methodology previously used by Northwest to estimate, for financial reporting purposes under an incremental cost approach, the cost of carrying a passenger flying on a frequent flyer mileage award, which is based on the average cost per passenger for food and beverage, fuel, insurance, security, miscellaneous claims and NWA’s frequent flyer distribution and administration expenses. The incremental cost of the airline travel benefits the Named Executive Officers are entitled to make available for other individuals is based on the lowest published fare for the particular NWA flight plus an additional fee for first or business class service. Many of the officers who are entitled to such benefits choose to donate these benefits to charitable organizations. The incremental cost of the airline travel benefits provided to Mr. Steenland in 2007 was $25,736. See “NWA’s Executive Compensation Program—Perquisites” under “Compensation Discussion and Analysis” above.

Grants of Plan-Based Awards in 2007

The following table provides information about awards granted to the Named Executive Officers during 2007 under the Annual Cash Incentive Plan, the Long Term Cash Incentive Plan, the E-Commerce Plan and the Northwest 2007 Stock Incentive Plan. These incentive compensation plans are described in the Compensation Discussion and Analysis section under “NWA’s Executive Compensation Programs.”

Name			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(4) (#)	All Other Option Awards: Number of Securities Underlying Options(5) (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(6) ($)
	Grant Date		Thresh -old ($)	Target ($)	Maxi- mum ($)	Thresh -old ($)	Target ($)	Maxi- mum ($)
Douglas M. Steenland	1/25/2007	(2)	0	545,063	1,090,126
	1/25/2007	(3)	0	817,595	1,635,189
	5/31/07								715,821			18,002,898
	6/14/07									159,071	22.68	2,050,950
	6/28/07									159,071	22.26	2,006,713
	7/13/07									159,072	21.07	1,899,447

David M. Davis	1/25/2007	(2)	0	254,363	508,726
	1/25/2007	(3)	0	296,757	593,513
	5/31/07								246,947			6,210,717
	6/14/07									54,877	22.68	707,546
	6/28/07									54,877	22.26	692,284
	7/13/07									54,877	21.07	655,275

J. Timothy Griffin	1/25/2007	(2)	0	254,363	508,726
	1/25/2007	(3)	0	296,757	593,513
	5/31/07								300,866			7,566,780
	6/14/07									66,859	22.68	862,033
	6/28/07									66,859	22.26	843,440
	7/13/07									66,859	21.07	798,350

Andrew C. Roberts	1/25/2007	(2)	0	254,363	508,726
	1/25/2007	(3)	0	296,757	593,513
	5/31/07								328,247			8,255,412
	6/14/07									72,944	22.68	940,489
	6/28/07									72,944	22.26	920,203
	7/13/07									72,943	21.07	870,998

Neal S. Cohen*	1/25/2007	(2)	0	254,363	508,726
	1/25/2007	(3)	0	296,757	593,513
	5/31/07								348,850			8,773,578
	6/14/07									77,522	22.68	999,515
	6/28/07									77,522	22.26	977,955
	7/13/07									77,523	21.07	925,687
	11/29/2007	(7)	(7)	277,506	(7)

*	Employment terminated effective June 16, 2008.
(1)	These columns show the potential value of the payout for each Named Executive Officer with respect to awards granted under the Annual Cash Incentive Plan, the Long Term Cash Incentive Plan and the E-Commerce Plan if the threshold, target or maximum goals under each plan are achieved. The potential payouts under the Annual Cash Incentive Plan and the Long Term Cash Incentive Plan are performance-driven and therefore at risk. These incentive plans are described above in the Compensation Discussion and Analysis section under “NWA’s Executive Compensation Programs.”
(2)	These awards were granted for 2007 under the Annual Cash Incentive Plan. The plan provides for different payout amounts based on Northwest’s achievement of an income contribution target established by the Compensation Committee at the beginning of the year and an assessment of individual performance during the year, as well as achievement of a net profitability threshold for payouts in excess of target payout amounts. Target payout amounts are established as a percentage of the participant’s annual salary. The amounts shown are based on the executives’ current annual salary levels; however, actual payouts will be based on the executives’ annual salaries in effect at the time of the payout.
(3)

These awards were granted pursuant to the Long Term Cash Incentive Plan for the two year performance period beginning January 1, 2007. The plan provides for different payout amounts based on Northwest’s rank among the companies in its industry peer group in average operating margin during the two years included in the performance period and Northwest’s achievement of a net profitability threshold in each year included in the performance period. The payouts are also contingent upon the participant maintaining a minimum individual performance rating during the performance period. The amounts shown are based on the executives’ current annual salary levels; however, actual payouts will be based on the executives’ annual salaries in effect at the time of the payout.

(4)	Amounts in this column represent restricted stock unit awards granted under the Northwest 2007 Stock Incentive Plan on May 31, 2007 in connection with Northwest’s emergence from bankruptcy. The FAS123R grant date value of these awards is $25.15 per share.
(5)	Amounts in this column represent stock options granted under the Northwest 2007 Stock Incentive Plan to the Named Executive Officers in 2007 in connection with Northwest’s emergence from bankruptcy. The FAS123R grant date fair value of the stock option awards granted on June 14, 2007, June 28, 2007 and July 13, 2007 is $12.89 per share, $12.62 per share and $11.94 per share, respectively.
(6)	The amounts shown in the table represent the grant date fair value of the awards granted to the Named Executive Officers. Based on the closing sales price of a share of common stock on July 31, 2008 ($9.16), the intrinsic value of the stock options granted to each of the Named Executive Officers in 2007 would be zero because the exercise price of each option was higher than such stock price and the value of the restricted stock unit awards granted to each of the Named Executive Officers in 2007 would be as follows: Mr. Steenland ($6,556,920), Mr. Davis ($2,262,035), Mr. Griffin ($2,755,933), Mr. Roberts ($3,006,743) and Mr. Cohen ($3,195,466).
(7)	In November 2007, Northwest granted an award to Mr. Cohen pursuant to the E-Commerce Plan relating to equity investments by NWA in a number of e-commerce or internet-based businesses. Each Point represents, when vested, the right to receive a payment equal to 0.1% of the market value attributable to the group of investments for which the Points were awarded. The Points subject to the award vested on April 1, 2008. The amount shown represents the potential aggregate payout amount attributable to the disposition of NWA’s investment in Orbitz, one of the e-commerce businesses covered by the award. In November 2004, NWA sold its shares of common stock of Orbitz to an indirect wholly owned subsidiary of Cendant Corporation in connection with a tender offer to purchase all of the outstanding shares of class A and class B common stock of Orbitz.

Management Compensation Agreements

NWA has entered into management compensation agreements with each of the Named Executive Officers. The agreements do not provide any minimum term of employment and the executive’s employment under his agreement is terminable by either party for any reason upon 30 days written notice. The following description of these agreements does not include the modifications that were adopted in April 2008 in connection with Northwest’s execution of the merger agreement with Delta. These modifications are described in the Compensation Discussion and Analysis section under the caption “New Plans and Arrangements Adopted in Connection with Potential Merger.”

The agreement with Mr. Steenland, which was entered into on September 14, 2005, provides that Mr. Steenland will receive a base salary and will participate in NWA’s compensation and benefit plans. He is also entitled to lifetime positive space travel benefits on NWA’s flights for the personal use of Mr. Steenland, his spouse, dependent children and other individuals designated by Mr. Steenland, specified life insurance benefits, coverage under NWA’s medical and dental plans for the remainder of his and his spouse’s lifetimes, and reimbursement for medical expenses not covered under NWA’s medical plans. In addition, as stated above, NWA has agreed to provide Mr. Steenland under the SERP up to six additional years of service credit over the six year period commencing April 1, 2006, so long as he remains employed by NWA during such period or if his employment is terminated in specified circumstances.

On April 14, 2008, NWA entered into new management compensation agreements with Messrs. Davis, Roberts and Cohen. In general, the prior management compensation agreements entered into with these executives were updated to conform them to similar agreements entered into with other senior officers and, in the case of Messrs. Davis and Roberts, to reflect their promotions to executive vice president positions. In the case of Messrs. Davis and Cohen, their agreements were also updated to delete certain provisions that relate to benefits each executive received when he joined NWA and therefore are no longer applicable. The agreements with Messrs. Davis, Griffin, Roberts and Cohen entitle each executive to receive a base salary and to participate in NWA’s compensation and benefit plans. Each of these executives is entitled, for the remainder of their lifetimes, to positive space travel benefits on NWA’s flights and coverage under NWA’s medical and dental plans following termination of employment, subject, in the case of Messrs. Davis and Cohen, to the executive remaining employed by NWA through a specified date or if the executive’s employment is terminated prior to such date without cause or for good reason. In addition, in connection with his joining NWA in May 2005, NWA agreed to pay Mr. Cohen annual retention payments of $100,000 each on May 1 of each of five years beginning in 2006 so long as he continues to be employed by NWA on those dates.

Under the management compensation agreements entered into with each of the Named Executive Officers, NWA has agreed to provide each executive with specified severance payments and benefits in the event the executive’s employment is terminated under various circumstances. A description of the potential payments and benefits that each of the Named Executive Officers would be entitled to receive in these circumstances is included below under the caption “Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table summarizes the unexercised option awards and unvested stock awards to the Named Executive Officers that were outstanding as of December 31, 2007.

Name	Option Awards(1)					Stock Awards(2)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Douglas M. Steenland	35,346	123,725		22.68	6/13/17	556,765	8,078,660
	35,346	123,725		22.26	6/27/17
	35,346	123,726		21.07	7/12/17

David M. Davis	12,194	42,683		22.68	6/13/17	192,075	2,787,008
	12,194	42,683		22.26	6/27/17
	12,194	42,683		21.07	7/12/17

J. Timothy Griffin	14,856	52,003		22.68	6/13/17	234,014	3,395,543
	14,856	52,003		22.26	6/27/17
	14,856	52,003		21.07	7/12/17

Andrew C. Roberts	16,208	56,736		22.68	6/13/17	255,311	3,704,563
	16,208	56,736		22.26	6/27/17
	16,208	56,735		21.07	7/12/17

Neal S. Cohen*	17,226	60,296		22.68	6/13/17	271,336	3,937,085
	17,226	60,296		22.26	6/27/17
	17,226	60,297		21.07	7/12/17

*	Employment terminated effective June 16, 2008.
(1)	The stock options become exercisable in nine equal installments commencing on the grant date of each option (June 14, 2007, June 28, 2007 and July 13, 2007, respectively) and on each six month anniversary thereof.
(2)	The restricted stock unit awards vest in nine equal installments commencing on the grant date of the awards (May 31, 2007) and on each six month anniversary thereof.

Option Exercises and Stock Vested

The following table sets forth information regarding the value realized by the Named Executive Officers in connection with the exercise of stock options and the vesting of restricted stock units during 2007.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Exercise ($)(1)
Douglas M. Steenland			159,056	3,445,948	(2)
David M. Davis			54,872	1,188,802
J. Timothy Griffin			66,852	1,448,349
Andrew C. Roberts			72,936	1,580,158
Neal S. Cohen*			77,514	1,679,341

*	Employment terminated effective June 16, 2008.
(1)	These columns show the number and value of restricted stock units that vested on May 31, 2007 and November 30, 2007 at a value of $25.15 and $18.18 per share, respectively, which represent the closing sale price of a share of common stock on each vesting date.
(2)	The amount for Mr. Steenland does not represent any cash payments to Mr. Steenland. Mr. Steenland has elected to hold the shares of common stock issued to him upon the vesting of his restricted stock award. As of July 31, 2008, the shares issued to him in 2007 had a value of $1,456,953 based on the closing sales price of a share of common stock on such date ($9.16).

2007 Pension Benefits

The following table shows the present value of accumulated benefits at December 31, 2007 for the Named Executive Officers under the Salaried Pension Plan, the Excess Pension Plan and the SERP based on the assumptions described in note (2) below. These retirement plans are described in the Compensation Discussion and Analysis section under “NWA’s Executive Compensation Program—Retirement Plans.” All benefits under the Excess Pension Plan and the SERP are unfunded and are payable by NWA from its general assets.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Douglas M. Steenland	Pension Plan for Salaried Employees	14.1667	487,000	—
	Excess Pension Plan for Salaried Employees	14.1667	1,266,000	—
	Supplemental Executive Retirement Plan	30.9167	2,736,000	—

David M. Davis	Pension Plan for Salaried Employees	5.2500	28,000	—
	Excess Pension Plan for Salaried Employees	—	—	—
	Supplemental Executive Retirement Plan	—	—	—

J. Timothy Griffin	Pension Plan for Salaried Employees	12.2500	427,000	—
	Excess Pension Plan for Salaried Employees	12.2500	822,000	—
	Supplemental Executive Retirement Plan	22.2500	1,025,000	—

Andrew C. Roberts	Pension Plan for Salaried Employees	8.0000	160,000	—
	Excess Pension Plan for Salaried Employees	8.0000	172,000	—
	Supplemental Executive Retirement Plan	18.0000	502,000	—

Neal S. Cohen*	Pension Plan for Salaried Employees	9.25	140,000	—
	Excess Pension Plan for Salaried Employees	9.25	115,000	—
	Supplemental Executive Retirement Plan	14.5833	487,000	—

*	Employment terminated effective June 16, 2008.
(1)	For salaried employees hired by NWA on or before January 1, 2001 and for rehired employees who were previously employed by NWA on or before January 1, 2001, which includes all of the Named Executive Officers, the accumulated benefits under the Salaried Pension Plan are the greater of the benefits calculated under the final average earnings formula and those calculated under the cash balance formula. An employee may retire at the normal retirement age of 65 regardless of years of service with NWA, or may retire as early as age 55 with 10 years of service.

The years of service credited under the Salaried Pension Plan and the Excess Pension Plan for each of the Named Executive Officers shown in the table above represent actual service with NWA through August 31, 2005, the date on which future benefit accruals under the Salaried Pension Plan and the Excess Pension Plan were frozen. As of December 31, 2007, each of the Named Executive Officers who participate in the SERP was credited under the SERP with continuing service plus the additional number of years of service shown in the table below. The present value of the benefit attributable to the additional years of service granted to each Named Executive Officer in the SERP is also shown in the table below.

Name	Number of Additional Credited Years of Service (#)	Present Value of Accumulated Benefit ($)
Douglas M. Steenland	16.75	2,502,000
J. Timothy Griffin	10	870,000
Andrew C. Roberts	10	448,000
Neal S. Cohen*	5.33	487,000
*	Employment terminated effective June 16, 2008.

(2)	As discussed in the Compensation Discussion and Analysis section under “NWA’s Executive Compensation —Retirement Benefits—Frozen Defined Benefit Pension Plans,” effective August 31, 2005, NWA amended the Salaried Pension Plan and the Excess Pension Plan to freeze future benefit accruals under those plans and amended the Retirement Savings Plan to provide for an employer contribution to participants’ accounts for service on and after September 1, 2005. Contributions to the Retirement Savings Plan for each of the Named Executive Officers in 2007 are included in the “All Other Compensation” column of the Summary Compensation Table.

An actuarial present value of the benefits is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested as of December 31, 2007 at the assumed discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. Estimated future payments are assumed to be in the form of a single lump-sum payment at retirement determined using interest rate and mortality table assumptions applicable under current Internal Revenue Service regulations for qualified pension plans. The assumed retirement age for each executive is the earliest age at which the executive could retire without any benefit reduction due to age. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age, final service, future compensation levels, interest rate movements and regulatory changes. The assumptions on which the present values of accumulated benefits shown in the 2007 Pension Benefits Table above are based are those used in determining the annual pension benefit obligation in Northwest’s consolidated financial statements and are summarized in the table below. These assumptions were also used to determine the change in pension value included in the Summary Compensation Table.

Pension Plan Assumptions

Assumptions as of	12/31/07	12/31/06
Discount Rate:
–Salaried Pension Plan	6.21%	5.93%
–Excess Pension Plan	6.15%	5.93%
–SERP	5.80%	5.93%
Cash balance interest crediting rate	5%	6%
Basis for conversion of final average earnings annuities to lump sum amounts	5%, PPA Mortality	6%, 1994 GAR Unisex
Assumed Retirement Date:
–Salaried Pension Plan	Age 65 or age 62, whichever produces highest present value
–Excess Pension Plan	Age 65 or age 62, whichever produces highest present value
–SERP	Age 65

Potential Payments upon Termination or Change in Control

NWA has entered into management compensation agreements with each of the Named Executive Officers, the terms of which are described above under the caption “Management Compensation Agreements.” Under the terms of these agreements, NWA has agreed to provide each of the Named Executive Officers with specified payments and benefits in connection with particular events involving a termination of the executive’s employment with NWA or a change in control. The terms “cause” and “good reason” as used in the tables below were defined in the management compensation agreements with each of the Named Executive Officers. Generally, “cause” meant (1) an act or acts of personal dishonesty by the executive intended to result in substantial personal enrichment of the executive at the expense of NWA, (2) an act or acts of personal dishonesty by the executive intended to cause substantial injury to NWA, (3) material breach (other than as a result of a disability) by the executive of the executive’s obligations under the executive’s management compensation agreement, which action was (A) undertaken without a reasonable belief that the action was in the best interest of NWA and (B) not remedied within a reasonable period of time after receipt of written notice from NWA specifying the alleged breach, or (4) the conviction of the executive of a felony. Generally, “good reason” meant (1) a material reduction in the executive’s compensation or other benefits, (2) any change in the executive’s title or any material change in the executive’s job responsibilities, (3) without the executive’s prior consent, the relocation of NWA’s principal executive offices to a location outside the Minneapolis-St. Paul metropolitan area, or (4) a failure by NWA to comply with any provision of the executive’s management compensation agreement which has not been cured within ten days after NWA knows or has notice of such noncompliance, provided that in order for the executive’s termination of employment to be considered for good reason, the termination must occur within one year after the event giving rise to the good reason. The definitions for these terms were subsequently modified in April 2008 in connection with Northwest’s execution of the merger agreement with Delta. These modifications are described in the Compensation Discussion and Analysis section under the caption “New Plans and Arrangements Adopted in Connection with Potential Merger.”

Douglas M. Steenland. Under the management compensation agreement entered into with Mr. Steenland, in the event of a termination of his employment by NWA other than for “cause,” by Mr. Steenland for “good reason” or due to death or disability, Mr. Steenland will receive a severance payment equal to three times his annual base salary and target incentive payment under the Annual Cash Incentive Plan and a pro-rated portion of his target incentive payments under the Annual Cash Incentive Plan and the LTIP for the periods in which his employment terminates, specified supplemental pension benefits and reimbursement of relocation expenses. Mr. Steenland also will continue to receive coverage under NWA’s life insurance and disability plans for a specified period of time. In addition, if Mr. Steenland’s employment is terminated by NWA for any reason other than cause within one year after a change in control or if Mr. Steenland resigns at any time during the six months commencing on the first anniversary of the change in control, Mr. Steenland will be entitled to all payments and benefits otherwise due for termination. Under the terms of outstanding incentive awards under the Long Term Cash Incentive Plan and the Northwest 2007 Stock Incentive Plan, all or a portion of the outstanding award will vest upon specified events involving a termination of Mr. Steenland’s employment. In addition, if the payments Mr. Steenland were to receive in the event of a change in control are subject to the excise tax imposed by Section 4999 of the Code, then Mr. Steenland will be entitled to a full tax gross-up payment. In the event Mr. Steenland dies while employed by NWA, NWA has agreed to pay his surviving spouse an annual death benefit equal to 50 percent of Mr. Steenland’s base salary for ten years or, if earlier, until Mr. Steenland would have attained age 65.

The following table shows the potential payments and benefits that Mr. Steenland would have been entitled to receive under then-existing plans and arrangements in the event his employment with NWA had terminated on December 31, 2007 in connection with or by reason of the events listed in the table, given his compensation and service levels as of December 31, 2007. These benefits are in addition to benefits available generally to salaried employees of NWA and, with respect to a termination of employment other than a voluntary termination or a termination by NWA for cause, are in addition to the incentive plan payments for periods ending on December 31, 2007 that are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The table does not include potential payments and benefits under the plans and arrangements that were adopted in April 2008 in connection with Northwest’s execution of the merger agreement with Delta, which are described in the Compensation Discussion and Analysis section under the caption “New Plans and Arrangements Adopted in Connection with Potential Merger.”

Type of Payment or Benefit		Voluntary Termination or Termination For Cause ($)	Involuntary Termination ($)	Death ($)	Disability ($)	Voluntary Termination During Window after Change in Control or Bankruptcy Emergence Date ($)
Cash Severance Payment		—	3,270,378	3,270,378	3,270,378	3,270,378
Long Term Cash Incentive Compensation	(1)	—	408,797	408,797	408,797	817,595
Restricted Stock Units	(2)	—	4,039,330	192,364	192,364	8,078,660
Stock Options	(3)	—	—	—	—	—
Restricted Retention Units	(4)	—	—	—	—	—
Pension Benefits	(5)	4,494,000	4,494,000	4,494,000	4,494,000	4,494,000
Pension Enhancement	(6)	—	1,495,000	1,495,000	1,495,000	1,495,000
Pre-Retirement Spousal Death Benefit		—	—	272,532	—	—
Medical and Dental Coverage Continuation	(7)	340,000	340,000	167,000	340,000	340,000
Life Insurance Premiums		40,000	40,000	—	40,000	40,000
Group Life Insurance and Group Disability Coverage Continuation	(8)	—	7,224	—	7,224	7,224
Airline Travel Benefit Continuation	(9)	398,947	398,947	—	398,947	398,947
Excise Tax Gross-Up Payment	(10)	—	—	—	—	3,138,608

Total		5,272,947	14,493,676	10,300,071	10,646,710	22,080,412

(1)	These amounts represent the payout of outstanding LTIP awards for the two year performance period ending December 31, 2008. A prorated payout would be paid in the event the executive died or became disabled and 100% payout would be paid if the executive’s employment were terminated without cause or for good reason within two years after a change of control.
(2)	These awards would become vested in connection with those events for which an amount is shown in the table. The amount shown is the value of the outstanding awards based on the closing sale price of a share of common stock on December 31, 2007 ($14.51). 50% of the outstanding restricted stock units would vest upon a termination of employment without cause or for good reason; a prorated portion of the restricted stock units that would otherwise vest on the next vesting date would vest upon death or disability; and 100% of the outstanding restricted stock units would vest if the executive’s employment were terminated without cause or for good reason within six months after a change of control.
(3)	The intrinsic value of the unexercisable options is $0 because the exercise price of each option is higher than the closing sale price of a share of common stock on December 31, 2007.
(4)	As discussed above in the Compensation Discussion and Analysis section under the caption "New Plans and Arrangements Adopted in Connection with Potential Merger," pursuant to the Retention Agreement entered into between NWA and Mr. Steenland in April 2008, Mr. Steenland was granted 375,000 restricted retention units, each of which represents the right to receive, subject to the terms and conditions set forth in the Retention Agreement, an amount in cash equal to the fair market value of a share of common stock of Northwest (not to exceed $22.00 per share for this purpose) multiplied by the number of vested units pursuant to the terms of the Retention Agreement.

(5)	This amount represents the payout of accumulated benefits under the Salaried Pension Plan, the Excess Pension Plan and the SERP.
(6)	This amount represents the present value of additional years of cash balance accruals under the SERP.
(7)	This amount represents the present value of continued coverage under NWA’s medical and dental plans to which Mr. Steenland, his spouse and dependent children would be entitled for the life of Mr. Steenland and his spouse.
(8)	This amount represents the present value of continued coverage under NWA’s group life insurance and group disability insurance for three years following termination of employment.
(9)	This amount represents the present value of confirmed space airline pass travel benefits for the personal use of Mr. Steenland, his spouse, dependent children and other individuals designated by Mr. Steenland during the remainder of his lifetime, including a tax gross-up for the imputed income.
(10)	The estimated tax gross up is based on a 20% excise tax, grossed up for taxes, on the amount of severance and other benefits in excess of the executive’s average five year W-2 earnings times 2.99.

Other Named Executive Officers. Under the management compensation agreements entered into with each of the Named Executive Officers other than Mr. Steenland, in the event of a termination of the executive's employment by NWA other than for “cause” or by the executive for “good reason,” the executive will receive a severance payment equal to two times the executive’s annual base salary and target incentive payment under the Annual Cash Incentive Plan and a pro-rated portion of the executive’s target annual incentive payment under the Annual Cash Incentive Plan for the year in which the executive’s employment terminates. In addition, under the terms of outstanding awards under the Long Term Cash Incentive Plan, the E-Commerce Plan and the Northwest 2007 Stock Incentive Plan, the vesting of these awards will accelerate in whole or in part upon certain events involving a termination of the executive’s employment.

The following tables show the potential payments and benefits that each of the Named Executive Officers other than Mr. Steenland would have been entitled to receive under then-existing plans and arrangements in the event the executive’s employment with NWA had terminated on December 31, 2007 in connection with or by reason of the events listed in the table, given the executive’s compensation and service levels as of December 31, 2007. These benefits are in addition to benefits available generally to salaried employees of NWA and, with respect to a termination of employment other than a voluntary termination or a termination by NWA for cause, are in addition to the incentive plan payments for periods ending on December 31, 2007 that are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The table does not include potential payments and benefits under the plans and arrangements adopted in April 2008 in connection with Northwest’s execution of the merger agreement with Delta, which are described in the Compensation Discussion and Analysis section under the caption “New Plans and Arrangements Adopted in Connection with Potential Merger,” and do not reflect the terms of the new management compensation agreements entered into with Messrs. Davis, Roberts and Cohen in April 2008, which are described above under the caption “Management Compensation Agreements.”

David M. Davis:

Type of Payment or Benefit		Voluntary Termination or Termination For Cause ($)	Involuntary Termination ($)	Death ($)	Disability ($)	Involuntary Termination after Change in Control ($)
Cash Severance Payment		—	1,356,602	—	—	1,356,602
Long Term Cash Incentive Compensation	(1)	—	—	148,378	148,378	296,757
Restricted Stock Units	(2)	—	1,393,504	66,363	66,363	2,787,008
Stock Options	(3)	—	—	—	—	—
Pension Benefits	(4)	28,000	28,000	28,000	28,000	28,000
Medical and Dental Coverage Continuation	(5)	—	32,000	—	—	32,000
Group Life Insurance Coverage Continuation	(6)	—	4,014	—	—	4,014

Total		28,000	2,814,120	242,741	242,741	4,504,381

(1)	This amount represents the payout of the outstanding LTIP award for the two year performance period ending December 31, 2008. A prorated payout would be paid in the event the executive died or became disabled and 100% payout would be paid if the executive’s employment were terminated without cause or for good reason within two years after a change of control.
(2)	These awards would become vested and the amount shown is the value based on the closing sale price of a share of common stock on December 31, 2007 ($14.51). 50% of the outstanding restricted stock units would vest upon a termination of employment without cause or for good reason; a prorated portion of the restricted stock units that would otherwise vest on the next vesting date would vest upon death or disability; and 100% of the outstanding restricted stock units would vest if the executive’s employment were terminated without cause or for good reason within six months after a change of control.
(3)	The intrinsic value of the unexercisable options as of December 31, 2007 was $0 because the exercise price of each option was higher than the stock price on that date.
(4)	This amount represents the payout of accumulated benefits under the Salaried Pension Plan, the Excess Pension Plan and the SERP.
(5)	This amount represents the present value of continued coverage under NWA’s medical and dental plans for a period of four years following a termination of the executive’s employment without cause or for good reason.
(6)	This amount represents the present value of continued coverage under NWA’s group life insurance plan for four years following termination of employment.

J. Timothy Griffin:

Type of Payment or Benefit		Voluntary Termination or Termination For Cause ($)	Involuntary Termination ($)	Death ($)	Disability ($)	Involuntary Termination after Change in Control ($)
Cash Severance Payment		—	1,356,602	—	—	1,356,602
Long Term Cash Incentive Compensation	(1)	—	—	148,378	148,378	296,757
Restricted Stock Units	(2)	—	1,697,772	80,851	80,851	3,395,543
Stock Options	(3)	—	—	—	—	—
Pension Benefits	(4)	2,389,000	2,389,000	2,389,000	2,389,000	2,389,000
Medical and Dental Coverage Continuation	(5)	206,000	206,000	—	206,000	206,000
Group Life Insurance Coverage Continuation	(6)	—	4,014	—	—	4,014
Airline Travel Benefit Continuation	(7)	52,883	52,883	—	52,883	52,883

Total		2,647,883	5,706,271	2,618,229	2,877,112	7,700,799

(1)	This amount represents the payout of the outstanding LTIP award for the two year performance period ending December 31, 2008. A prorated payout would be paid in the event the executive died or became disabled and 100% payout would be paid if the executive’s employment were terminated without cause or for good reason within two years after a change of control.
(2)	These awards would become vested and the amount shown is the value based on the closing sale price of a share of common stock on December 31, 2007 ($14.51). 50% of the outstanding restricted stock units would vest upon a termination of employment without cause or for good reason; a prorated portion of the restricted stock units that would otherwise vest on the next vesting date would vest upon death or disability; and 100% of the outstanding restricted stock units would vest if the executive’s employment were terminated without cause or for good reason within six months after a change of control.
(3)	The intrinsic value of the unexercisable options as of December 31, 2007 was $0 because the exercise price of each option was higher than the stock price on that date.
(4)	This amount represents the payout of accumulated benefits under the Salaried Pension Plan, the Excess Pension Plan and the SERP.
(5)	This amount represents the present value of continued coverage under NWA’s medical and dental plans, to which Mr. Griffin, his spouse and dependent children would be entitled during the remainder of Mr. Griffin’s lifetime.
(6)	This amount represents the present value of continued coverage under NWA’s group life insurance plan for four years following termination of employment.
(7)	This amount represents the present value of confirmed space airline pass travel benefits for the personal use of the executive, his spouse and dependent children during the remainder of executive’s lifetime following his termination of employment.

Andrew C. Roberts:

Type of Payment or Benefit		Voluntary Termination or Termination For Cause ($)	Involuntary Termination ($)	Death ($)	Disability ($)	Involuntary Termination after Change in Control ($)
Cash Severance Payment		—	1,356,602	—	—	1,356,602
Long Term Cash Incentive Compensation	(1)	—	—	148,378	148,378	296,757
E-Commerce Incentive Compensation	(2)	—	—	226,184	226,184	226,184
Restricted Stock Units	(3)	—	1,852,281	88,209	88,209	3,704,563
Stock Options	(4)	—	—	—	—	—
Pension Benefits	(5)	889,000	889,000	889,000	889,000	889,000
Medical and Dental Coverage Continuation	(6)	—	35,000	—	—	35,000
Group Life Insurance Coverage Continuation	(7)	—	4,014	—	—	4,014
Airline Travel Benefit Continuation	(8)	69,649	69,649	—	69,649	69,649

Total		958,649	4,206,546	1,351,771	1,421,420	6,581,769

(1)	This amount represents the payout of the outstanding LTIP award for the two year performance period ending December 31, 2008. A prorated payout would be paid in the event the executive died or became disabled and 100% payout would be paid if the executive’s employment were terminated without cause or for good reason within two years after a change of control.
(2)	This amount represents the payout of the executive’s outstanding award granted under the E-Commerce Incentive Compensation Program. The outstanding award would have vested in full if the executive would have died or become disabled or if the executive’s employment were terminated in connection with a change of control prior to the vesting of such award.
(3)

These awards would become vested and the amount shown is the value based on the closing sale price of a share of common stock on December 31, 2007 ($14.51). 50% of the outstanding restricted stock units would vest upon a termination of employment without cause or for good reason; a prorated portion of the restricted stock units that would otherwise vest on the next vesting date would vest upon death or disability; and 100% of the outstanding restricted stock units would vest if the executive’s employment were terminated without cause or for good reason within six months after a change of control.

(4)	The intrinsic value of the unexercisable options as of December 31, 2007 was $0 because the exercise price of each option was higher than the stock price on that date.
(5)	This amount represents the payout of accumulated benefits under the Salaried Pension Plan, the Excess Pension Plan and the SERP.
(6)	This amount represents the present value of continued coverage under NWA’s medical and dental plans for a period of four years following a termination of the executive’s employment without cause or for good reason.
(7)	This amount represents the present value of continued coverage under NWA’s group life insurance plan for four years following termination of employment.
(8)	This amount represents the present value of confirmed space airline pass travel benefits for the personal use of the executive, his spouse and dependent children during the remainder of executive’s lifetime following his termination of employment.

Neal S. Cohen:*

Type of Payment or Benefit		Voluntary Termination or Termination For Cause ($)	Involuntary Termination ($)	Death ($)	Disability ($)	Involuntary Termination after Change in Control ($)
Cash Severance Payment		—	1,356,602	—	—	1,356,602
Long Term Cash Incentive Compensation	(1)	—	—	148,378	148,378	296,757
E-Commerce Incentive Compensation	(2)	—	—	503,690	503,690	503,690
Restricted Stock Units	(3)	—	1,968,543	93,746	93,746	3,937,085
Stock Options	(4)	—	—	—	—	—
Pension Benefits	(5)	795,000	795,000	795,000	795,000	795,000
Medical and Dental Coverage Continuation	(6)	—	—	—	—	243,000
Airline Travel Benefit Continuation	(7)	20,883	20,883	—	20,883	20,883

Total		815,883	4,141,028	1,540,814	1,561,697	7,153,017

*	Employment terminated effective June 16, 2008.
(1)	This amount represents the payout of the outstanding LTIP award for the two year performance period ending December 31, 2008. A prorated payout would be paid in the event the executive died or became disabled and 100% payout would be paid if the executive’s employment were terminated without cause or for good reason within two years after a change of control.
(2)	This amount represents the payout of the executive’s outstanding awards granted under the E-Commerce Incentive Compensation Program. The outstanding awards would have vested in full if the executive would have died or become disabled or if the executive’s employment were terminated in connection with a change of control prior to the vesting of such awards.
(3)	These awards would become vested and the amount shown is the value based on the closing sale price of a share of common stock on December 31, 2007 ($14.51). 50% of the outstanding restricted stock units would vest upon a termination of employment without cause or for good reason; a prorated portion of the restricted stock units that would otherwise vest on the next vesting date would vest upon death or disability; and 100% of the outstanding restricted stock units would vest if the executive’s employment were terminated without cause or for good reason within six months after a change of control.
(4)	The intrinsic value of the unexercisable options as of December 31, 2007 was $0 because the exercise price of each option was higher than the stock price on that date.

(5)	This amount represents the payout of accumulated benefits under the Salaried Pension Plan, the Excess Pension Plan and the SERP.
(6)	This amount represents the present value of continued coverage under NWA’s medical and dental plans. If Mr. Cohen remains an active full-time employee of NWA through April 1, 2009 or a change in control of NWA occurs prior to April 1, 2009 and Mr. Cohen’s employment with NWA is terminated within six months after the change in control, Mr. Cohen, his spouse and dependent children will receive continued coverage under NWA’s medical and dental plans generally applicable to salaried employees of NWA during the remainder of Mr. Cohen’s lifetime.
(7)	This amount represents the present value of confirmed space airline pass travel benefits for the personal use of the executive, his spouse and dependent children during the remainder of executive’s lifetime, to which Mr. Cohen will be entitled if he remains an active full-time employee of NWA through April 1, 2009 or a change in control occurs prior to April 1, 2009 and his employment with NWA is terminated within six months after the change in control.

Assumptions used for Calculating Other Potential Post-Employment Payments and Benefits. Northwest used a number of assumptions for purposes of quantifying some of the potential post-employment payments and benefits that are estimated in the foregoing tables. The value of health and welfare benefits that the Named Executive Officers would be entitled to receive following a termination of employment was determined based on assumptions used for financial statement reporting purposes under Statement of Financial Accounting Standards No. 106, “Employers’ Accounting for Postretirement Benefits other than Pensions.” See note 15 to Northwest’s consolidated financial statements for the year ended December 31, 2007 for a discussion of these assumptions. The value of life and disability insurance coverage that would continue for the Named Executive Officers for specified periods following a termination of employment is based on the current premiums that NWA pays for such insurance. The value of travel benefits that would be provided to certain of the Named Executive Officers following a termination of employment was determined based on the following: (1) the executive and the executive’s eligible dependents utilize the travel benefits for a period of 20 years, (2) the level of usage for each year following the executive’s termination of employment is 150% of the actual usage during 2007, (3) the incremental cost to NWA for providing the travel benefits for each year is the same as the actual incremental cost incurred by NWA for providing such benefits in 2007, and (4) the present value of the travel benefits and, in the case of Mr. Steenland, the tax gross-up for such travel benefits, was determined using a discount rate of 6.31%.

APPRAISAL RIGHTS

Holders of Northwest common stock who dissent to the merger will not have rights to an appraisal of the fair value of their shares. Under Delaware law, appraisal rights are not available for the shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. automated quotation system on the record date. Northwest’s common stock is listed on the NYSE.

LEGAL MATTERS

The validity of the shares of Delta common stock to be issued in the merger will be passed upon by Kenneth F. Khoury, Executive Vice President—General Counsel of Delta.

EXPERTS

Delta

The consolidated financial statements of Delta at December 31, 2007 (Successor) and 2006 (Predecessor), and for the eight-month period ended December 31, 2007 (Successor), four-month period ended April 30, 2007 (Predecessor) and the year ended December 31, 2006 (Predecessor), appearing in Delta’s Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of Delta’s internal control over financial reporting as of December 31, 2007 (Successor) included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated statements of operations, cash flows, and shareowners’ deficit of Delta for the year ended December 31, 2005 (Predecessor), incorporated in this joint proxy statement/prospectus by reference from Delta’s Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the 2005 consolidated financial statements and includes explanatory paragraphs relating to Delta’s reorganization under Chapter 11 of the U.S. Bankruptcy Code and Delta’s ability to continue as a going concern). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of Delta for the three-month periods ended March 31, 2008 (Successor) and March 31, 2007 (Predecessor), the three-month and six-month periods ended June 30, 2008 (Successor), the two-month period ended June 30, 2007 (Successor) and the one-month and four-month periods ended April 30, 2007 (Predecessor), incorporated by reference in this joint proxy statement/prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 24, 2008 and July 16, 2008, included in Delta's Quarterly Report on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008 (Successor), and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933, which we refer to as the Act, for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

Northwest

The consolidated financial statements of Northwest at December 31, 2007 (Successor) and 2006 (Predecessor), and for the seven-month period ended December 31, 2007 (Successor), five-month period ended May 31, 2007 (Predecessor) and year ended December 31, 2006 (Predecessor), appearing in Northwest’s Annual Report (Form 10-K) for the year ended December 31, 2007 (including the schedule appearing therein), and the effectiveness of Northwest’s internal control over financial reporting as of December 31, 2007 (Successor) included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

Delta

To be considered for inclusion in Delta’s proxy statement for the 2009 annual meeting, stockholder proposals must be submitted in writing and received by Delta no later than 5:00 p.m., Eastern time, on December 25, 2008, at the following address:

Corporate Secretary

Delta Air Lines, Inc.

Dept. No. 981

P.O. Box 20574

Atlanta, Georgia 30320

In addition, a stockholder may bring business before Delta’s annual meeting, other than a proposal included in the proxy statement, or may submit nominations for directors, if the stockholder complies with the requirements specified in Article II, Section 8 of Delta’s Bylaws. The requirements include:

•

providing written notice that is received by Delta’s Corporate Secretary between February 3, 2009 and March 5, 2009 (subject to adjustment if the date of the 2009 annual meeting is moved by more than 30 days, as provided in Article II, Section 8(b) of Delta’s Bylaws); and

•	supplying the additional information listed in Article II, Section 8(b) of Delta’s Bylaws.

Northwest

If the merger is consummated, there will be no Northwest annual meeting of stockholders next year. In that case, stockholder proposals must be submitted to the Secretary of Delta in accordance with the procedures described above. If the merger is not consummated, Northwest will hold a 2009 Annual Meeting of Stockholders. Any stockholder who wants to present a proposal at the 2009 Annual Meeting of Stockholders and to have that proposal set forth in the proxy statement and form of proxy mailed in conjunction with that meeting must submit that proposal in writing to the Secretary of Northwest no later than April 16, 2009. Northwest’s Bylaws require that for nominations of persons for election to the Northwest board of directors or the proposal of business not included in Northwest’s notice of the meeting to be considered by the Northwest stockholders at an annual meeting, a stockholder must give timely written notice thereof. To be timely for the 2009 Annual Meeting of Stockholders, that notice must be delivered to the Secretary of Northwest at its principal executive offices not less than 90 days and not more than 150 days prior to September 25, 2009. However, if the 2009 Annual Meeting is advanced by more than 30 days, or delayed by more than 70 days, from September 25, 2009, then the notice must be delivered not earlier than the 150th day prior to the 2009 Annual Meeting and not later than the close of business on the later of (a) the 90th day prior to the 2009 Annual Meeting or (b) the tenth day following the day on which public announcement of the date of the 2009 Annual Meeting is first made. The stockholder’s notice must contain and be accompanied by certain information as specified in Northwest’s Bylaws. Northwest recommends that any stockholder desiring to make a nomination or submit a proposal for consideration obtain a copy of Northwest’s Bylaws, which may be obtained without charge from the Secretary of Northwest upon written request addressed to the Secretary of Northwest at its principal executive offices.

OTHER MATTERS

No matters other than the matters described in this document are anticipated to be presented for action at the Delta special meeting or at the Northwest annual meeting or at any adjournment or postponement of the Delta special meeting or at the Northwest annual meeting.

STOCKHOLDERS SHARING AN ADDRESS

Northwest stockholders who share a single address and who have consented are receiving only a single copy of this document. On written or oral request to the Secretary of Northwest at 2700 Lone Oak Parkway, Eagan, Minnesota 55121, (612) 726-2111, Northwest will deliver promptly a separate copy of this document to a stockholder at a shared address to which a single copy of the document was delivered. Northwest stockholders who are still receiving multiple copies of Northwest’s annual report and proxy statement and wish to receive a single copy should contact the Secretary of Northwest at the phone number above or write to the address above. Also, stockholders who wish to revoke their consent to householding should contact the Secretary of Northwest similarly.

WHERE YOU CAN FIND MORE INFORMATION

Delta and Northwest file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Delta and Northwest, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference in this document.

Delta has filed with the SEC a registration statement of which this document forms a part. The registration statement registers the shares of Delta common stock to be issued to Northwest stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Delta common stock. The rules and regulations of the SEC allow Delta and Northwest to omit certain information included in the registration statement from this document.

In addition, the SEC allows Delta and Northwest to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this document, except for any information that is superseded by information included directly in this document.

This document incorporates by reference the documents listed below that Delta has previously filed or will file with the SEC. They contain important information about Delta, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008 and June 30, 2008.

•	Proxy Statement dated April 24, 2008.

•	Current Reports on Form 8-K, dated April 15, 2008, April 18, 2008, June 6, 2008 and July 2, 2008 (other than the portions of those documents not deemed to be filed).

•	The description of Delta common stock contained in Delta’s Form 8-A filed on April 26, 2007.

In addition, Delta incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the Delta special meeting. Such documents are considered to be a part of this document, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above or from Delta by requesting them in writing or by telephone at the following address:

Delta Air Lines, Inc.

Investor Relations Dept. No. 829

P.O. Box 20706

Atlanta, Georgia 30320-6001

Telephone: (866) 715-2170

These documents are available from Delta without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this document forms a part.

This document also incorporates by reference the documents listed below that Northwest has previously filed or will file with the SEC. They contain important information about Northwest, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as amended by the Form 10-K/A filed on April 29, 2008.

•	Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2008 and June 30, 2008.

•

Current Reports on Form 8-K, dated January 29, 2008, April 15, 2008, April 18, 2008, April 23, 2008, May 16, 2008, June 17, 2008 and June 18, 2008 (other than the portions of those documents not deemed to be filed).

•

The description of Northwest’s preferred share purchase rights contained in Northwest’s Form 8-A, filed on May 30, 2007, as amended in Form 8-A/A filed on April 15, 2008, and any other amendment or report filed with the SEC for the purposes of updating such description.

In addition, Northwest incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the Northwest annual meeting. Such documents are considered to be a part of this document, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Northwest will provide you with copies of these documents, without charge, upon written or oral request to:

Northwest Airlines Corporation

2700 Lone Oak Parkway

Eagan, Minnesota 55121

Attention: Investor Relations

Telephone: (612) 726-2111

If you are a stockholder of Delta or Northwest and would like to request documents, please do so by September 18, 2008 to receive them before the Delta special meeting and the Northwest annual meeting. If you request any documents from Delta or Northwest, Delta or Northwest will mail them to you by first class mail, or another equally prompt means, within one business day after Delta or Northwest receives your request.

This document is a prospectus of Delta and is a joint proxy statement of Delta and Northwest for the Delta special meeting and the Northwest annual meeting. Neither Delta nor Northwest has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

This document contains a description of the representations and warranties that each of Delta and Northwest made to the other in the merger agreement. Representations and warranties made by Delta, Northwest and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this document or are incorporated by reference into this document. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding Northwest, Delta or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DELTA AIR LINES, INC.,

NAUTILUS MERGER CORPORATION

AND

NORTHWEST AIRLINES CORPORATION

DATED AS OF APRIL 14, 2008

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 14, 2008, by and among DELTA AIR LINES, INC., a Delaware corporation (“Delta”), NAUTILUS MERGER CORPORATION, a Delaware corporation and a direct wholly-owned subsidiary of Delta (“Merger Sub”) and NORTHWEST AIRLINES CORPORATION, a Delaware corporation (“Northwest”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of each of Delta, Merger Sub and Northwest have deemed it advisable and fair to and in the best interests of such corporation and its stockholders that Delta and Northwest engage in a business combination in order to advance their respective long-term strategic business interests; and

WHEREAS, in furtherance thereof, the Boards of Directors of each of Delta, Merger Sub and Northwest have approved this Agreement and the merger of Merger Sub with and into Northwest, with Northwest continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”); and

WHEREAS, the Board of Directors of Northwest has determined to recommend to its stockholders adoption of this Agreement (the “Northwest Stockholder Approval”); and

WHEREAS, the Board of Directors of Delta has approved, and has determined to recommend to its stockholders approval of, the issuance of shares of Delta Common Stock (as defined in Section 2.1(a)) in connection with the Merger (the “Delta Stockholder Approval”); and

WHEREAS, Delta, as the sole stockholder of Merger Sub, has approved this Agreement and the Merger; and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Northwest, the separate corporate existence of Merger Sub shall cease, and Northwest shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the property, rights, privileges, powers and franchises of Merger Sub in accordance with the DGCL.

SECTION 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI (other than delivery of items to be delivered at the Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”

SECTION 1.3 Effective Time. Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date the parties shall cause the Merger to be consummated by filing a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the “Certificate of Merger”), with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as shall be agreed upon by Delta and Northwest and specified in the Certificate of Merger, which date shall be not more than 90 days after the date the Certificate of Merger is received for filing. The time at which the Merger becomes effective is referred to herein as the “Effective Time.”

SECTION 1.4 Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

SECTION 1.5 Organizational Documents of the Surviving Corporation. The certificate of incorporation of Northwest, as in effect immediately prior to the Effective Time, shall thereafter be the certificate of incorporation of the Surviving Corporation, until amended in accordance with Applicable Laws (as defined in Section 3.1(g)(ii)) and as provided in such certificate of incorporation. The By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall thereafter be the bylaws of the Surviving Corporation, until amended in accordance with Applicable Laws and as provided in such bylaws.

SECTION 1.6 Directors and Officers of the Surviving Corporation. The directors of Merger Sub shall, from and after the Effective Time, become the initial directors of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and Applicable Laws. The officers of Merger Sub shall, from and after the Effective Time, become the initial officers of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

SECTION 1.7 Governance.

(a) The Delta Charter (as defined in Section 3.2(a)(ii)) as in effect immediately prior to the Effective Time shall thereafter be the certificate of incorporation of Delta, until amended in accordance with Applicable Laws and as provided in such certificate of incorporation.

(b) On or prior to the Effective Time, the Board of Directors of Delta shall cause the number of directors that will comprise the full Board of Directors of Delta at the Effective Time to be 12. The members of the Board of Directors of Delta at the Effective Time shall be, as specified on Schedule 1.7, (1) 7 members of the Board of Directors of Delta prior to the Effective Time (the “Delta Continuing Directors”), which Delta Continuing Directors shall include the current Chief Executive Officer of Delta and the current Chairman of the Board of Directors of Delta, and (2) 5 members of the Board of Directors of Northwest prior to the Effective Time (the “Northwest Continuing Directors”), which Northwest Continuing Directors shall include the current Chief Executive Officer of Northwest and the current Chairman of the Board of Directors of Northwest. As of the Effective Time, (i) the current Delta Chief Executive Officer shall serve as Chief Executive Officer of Delta, (ii) the current Chairman of the Board of Directors of Delta shall serve as Chairman of the Board of Directors of Delta, and (iii) the current Chairman of the Board of Directors of

Northwest shall serve as Non-Executive Vice Chairman of the Board of Directors of Delta. In addition, if applicable, the size of the Board of Directors may be increased by one to include a labor representative.

(c) As of the Effective Time, the headquarters of Delta will be located in Atlanta, Georgia.

(d) As of the Effective Time, the name of Delta shall remain “Delta Air Lines, Inc.”

SECTION 1.8 Alternative Structure. The parties agree to reasonably cooperate in the consideration of alternative structures to implement the transactions contemplated by this Agreement that are mutually agreeable to Northwest and Delta as long as such alternative structure does not impose any material delay on, or condition to, the consummation of the Merger, or adversely affect any of the parties hereto or either Delta’s and Northwest’s stockholders or result in additional liability to directors or officers.

ARTICLE II

EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES

SECTION 2.1 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Delta, Merger Sub, Northwest or the holders of any shares of common stock, par value $0.01 per share, of Northwest (“Northwest Common Stock”):

(a) Conversion of Northwest Common Stock. Subject to Sections 2.1(e) and 2.1(f), each share of Northwest Common Stock (i) issued and outstanding immediately prior to the Effective Time or (ii) to be issued pursuant to the Northwest Distribution Reserve (as defined in Section 3.1(b)(i)), other than any shares of Northwest Common Stock to be canceled pursuant to Section 2.1(c), shall be automatically converted into and become the right to receive 1.25 (the “Exchange Ratio”) fully paid and nonassessable shares of common stock, par value $0.0001 per share (“Delta Common Stock”), of Delta (the “Merger Consideration”). As a result of the Merger, at the Effective Time, each holder of a Certificate (as defined in Section 2.2(b)) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect of the shares of Northwest Common Stock represented by such Certificate immediately prior to the Effective Time, any cash in lieu of fractional shares payable pursuant to Section 2.1(e) and any dividends or other distributions payable pursuant to Section 2.2(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such Certificate in accordance with Section 2.2(b) (or, in the case of a lost, stolen or destroyed Certificate, Section 2.2(i)).

(b) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c) Cancellation of Shares. Each share of Northwest Common Stock owned by Delta, Merger Sub or Northwest immediately prior to the Effective Time shall automatically be extinguished without any conversion, and no consideration shall be delivered in respect thereof.

(d) Northwest Options and Stock Unit Awards. At the Effective Time, subject to and in accordance with Section 5.11(a), all options to purchase Northwest Common Stock and all stock appreciation rights in respect of Northwest Common Stock (each stock option and stock appreciation right, a “Northwest Option”) and all restricted stock units and rights to receive shares of Northwest Common Stock or an amount in cash measured by the value of a number of shares of Northwest Common Stock (each, a “Northwest Stock Unit Award”), in each case, issued and outstanding at the Effective Time under a Northwest Stock Plan (as defined in Section 3.1(b)(i)), shall be assumed by Delta.

(e) Fractional Shares. No fraction of a share of Delta Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Northwest Common Stock who would otherwise be entitled to a fraction of a share of Delta Common Stock (after aggregating all shares of Delta Common

Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate or Certificates (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.2(i)), receive from Delta an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) the fractional share interest (after aggregating all shares of Delta Common Stock that would otherwise be received by such holder) which such holder would otherwise receive, multiplied by (ii) the volume-weighted average price of one share of Delta Common Stock, as reported by Bloomberg, L.P., on the last trading day prior to the Effective Time.

(f) Adjustments to Exchange Ratio. The Exchange Ratio and the Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Delta Common Stock or Northwest Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Delta Common Stock or Northwest Common Stock having a record date occurring on or after the date hereof and prior to the Effective Time; provided, however, that nothing in this Section 2.1(f) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

SECTION 2.2 Exchange of Shares and Certificates.

(a) Exchange Agent. Prior to the Effective Time, Delta shall engage Wells Fargo Shareowner Services or another institution reasonably satisfactory to Northwest to act as exchange agent in connection with the Merger (the “Exchange Agent”). At or prior to the Effective Time, Delta shall deposit with the Exchange Agent, in trust for the benefit of (i) the holders of shares of Northwest Common Stock immediately prior to the Effective Time and (ii) the holders of claims entitled to distributions from the Northwest Distribution Reserve, certificates representing the shares of Delta Common Stock issuable pursuant to Section 2.1(a) (or appropriate alternative arrangements shall be made by Delta if uncertificated shares of Delta Common Stock will be issued). In addition, Delta shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time, cash in an amount sufficient to make the payments in lieu of fractional shares pursuant to Section 2.1(e) and any dividends or distributions to which holders of shares of Northwest Common Stock may be entitled pursuant to Section 2.2(c). All cash and certificates representing shares of Delta Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(b) Exchange Procedures. As soon as reasonably practical after the Effective Time, and in any event within 5 business days after the Effective Time, Delta shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Northwest Common Stock (the “Certificates”), which at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 2.1 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in form and substance reasonably satisfactory to Delta and Northwest) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for whole shares of Delta Common Stock in book-entry form, cash in lieu of any fractional shares pursuant to Section 2.1(e) and any dividends or other distributions payable pursuant to Section 2.2(c). Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor that number of whole shares of Delta Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 2.1 (which shall be in uncertificated book-entry form), payment by cash or check in lieu of fractional shares which such holder is entitled to receive pursuant to Section 2.1(e) and any dividends or distributions payable pursuant to Section 2.2(c), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Northwest Common Stock which is not registered in the transfer records of Northwest, the proper number of shares of Delta Common

Stock in book-entry form may be issued to a Person (as defined in Section 8.3(p)) other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes (as defined in Section 3.1(j)) required by reason of the issuance of shares of Delta Common Stock to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Delta that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 2.1(e) or Section 2.2(c)) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.1(e) or Section 2.2(c).

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Delta Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Delta Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.1(e) hereof, until such Certificate has been surrendered in accordance with this Article II. Subject to Applicable Laws, following surrender of any such Certificate, there shall be paid to the recordholder thereof, without interest, (i) promptly after such surrender, the number of whole shares of Delta Common Stock issuable in exchange therefor pursuant to this Article II, together with any cash payable in lieu of a fractional share of Delta Common Stock to which such holder is entitled pursuant to Section 2.1(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Delta Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Delta Common Stock.

(d) No Further Ownership Rights in Northwest Common Stock. All shares of Delta Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II and any cash paid pursuant to Section 2.1(e) or Section 2.2(c) shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the shares of Northwest Common Stock previously represented by such Certificates. After the Effective Time, the stock transfer books of Northwest shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Northwest Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates one year after the Effective Time shall be delivered to Delta, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Delta for payment of their claim for the Merger Consideration, any cash in lieu of fractional shares of Delta Common Stock pursuant to Section 2.1(e) and any dividends or distributions pursuant to Section 2.2(c).

(f) No Liability. None of Delta, Merger Sub, Northwest or the Exchange Agent or any of their respective directors, officers, employees and agents shall be liable to any Person in respect of any shares of Delta Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Delta on a daily basis, provided, that no such investment or loss thereon shall affect the amounts payable to former stockholders of Northwest after the Effective Time pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Article II shall promptly be paid to Delta.

(h) Withholding Rights. Delta and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Person who was a holder of Northwest

Common Stock immediately prior to the Effective Time such amounts as Delta or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or foreign Tax law. To the extent that amounts are so withheld by Delta or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(i) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Delta Common Stock as may be required pursuant to Section 2.1(a), cash for fractional shares pursuant to Section 2.1(e) and any dividends or distributions payable pursuant to Section 2.2(c); provided, however, that Delta may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in a form reasonably satisfactory to Delta, or a bond in such sum as Delta may reasonably direct as indemnity, against any claim that may be made against Delta or the Exchange Agent in respect of the Certificates alleged to have been lost, stolen or destroyed.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1 Representations and Warranties of Northwest. Except as set forth in (i) the disclosure schedule dated as of the date of this Agreement delivered by Northwest to Delta concurrently with the execution and delivery by Northwest of this Agreement (the “Northwest Disclosure Schedule”) or (ii) the Northwest SEC Documents (as defined in Section 3.1(d)(i)) filed with the SEC (as defined in Section 3.1(c)(v)(C)) since January 1, 2007 and prior to the date hereof (except for cautionary, predictive or forward-looking statements contained therein), Northwest represents and warrants to Delta and Merger Sub as set forth in this Section 3.1.

(a) Organization, Standing and Corporate Power; Charter Documents; Subsidiaries.

(i) Organization, Standing and Corporate Power. Northwest and each of its Subsidiaries (as defined in Section 8.3(r)) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is incorporated or otherwise organized and has the requisite corporate (or similar) power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as currently conducted, except for those jurisdictions in which the failure to have such power, authority or government approvals and to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3(m)) on Northwest and its Subsidiaries, taken as a whole. Each of Northwest and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole.

(ii) Charter Documents. Northwest has delivered or made available to Delta prior to the execution of this Agreement complete and correct copies of (A) the Amended and Restated Certificate of Incorporation of Northwest (including all certificates of designation), as amended and currently in effect (the “Northwest Charter”), and the By-Laws of Northwest, as amended and currently in effect (the “Northwest By-Laws,” and, together with the Northwest Charter, the “Northwest Organizational Documents”) and (B) the articles or certificate of incorporation and By-Laws or like organizational documents of each Significant Subsidiary (as defined in Section 8.3(q)) of Northwest, as amended and currently in effect (collectively, the “Northwest Subsidiary Organizational Documents”), and each such instrument is in full force and effect. Northwest is not in material violation of the Northwest Organizational Documents and no Significant Subsidiary of Northwest is in material violation of its Northwest Subsidiary Organizational Documents.

(iii) Subsidiaries. Section 3.1(a)(iii) of the Northwest Disclosure Schedule lists all of the Subsidiaries of Northwest. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Northwest have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Northwest, free and clear of all mortgages, pledges, claims, infringements, liens, charges, encumbrances and security interests (collectively, “Liens”), and free of any other restriction (including preemptive rights and any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests other than those imposed by law).

(b) Capital Structure.

(i) The authorized capital stock of Northwest consists of 400,000,000 shares of Northwest Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (the “Northwest Preferred Stock,” which includes 400,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 reserved for issuance in connection with the rights distributed to holders of Northwest Common Stock (the “Northwest Rights”) pursuant to the Rights Agreement, dated as of May 25, 2007, by and between Northwest and Computershare Trust Company, N.A. (the “Northwest Rights Agreement”). As of the close of business on April 10, 2008 (A) 243,903,924 shares of Northwest Common Stock were issued and outstanding, (B) 19,512,633 shares of Northwest Common Stock are to be issued pursuant to the reserve (the “Northwest Distribution Reserve”) created pursuant to Section 6.6 of Northwest’s First Amended Joint and Consolidated Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated March 30, 2007, as amended or supplemented prior to the date hereof (the “Northwest Plan of Reorganization”), for distribution to holders of General Unsecured Claims pending resolution of Disputed Claims (as such terms are defined in the Northwest Plan of Reorganization); (C) 2,931 shares of Northwest Common Stock were held by Northwest in its treasury; (D) no shares of Northwest Preferred Stock were issued and outstanding; (E) no warrants to purchase shares of Northwest Common Stock were issued and outstanding; (F) 5,873,481 shares of Northwest Common Stock were reserved for issuance in respect of outstanding Northwest Options pursuant to the Northwest stock plans listed in Section 3.1(b)(i) of the Northwest Disclosure Schedule (the “Northwest Stock Plans”); (G) 8,414,485 shares of Northwest Common Stock were reserved for issuance in respect of outstanding Northwest Stock Unit Awards; and (H) 6,000,731 shares of Northwest Common Stock were reserved for issuance pursuant to the Northwest Stock Plans (other than the shares reserved or authorized in clauses (F) and (G) above), complete and correct copies of which, in each case as amended, have been filed as exhibits to the Northwest SEC Documents prior to the date of this Agreement or made available to Delta. Each outstanding share of capital stock of Northwest is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Since the close of business on April 10, 2008 through the date hereof, except as would have been permitted by Section 4.1(a) if it were applicable, Northwest has not (A) issued or permitted to be issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of Northwest or any of its Subsidiaries; or (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Subsidiaries of Northwest, any shares of capital stock of Northwest or any of its Subsidiaries.

(ii) All shares of Northwest Common Stock subject to issuance under the Northwest Stock Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(iii) No bonds, debentures, notes or other evidences of indebtedness having the right to vote on any matters on which stockholders of Northwest may vote (“Voting Debt”) are issued or outstanding as of the date hereof.

(iv) As of the date hereof, except as referenced in Section 3.1(b)(i), there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Northwest or any of its Subsidiaries is a party or by which any of them is bound obligating Northwest or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities or equity interests of Northwest or any of its Subsidiaries, or securities convertible or exchangeable or exercisable for any shares of such capital stock, Voting Debt or other voting securities or equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, Voting Debt or other voting securities or equity interests or such convertible or exchangeable securities, or any other ownership interest, of Northwest or any of its respective Subsidiaries, or obligating Northwest or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding shares of Northwest Common Stock, all outstanding Northwest Options and Northwest Stock Unit Awards and all outstanding shares of capital stock of each Subsidiary of Northwest have been issued and granted in compliance in all material respects with (A) all applicable securities laws and all other Applicable Laws and (B) all requirements set forth in applicable material Contracts (as defined in Section 8.3(e)).

(v) Neither Northwest nor any of its Subsidiaries is a party to any agreement (A) restricting the purchase or transfer of, (B) relating to the voting of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring registration of or (E) granting any preemptive or antidilutive rights with respect to any capital stock of Northwest or any of its Subsidiaries or any securities of the type referred to in Section 3.1(b)(iv) hereof.

(vi) Other than in Subsidiaries of Northwest and short term investments in liquid marketable securities, as of the date hereof, neither Northwest nor its Subsidiaries directly or indirectly beneficially owns any securities or other beneficial ownership interests in any other entity except for non-controlling investments in entities with an individual book value of less than $10,000,000 and which are not individually or in the aggregate material to Northwest and its Subsidiaries, taken as a whole. There are no outstanding contractual obligations of Northwest or any of its Subsidiaries to make any loan to, or any equity or other investment (in the form of a capital contribution or otherwise) in, any Subsidiary of Northwest or any other Person, other than guarantees by Northwest of any indebtedness or other obligations of any wholly-owned Subsidiary of Northwest and other than intercompany loans or other loans made in the ordinary course consistent with past practice to employees of Northwest and its Subsidiaries.

(vii) Neither Northwest nor any of its Subsidiaries owns any shares of capital stock of Delta or any of its Subsidiaries.

(c) Authority; Board Approval; Voting Requirements; No Conflict; Required Filings and Consents.

(i) Authority. Northwest has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to receipt of the Northwest Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Northwest, and the consummation by Northwest of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Northwest, and no other corporate proceedings on the part of Northwest and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to adoption of this Agreement and the Merger, the Northwest Stockholder Approval. This Agreement has been duly executed and delivered by Northwest. Assuming the due authorization, execution and delivery of this Agreement by Delta and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of Northwest enforceable against Northwest in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(ii) Board Approval. The Board of Directors of Northwest, by resolutions duly adopted at a meeting duly called and held, has unanimously (A) determined that this Agreement and the Merger are advisable and fair to and in the best interests of Northwest and its stockholders, (B) duly approved this Agreement and declared it advisable, (C) resolved to recommend that its stockholders adopt this Agreement, and (D) directed that this Agreement be submitted to Northwest’s stockholders for consideration at the Northwest Stockholders’ Meeting (as defined in Section 5.1(b)).

(iii) Voting Requirements. The affirmative vote of holders of a majority of the outstanding shares of Northwest Common Stock entitled to vote is the only vote of the holders of any class or series of Northwest capital stock necessary to adopt this Agreement, and to consummate the Merger and the other transactions contemplated hereby.

(iv) No Conflict. The execution and delivery of this Agreement by Northwest do not, and the consummation by Northwest of the transactions contemplated hereby will not, result in any violation or breach of or default (with or without notice or lapse of time, or both) under, require any consent, waiver or approval under, give rise to any right of termination or cancellation or acceleration of any right or obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Northwest or any of its Subsidiaries or any restriction on the conduct of Northwest’s business or operations under, (A) the Northwest Organizational Documents or equivalent governing documents of any Significant Subsidiaries of Northwest, (B) any Contract to which Northwest or any of its Subsidiaries is a party, or Northwest Permit (as defined in Section 3.1(g)(i)) or (C) subject to the governmental filings and other matters referred to in Section 3.1(c)(v), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Northwest or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such violations, defaults, rights, losses, restrictions or Liens, or failure to obtain consents, waivers or approvals, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole.

(v) Required Filings or Consents. No consent, approval, exemption, order or authorization or permit of, action by or in respect of, registration, declaration or filing with, or notification to, any federal, state, local, foreign or supranational government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (a “Governmental Entity”) or any other Person is required to be made, obtained, performed or given to or with respect to Northwest or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Northwest or the consummation by Northwest of the Merger, except for:

(A) the filing of a pre-merger notification and report form by Northwest under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and pursuant to Council Regulation (EEC) 139/2004 of the European Commission (the “EC Merger Regulation”), and any other applicable filings or notifications under the antitrust, competition or similar laws of any foreign jurisdiction;

(B) the consents, approvals, orders, exemptions or authorizations relating to the airline industry from:

(1) the Federal Aviation Administration (the “FAA”);

(2) the United States Department of Transportation (the “DOT”); and

(3) foreign Governmental Entities regulating competition and the airline industry;

(C) the filing with the Securities and Exchange Commission (the “SEC”) of:

(1) a proxy statement relating to the Northwest Stockholders’ Meeting (such proxy statement, together with the proxy statement relating to the Delta Stockholders’ Meeting (as defined in Section 5.1(b), in each case as amended or supplemented from time to time, the “Joint Proxy Statement”);

(2) such reports and filings under Section 13(a), 13(d), 14(a), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby;

(D) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the New York Stock Exchange (the “NYSE”) and the relevant authorities of other states in which Northwest is qualified to do business and such filings as may be necessary in accordance with state securities or other “blue sky” laws;

(E) the Northwest Stockholder Approval;

(F) the consents, approvals, orders or authorizations set forth in Section 3.1(c)(v)(F) of the Northwest Disclosure Schedule; and

(G) other such consents, approvals, exemptions, orders, authorizations, permits, actions, registrations, declarations, filings or notifications, the failure of which to be made or obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole.

(d) SEC Documents; Financial Statements.

(i) Northwest has filed with the SEC all registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated by reference therein) presently required to be so filed by Northwest since January 1, 2006 (excluding the Joint Proxy Statement, the “Northwest SEC Documents”). As of their respective dates, the Northwest SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, to the extent in effect, the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder applicable to such Northwest SEC Documents, and none of the Northwest SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Northwest SEC Document filed with the SEC prior to the date hereof. No Subsidiary of Northwest is subject to the periodic reporting requirements of the Exchange Act.

(ii) Each of the principal executive officer of Northwest and the principal financial officer of Northwest (or each former principal executive officer of Northwest and each former principal financial officer of Northwest, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Northwest SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Northwest has no outstanding, nor has arranged any outstanding, “extensions of credit” to its directors or executive officers within the meaning of Section 402 of SOX, except to the extent allowed by such section.

(iii) The financial statements of Northwest included in the Northwest SEC Documents, including each Northwest SEC Document filed after the date hereof until the Effective Time, complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q or 8-K or other applicable rules of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Northwest and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material).

(iv) Except as reflected or reserved against in the balance sheet of Northwest dated December 31, 2007, included in the Form 10-K for the year ended December 31, 2007 (including the notes thereto, the “Northwest Balance Sheet”), neither Northwest nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise) nor, to the Knowledge (as defined in Section 8.3(l)) of Northwest, does any basis exist therefor, other than liabilities or obligations that, (A) were incurred since January 1, 2008 in the ordinary course of business consistent with past practice and have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole (B) have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole or (C) were incurred pursuant to this Agreement or the transactions contemplated hereby.

(e) Information Supplied. None of the information supplied or to be supplied by or on behalf of Northwest for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Delta in connection with the issuance of Delta Common Stock in the Merger (including any amendments or supplements, the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to Northwest’s stockholders or at the time of the Northwest Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement (other than the portion thereof relating solely to the Delta Stockholders’ Meeting) and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by Northwest with respect to information or statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement which were not supplied by or on behalf of Northwest.

(f) Absence of Certain Changes or Events.

(i) Since January 1, 2008 through the date hereof and except for liabilities incurred pursuant to this Agreement or the transactions contemplated hereby:

(A) Northwest and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice;

(B) there has not been any split, combination or reclassification of any of Northwest’s capital stock or any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, in lieu of or in substitution for, shares of Northwest’s capital stock; and

(C) except as required by a change in GAAP, there has not been any change in financial accounting methods, principles or practices by Northwest.

(ii) Since January 1, 2008, there have not been any Effects (as defined in Section 8.3(m)) that, individually or in the aggregate, have had or would reasonably be expected to have, a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole.

(g) Compliance with Applicable Laws; Permits; Litigation.

(i) Northwest, its Subsidiaries and employees hold all authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, orders, consents, registrations, approvals and clearances of all Governmental Entities (including all authorizations from the FAA and DOT) which are required for Northwest and its Subsidiaries to own, lease and operate its properties and other assets and to carry on their respective businesses in the manner described in the Northwest SEC Documents filed prior to the date hereof and as they are being conducted as of the date hereof (the “Northwest Permits”), and all Northwest Permits are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such Northwest Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole.

(ii) Northwest and its Subsidiaries are, and have been at all times since January 1, 2005, in compliance with the terms of the Northwest Permits and all laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by, the FAA, DOT or any other Governmental Entity (all such laws, statutes, orders, rules, regulations, policies, directives, guidelines, judgments, decisions and orders, collectively, “Applicable Laws”) relating to Northwest and its Subsidiaries or their respective businesses, assets or properties, or any applicable operating certificates, common carrier obligations, airworthiness directives (“ADs”) or Federal Aviation Regulations (“FARs”) except where the failure to be in compliance with the terms of the Northwest Permits, Applicable Laws, ADs or FARs would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole. Since January 1, 2005, neither Northwest nor any of its Subsidiaries has received any written notification from the FAA, DOT or any other Governmental Entity (A) asserting that Northwest or any of its Subsidiaries is not in compliance with, or at any time since such date has failed to comply with, Applicable Laws (except for any such lack of compliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole) or (B) threatening to revoke any Northwest Permit (except for any such revocation which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole) nor, to the Knowledge of Northwest, does any basis exist therefor. As of the date hereof, no investigation or review by the FAA, DOT or any other Governmental Entity is pending or, to the Knowledge of Northwest, has been threatened in writing against Northwest or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole.

(iii) No action, audit, demand, claim, suit, proceeding, requirement or investigation by the FAA, DOT or any other Governmental Entity, and no suit, action, claim, mediation, arbitration or proceeding by any Person, against or affecting Northwest or any of its Subsidiaries or any of their respective properties, including Intellectual Property (as defined in Section 8.3(k)), is pending or, to the Knowledge of Northwest, threatened which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole.

(iv) Neither Northwest nor any of its Subsidiaries is, or at any time since January 1, 2005 has been, subject to any outstanding order, injunction or decree which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole.

(h) Labor and Other Employment Matters.

(i) Northwest has made available to Delta true and complete copies of all collective bargaining agreements and other labor union contracts (including all amendments thereto) applicable to any employees of Northwest or any of its Subsidiaries (the “Northwest CBAs”).

(ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, (A) no grievances, arbitrations, or legal or administrative proceedings which allege violation of any agreements, Northwest CBAs or Applicable Law with respect to any employee are pending or, to the Knowledge of Northwest, threatened against Northwest or any of its Subsidiaries, (B) neither Northwest nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (C) neither Northwest nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, (D) to the Knowledge of Northwest, no employee of Northwest or any of its Subsidiaries is in any respect in violation of any term of any employment contract, nondisclosure agreement, common law nondisclosure obligations, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Northwest or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Northwest or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, and (E) Northwest and its Subsidiaries are in compliance with all Applicable Laws, Northwest CBAs agreements, contracts, policies, plans and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment and the termination of employment, including but not limited to any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any comparable Applicable Law.

(iii)(A) No work stoppage, slowdown, lockout, labor strike, material arbitrations or other material labor disputes against Northwest or any of its Subsidiaries are pending or, to the Knowledge of Northwest, threatened, (B) except as publicly disclosed as of the date hereof, no employee of Northwest, at the officer level or above, has given written notice to Northwest or any of its Subsidiaries that any such employee intends to terminate his or her employment with Northwest or any of its Subsidiaries, and (C) neither Northwest nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices.

(iv) No labor union, labor organization or works council or group of employees of Northwest or any of its Subsidiaries has made a pending demand for recognition or certification to Northwest or any of its Subsidiaries, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Northwest, threatened to be brought or filed with the National Mediation Board (“NMB”) or any other comparable foreign labor relations tribunal or authority.

(i) Benefit Plans.

(i) Section 3.1(i)(i) of the Northwest Disclosure Schedule sets forth a true and complete list of each material Benefit Plan (as defined in Section 8.3(d)) with or for the benefit of any current or former foreign or domestic employee, officer or director of, or consultant to, Northwest or any of its Subsidiaries or ERISA Affiliates (as defined in Section 8.3(i)) that is sponsored, maintained or contributed to by Northwest or any of its Subsidiaries or ERISA Affiliates or under which Northwest or any of its Subsidiaries or ERISA Affiliates have any material obligations or liabilities (collectively, the “Northwest Benefit Plans”) as of the date hereof.

(ii) Northwest has delivered or made available to Delta a true, correct and complete copy of each Northwest Benefit Plan and, with respect thereto, if applicable, (A) all amendments, trust (or other funding vehicle) agreements, summary plan description, insurance contracts, (B) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports) filed with the Internal Revenue Service (the “IRS”) and the most recent actuarial report or other financial statement relating to such Northwest Benefit Plan and (C) the most recent determination letter from the IRS (if applicable) for such Northwest Benefit Plan.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole (A) each Northwest Benefit Plan has been operated and administered in all respects with Applicable Law, including, but not limited to, ERISA (as defined in Section 8.3(h)), the Code and in each case the regulations thereunder; (B) with respect to each of the Northwest Benefit Plans intended to be qualified under Section 401(a) of the Code, the IRS has issued a favorable determination letter with respect to such plan and the related trust that has not been revoked, and there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (C) no Northwest Benefit Plan is subject to Title IV or Section 302 and 303 of ERISA or Section 412, 430 or 4971 of the Code; (D) no Northwest Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of Northwest or its Subsidiaries beyond their retirement or other termination of service, other than (1) coverage mandated by applicable law or (2) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (E) no liability under Title IV of ERISA has been incurred by Northwest, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to Northwest, its Subsidiaries or any of their respective ERISA Affiliates of incurring a liability thereunder (other than premiums payable to the Pension Benefit Guaranty Corporation); (F) except for Northwest Benefit Plans for which an election for the alternative funding schedule under Section 402 of the Pension Protection Act of 2006 has been made, all contributions or other amounts payable by Northwest or its Subsidiaries as of the Effective Time pursuant to each Northwest Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP; (G) with respect to Northwest Benefit Plans for which an election for the alternative funding schedule under Section 402 of the Pension Protection Act of 2006 has been made, all required contributions or other amounts payable by Northwest or its Subsidiaries have been timely paid and each such Northwest Benefit Plan is in compliance with Section 402 of the Pension Protection Act of 2006; (H) neither Northwest nor its Subsidiaries has engaged in a transaction in connection with which Northwest or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (I) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Northwest Benefit Plans or any trusts related thereto.

(iv) Except as otherwise set forth in the Northwest CBAs, neither Northwest nor any of its Subsidiaries (1) as of the date hereof, has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them) or (2) has any express commitment, whether legally enforceable or not, to, or not to, modify, change or terminate any Northwest Benefit Plan.

(v) Section 3.1(i)(v) of the Northwest Disclosure Schedule sets forth a true and complete list of each Multiemployer Plan (as defined in Section 8.3(n)) to which Northwest or any ERISA Affiliate of Northwest contributes or is required to contribute, or to which, or with respect to which, Northwest or any ERISA Affiliate of Northwest has or could have any material liability (a “Northwest Multiemployer Plan”). If any Northwest Multiemployer Plan is subject to Title IV of ERISA, then, (A) neither Northwest nor any ERISA Affiliate of Northwest has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, from any such Northwest Multiemployer Plan (or any liability resulting therefrom has been satisfied in full), (B) no event has occurred that presents a material risk of a complete or partial withdrawal from any such Northwest Multiemployer Plan, (C) neither Northwest nor any ERISA Affiliate of Northwest has any contingent liability under Section 4204 of ERISA in respect of any such Northwest Multiemployer Plan and (D) to the Knowledge of Northwest, no circumstances exist that present a material risk that any such Northwest Multiemployer Plan will go into reorganization. No Northwest Benefit Plan subject to ERISA is a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(vi) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole, with respect to each Northwest Benefit Plan established or maintained outside of the United States for the benefit of employees of Northwest or any Subsidiary of Northwest residing outside the United States (each, a “Northwest Foreign Plan”): (i) each Northwest Foreign Plan is in compliance with the applicable provisions of the laws and regulations regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction applicable to such Northwest Foreign Plan; (ii) each Northwest Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and (iii) the fair market value of the assets of each funded Northwest Foreign Plan, the liability of each insurer for any Northwest Foreign Plan funded through insurance or the book reserve established for any Northwest Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Northwest Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, and any and all amounts required to be accrued with respect to any Northwest Foreign Plan, or pursuant to any statutory requirements pertaining to employee benefits, mandatory contributions, retirement plans or similar benefits have been properly and timely accrued, including accruals relating to any severance, termination pay or profit sharing benefits.

(vii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) materially increase any benefits otherwise payable under any Northwest Benefit Plan or (ii) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(j) Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole:

(i) Each of Northwest and its Subsidiaries has (A) duly and timely filed (or there have been filed on its behalf) all Tax Returns (as defined in Section 3.1(j)) required to be filed by it (taking into account all applicable extensions) with the appropriate Tax Authority (as defined in Section 3.1(j)) and all such Tax Returns are true, correct and complete, (B) timely paid in full all Taxes (as defined in Section 3.1(j)) required to be paid by it, (C) made adequate provision in accordance with GAAP (or there has been paid or provision has been made on its behalf) for the payment of all Taxes not yet due and (D) complied with all Applicable Laws relating to the payment and withholding of Taxes;

(ii) There are no Liens for Taxes upon any property or assets of Northwest or any of its Subsidiaries, except for Permitted Liens (as defined in Section 8.3(o));

(iii) There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes or Tax Return of Northwest or any of its Subsidiaries;

(iv) The Tax Returns of Northwest and each of its Subsidiaries, including any predecessors thereof, have been examined by the applicable Tax Authority (or the applicable statutes of limitations for the assessment of Taxes for such periods have expired) for all periods through and including December 31, 2003, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid or accrued as a liability on the most recent financial statements contained in the Northwest SEC Documents;

(v) Neither Northwest nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes (other than pursuant to customary agreements with customers, vendors, lessors or lenders entered into in the ordinary course of business or any agreements solely between or among Northwest and its Subsidiaries), and neither Northwest nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated income Tax Return (other than a group the common parent of which is Northwest), (B) has any liability for the Taxes of any Person (other than Northwest or any of its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, other than pursuant to customary agreements with customers, vendors, lessors, or lenders entered into in the ordinary course of business or (C) has participated in a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b);

(vi) Neither Northwest nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement; and

(vii) No closing agreements, private letter rulings, technical advice memoranda or similar agreements, rulings or memoranda have been entered into or issued by any Tax Authority with respect to Northwest or any of its Subsidiaries within three years of the date of this Agreement, and no such agreement, ruling or memorandum has been applied for and is currently pending.

“Taxes” means any and all federal, state, local, foreign or other taxes, charges or assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Tax Authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added; “Tax Authority” means the IRS and any other domestic or foreign Governmental Entity responsible for the administration or collection of any Taxes; and “Tax Return” means any return, report or similar statement (including any attachments thereto) filed or required to be filed with respect to Taxes, including, without limitation, any information return, claim for refund, amended return, or declaration of estimated Taxes.

(k) Interested Party Transactions. Since the date of the Northwest Balance Sheet, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K of the SEC.

(l) Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole (i) the operations of Northwest and its Subsidiaries are, and at all times since January 1, 2005 have been, in compliance with all applicable Environmental Laws (as defined in Section 8.3(f)), including possession and compliance with the terms of all licenses, permits, registrations, approvals, certifications and consents required by Environmental Laws, (ii) there are no pending or, to the Knowledge of Northwest, threatened suits, actions, investigations or proceedings under or pursuant to Environmental Laws against Northwest or any of its Subsidiaries or, to the Knowledge of Northwest, involving any real property currently or formerly owned, operated or leased or other sites at which Hazardous Materials (as defined in Section 8.3(j)) were disposed of, or allegedly disposed of, by Northwest or any of its Subsidiaries, (iii) Northwest and its Subsidiaries have received no written allegations of any Environmental Liabilities (as defined in Section 8.3(g)), and, to the Knowledge of Northwest, no facts, circumstances or conditions relating to, arising from, associated with or attributable to the operations of, or any real property currently or formerly owned, operated or leased by, Northwest or any of its Subsidiaries, has resulted in or would reasonably be expected to result in Environmental Liabilities, or in any other obligations under any Environmental Laws, and (iv) to the Knowledge of Northwest, all real property owned or operated by Northwest or any of its Subsidiaries is free of contamination from Hazardous Materials that would have an adverse effect on human health or the environment.

(m) Intellectual Property. Northwest and its Subsidiaries have the right to use, whether through ownership, licensing or otherwise, all Intellectual Property that is material to its business as now conducted (collectively, the “Northwest Intellectual Property Rights”) free and clear of all Liens (except Permitted Liens). Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole, (i) all registrations for the Northwest Intellectual Property Rights that are being used in the business of Northwest and its Subsidiaries as currently conducted are subsisting and unexpired, have not been abandoned or canceled and are, to the Knowledge of Northwest and its Subsidiaries, valid and enforceable, and (ii) Northwest has no knowledge of any infringement, misappropriation or other violation (“Infringement”) by any other person of any of the Northwest Intellectual Property Rights. To the Knowledge of Northwest and its Subsidiaries, neither the conduct of the business of Northwest and its Subsidiaries as currently conducted, nor the Northwest Intellectual Property Rights have Infringed any intellectual property right of any other person, and neither Northwest nor any of its Subsidiaries have received any communication alleging same, except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole. Northwest and its Subsidiaries take reasonable efforts to protect the Northwest Intellectual Property Right.

(n) State Takeover Statutes; Charter Provisions; Rights Plan. Northwest has taken all necessary action so that no “business combination,” “moratorium,” “fair price,” “control share acquisition” or other state antitakeover statute or regulation nor any takeover-related provision in the Northwest Organizational Documents, would (i) prohibit or restrict Northwest’s ability to perform its obligations under this Agreement, any related agreement or the Certificate of Merger or its ability to consummate the transactions contemplated hereby and thereby, (ii) have the effect of invalidating or voiding this Agreement or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject Delta or Merger Sub to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Certificate of Merger. Northwest has taken all action necessary so that the entering into of this Agreement and the consummation of the transactions contemplated hereby (i) have been approved by the Northwest Board of Directors for all relevant purposes of the Northwest Organizational Documents, including without limitation for purposes of Article XIV of the Northwest Charter, such that the limitations and restrictions contemplated thereby shall not apply in any manner to this Agreement and the transactions contemplated hereby and (ii) are fully exempted from the operation of the Northwest Rights Agreement, including so that the same do not and will not result in the grant of any rights (including any exercise or conversion rights) to any person under the Northwest Rights Agreement or enable or require the rights issuable or issued thereunder to separate from the Northwest Common Stock or to be exercised, distributed, exchanged or triggered.

(o) Brokers. Except for fees payable to Morgan Stanley & Co. Incorporated, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Northwest. Northwest has previously delivered to Delta a true and correct copy of the engagement letters between Morgan Stanley & Co. Incorporated and Northwest and J.P. Morgan Securities Inc. and Northwest.

(p) Opinion of Financial Advisor. Northwest has received the opinion of Morgan Stanley & Co. Incorporated, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Northwest Common Stock.

(q) Aircraft.

(i) Section 3.1(q)(i) of the Northwest Disclosure Schedule sets forth a true and complete list, as of March 31, 2008, of all in service aircraft owned or leased by Northwest or any of its Airline Subsidiaries (a “Northwest Aircraft”), including the manufacturer model, FAA registration number and vintage thereof and whether any such Northwest Aircraft constitutes a Northwest Excluded Leased Aircraft (as defined in Section 3.1(q)(iii)), including the name of the lessee or sublessee thereof.

(ii) All Northwest Aircraft are properly registered on the FAA aircraft registry, in airworthy condition and have a validly issued FAA certificate of airworthiness that is in full force and effect (except for the period of time any aircraft may be out of service and such certificate is suspended in connection therewith).

(iii) Other than Northwest Excluded Leased Aircraft (as defined below), all Northwest Aircraft are being maintained according to applicable FAA regulatory standards and FAA-approved maintenance programs of Northwest and its Subsidiaries. All lease agreements relating to the lease of a Northwest Excluded Leased Aircraft by Northwest or its Subsidiaries to a third party lessee contain a customary undertaking by such third party lessee with respect to maintaining such Northwest Excluded Leased Aircraft in accordance with FAA regulatory standards and requirements under applicable ADs and FARs. The term “Northwest Excluded Leased Aircraft” means each aircraft owned or leased by Northwest or its Subsidiaries that has been leased to a third party lessee and with respect to which neither Northwest nor any of its Subsidiaries has retained any maintenance obligations.

(iv) Section 3.1(q)(iv) of the Northwest Disclosure Schedule sets forth a true and complete list, as of the date hereof, containing all Contracts (other than existing aircraft leases) pursuant to which Northwest or any of its Subsidiaries may purchase or lease aircraft, engines, components or simulators where the expected expenditures under any such contract exceed $50,000,000 (each, a “Northwest Aircraft Purchase Consent”), including the manufacturer and model of all aircraft subject to each Contract.

(v) Section 3.1(q)(v) of the Northwest Disclosure Schedule sets forth a true and complete list, as of the date hereof, containing all Contracts pursuant to which Northwest or any of its Subsidiaries have financed, or have commitments to finance, aircraft (including leases, mortgages, and deferred or conditional sales agreements) involving amounts in excess of $100,000,000 (each, a “Northwest Aircraft Finance Contract”).

(r) Slots. Section 3.1(r) of the Northwest Disclosure Schedule sets forth a true, correct and complete list of all rights and operational authority held by Northwest and its Subsidiaries as of the date hereof to conduct one Instrument Flight Rule (as defined under the FAA regulations) or one scheduled landing or takeoff operation at a specific time or during a specified time period at New York LaGuardia Airport (LGA), Ronald Reagan Washington National Airport (DCA), London Gatwick Airport (LGW), London Heathrow Airport (LHR), or Tokyo Narita International Airport (NRT) (the “Northwest Slots”); provided, that such list shall exclude those slots which have been permanently allocated to another air carrier and in which Northwest and its Subsidiaries hold only temporary use rights. Northwest and its Subsidiaries are utilizing the Northwest Slots (or have contractually obligated other air carriers to utilize the Northwest Slots) in a manner consistent with Applicable Laws in order to preserve their rights to hold and operate the Northwest Slots, taking into account any waivers or other relief granted by the DOT, FAA or other Governmental Entity. Neither Northwest nor any of its Subsidiaries has received any written notice from the DOT, FAA, or other Governmental Entity that would be reasonably likely to impair in any material respect their respective right to hold and operate any Northwest Slot. Northwest and its Subsidiaries will have complied in all material respects with the requirements of the regulations issued under the FAA and any other Applicable Laws with respect to the Northwest Slots to protect the Northwest Slots from termination or withdrawal under regulations established by the DOT, FAA or other Governmental Entity. Neither Northwest nor any of its Subsidiaries has agreed to any sale or transfer (other than of a temporary period of less than one year) of any of the Northwest Slots.

(s) U.S. Citizen; Air Carrier. Northwest’s primary subsidiary, Northwest Airlines, Inc., is a “citizen of the United States” as defined in the Federal Aviation Act and is an “Air Carrier” within the meaning of such Act operating under certificates issued pursuant to such Act (49 U.S.C. Sections 41101-41112).

(t) Material Contracts.

(i) For purposes of this Agreement, “Northwest Material Contract” shall mean:

(A) all Contracts to which Northwest or any of its Subsidiaries is a party, or that purports to be binding upon Northwest or any of its Subsidiaries, that contain a covenant materially restricting the ability of Northwest or any of its Subsidiaries (or which, following the consummation of the Merger, could materially restrict the ability of Delta, or any of its Subsidiaries, including

Northwest and its Subsidiaries) to compete in any business that is material to Northwest and its Subsidiaries, taken as a whole, or Delta and its Subsidiaries, taken as a whole, or with any person or in any geographic area, except for any such Contract (x) that may be canceled without penalty by Northwest or any of its Subsidiaries upon notice of 60 days or less or (y) the terms and scope (including with respect to any restrictive covenants) of which are customary in the airline industry for Contracts of that type;

(B) all material joint venture, partnership, code sharing and frequent flyer agreements (including all material amendments to each of the foregoing agreements);

(C) all maintenance agreements for repair and overhaul that would be expected to result in Northwest incurring costs in excess of $25,000,000 per year (including all material amendments to each of the foregoing agreements);

(D) all loan agreements, credit agreements, notes, debentures, bonds, mortgages, indentures and other Contracts (other than Contracts for the financing of aircraft) pursuant to which any indebtedness (which term shall include capital leases) of Northwest or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by Northwest or any of its Subsidiaries of any indebtedness of any other person (except for any such indebtedness or guarantees of indebtedness (i) the principal amount of which does not exceed $100 million individually, or (ii) intercompany indebtedness among Northwest and any wholly-owned Subsidiaries of Northwest);

(E) all credit card related agreements including (i) all credit card processing or card services agreements, merchant services agreements, and on-line payment services agreements, (ii) all agreements with credit card or debit card issuers or card associations governing co-branded credit or debit cards and (iii) all agreements governing participation in credit card related awards programs, in respect of clauses (i) and (ii) with payments to Northwest in excess of $100 million per year; and

(F) any other Contract (other than (i) purchase or sale orders in the ordinary course of business that are terminable or cancelable by Northwest without penalty on 180 days’ notice or less or (ii) Contracts for the purchase or lease of aircraft engines, components or simulators) which requires payment by Northwest or any Subsidiary of Northwest in excess of $25,000,000 per annum.

(ii) Schedule. Section 3.1(t)(ii) of the Northwest Disclosure Schedule sets forth a list of all Northwest Material Contracts as of the date hereof other than those listed as an exhibit to Northwest’s most recent Form 10-K.

(iii) No Breach. Each Contract to which Northwest or a Subsidiary of Northwest is a party is valid and in full force and effect and enforceable in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), except to the extent that (A) it has previously expired in accordance with its terms or (B) the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole. Neither Northwest nor any of its Subsidiaries, nor, to Northwest’s Knowledge, any counterparty to any Contract to which Northwest or a Subsidiary of Northwest is a party is, has violated or is alleged to have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, and there has occurred no event giving to others any right of termination, amendment or cancellation of, with or without notice or the lapse of time or both, any such Contract, except in each case for those violations, defaults or events which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole.

(u) Reorganization. As of the date of this Agreement, neither Northwest nor any of its Subsidiaries has taken (or caused to be taken) any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(v) Real Property. Except as would not reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole:

(i) Section 3.1(v)(i) of the Northwest Disclosure Schedule sets forth, as of the date hereof, the fee owner and address of all material real property owned by Northwest and its Subsidiaries (the “Northwest Owned Real Property”) and, with respect to such Northwest Owned Real Property, (A) each identified owner thereof has good, marketable, indefeasible fee simple title to such Northwest Owned Real Property, free and clear of all Liens, except for Permitted Liens; (B) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Northwest Owned Real Property or any material portion thereof or interest therein; (C) neither Northwest or any of its Subsidiaries is a party to any Contract or option to purchase any material real property or interest therein; and (D) there does not exist any actual, pending or, to Northwest’s Knowledge, threatened condemnation or eminent domain proceedings that affect any Northwest Owned Real Property, and neither Northwest or any of its Subsidiaries has received any written notice of the intention of any Governmental Entity or other Person to take or use any Northwest Owned Real Property.

(ii) Section 3.1(v)(ii) of the Northwest Disclosure Schedule sets forth, as of the date hereof, the address of each lease, sublease, license, concession and other agreement (written or oral) pursuant to which Northwest or any of its Subsidiaries hold a leasehold or subleasehold estate in real property which requires payments by Northwest or any Subsidiary of Northwest in excess of $25,000,000 per annum, and (A) is located at Detroit Metro Airport (DTW), Minneapolis-St. Paul International Airport (MSP), Memphis International Airport (MEM), Seattle-Tacoma International Airport (SEA), Los Angeles International Airport (LAX), and Tokyo Narita International Airport (NRT), or (B) is not located at any airport (collectively, the “Northwest Leased Real Property”) and, with respect to such Northwest Leased Real Property, (A) true and complete copies of all agreements pertaining to the Northwest Leased Real Property (each, a “Northwest Lease”; collectively, the “Northwest Leases”) have been made available to Delta prior to the date hereof, (B) each Lease is in full force and effect and is valid and enforceable in accordance with its terms, (C) there is no default under any Northwest Lease either by Northwest, any of its Subsidiaries or, to Northwest’s Knowledge, by any other party thereto; (D) neither Northwest or any of its Subsidiaries has received or delivered a written notice of default or objection to any party to any Northwest Lease to pay and perform its obligations, and, to Northwest’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default, or permit the termination, modification or acceleration of rent under such Northwest Lease; and (E) Northwest or one of its Subsidiaries, as applicable, holds a good and valid leasehold interest in all Northwest Leased Real Property free and clear of all Liens, other than Permitted Liens.

SECTION 3.2 Representations and Warranties of Delta and Merger Sub. Except as set forth in (i) the disclosure schedule dated as of the date of this Agreement delivered by Delta and Merger Sub to Northwest concurrently with the execution and delivery by Delta and Merger Sub of this Agreement (the “Delta Disclosure Schedule”) or (ii) the Delta SEC Documents (as defined in Section 3.2(d)(i)) filed with the SEC since January 1, 2007 and prior to the date hereof (except for cautionary, predictive or forward-looking statements contained therein), Delta and Merger Sub represent and warrant to Northwest as set forth in this Section 3.2.

(a) Organization, Standing and Corporate Power; Charter Documents; Subsidiaries.

(i) Organization, Standing and Corporate Power. Delta and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is incorporated or otherwise organized and has the requisite corporate (or similar) power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as currently conducted, except for those jurisdictions in which the failure to have such power, authority or government approvals and to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole. Each of Delta and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole.

(ii) Charter Documents. Delta and Merger Sub have delivered or made available to Northwest prior to the execution of this Agreement complete and correct copies of (A) the Amended and Restated Certificate of Incorporation of Delta (including all certificates of designation), as amended and currently in effect (the “Delta Charter”), and the By-Laws of Delta, as amended and currently in effect (the “Delta By-Laws,” and, together with the Delta Charter, the “Delta Organizational Documents”) and (B) the articles of incorporation and By-Laws of Merger Sub and articles or certificate of incorporation and By-Laws or like organizational documents of each Significant Subsidiary of Delta, as amended and currently in effect (collectively, the “Delta Subsidiary Organizational Documents”), and each such instrument is in full force and effect. Delta is not in material violation of the Delta Organizational Documents and no Significant Subsidiary of Delta is in material violation of its Delta Subsidiary Organizational Documents.

(iii) Subsidiaries. Section 3.2(a)(iii) of the Delta Disclosure Schedule lists all of the Subsidiaries of Delta. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Delta have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Delta, free and clear of all Liens, and free of any other restriction (including preemptive rights and any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests other than those imposed by law).

(b) Capital Structure.

(i) The authorized capital stock of Delta consists of 1,500,000,000 shares of Delta Common Stock with a par value of $0.0001 per share, and 500,000,000 shares of preferred stock with a par value of $0.0001 per share (“Delta Preferred Stock”). As of the close of business on April 11, 2008, (A) 293,120,496 shares of Delta Common Stock (including all awards based on Delta Common Stock that are restricted stock granted under a Delta stock plan listed in Section 3.2(b)(i) of the Delta Disclosure Schedule (such plans, collectively, the “Delta Stock Plans”) within the meaning of the applicable Delta Stock Plan (“Delta Restricted Stock”) were issued and outstanding, (B) 108,361,385 shares of Delta Common Stock are to be issued pursuant to the reserve (the “Delta Distribution Reserve”) created pursuant to Section 9.4 of Delta Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated April 25, 2007, as amended or supplemented prior to the date hereof (the “Delta Plan of Reorganization”), for distributions under Section 7.2(a) of the Delta Plan of Reorganization to the extent that a Disputed Unsecured Claim becomes an Allowed Claim (as such terms are defined in the Delta Plan of Reorganization); (C) 7,412,548 shares of Delta Common Stock were held by Delta in its treasury; (D) no shares of Delta Preferred Stock were issued and outstanding; (E) 4,678,770 shares of Delta Common Stock were reserved for issuance in respect of outstanding options to acquire shares of Delta Common Stock (“Delta Options”); (F) 3,637,140 shares of Delta Common Stock (assuming payout at the maximum level) were reserved for issuance in respect of outstanding awards based on Delta Common Stock that are performance shares within the meaning of the applicable Delta Stock Plan (“Delta Performance Shares”); and (G) 5,328,375 shares of Delta Common Stock were reserved for issuance under the Delta Stock Plans (other than the shares reserved or authorized in clauses (E) and (F) above), complete and correct copies of which, in each case as amended, have been filed as exhibits to the Delta SEC Documents prior to the date of this Agreement or made available to Northwest. Each outstanding share of capital stock of Delta is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Since the close of business on April 11, 2008 through the date hereof, except as would have been permitted by Section 4.1(a) if it were applicable, Delta has not (A) issued or permitted to be issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of Delta or any of its Subsidiaries; or (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Subsidiaries of Delta, any shares of capital stock of Delta or any of its Subsidiaries.

(ii) All shares of Delta Common Stock subject to issuance under the Delta Stock Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(iii) No Voting Debt of Delta is issued or outstanding as of the date hereof.

(iv) As of the date hereof, except as referenced in Section 3.2(b)(i), there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Delta or any of its Subsidiaries is a party or by which any of them is bound obligating Delta or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities or equity interests of Delta or any of its Subsidiaries, or securities convertible or exchangeable or exercisable for any shares of such capital stock, Voting Debt or other voting securities or equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, Voting Debt or other voting securities or equity interests or such convertible or exchangeable securities, or any other ownership interest, of Delta or any of its respective Subsidiaries, or obligating Delta or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding shares of Delta Common Stock, Delta Restricted Stock and Delta Performance Shares, all outstanding Delta Options and all outstanding shares of capital stock of each Subsidiary of Delta have been issued and granted in compliance in all material respects with (A) all applicable securities laws and all other Applicable Laws and (B) all requirements set forth in applicable material Contracts.

(v) Neither Delta nor any of its Subsidiaries is a party to any agreement (A) restricting the purchase or transfer of, (B) relating to the voting of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring registration of or (E) granting any preemptive or antidilutive rights with respect to any capital stock of Delta or any of its Subsidiaries or any securities of the type referred to in Section 3.2(b)(iv) hereof.

(vi) Other than in Subsidiaries of Delta and short term investments in liquid marketable securities, as of the date hereof, neither Delta nor its Subsidiaries directly or indirectly beneficially owns any securities or other beneficial ownership interests in any other entity except for non-controlling investments in entities with an individual book value of less than $10,000,000 and which are not individually or in the aggregate material to Delta and its Subsidiaries, taken as a whole. There are no outstanding contractual obligations of Delta or any of its Subsidiaries to make any loan to, or any equity or other investment (in the form of a capital contribution or otherwise) in, any Subsidiary of Delta or any other Person, other than guarantees by Delta of any indebtedness or other obligations of any wholly-owned Subsidiary of Delta and other than intercompany loans or other loans made in the ordinary course consistent with past practice to employees of Delta and its Subsidiaries.

(vii) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are issued and outstanding. Delta is the legal and beneficial owner of all of the issued and outstanding shares of Merger Sub. Merger Sub was formed at the direction of Delta prior to the date hereof, solely for the purposes of effecting the Merger and the other transactions contemplated hereby. Except as required by or provided for in this Agreement, Merger

Sub (x) does not hold, nor has it held, any assets, (y) does not have, nor has it incurred, any liabilities and (z) has not carried on any business activities other than in connection with the Merger and the transactions contemplated hereby. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.

(viii) Neither Delta nor any of its Subsidiaries own any shares of capital stock of Northwest or any of its Subsidiaries.

(c) Authority; Board Approval; Voting Requirements; No Conflict; Required Filings and Consents.

(i) Authority. Each of Delta and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to receipt of the Delta Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Delta and Merger Sub, and the consummation by Delta and Merger Sub of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Delta and Merger Sub, and no other corporate proceedings on the part of Delta and Merger Sub and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to the issuance of shares of Delta Common Stock in connection with the Merger (the “Stock Issuance”), the Delta Stockholder Approval. This Agreement has been duly executed and delivered by Delta and Merger Sub. Assuming the due authorization, execution and delivery of this Agreement by Delta and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of each of Delta and Merger Sub, enforceable against Delta and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(ii) Board Approval. The Board of Directors of Delta, by resolutions duly adopted at a meeting duly called and held, has unanimously (A) determined that this Agreement, the Merger and the Stock Issuance are advisable and fair to and in the best interests of Delta and its stockholders, (B) duly approved and adopted this Agreement, the Merger, the Stock Issuance and the other transactions contemplated hereby, which adoption has not been rescinded or modified, (C) resolved to recommend the Stock Issuance to its stockholders for approval, and (D) directed that the Stock Issuance be submitted to Delta’s stockholders for consideration and approval at a duly held meeting of such stockholders in accordance with this Agreement.

(iii) Voting Requirements. The affirmative vote of holders of a majority of the outstanding shares of Delta Common Stock present or represented and entitled to vote on the Stock Issuance at the Delta Stockholders’ Meeting, is the only vote of the holders of any class or series of Delta capital stock necessary to approve the Stock Issuance and to consummate the Merger and the other transactions contemplated hereby.

(iv) No Conflict. The execution and delivery of this Agreement by Delta and Merger Sub do not, and the consummation by Delta and Merger Sub of the transactions contemplated hereby will not, result in any violation or breach of or default (with or without notice or lapse of time, or both) under, require any consent, waiver or approval under, give rise to any right of termination or cancellation or acceleration of any right or obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Delta or any of its Subsidiaries or any restriction on the conduct of Delta’s business or operations under, (A) the Delta Organizational Documents or equivalent governing documents of any Significant Subsidiaries of Delta, (B) any Contract to which Delta or any of its Subsidiaries is a party or Delta Permit (as defined in Section 3.2(g)(i)) or (C) subject to the governmental filings and other matters referred to in Section 3.2(c)(v), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Delta or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such violations, defaults, rights, losses, restrictions or Liens, or failure to obtain consents, waivers or approvals, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole.

(v) Required Filings or Consents. No consent, approval, exemption, order or authorization or permit of, action by or in respect of, registration, declaration or filing with, or notification to, any Governmental Entity or any other Person is required to be made, obtained, performed or given to or with respect to Delta or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Delta or Merger Sub, the Stock Issuance or the consummation by Delta or Merger Sub of the Merger and the other transactions contemplated hereby, except for:

(A) the filing of a pre-merger notification and report form by Delta under the HSR Act and pursuant to the EC Merger Regulation, and any other applicable filings or notifications under the antitrust, competition or similar laws of any foreign jurisdiction;

(B) the consents, approvals, orders, exemptions or authorizations relating to the airline industry from:

(1) the FAA;

(2) the DOT; and

(3) foreign Governmental Entities regulating competition and the airline industry;

(C) the filing with the SEC of:

(1) the Form S-4 (including the Joint Proxy Statement);

(2) such reports and filings under Section 13(a), 13(d), 14(a), 15(d) or 16(a) of the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby;

(D) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the NYSE and the relevant authorities of other states in which Delta or Merger Sub are qualified to do business and such filings as may be necessary in accordance with state securities or other “blue sky” laws;

(E) the Delta Stockholder Approval;

(F) the consents, approvals, orders or authorizations set forth in Section 3.2(c)(v)(F) of the Delta Disclosure Schedule; and

(G) other such consents, approvals, exemptions, orders, authorizations, permits, actions, registrations, declarations, filings or notifications, the failure of which to be made or obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole, or Merger Sub.

(d) SEC Documents; Financial Statements.

(i) Delta has filed with the SEC all registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated by reference therein) presently required to be so filed by Delta since January 1, 2006 (excluding the Form S-4 and the Joint Proxy Statement, the “Delta SEC Documents”). As of their respective dates, the Delta SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, to the extent in effect, SOX and the rules and regulations of the SEC promulgated thereunder applicable to such Delta SEC Documents, and none of the Delta SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Delta SEC Document filed with the SEC prior to the date hereof. No Subsidiary of Delta is subject to the periodic reporting requirements of the Exchange Act.

(ii) Each of the principal executive officer of Delta and the principal financial officer of Delta (or each former principal executive officer of Delta and each former principal financial officer of Delta, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Delta SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Delta has no outstanding, nor has arranged any outstanding, “extensions of credit” to its directors or executive officers within the meaning of Section 402 of SOX, except to the extent allowed by such section.

(iii) The financial statements of Delta included in the Delta SEC Documents, including each Delta SEC Document filed after the date hereof until the Effective Time, complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q or Form 8-K or other applicable rules of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Delta and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material).

(iv) Except as reflected or reserved against in the balance sheet of Delta dated December 31, 2007, included in the Form 10-K for the year ended December 31, 2007 (including the notes thereto, the “Delta Balance Sheet”), neither Delta nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise) nor, to the Knowledge of Delta, does any basis exist therefor, other than liabilities or obligations that (A) were incurred since January 1, 2008 in the ordinary course of business consistent with past practice and have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole, (B) have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole or (C) were incurred pursuant to this Agreement or the transactions contemplated hereby.

(e) Information Supplied. None of the information supplied or to be supplied by or on behalf of Delta or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to Delta’s stockholders or at the time of the Delta Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement (other than the portion thereof relating solely to the Northwest Stockholders’ Meeting) and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by Delta with respect to information or statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement which were not supplied by or on behalf of Delta.

(f) Absence of Certain Changes or Events.

(i) Since January 1, 2008 through the date hereof and except for liabilities incurred pursuant to this Agreement or the transactions contemplated hereby:

(A) Delta and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice;

(B) there has not been any split, combination or reclassification of any of Delta’s capital stock or any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, in lieu of or in substitution for, shares of Delta’s capital stock; and

(C) except as required by a change in GAAP, there has not been any change in financial accounting methods, principles or practices by Delta.

(ii) Since January 1, 2008, there have not been any Effects that, individually or in the aggregate, have had and would reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole, or Merger Sub.

(g) Compliance with Applicable Laws; Permits; Litigation.

(i) Delta, its Subsidiaries and employees hold all authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, orders, consents, registrations, approvals and clearances of all Governmental Entities (including all authorizations from the FAA and DOT) which are required for Delta and its Subsidiaries to own, lease and operate its properties and other assets and to carry on their respective businesses in the manner described in the Delta SEC Documents filed prior to the date hereof and as they are being conducted as of the date hereof (the “Delta Permits”), and all Delta Permits are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such Delta Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole.

(ii) Delta and its Subsidiaries are, and have been at all times since January 1, 2005, in compliance with the terms of the Delta Permits and all Applicable Laws relating to Delta and its Subsidiaries or their respective businesses, assets or properties, or any applicable operating certificates, common carrier obligations, ADs or FARs except where the failure to be in compliance with the terms of the Delta Permits, Applicable Laws, ADs , or FARs would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole. Since January 1, 2005, neither Delta nor any of its Subsidiaries has received any written notification from the FAA, DOT or any other Governmental Entity (A) asserting that Delta or any of its Subsidiaries is not in compliance with, or at any time since such date has failed to comply with, Applicable Laws (except for any such lack of compliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole) or (B) threatening to revoke any Delta Permit (except for any such revocation which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole) nor, to the Knowledge of Delta, does any basis exist therefor. As of the date hereof, no investigation or review by the FAA, DOT or any other Governmental Entity is pending or, to the Knowledge of Delta, has been threatened in writing against Delta or any of its Subsidiaries, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole.

(iii) No action, audit, demand, claim, suit, proceeding, requirement or investigation by the FAA, DOT or any other Governmental Entity, and no suit, action, claim, mediation, arbitration or proceeding by any Person, against or affecting Delta or any of its Subsidiaries or any of their respective properties, including Intellectual Property, is pending or, to the Knowledge of Delta, threatened which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole.

(iv) Neither Delta nor any of its Subsidiaries is, or at any time since January 1, 2005 has been, subject to any outstanding order, injunction or decree which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole.

(h) Labor and Other Employment Matters.

(i) Delta has made available to Northwest true and complete copies of all collective bargaining agreements and other labor union contracts (including all amendments thereto) applicable to any employees of Delta or any of its Subsidiaries (the “Delta CBAs”).

(ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, (A) no grievances, arbitrations, or legal or administrative proceedings which allege violation of any agreements, Delta CBAs or Applicable Law with respect to any employee are pending or, to the Knowledge of Delta, threatened against Delta or any of its Subsidiaries, (B) neither Delta nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (C) neither Delta nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, (D) to the Knowledge of Delta, no employee of Delta or any of its Subsidiaries is in any respect in violation of any term of any employment contract, nondisclosure agreement, common law nondisclosure obligations, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Delta or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Delta or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, and (E) Delta and its Subsidiaries are in compliance with all Applicable Laws, Delta CBAs, agreements, contracts, policies, plans and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment and the termination of employment, including but not limited to any obligations pursuant to the WARN Act, or any comparable Applicable Law.

(iii) (A) No work stoppage, slowdown, lockout, labor strike, material arbitrations or other material labor disputes against Delta or any of its Subsidiaries are pending or, to the Knowledge of Delta, threatened; (B) except as publicly disclosed as of the date hereof, no employee of Delta at the officer level or above has given written notice to Delta or any of its Subsidiaries that any such employee intends to terminate his or her employment with Delta or any of its Subsidiaries; and (C) neither Delta nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices.

(iv) No labor union, labor organization or works council or group of employees of Delta or any of its Subsidiaries has made a pending demand for recognition or certification to Delta or any of its Subsidiaries, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Delta, threatened to be brought or filed with the NMB or any other comparable foreign labor relations tribunal or authority.

(i) Benefit Plans.

(i) Section 3.2(i)(i) of the Delta Disclosure Schedule sets forth a true and complete list of each material Benefit Plan with or for the benefit of any current or former foreign or domestic employee, officer or director of, or consultant to, Delta or any of its Subsidiaries or ERISA Affiliates that is sponsored, maintained or contributed to by Delta or any of its Subsidiaries or ERISA Affiliates or

under which Delta or any of its Subsidiaries or ERISA Affiliates have any material obligations or liabilities (collectively, the “Delta Benefit Plans”) as of the date hereof.

(ii) Delta has delivered or made available to Northwest a true, correct and complete copy of each Delta Benefit Plan and, with respect thereto, if applicable, (A) all amendments, trust (or other funding vehicle) agreements, summary plan description, insurance contracts, (B) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports) filed with the IRS and the most recent actuarial report or other financial statement relating to such Delta Benefit Plan and (C) the most recent determination letter from the IRS (if applicable) for such Delta Benefit Plan.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole, (A) each Delta Benefit Plan has been operated and administered in all respects with Applicable Law, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (B) with respect to each of the Delta Benefit Plans intended to be qualified under Section 401(a) of the Code, the IRS has issued a favorable determination letter with respect to such plan and the related trust that has not been revoked, and there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (C) no Delta Benefit Plan is subject to Title IV or Section 302 and 303 of ERISA or Section 412, 430 or 4971 of the Code; (D) no Delta Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of Delta or its Subsidiaries beyond their retirement or other termination of service, other than (1) coverage mandated by applicable law or (2) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (E) no liability under Title IV of ERISA has been incurred by Delta, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to Delta, its Subsidiaries or any of their respective ERISA Affiliates of incurring a liability thereunder (other than premiums payable to the Pension Benefit Guaranty Corporation); (F) except for Delta Benefit Plans for which an election for the alternative funding schedule under Section 402 of the Pension Protection Act of 2006 has been made, all contributions or other amounts payable by Delta or its Subsidiaries as of the Effective Time pursuant to each Delta Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP; (G) with respect to Delta Benefit Plans for which an election for the alternative funding schedule under Section 402 of the Pension Protection Act of 2006 has been made, all required contributions or other amounts payable by Delta or its Subsidiaries have been timely paid and each such Delta Benefit Plan is in compliance with Section 402 of the Pension Protection Act of 2006; (H) neither Delta nor its Subsidiaries has engaged in a transaction in connection with which Delta or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (I) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Delta Benefit Plans or any trusts related thereto.

(iv) Except as set forth in the Delta CBAs, neither Delta nor any of its Subsidiaries (1) as of the date hereof, has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them) or (2) has any express commitment, whether legally enforceable or not, to, or not to, modify, change or terminate any Delta Benefit Plan.

(v) Section 3.2(i)(v) of the Delta Disclosure Schedule sets forth a true and complete list of each Multiemployer Plan to which Delta or any ERISA Affiliate of Delta contributes or is required to contribute, or to which, or with respect to which, Delta or any ERISA Affiliate of Delta has or could have any material liability (a “Delta Multiemployer Plan”). If any Delta Multiemployer Plan is subject to Title IV of ERISA, then, (A) neither Delta nor any ERISA Affiliate of Delta has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, from any such Delta Multiemployer Plan (or any liability resulting therefrom has been satisfied in full), (B) no event has occurred that presents a material risk of a complete or partial withdrawal from any such Delta Multiemployer Plan, (C) neither Delta nor any ERISA Affiliate of Delta has any contingent liability under Section 4204 of ERISA in respect of any such Delta Multiemployer Plan and (D) to the Knowledge of Delta no circumstances exist that present a material risk that any such Delta Multiemployer Plan will go into reorganization. No Delta Benefit Plan subject to ERISA is a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(vi) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole, with respect to each Delta Benefit Plan established or maintained outside of the United States for the benefit of employees of Delta or any Subsidiary of Delta residing outside the United States (each, a “Delta Foreign Plan”): (i) each Delta Foreign Plan is in compliance with the applicable provisions of the laws and regulations regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction applicable to such Delta Foreign Plan; (ii) each Delta Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and (iii) the fair market value of the assets of each funded Delta Foreign Plan, the liability of each insurer for any Delta Foreign Plan funded through insurance or the book reserve established for any Delta Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Delta Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, and any and all amounts required to be accrued with respect to any Delta Foreign Plan or pursuant to any statutory requirements pertaining to employee benefits, mandatory contributions, retirement plans or similar benefits, have been properly and timely accrued, including accruals relating to any severance, termination pay or profit sharing benefits.

(vii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) materially increase any benefits otherwise payable under any Delta Benefit Plan or (ii) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(j) Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole:

(i) Each of Delta and its Subsidiaries has (A) duly and timely filed (or there have been filed on its behalf) all Tax Returns required to be filed by it (taking into account all applicable extensions) with the appropriate Tax Authority and all such Tax Returns are true, correct and complete, (B) timely paid in full all Taxes required to be paid by it, (C) made adequate provision in accordance with GAAP (or there has been paid or provision has been made on its behalf) for the payment of all Taxes not yet due and (D) complied with all Applicable Laws relating to the payment and withholding of Taxes;

(ii) There are no Liens for Taxes upon any property or assets of Delta or any of its Subsidiaries, except for Permitted Liens;

(iii) There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes or Tax Return of Delta or any of its Subsidiaries;

(iv) The Tax Returns of Delta and each of its Subsidiaries, including any predecessors thereof, have been examined by the applicable Tax Authority (or the applicable statutes of limitations for the assessment of Taxes for such periods have expired) for all periods through and including December 31,

2003, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid or accrued as a liability on the most recent financial statements contained in the Delta SEC Documents;

(v) Neither Delta nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes (other than pursuant to customary agreements with customers, venders, lessors or lenders entered into in the ordinary course of business or any agreements solely between or among Delta and its Subsidiaries), and neither Delta nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated income Tax Return (other than a group the common parent of which is Delta), (B) has any liability for the Taxes of any Person (other than Delta or any of its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, other than pursuant to customary agreements with customers, vendors, lessors, or lenders entered into in the ordinary course of business or (C) has participated in a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b);

(vi) Neither Delta nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement; and

(vii) No closing agreements, private letter rulings, technical advice memoranda or similar agreements, rulings or memoranda have been entered into or issued by any Tax Authority with respect to Delta or any of its Subsidiaries within three years of the date of this Agreement, and no such agreement, ruling or memorandum has been applied for and is currently pending.

(k) Interested Party Transactions. Since the date of the Delta Balance Sheet, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K of the SEC.

(l) Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole, (i) the operations of Delta and its Subsidiaries are, and at all times since January 1, 2005 have been, in compliance with all applicable Environmental Laws, including possession and compliance with the terms of all licenses, permits, registrations, approvals, certifications and consents required by Environmental Laws, (ii) there are no pending or, to the Knowledge of Delta, threatened suits, actions, investigations or proceedings under or pursuant to Environmental Laws against Delta or any of its Subsidiaries or, to the Knowledge of Delta, involving any real property currently or formerly owned, operated or leased or other sites at which Hazardous Materials were disposed of, or allegedly disposed of, by Delta or any of its Subsidiaries, (iii) Delta and its Subsidiaries have received no written allegations of any Environmental Liabilities, and, to the Knowledge of Delta, no facts, circumstances or conditions relating to, arising from, associated with or attributable to the operations of, or any real property currently or formerly owned, operated or leased by, Delta or any of its Subsidiaries, has resulted in or would reasonably be expected to result in Environmental Liabilities, or in any other obligations under any Environmental Laws, and (iv) to the Knowledge of Delta, all real property owned or operated by Delta or any of its Subsidiaries is free of contamination from Hazardous Materials that would have an adverse effect on human health or the environment.

(m) Intellectual Property. Delta and its Subsidiaries have the right to use, whether through ownership, licensing or otherwise, all Intellectual Property that is material to its business as now conducted (collectively, the “Delta Intellectual Property Rights”) free and clear of all Liens (except Permitted Liens). Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole, (i) all registrations for the Delta Intellectual Property Rights that are being used in the business of Delta and its Subsidiaries as currently conducted are subsisting and unexpired, have not been abandoned or canceled and are, to the Knowledge of Delta and its Subsidiaries, valid and enforceable, and (ii) Delta has no knowledge of any Infringement by any other person of any of the Delta Intellectual Property Rights. To the Knowledge of Delta and its Subsidiaries, neither the conduct of the business of Delta and its Subsidiaries as currently conducted, nor the Delta Intellectual Property Rights have Infringed any intellectual property right of any other person, and neither Delta nor any of its Subsidiaries have received any communication alleging same, except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole. Delta and its Subsidiaries take reasonable efforts to protect the Delta Intellectual Property Rights.

(n) State Takeover Statutes; Charter Provisions. Delta has taken all necessary action so that no “business combination,” “moratorium,” “fair price,” “control share acquisition” or other state antitakeover statute or regulation nor any takeover-related provision in the Delta Organizational Documents, would (i) prohibit or restrict Delta’s ability to perform its obligations under this Agreement, any related agreement or the Certificate of Merger or its ability to consummate the transactions contemplated hereby and thereby, (ii) have the effect of invalidating or voiding this Agreement or the Certificate of Merger, or any provision hereof or thereof or (iii) subject Northwest to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Certificate of Merger. Delta has taken all action necessary so that the entering into of this Agreement and the consummation of the transactions contemplated hereby have been approved by the Delta Board of Directors for all relevant purposes of the Delta Organizational Documents, including without limitation for purposes of Article Twelve of the Delta Charter such that the limitations and restrictions contemplated thereby shall not apply in any manner to this Agreement and the transactions contemplated hereby.

(o) Brokers. Except for fees payable to Greenhill & Co., LLC and Merrill Lynch & Co., no broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Delta or Merger Sub.

(p) Opinion of Financial Advisor. Delta has received the opinions of its financial advisors, Greenhill & Co., LLC and Merrill Lynch & Co., each dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Delta. Delta has previously delivered to Northwest a true and complete copy of each of the engagement letters between such financial advisors and Delta.

(q) Aircraft.

(i) Section 3.2(q)(i) of the Delta Disclosure Schedule sets forth a true and complete list, as of March 31, 2008, of all in service aircraft owned or leased by Delta or any of its Airline Subsidiaries (a “Delta Aircraft”), including the manufacturer, model, FAA registration number and vintage thereof and whether any such Delta Aircraft constitutes a Delta Excluded Leased Aircraft (as defined in Section 3.2(q)(iii)), including the name of the lessee or sublessee thereof.

(ii) All Delta Aircraft are properly registered on the FAA aircraft registry, in airworthy condition and have a validly issued FAA certificate of airworthiness that is in full force and effect (except for the period of time any aircraft may be out of service and such certificate is suspended in connection therewith).

(iii) Other than Delta Excluded Leased Aircraft (as defined below), all Delta Aircraft are being maintained according to applicable FAA regulatory standards and FAA-approved maintenance programs of Delta and its Subsidiaries. All lease agreements relating to the lease of a Delta Excluded Leased Aircraft by Delta or its Subsidiaries to a third party lessee contain a customary undertaking by such third party lessee with respect to maintaining such Delta Excluded Leased Aircraft in accordance with FAA regulatory standards and requirements under applicable ADs and FARs. The term “Delta Excluded Leased Aircraft” means each aircraft owned or leased by Delta or its Subsidiaries that has been leased to a third party lessee and with respect to which neither Delta nor any of its Subsidiaries has retained any maintenance obligations.

(iv) Section 3.2(q)(iv) of the Delta Disclosure Schedule sets forth a true and complete list, as of the date hereof, containing all Contracts (other than existing aircraft leases) pursuant to which Delta or any of its Subsidiaries may purchase or lease aircraft, engines, components or simulators where the expected expenditures under any such contract exceed $50,000,000 (each, a “Delta Aircraft Purchase Contract”), including the manufacturer and model of all aircraft subject to each Contract.

(v) Section 3.2(q)(v) of the Delta Disclosure Schedule sets forth a true and complete list, as of the date hereof, containing all Contracts pursuant to which Delta or any of its Subsidiaries have financed, or have commitments to finance, aircraft (including leases, mortgages, and deferred or conditional sales agreements) involving amounts in excess of $100,000,000 (each, a “Delta Aircraft Finance Contract”).

(r) Slots. Section 3.2(r) of the Delta Disclosure Schedule sets forth a true, correct and complete list of all rights and operational authority held by Delta and its Subsidiaries as of the date hereof to conduct one Instrument Flight Rule (as defined under the FAA regulations) or one scheduled landing or takeoff operation at a specific time or during a specified time period at New York LaGuardia Airport (LGA), Ronald Reagan Washington National Airport (DCA), London Gatwick Airport (LGW), London Heathrow Airport (LHR), or Tokyo Narita International Airport (NRT) (the “Delta Slots”); provided, that such list shall exclude those slots which have been permanently allocated to another air carrier and in which Delta and its Subsidiaries hold only temporary use rights. Delta and its Subsidiaries are utilizing the Delta Slots (or have contractually obligated other air carriers to utilize the Delta Slots) in a manner consistent with Applicable Laws in order to preserve their rights to hold and operate the Delta Slots, taking into account any waivers or other relief granted by the DOT, FAA or other Governmental Entity. Neither Delta nor any of its Subsidiaries has received any written notice from the DOT, FAA, or other Governmental Entity that would be reasonably likely to impair in any material respect their respective right to hold and operate any Delta Slot. Delta and its Subsidiaries will have complied in all material respects with the requirements of the regulations issued under the FAA and any other Applicable Laws with respect to the Delta Slots to protect the Delta Slots from termination or withdrawal under regulations established by the DOT, FAA or other Governmental Entity. Neither Delta nor any of its Subsidiaries has agreed to any sale or transfer (other than of a temporary period of less than one year) of any of the Delta Slots.

(s) U.S. Citizen; Air Carrier. Delta is a “citizen of the United States” as defined in the Federal Aviation Act and is an “Air Carrier” within the meaning of such Act operating under certificates issued pursuant to such Act (49 U.S.C. Sections 41101-41112).

(t) Material Contracts.

(i) For purposes of this Agreement, “Delta Material Contract” shall mean:

(A) all Contracts to which Delta or any of its Subsidiaries is a party, or that purports to be binding upon Delta, any of its Subsidiaries, that contain a covenant materially restricting the ability of Delta or any of its Subsidiaries (or which, following the consummation of the Merger, could materially restrict the ability of Delta, or any of its Subsidiaries, including Northwest and its Subsidiaries) to compete in any business that is material to Delta and its Subsidiaries, taken as a whole, or Northwest and its Subsidiaries, taken as a whole, or with any person or in any geographic area, except for any such Contract (x) that may be canceled without penalty by Delta or any of its Subsidiaries upon notice of 60 days or less or (y) the terms and scope (including with respect to any restrictive covenants) of which are customary in the airline industry for Contracts of that type;

(B) all material joint venture, partnership, code sharing and frequent flyer agreements (including all material amendments to each of the foregoing agreements);

(C) all maintenance agreements for repair and overhaul that would be expected to result in Delta incurring costs in excess of $25,000,000 per year (including all material amendments to each of the foregoing agreements);

(D) all loan agreements, credit agreements, notes, debentures, bonds, mortgages, indentures and other Contracts (other than Contracts for the financing of aircraft) pursuant to which any indebtedness (which term shall include capital leases) of Delta or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by Delta or any of its Subsidiaries of any indebtedness of any other person (except for any such indebtedness or guarantees of indebtedness (i) the principal amount of which does not exceed $100 million individually, or (ii) intercompany indebtedness among Delta and any wholly-owned Subsidiaries of Delta);

(E) all credit card related agreements including (i) all credit card processing or card services agreements, merchant services agreements, and on-line payment services agreements, (ii) all agreements with credit card or debit card issuers or card associations governing co-branded credit or debit cards and (iii) all agreements governing participation in credit card related awards programs, in respect of clauses (i) and (ii) with payments to Delta in excess of $100 million per year; and

(F) Any other Contract (other than (i) purchase or sale orders in the ordinary course of business that are terminable or cancelable by Delta without penalty on 180 days’ notice or less or (ii) Contracts for the purchase or lease of aircraft engines, components or simulators) which requires payment by Delta or any Subsidiary of Delta in excess of $25,000,000 per annum.

(ii) Schedule. Section 3.2(t)(ii) of the Delta Disclosure Schedule sets forth a list of all Delta Material Contracts as of the date hereof other than those listed as an exhibit to Delta’s most recent Form 10-K.

(iii) No Breach. Each Contract to which Delta or a Subsidiary of Delta is a party is valid and in full force and effect and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), except to the extent that (A) it has previously expired in accordance with its terms or (B) the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole. Neither Delta nor any of its Subsidiaries, nor, to Delta’s Knowledge, any counterparty to any Contract to which Delta or a Subsidiary of Delta is a party is, has violated or is alleged to have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, and there has occurred no event giving to others any right of termination, amendment or cancellation of, with or without notice or the lapse of time or both, any such Contract, except in each case for those violations, defaults or events which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole.

(u) Reorganization. As of the date of this Agreement, neither Delta nor any of its Subsidiaries has taken (or caused to be taken) any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(v) Merger Sub Approval. The Board of Directors of Merger Sub, by written consent duly adopted on or prior to the date hereof, (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of Merger Sub and its stockholder, (ii) duly approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, which adoption has not been rescinded or modified and (iii) submitted this Agreement for adoption by Delta, as the sole stockholder of Merger Sub. Promptly following the date hereof, Delta, as the sole stockholder of Merger Sub, will have duly approved and adopted this Agreement and the Merger.

(w) Real Property. Except as would not reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole:

(i) Section 3.2(w)(i) of the Delta Disclosure Schedule sets forth, as of the date hereof, the fee owner and address of all material real property owned by Delta and its Subsidiaries (the “Delta Owned Real Property”) and, with respect to such Delta Owned Real Property, (A) each identified owner thereof has good, marketable, indefeasible fee simple title to such Delta Owned Real Property, free and clear of all Liens, except for Permitted Liens; (B) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Delta Owned Real Property or any material portion thereof or interest therein; (C) neither Delta or any of its Subsidiaries is a party to any Contract or option to purchase any material real property or interest therein; and (D) there does not exist any actual, pending or, to Delta’s Knowledge, threatened condemnation or eminent domain proceedings that affect any Delta Owned Real Property, and neither Delta or any of its Subsidiaries has received any written notice of the intention of any Governmental Entity or other Person to take or use any Delta Owned Real Property.

(ii) Section 3.2(w)(ii) of the Delta Disclosure Schedule sets forth, as of the date hereof, the address of each lease, sublease, license, concession and other agreement (written or oral) pursuant to which Delta or any of its Subsidiaries hold a leasehold or subleasehold estate in real property which requires payments by Delta or any Subsidiary of Delta in excess of $25,000,000 per annum and (A) is located at Hartsfield-Jackson Atlanta International Airport (ATL), Salt Lake City International Airport (SLC), John F. Kennedy International Airport (JFK), and Cincinnati/Northern Kentucky International Airport (CVG) or (B) not located at any airport (collectively, the “Delta Leased Real Property”) and, with respect to such Delta Leased Real Property, (A) true and complete copies of all agreements pertaining to the Delta Leased Real Property (each, a “Delta Lease”; collectively, the “Delta Leases”) have been made available to Northwest prior to the date hereof, (B) each Delta Lease is in full force and effect and is valid and enforceable in accordance with its terms, (C) there is no default under any Delta Lease either by Delta, any of its Subsidiaries or, to Delta’s Knowledge, by any other party thereto; (D) neither Delta or any of its Subsidiaries has received or delivered a written notice of default or objection to any party to any Delta Lease to pay and perform its obligations, and, to Delta’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default, or permit the termination, modification or acceleration of rent under such Delta Lease; and (E) Delta or one of its Subsidiaries, as applicable, holds a good and valid leasehold interest in all Delta Leased Real Property free and clear of all Liens, other than Permitted Liens.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.1 Conduct of Business.

(a) Each of Northwest and Delta agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 4.1(a) of the Northwest Disclosure Schedule or Section 4.1(a) of the Delta Disclosure Schedule, as the case may be, or as expressly otherwise required by this Agreement, or unless Northwest and Delta shall otherwise agree in advance in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), Northwest and Delta shall, and shall cause each of their respective Subsidiaries to, (i) maintain the existence of such party and its Significant Subsidiaries in good standing under Applicable Laws, and (ii) conduct its business in the ordinary course for the airline industry, provided if changing events or circumstances warrant otherwise, each of Northwest and Delta may conduct its business in a commercially reasonable manner in light of such events or circumstances. In addition, without limiting the foregoing, except as set forth in Section 4.1(a) of the Northwest Disclosure Schedule or Section 4.1(a) of the Delta Disclosure Schedule, as the case may be, as expressly provided by any other provision of this Agreement or as required by Applicable Law, Northwest and Delta shall not and shall not permit any of their respective Subsidiaries to (unless otherwise specifically provided herein), between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Northwest or Delta, respectively (which consent shall not be unreasonably withheld, delayed or conditioned):

(i)(A) amend, waive or otherwise change any provision of the articles or certificate of incorporation or bylaws or equivalent organizational documents of itself or any of its respective Significant Subsidiaries or the Northwest Rights Agreement (except as required pursuant to Section 3.1(n)) or (B) liquidate, merge or consolidate or enter into a similar transaction;

(ii) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any shares of capital stock of, or other equity interests in, Northwest or Delta or any of their respective Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest, of Northwest or Delta or any of their respective Subsidiaries, except for (A) the issuance of securities issuable upon the exercise of options or other rights outstanding as of the date hereof under any Northwest Benefit Plan or Delta Benefit Plan, respectively, (B) the issuance of securities by any wholly-owned Subsidiary of Northwest or Delta, respectively, to Northwest or Delta, respectively, or to any other wholly-owned Subsidiary of Northwest or Delta, respectively, (C) the issuance of shares, additional options or other rights under any Northwest Benefit Plans or Delta Benefit Plans, respectively, subject to the limitations set forth in Section 4.1(a)(ii)(C) of the Northwest Disclosure Schedule or Section 4.1(a)(ii)(C) of the Delta Disclosure Schedule, as the case may be, (D) issuances of securities from the Northwest Distribution Reserve or Delta Distribution Reserve as required under the Northwest Plan of Reorganization or Delta Plan of Reorganization, respectively, or (E) sales of shares to cover tax withholding on distributions of shares to employees under the Northwest Plan of Reorganization or Delta Plan of Reorganization;

(iii)(A) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of Northwest or Delta, (B) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any non-wholly-owned Subsidiary, other than in the ordinary course, or (C) enter into any agreement with respect to the voting of the capital stock of Northwest or Delta;

(iv)(A) reclassify, combine, split or subdivide any of their capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their capital stock, or (B) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests or other securities other than in connection with (w) the withholding of Northwest Common Stock or Delta Common Stock, as applicable, to satisfy tax obligations in connection with Northwest Common Stock or Delta Common Stock issued under the Northwest Plan of Reorganization or the Delta Plan of Reorganization, (x) the exercise of Delta Options or Northwest Options or the settlement of Northwest Stock Unit Awards or Delta Performance Shares outstanding on the date hereof, or granted after the date hereof in compliance with Section 4.1(a), in accordance with their terms, (y) the withholding of Delta Common Stock or Northwest Common Stock, as applicable, to satisfy tax withholding obligations with respect to Northwest Stock Unit Awards or Delta Restricted Stock or Delta Performance Shares and Northwest Options or Delta Options or (z) forfeiture of Northwest Stock Unit Awards or Delta Restricted Stock or Delta Performance Shares and Northwest Options or Delta Options as a result of terminations of employment;

(v)(A) terminate or cancel (other than a termination or cancellation due to the expiration of any term of any Team Agreement (as defined in Section 8.3(t)) or any breach or nonperformance by any counterparty) or agree to any material change in, any Team Agreement, or (B) make or authorize any material loan to any Person (other than loans to or between wholly-owned Subsidiary or loans in the ordinary course of business consistent with past practice);

(vi) except for the plans or arrangements set forth in Section 4.1(a)(vi) of the Northwest Disclosure Schedule and the Delta Disclosure Schedule (with respect to each party, their “Approved Retention Plans”) in accordance with the terms thereof, adopt, enter into or amend any retention, severance, termination pay or similar plan, arrangement or agreement covering any of the directors or officers of Northwest or its Subsidiaries or Delta or its Subsidiaries, as applicable, or materially amend or terminate any Approved Retention Plan; provided, however, that, in the event that the compensation committee of the Board of Directors of such party determines that a bona fide retention need exists after the date hereof with respect to such party for which the Approved Retention Plans and other existing arrangements are not sufficient, such party shall be permitted to adopt, enter into or amend any such plan, arrangement or agreement to respond to such need to the extent such action is determined by such compensation committee to be commercially reasonable under the circumstances;

(vii) make any material change in financial accounting policies or procedures, other than as required by GAAP, or by authoritative interpretations thereof, as determined in good faith by Delta or Northwest, as applicable, or by a Governmental Entity;

(viii) except as required by Applicable Law or in the ordinary course of business consistent with past practice, make, change or revoke any material Tax election, settle or compromise any material liability for Taxes, change any material method of Tax accounting, or file any material amended Tax Return;

(ix) modify, amend or terminate, or waive, release or assign any rights or claims with respect to, any confidentiality or standstill agreement to which Northwest or Delta, respectively, is a party and which relates to a business combination or potential business combination involving Northwest or Delta, respectively, or their respective material assets or Significant Subsidiaries;

(x) write up, write down or write off the book value of any assets, individually or in the aggregate, for Northwest and its Subsidiaries, taken as a whole, or Delta and its Subsidiaries, taken as a whole, respectively, other than (A) in the ordinary course of business, (B) as may be required by GAAP, or by authoritative interpretations thereof, as determined in good faith by Delta or Northwest, as applicable, (C) otherwise not in excess of $100 million in the aggregate or (D) in respect of intangible assets;

(xi) acquire, dispose, agree to acquire from or agree to dispose to, any Person any assets (including Intellectual Property), operations, business or securities, make any capital expenditures, or engage in, or agree to engage in, any merger, consolidation or other business combination with any Person, except in connection with (A) capital expenditures for the calendar years 2008 and 2009 not to exceed the dollar amounts set forth in Section 4.1(a)(xi) of the Northwest Disclosure Schedule or Section 4.1(a)(xi) of the Delta Disclosure Schedule, as the case may be, (B) acquisitions or dispositions of inventory, aircraft, engines and other tangible assets and Intellectual Property in the ordinary course of business consistent with past practice and (C) acquisitions and dispositions of assets, operations, businesses or securities set forth in Section 4.1(a)(xi) of the Northwest Disclosure Schedule or Section 4.1(a)(xi) of the Delta Disclosure Schedule, as the case may be, and other acquisitions and dispositions of assets up to $150 million in the aggregate (measured by consideration paid or received);

(xii) acquire or agree to acquire any assets, operations, business or securities, if such acquisition is intended, or would reasonably be expected, to materially impede or delay satisfaction of any condition set forth in Section 6.1(e);

(xiii) except as required by Applicable Law or any judgment by a court of competent jurisdiction, pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms or (B) claims pursuant to the terms of the Delta Plan of Reorganization or Northwest Plan of Reorganization, as the case may be;

(xiv) enter into any new line of business material to Northwest and its Subsidiaries, taken as a whole, or Delta and its Subsidiaries, taken as a whole, respectively;

(xv) enter into any non-competition contract or other contract that purports to limit in any material respect either the type of business in which Northwest or its Subsidiaries, or Delta or its Subsidiaries, respectively, may engage or the manner or locations in which any of them may so engage in any business;

(xvi) fail to use commercially reasonable efforts to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof, except to the extent such coverage is not available on commercially reasonable terms;

(xvii) fail to continue, in respect of all Northwest Aircraft and Delta Aircraft in their respective operating fleets from time to time, all material maintenance programs consistent with past practice (except as required or permitted by applicable Law), including using reasonable best efforts to keep all such Northwest Aircraft and Delta Aircraft in such condition as may be necessary to enable to airworthiness certification of such Northwest Aircraft and Delta Aircraft under the FAA to be maintained in good standing at all times;

(xviii) fail to use reasonable best efforts to keep in effect any material governmental route authority in effect and used by Northwest or Delta or any of their respective Subsidiaries as of the date of this Agreement, provided, that the restrictions set forth in this Section 4.1(a)(xviii) shall not apply to any such failure if such failure occurs in the ordinary course of business; or

(xix) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

SECTION 4.2 No Solicitation.

(a) From the date hereof until the earlier of the Effective Time and the termination of this Agreement, none of Northwest or Delta, nor their respective Subsidiaries shall, and each of Northwest and Delta shall cause any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) (“Representatives”) of it or any of its respective Subsidiaries not to, directly or indirectly (i) solicit, initiate or encourage or knowingly facilitate (including by way of furnishing information or entering into any agreements, arrangements or understandings) or take any other action designed or reasonably expected to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, without limitation, by way of a tender or exchange offer) or similar transactions involving Northwest or Delta or any of their respective Subsidiaries that, if consummated, would constitute an Alternative Transaction (as defined in Section 8.3(c)) (any of the foregoing inquiries or proposals being referred to herein as an “Alternative Transaction Proposal”), including exempting any Person or any act thereof from the Northwest Rights Agreement (other than Delta and Merger Sub), (ii) participate in any discussions or negotiations regarding an actual or proposed Alternative Transaction, or (iii) enter into any agreement regarding any Alternative Transaction. Notwithstanding the foregoing, at any time prior to the receipt of the Northwest Stockholder Approval and Delta Stockholder Approval, respectively, if Northwest or Delta receives a bona fide written Alternative Transaction Proposal from a third party (which was not solicited, initiated, encouraged or facilitated in violation of this Section 4.2(a)), subject to compliance with the other terms of this Agreement, the Board of Directors of Northwest and Delta, as the case may be, shall be permitted to (x) effect a Delta Change in Recommendation (as defined in Section 7.1(e)) or Northwest Change in Recommendation (as defined in Section 7.1(f)) or (y) furnish, or cause to be furnished, non-public information with respect to itself and its respective Subsidiaries, as the case may be, to the Person who made such bona fide written Alternative Transaction Proposal and to such Person’s financing sources and other Persons or entities working in concert with it (collectively, a “Third Party”), and participate in discussions and negotiations regarding such bona fide written Alternative Transaction Proposal, if and only to the extent that:

(i) in the case of either clause (x) or (y), (A) such party’s Stockholders Meeting shall not have occurred, (B) such party has complied in all material respects with this Section 4.2, and (C) the Board of Directors of Northwest or Delta, as the case may be, determines in good faith (after consultation with outside legal counsel) that the failure to take such applicable actions listed in clauses (x) and/or (y) would cause it to violate its fiduciary duties under Delaware law;

(ii) in the case of clause (y), (A) prior to taking such action, Northwest or Delta, as the case may be, enters into a confidentiality agreement with the Person who made such bona fide written Alternative Transaction Proposal that is substantially similar to, and no less favorable to Northwest or Delta, respectively, the Confidentiality Agreement, dated as of December 18, 2007, between Northwest and Delta (the “CDA”) and (B) its Board of Directors, after consultation with outside legal counsel and financial advisors, concludes in good faith that there is a reasonable likelihood that such Alternative Transaction Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined in Section 8.3(s)); and

(iii) in the case of clause (x), in response to an Alternative Transaction Proposal, the Board of Directors of Northwest or Delta as applicable, determines in good faith (after consultation with outside legal counsel and its financial advisors) that such Alternative Transaction Proposal constitutes a Superior Proposal; provided, however, that neither party shall be entitled to exercise its right to effect a Delta Change in Recommendation or Northwest Change in Recommendation, as applicable, pursuant to this Section 4.2 unless such party has: (A) provided the other party with five business days’ prior written notice (such notice, a “Notice of Superior Proposal“) advising the other party that its Board of Directors intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by its Board of Directors and the identity of the person making the proposal (it being understood and agreed that any amendment to the financial terms or any material amendment to any other material term of any such Superior Proposal shall require a new Notice of Superior Proposal and a new three business day period), (B) provided to other party all material information delivered or made available to the person or group of persons making any Superior Proposal in connection with such Superior Proposal, (C) during such five business day period (or three business day period in the case of an amendment), if requested by the other party, engaged in good faith negotiations with the other party to amend this Agreement in such a manner that any Alternative Transaction Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal and (D) at the end of such five business day period (or three business day period in the case of an amendment), such Alternative Transaction Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the financial terms of this Agreement proposed by the other party following a Notice of Superior Proposal, as a result of the negotiations required by clause (C) or otherwise).

(b) From the date hereof until the earlier of the Effective Time and the termination of this Agreement, Northwest shall notify Delta and Delta shall notify Northwest, as the case may be, promptly (but in no event later than 24 hours) after receipt of any Alternative Transaction Proposal, or any material modification of or material amendment to any Alternative Transaction Proposal or any request for nonpublic information relating to Northwest or Delta, respectively, or any of their respective Subsidiaries relating to any Alternative Transaction Proposal. Such notice to Northwest or Delta, as the case may be, shall be made orally and in writing, and shall indicate the identity of the Person making the Alternative Transaction Proposal or such request and the material terms of any such Alternative Transaction Proposal or request or any material modification or material amendment to an Alternative Transaction Proposal. From the date hereof until the earlier of the Effective Time and the termination of this Agreement, Northwest shall keep Delta, and Delta shall keep Northwest, reasonably informed on a current basis of any material changes in the status and any material changes or modifications in the terms of any such Alternative Transaction Proposal, indication or request. Northwest shall also promptly, and in any event within 24 hours, notify Delta, and Delta shall also promptly, and in any event within 24 hours, notify Northwest, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Transaction Proposal in accordance with Section 4.2(a).

(c) Nothing contained in this Section 4.2 shall prohibit Northwest or Delta or their respective Subsidiaries from taking and disclosing to their respective stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including Sections 7.1(e) and (f), as applicable.

(d) Northwest and its Subsidiaries, and Delta and its Subsidiaries, respectively, shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Northwest or Delta, respectively) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than Northwest or Delta who have been furnished confidential information regarding Northwest or Delta in connection with the solicitation of or discussions regarding an Alternative Transaction Proposal within the 12 months prior to the date hereof promptly to return or destroy such information, as permitted under any agreements relating to the disclosure of such information. Northwest and Delta agree not to, and to cause their respective Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which Northwest or Delta or their respective Subsidiaries is or may become a party.

(e) Northwest and Delta shall use their respective reasonable best efforts to inform their respective Representatives of the restrictions described in this Section 4.2. It is understood that any violation of the restrictions set forth in this Section 4.2 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Northwest or its Subsidiaries, or Delta or its Subsidiaries, respectively, at the direction or with the consent of Northwest or Delta, respectively, or their respective Subsidiaries, as the case may be, shall be deemed to be a breach of this Section 4.2 by Northwest or Delta, respectively.

(f) Nothing in this Section 4.2 shall (x) permit either party to terminate this Agreement (except to the extent specifically set forth in Sections 7.1(c) or (d), as applicable) or (y) affect any other obligations of the parties under this Agreement, including the obligations set forth in Section 5.1. Neither party shall submit to the vote of its stockholders any Alternative Transaction Proposal.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.1 Preparation of SEC Documents; Stockholders’ Meetings.

(a) As soon as practicable following the date of this Agreement, Delta and Northwest shall prepare and file with the SEC the Joint Proxy Statement, and Delta shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Delta and Northwest shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. Delta will use reasonable best efforts to cause the Joint Proxy Statement to be mailed to Delta’s stockholders, and Northwest will use reasonable best efforts to cause the Joint Proxy Statement to be mailed to Northwest’s stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Delta shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance and reservation of shares of Delta Common Stock in the Merger and the conversion of Northwest Options into options to acquire Delta Common Stock, and Northwest shall furnish all information concerning Northwest and the holders of Northwest Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by Delta or Northwest, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the other the opportunity to review and comment thereon. Delta or Northwest, as applicable, will advise the other promptly after it receives oral or written notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Delta Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Delta or Northwest, or any of their respective Affiliates, officers or directors, should be discovered by Delta or Northwest which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the respective stockholders of Delta and Northwest.

(b) Each of Northwest and Delta shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, take all action necessary in accordance with Applicable Laws and the Northwest Organizational Documents, in the case of Northwest, and the Delta Organizational Documents, in the case of Delta, to duly give notice of, convene and hold a meeting of their stockholders, respectively, to be held as promptly as practicable to consider, in the case of Delta, the Stock Issuance (the “Delta Stockholders’ Meeting”) and, in the case of Northwest, the adoption of this Agreement (the “Northwest Stockholders’ Meeting”). Each of Northwest and Delta will, except to the extent such party has made a Delta Change in Recommendation or a Northwest Change in Recommendation, as applicable, in compliance with Section 4.2(a), through its Board of Directors, recommend that its stockholders approve the Stock Issuance or adopt this Agreement, as applicable, and will use reasonable best efforts to solicit from its respective stockholders, proxies in favor of, in the case of Delta, the Stock Issuance and, in the case of Northwest, the adoption this Agreement, and will take all other action necessary or advisable to secure the vote or consent of their stockholders, respectively, required by the rules of the NYSE or Applicable Laws to obtain such approvals. Delta’s obligations to hold the Delta Stockholders’ Meeting and otherwise pursuant to the first sentence of this Section 5.1(b) shall not be affected by any Delta Change in Recommendation, and Northwest’s obligations to hold the Northwest Stockholders’ Meeting and otherwise pursuant to the first sentence of this Section 5.1(b) shall not be affected by any Northwest Change in Recommendation.

(c) Each of Northwest and Delta will use reasonable best efforts to hold the Northwest Stockholders’ Meeting and Delta Stockholders’ Meeting, respectively, on the same date as the other party and as soon as reasonably practicable after the date of this Agreement.

SECTION 5.2 Access to Information; Confidentiality.

(a) Subject to the CDA, Applicable Laws and applicable contract restraints, each of Delta and Northwest shall, and shall cause each of their respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access at all reasonable times on reasonable notice during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records (provided, that such access shall not unreasonably interfere with the business or operations of such party) and, during such period and subject to the CDA and Applicable Laws, each of Delta and Northwest shall, and shall cause each of their respective Subsidiaries to, make available to the other party (i) a copy of each material report, schedule, registration statement and other document publicly filed by it during such period pursuant to the requirements of federal or state securities laws that is not immediately available on the SEC’s EDGAR website and (ii) all other material information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

(b) Each of Delta and Northwest will hold and keep confidential, and will cause their respective officers and employees and will direct its accountants, counsel, financial advisors and other representatives and Affiliates to hold and keep confidential, any nonpublic information in accordance with the terms of the CDA.

SECTION 5.3 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Laws to consummate and make effective, in the most expeditious manner and as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, including all filings required under the HSR Act, with the Federal Trade Commission or the United States Department of Justice, which HSR filings the parties will use their reasonable best efforts to make within 10 business days from the date hereof, and all notifications and other filing, notification or registration required under any antitrust, competition or similar laws of any foreign jurisdiction, (ii) the obtaining of all necessary consents, approvals or waivers and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Subject to Applicable Laws relating to the exchange of information and subject in all respects to the requirements set forth in Section 5.3(b), Northwest and Delta shall have the right to review in advance, and will consult the other on and consider in good faith the views of the other in connection with, all the information relating to Northwest and its Subsidiaries or Delta and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(b) Each of Delta and Northwest shall cooperate regarding, and keep the other reasonably apprised of the status of, matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection (i) with obtaining all required approvals or consents of any Governmental Entity and (ii) all other communications with any Governmental Entity (which for purposes of this Section 5.3 includes staff of Governmental Entities and any elected member of a Governmental Entity and their staff) with respect to the Merger or any of the other transactions contemplated by this Agreement. In that regard, each party shall without limitation: (A) promptly notify the other of, and, if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other orally of), any communications from or with any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (B) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any proposed oral) communication with any such Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (C) not participate in any meeting or oral communication with any such Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate thereat, (D) furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof, including summaries of any meetings or communications the other is not permitted to participate in pursuant to clause (C) above) between it and any such Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, and (E) furnish the other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity. Each of Delta and Northwest may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.3 as “outside counsel only.” Such competitively sensitive material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Delta or Northwest, as the case may be) or its legal counsel.

(c) In connection with and without limiting the foregoing, Delta and Northwest shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the transactions contemplated hereby, take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

(d) In connection with the filings and activities referenced in Sections 5.3(a) and (b), the parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, expirations or terminations of waiting periods, and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals, expirations or terminations of waiting periods, and authorizations of all such third parties or Governmental Entities. Without limiting the foregoing, each of Delta and Northwest agrees to take any action, or commit to take any action (including with respect to selling, holding separate or otherwise disposing of any business or assets), or agree to any condition or restriction, (collectively, the “Regulatory Actions”) required or necessary to obtain, prior to the commencement of any litigation by the Department of Justice seeking to enjoin the Merger (unless a proposed final judgment is filed by the Department of Justice contemporaneously with commencement of such litigation) (or in the case of any actions contemplated by the last sentence of Section 5.3(e), in an expeditious manner and as promptly as practicable), any of the foregoing permits, consents, approvals, expirations or terminations of waiting periods, and authorizations of Governmental Entities; provided, that neither Delta nor Northwest shall have any obligations to agree to, and neither shall take, any of the foregoing Regulatory Actions that (i) would reasonably be expected to have a material adverse effect on (x) Delta and its Subsidiaries, taken as a whole, (y) Northwest and its Subsidiaries taken as a whole, or (z) Delta and its Subsidiaries (including Northwest and its Subsidiaries) after giving effect to the transactions contemplated hereby, taken as a whole or (ii) is not conditioned on the consummation of the Merger.

(e) Each party shall use its reasonable best efforts to “substantially comply” as promptly as practicable with any request for additional information or documentary material issued by a Governmental Entity under 15 U.S.C. Sect. 18a(e) and in conjunction with the transactions contemplated by this Agreement (a “Second Request”). Each party will certify substantial compliance with respect thereto as promptly as practicable, but in no event more than three months after the date of the Second Request. Each party agrees to take all steps to assert, defend, and support certification of substantial compliance with any Second Request. Neither party shall take any action to extend or toll the waiting period requirements of the HSR Act or provide the Department of Justice any additional time to consider, investigate or review the transaction prior to consummation of the transactions contemplated by this Agreement, in each case to a date beyond October 31, 2008, without the consent of the other party (in the case of any extension or tolling to a date certain beyond October 31, 2008, such consent not to be unreasonably withheld, delayed or conditioned). Each party agrees to give such advance notices as may be required (including, if necessary, notice of an anticipated closing date), and to otherwise reasonably cooperate, to give effect to the rights of the other party set forth in the foregoing sentence. In furtherance and not in limitation of the covenants of the parties in Sections 5.3(a), (b), and (d), in the event that any administrative or judicial action or proceeding is instituted by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, (i) each of Delta and Northwest shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transaction contemplated by this Agreement so as to permit such consummation as promptly as practicable, and in any event by the fifth business day before the Outside Date, and (ii) each of Delta and Northwest shall use its respective reasonable best efforts to defend, at its cost and expense, any action or actions, whether judicial or administrative, against it or its Affiliates in connection with the Merger or any other transaction contemplated by this Agreement.

(f) As part of his responsibilities as co-Chairman of the transition committee described in Section 5.18, the current Chief Executive Officer of Northwest will have the lead role in devising the strategy of the parties with respect to seeking any actions, consents and approvals of any Governmental Entities with respect to the Merger and coordinating other contacts with Governmental Entities and their staff. These activities shall include, without limitation, responsibility for (i) overseeing the drafting of the material content of submissions and other communications with Governmental Entities, (ii) selecting who will lead presentations and proceedings and (iii) coordinating activities of the parties hereto.

SECTION 5.4 Indemnification and Insurance.

(a) From and after the Effective Time, Delta shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the then present and former officers and directors of Northwest and its Subsidiaries (the “Indemnified Parties”) for any costs, expenses, judgments, fines, losses, claims, damages or liabilities or amounts that are paid in settlement incurred in connection with any claim, action, investigation, suit or proceeding (whether civil, criminal, administrative or investigative) based in whole or in part on or arising in whole or in part out of the fact that such Person is or was an officer, director or employee of Northwest or any of its Subsidiaries and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including those related to this Agreement and the transactions contemplated hereby), and shall advance expenses in respect thereof, in each case, to the fullest extent permitted by Applicable Laws and, to the fullest extent permitted by Applicable Laws, to the same extent such persons are indemnified or have the right to advancement of expenses as of the date hereof by Northwest and its Subsidiaries pursuant to the Northwest Organizational Documents (or equivalent organizational documents of any of any Subsidiaries of Northwest) and, to the fullest extent permitted by Applicable Laws, indemnification agreements in existence on the date hereof with any directors and officers Northwest and its Subsidiaries. Without limiting the foregoing, all rights to indemnification and exculpation and other limitations on liability existing in favor of the directors, officers and employees of Northwest as provided in the Northwest Organizational Documents or in any indemnification agreements between Northwest and any directors, officers and employees, shall survive the Merger and shall continue in full force and effect to the fullest extent permitted by Applicable Law, and shall be honored by Delta and the Surviving Corporation and their respective successors as if they were the indemnifying party thereunder, without any amendment thereto.

(b) For a period of six years after the Effective Time, the Surviving Corporation shall use reasonable best efforts to cause to be maintained in effect the current policies of directors’ and officers’ and fiduciary liability insurance maintained by Northwest with respect to claims arising from facts or events which occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby); provided, that the Surviving Corporation may substitute therefor, from insurance carriers with the same or higher financial strength ratings as Northwest’s current directors’ and officers’ and fiduciary liability insurance carriers, policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to officers, directors and fiduciaries of Northwest with respect to claims arising from facts or events which occurred at or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby); and provided, further, that if the annual premiums for such policies at any time during such period will exceed 250% of the per annum premium rate paid by Northwest and its Subsidiaries as of the date hereof for such policies, then Delta shall be required to provide the maximum coverage available at an annual premium of 250% of such annual premium. Notwithstanding the foregoing, Northwest may, after prior consultations with Delta, purchase six-year “tail” prepaid policies prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ and fiduciary liability insurance maintained by Northwest; provided, that the amount paid by Northwest shall not be in excess of 250% of the per annum premium rate paid by Northwest as of the date hereof for such policies. If such “tail” prepaid policies have been obtained by Northwest prior to the Closing, the Surviving Corporation shall, and Delta shall cause the Surviving Corporation to, maintain such policies in full force and effect, for their full terms, and continue to honor their respective obligations thereunder, and all other obligations under this Section 5.4(b) shall terminate.

(c) The Surviving Corporation shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, which an indemnified person may incur in enforcing the indemnity and other obligations provided for in this Section 5.4.

(d) If Delta, the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties or assets to any Person, then, in each case, Delta shall take such action as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 5.4.

(e) The provisions of this Section 5.4 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise, including indemnification agreements Northwest has entered into with any of its directors or officers.

SECTION 5.5 Fees and Expenses. Except as set forth in this Section 5.5 and in Section 7.2, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Northwest and Delta shall bear and pay one-half of the costs and expenses incurred by Delta, Merger Sub or Northwest (other than attorneys’ fees, accountants’ fees and related expenses) in connection with (i) the filing, printing and mailing of the Form S-4 (including financial statements and exhibits), the Joint Proxy Statement (including SEC filing fees) and any preliminary materials related thereto and (ii) the filings of the premerger notification and report forms under the HSR Act and any applicable antitrust, competition or similar laws of any foreign jurisdiction (including filing fees).

SECTION 5.6 Public Announcements. The initial press release announcing the execution of this Agreement shall be a joint press release, the content of which shall be agreed upon by both Delta and Northwest. Neither Northwest nor Delta shall issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement without prior consultation with the other party; provided, however, that either party may issue a press release or make such other public statement to the extent required by Applicable Law or by the rules and regulations of the NYSE without such prior consultation to the extent it is impracticable under the circumstances. The parties shall use reasonable best efforts (i) to develop a joint communications plan and (ii) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and the regulatory strategy contemplated by this Agreement. Each party shall provide the other party with its stockholder lists and allow and facilitate the other party’s contact with its stockholders and respective investors and following a Delta Change in Recommendation or a Northwest Change in Recommendation, as the case may be, such contact may be made without regard to the limitation set forth in this Section 5.6.

SECTION 5.7 Listing. Delta shall use reasonable best efforts to cause the Delta Common Stock issuable under Article II, and those shares of Delta Common Stock required to be reserved for issuance in connection with the Merger, including shares of Delta Common Stock to be reserved for issuance upon the exercise of any Northwest Options or Northwest Stock Unit Awards, to be authorized for listing on the NYSE, upon official notice of issuance.

SECTION 5.8 Reorganization Treatment. Each of Delta and Northwest shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Delta, Merger Sub nor Northwest shall take any action, cause or permit any action to be taken, or fail to take any action, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

SECTION 5.9 Section 382(l)(5) of the Code. Both Delta and Northwest will make a timely election under Section 382(l)(5)(H) of the Code not to have the provisions of Section 382(l)(5) of the Code apply to the ownership changes occurring pursuant to the Northwest Plan of Reorganization and the Delta Plan of Reorganization, as applicable.

SECTION 5.10 Conveyance Taxes. Northwest and Delta shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

SECTION 5.11 Equity Awards and Employee Benefits.

(a) Equity Awards.

(i) Northwest Options. At the Effective Time, each then outstanding Northwest Option, whether or not exercisable at the Effective Time, will be assumed by Delta. Subject to, and in accordance with, the terms of the applicable Northwest Stock Plan and award agreement, each Northwest Option so assumed by Delta under this Agreement will otherwise continue to have, and be subject to, the same terms and conditions set forth in the applicable Northwest Stock Plan (including any applicable award agreement or other document evidencing such Northwest Option) immediately prior to the Effective Time (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration of Northwest Options pursuant to any Northwest Stock Plan or applicable award agreement), except that (A) each Northwest Option, when exercisable, will be exercisable for that number of whole shares of Delta Common Stock equal to the product of the number of shares of Northwest Common Stock that were subject to such Northwest Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Delta Common Stock and (B) the per share exercise price for the shares of Delta Common Stock issuable upon exercise of such assumed Northwest Option will be equal to the quotient determined by dividing the exercise price per share of Northwest Common Stock of such Northwest Option by the Exchange Ratio, rounded up to the nearest whole cent.

(ii) Northwest Stock Unit Awards. Subject to, and in accordance with, the terms of the applicable Northwest Stock Plan and any applicable award or other agreement, each Northwest Stock Unit Award shall be converted at the Effective Time into the right to receive the number of shares of Delta Common Stock (or an amount in respect thereof for cash-settled Northwest Stock Unit Awards) equal to the number of shares of Northwest Common Stock subject to the Northwest Stock Unit Award, multiplied by the Exchange Ratio (rounded down to the nearest whole number of shares of Delta Common Stock).

(iii) Northwest and Delta agree that prior to the Effective Time, Northwest shall, and shall be permitted under this Agreement to, take all corporate action necessary, including, but not limited to,

amending any Northwest Option, Northwest Stock Unit Award or Northwest equity award agreement evidencing such award, or Northwest Stock Plan, (A) to effectuate the provisions of Section 5.11(a)(i) and Section 5.11(a)(ii) and (B) to the extent applicable, to preclude any automatic or formulaic grant of options, restricted stock units or other awards thereunder on or after the date hereof. From and after the Effective Time, unless Delta determines otherwise, all references to Northwest (other than any references relating to a “change in control” of Northwest) in each Northwest Stock Plan and in each agreement evidencing any Northwest Options or Northwest Stock Unit Awards shall be deemed (A) for all purposes relating to employment, consultancy or directorship (or words of similar meaning) to refer to Delta and its Subsidiaries and (B) for all other purposes, to refer to Delta. The parties shall use their reasonable best efforts to ensure that the conversion of any Northwest Options which (i) are intended to be “incentive stock options” (as defined in Section 422 of the Code) provided for in Section 5.11(a)(i) shall be effected in a manner consistent with Section 424(a) of the Code and (ii) shall be effected in a manner intended to avoid the imposition of taxes under Section 409A of the Code.

(iv) Within five business days following the Closing Date, Delta shall register the shares of Delta Common Stock subject to Northwest Options and Northwest Stock Unit Awards by filing an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and Delta shall maintain the effectiveness of such registration statement or registration statements with respect thereto for so long as such awards remain outstanding. Following the Closing Date, Delta may grant equity awards under the Northwest Stock Plans to Northwest Employees who continue employment with Delta or the Surviving Corporation or their Subsidiaries following the Closing Date, to the extent shares are available for grant under any such plan, in accordance with the mergers and acquisitions exemption to the equity compensation plan shareholder approval requirement under the NYSE rules.

(v) Notwithstanding the foregoing, Delta shall not be required to take any of the actions contemplated by this Section 5.11(a) if, and to the extent that, such action does not comply with the Applicable Law of any foreign jurisdiction, and the parties shall agree in good faith prior to the Effective Time on an alternative that is intended to be reasonably comparable, or to take such other action in respect thereof that the parties agree in good faith to be appropriate.

(b) From and after the Effective Time, the Delta Benefit Plans and the Northwest Benefit Plans in effect as of the Effective Time shall remain in effect with respect to employees and former employees of Delta or Northwest and their Subsidiaries (the “Surviving Corporation Employees”), respectively, covered by such plans at the Effective Time, until such time as the Surviving Corporation shall otherwise determine, subject to applicable laws and the terms of such plans. During any period from and after the Effective Time in which a Northwest Benefit Plan listed on Section 5.11(b) of the Northwest Disclosure Schedule is maintained at Northwest or at any Subsidiary of Delta, Delta shall honor and perform, or cause Northwest (or such Subsidiary of Delta) to honor and perform such Northwest Benefit Plans in accordance with its terms as in effect from time to time. Without limiting the foregoing, nothing herein shall prohibit any amendment, modification or termination of any Delta Benefit Plans or the Northwest Benefit Plans from and after the Effective Time to the extent allowed under the terms of any such plans, including but not limited to any such action that may be (i) required by applicable laws (including any applicable qualification requirements of Sections 401(a) of the Code and as necessary to avoid the imposition of taxes under Section 409A of the Code), (ii) necessary as a technical matter to reflect the transactions contemplated hereby, (iii) required for Delta or the Surviving Corporation to provide for or permit investment in its securities, or (iv) required for Delta or the Surviving Corporation to comply with any Delta CBA or Northwest CBA.

(c) With respect to any benefit plans in which any Surviving Corporation Employees who are employees of Delta or Northwest (or their subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which such Surviving Corporation Employees did not participate prior to the Effective Time (the “New Plans”), except with respect to Represented Employees (as defined in Section 5.12), the Surviving Corporation shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Surviving

Corporation Employees and their eligible dependents under any New Plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Delta Benefit Plan or Northwest Benefit Plan, as the case may be and (ii) recognize all service of the Surviving Corporation Employees with Delta and Northwest, and their respective affiliates and predecessors, for purposes of eligibility to participate, vesting credit, entitlement to benefits and levels of benefits in any New Plan in which such employees may be eligible to participate after the Effective Time, to the extent such service is taken into account under the applicable New Plan, except to the extent that such crediting would result in the duplication of benefits and provided, that no prior service shall be recognized for purposes of determining eligibility or level of benefits under the Delta monthly survivor welfare benefits plan.

(d) Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of either party to terminate, any Surviving Corporation Employee for any reason or (ii) require the Surviving Corporation to continue any Delta Benefit Plan or Northwest Benefit Plan or prevent the amendment, modification or termination thereof after the Effective Time to the extent permitted by their terms and Applicable Laws.

(e) Each of Northwest and Delta agrees that, between the date of this Agreement and the Effective Time, without the prior written consent of the other party, it will not and will cause its Subsidiaries not to, directly or indirectly, solicit for hire or hire any director-level or more senior employee of the other party or its Subsidiaries; provided, however, that the foregoing provision will not prohibit such party from (a) hiring any such person who has not been employed by the other party during the preceding six months or (b) making any general public solicitation not designed to circumvent these provisions.

(f) The provisions of this Section 5.11 and Section 5.12 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any Delta Benefit Plan or Northwest Benefit Plan or any other compensation and benefits plans maintained for or provided to employees, directors or consultants of Delta or Northwest prior to or following the Effective Time or (ii) confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of Northwest or Delta or any of their respective subsidiaries or, following the Closing Date, the Surviving Corporation or any of its Subsidiaries), other than the parties hereto, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.11 and Section 5.12) under or by reason of any provision of this Agreement.

SECTION 5.12 Honoring of Collective Bargaining Agreements; Represented Employees. With respect to any continuing employee whose terms and conditions of employment are governed by any of the Delta CBAs or Northwest CBAs (each, a “Represented Employee”), Delta and Northwest shall honor or cause to be honored, in conformity with Applicable Law, each such Delta CBA or Northwest CBA, as they currently exist or as they are modified, through the expiration or termination of such agreements in conformity with Applicable Law, including the termination of any such agreement as a result of the extinguishment of the representation status or certification of any applicable labor organization. Delta and Northwest shall make all notifications to and communications to and with any labor organization representing their respective employees as may be required by Applicable Law or any CBA, in connection with the transactions contemplated by this Agreement.

SECTION 5.13 Notification of Certain Matters. Delta shall give prompt notice to Northwest and Northwest shall give prompt notice to Delta, as the case may be, of any Effect, individually or in the aggregate with any other Effects, having, or which has had or would reasonably be expected to have, a Material Adverse Effect on such party and its Subsidiaries or which would reasonably be expected to result in the failure of any of the conditions set forth in Article VI to be satisfied. Notwithstanding the above, the delivery of any notice pursuant to this Section 5.13 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

SECTION 5.14 Section 16 Matters. Prior to the Effective Time, each of Delta and Northwest shall use their reasonable best efforts to take all such steps as may be required (to the extent permitted under Applicable Laws)

to cause any dispositions of Northwest Common Stock (including derivative securities) or acquisitions of Delta Common Stock (including derivative securities with respect to Delta Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Northwest as a result of being a director or officer thereof to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.15 State Takeover Laws. Prior to the Effective Time, neither Northwest nor Delta shall take any action to render inapplicable, or to exempt any third Person from, or consent to a transfer under, any state takeover law or state law, or any provision of the Northwest Organizational Documents or the Delta Organizational Documents, as the case may be, that purports to limit or restrict business combinations or the ability to transfer, acquire, hold or vote shares of capital stock, unless required to do so by order of a court of competent jurisdiction or applicable Northwest Organizational Document or Delta Organizational Document.

SECTION 5.16 Reservation of Delta Common Stock; Northwest Distribution Reserve. Effective at or prior to the Effective Time, Delta shall reserve (free from preemptive rights) out of its reserved but unissued or treasury shares of Delta Common Stock, for the purposes of effecting the conversion of the issued and outstanding shares of Northwest Common Stock pursuant to this Agreement, sufficient shares of Delta Common Stock to provide for such conversion as well as the issuance of Delta Common Stock upon the exercise or settlement of Northwest Options and Northwest Stock Unit Awards assumed by Delta under Section 5.11 and in satisfaction of any obligations with respect to the Northwest Distribution Reserve. From and after the Effective Time, Delta shall honor and cause to be honored any remaining obligations of Northwest to issue securities under the Northwest Plan of Reorganization in respect of the Northwest Distribution Reserve.

SECTION 5.17 Seniority Protection. For all Delta and Northwest employees who are members of a craft or class that is subject to the Railway Labor Act (other than any craft or class where the same labor organization represents the employees at Delta and Northwest), binding seniority integration procedures governed by the provisions of sections 3 and 13 of the labor protective provisions required by the Civil Aeronautics Board in connection with the Allegheny-Mohawk merger shall apply, which provisions are set out as follows:

(a) Insofar as the Merger affects the seniority rights of either Delta or Northwest employees, provisions shall be made for the integration of seniority lists in a fair and equitable manner, including, where applicable, agreement through collective bargaining between the carriers and the representatives of the Delta or Northwest employees affected. In the event of failure to agree, the dispute may be submitted by either party for adjustment in accordance with section 13 of such labor protection provisions.

(b) In the event that any dispute or controversy arises with respect to the protections provided above in Section 5.17(a), which cannot be settled by the parties within 20 days after the controversy arises, it may be referred by any party to an arbitrator selected from a panel of seven names furnished by the NMB for consideration and determination. The parties shall select the arbitrator from such panel by alternatively striking names until only one remains, with such chosen individual serving as arbitrator. Expedited hearings and decisions will be expected, and a decision shall be rendered within 90 days after the controversy arises, unless an extension of time is mutually agreeable to all parties. The salary and expenses of the arbitrator shall be borne equally by the carrier and (i) the organization or organizations representing the employee or employees, or (ii) if unrepresented, the employee or employees or group or groups of employees. The decision of the arbitrator shall be final and binding on the parties.

(c) The above provisions of Section 5.17(b) shall not apply if the parties by mutual agreement determine that an alternative method for dispute settlement or an alternative procedure for selection of an arbitrator is appropriate in their particular dispute. No party shall be excused from complying with the conditions set forth in Section 5.17(b) by reason of having suggested an alternative method or procedure, unless and until that alternative method or procedure shall have been agreed to by all the parties.

SECTION 5.18 Transition. In order to facilitate the integration of the operations of Delta and Northwest and their respective Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time practicable following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the transactions contemplated by this Agreement, prior to the Effective Time, each of Delta and Northwest shall, and shall cause its Subsidiaries to, consult with the other on business and operational matters, including with respect to discussions and/or arrangements regarding the financing needs of Delta and Northwest and their Subsidiaries following the Effective Time to the extent such consultation is not in violation of Applicable Laws, including laws regarding the exchange of information and other laws regarding competition. Prior to the Effective Time, the transition planning and efforts of the parties will be coordinated and directed by a transition committee co-chaired by the chief executive officers of each of Delta and Northwest and with such other members as they shall mutually agree.

SECTION 5.19 Cooperation. Northwest agrees to reasonably cooperate, and to cause its Subsidiaries to reasonably cooperate, with Delta in connection with any efforts of Delta to plan for the efficient integration of employee groups after the Merger.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Stockholder Approvals. Each of the Delta Stockholder Approval and the Northwest Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints. No judgment, order, injunction (whether temporary, preliminary or permanent), decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction shall be in effect that makes illegal or prohibits the consummation of the transactions contemplated by this Agreement.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act prior to the mailing of the Joint Proxy Statement by each of Delta and Northwest to their stockholders, respectively, and no stop order or proceedings seeking a stop order shall have been initiated or, to the Knowledge of Delta or Northwest, threatened by the SEC.

(d) Listing. The shares of Delta Common Stock issuable to the stockholders of Northwest as provided for in Article II and Section 5.11 shall have been authorized for listing on the NYSE upon official notice of issuance.

(e) Regulatory Consents. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and the EC Merger Regulation shall have expired or been earlier terminated, and (ii) all exemptive authority required to be obtained from the DOT for any de facto route transfers shall have been obtained; provided, however, that the conditions set forth in this Section 6.1(e) shall not be deemed to have been satisfied in the event that the terms of (including any restrictions or conditions imposed or required by) any such permits, consents, approvals, expirations or terminations of waiting periods, or authorizations, in the case of any of clauses (i) or (ii) hereof, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on (x) Delta and its Subsidiaries, taken as a whole, (y) Northwest and its Subsidiaries, taken as a whole, or (z) Delta and its Subsidiaries (including Northwest and its Subsidiaries) after giving effect to the transactions contemplated hereby, taken as a whole.

SECTION 6.2 Conditions to Obligations of Northwest. The obligation of Northwest to effect the Merger is further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Delta and Merger Sub set forth herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein (other than the representation set forth in Section 3.2(f)(ii), which shall be read with the Material Adverse Effect qualification)) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein (other than the representation set forth in Section 3.2(f)(ii), which shall be read with the Material Adverse Effect qualification)), individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole.

(b) Performance of Obligations of Delta and Merger Sub. Each of Delta and Merger Sub shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Northwest shall have received an officer’s certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Delta to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d) Tax Opinion. Northwest shall have received an opinion of Simpson Thacher & Bartlett LLP, in form and substance reasonably satisfactory to Northwest, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon representations and covenants contained in certificates of officers of Northwest, Delta, Merger Sub and others reasonably requested by such counsel.

(e) No Bankruptcy. No proceeding shall have been instituted and not dismissed by or against Delta seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, protection or other relief of it or its debts or any similar relief under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, administrative receiver, liquidator, provisional liquidator, administrator, custodian or other similar official for it or for any substantial part of its property; Delta shall not have made a general assignment for the benefit of creditors; and Delta shall not have taken any corporate action to authorize or consent to any of the actions set forth above in this Section 6.2(e).

SECTION 6.3 Conditions to Obligations of Delta and Merger Sub. The obligations of Delta and Merger Sub to effect the Merger are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Northwest set forth herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein (other than the representation set forth in Section 3.1(f)(ii), which shall be read with the Material Adverse Effect qualification)) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein (other than the representation set forth in Section 3.1(f)(ii), which shall be read with the Material Adverse Effect qualification)) , individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole.

(b) Performance of Obligations of Northwest. Northwest shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Delta shall have received an officer’s certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Northwest to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d) Tax Opinion. Delta shall have received an opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Delta, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon representations and covenants contained in certificates of officers of Delta, Merger Sub, Northwest and others reasonably requested by such counsel.

(e) No Bankruptcy. No proceeding shall have been instituted and not dismissed by or against Northwest seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, protection or other relief of it or its debts or any similar relief under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, administrative receiver, liquidator, provisional liquidator, administrator, custodian or other similar official for it or for any substantial part of its property; Northwest shall not have made a general assignment for the benefit of creditors; and Northwest shall not have taken any corporate action to authorize or consent to any of the actions set forth above in this Section 6.3(e).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Delta or Northwest:

(a) by mutual written consent of Northwest and Delta, if the Board of Directors of each so determines;

(b) by written notice of either Northwest or Delta:

(i) if the Merger shall not have been consummated by the twelve-month anniversary of the date of this Agreement (the “Outside Date”); provided, however, that each of Northwest and Delta shall have the right, in its sole discretion, to extend the Outside Date to the eighteen-month anniversary of the date of this Agreement, if, in either case, the only condition or conditions set forth in Article VI that have not been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) at the time of such extension are the conditions set forth in Section 6.1(e) or Section 6.1(b) (in the case of Section 6.1(b), solely to the extent such judgment, order, injunction (whether temporary, preliminary or permanent), decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition is issued or brought under applicable antitrust, competition or similar Applicable Laws);

(ii) if a Governmental Entity that is of competent jurisdiction shall have issued a final and nonappealable order, decree or ruling or taken any other action (including the failure to have taken an action), having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(iii) if the Northwest Stockholder Approval shall not have been obtained at the Northwest Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the vote to obtain the Northwest Stockholder Approval was taken; or

(iv) if the Delta Stockholder Approval shall not have been obtained at the Delta Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the vote to obtain the Delta Stockholder Approval was taken;

(c) by Northwest, upon written notice to Delta, upon a breach of any representation, warranty, covenant or agreement on the part of Delta set forth in this Agreement such that, if occurring or continuing on the Closing Date, the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied and such breach shall be incapable of being cured or shall not have been cured within 30 days after written notice thereof shall have been received by Delta;

(d) by Delta, upon written notice to Northwest, upon a breach of any representation, warranty, covenant or agreement on the part of Northwest set forth in this Agreement such that, if occurring or continuing on the Closing Date, the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied and such breach shall be incapable of being cured or shall not have been cured within 30 days after written notice thereof shall have been received by Northwest;

(e) by Northwest, upon written notice to Delta, if Delta, for any reason, (i) shall have (A) failed to recommend in the Joint Proxy Statement a vote in favor of the Stock Issuance, or (B)(x) in a manner adverse to Northwest, withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by such Board of Directors in favor of the Stock Issuance to Delta’s stockholders, (y) taken any public action or made any public statement in connection with the meeting of Delta stockholders to be held pursuant to Section 5.1(b), inconsistent with such recommendation or (z) recommended any Alternative Transaction (or, in the case of clause (i)(B), resolved to take any such action), whether or not permitted by the terms hereof (any of the foregoing in this clause (i), a “Delta Change in Recommendation”) or (ii)(A) shall have materially and willfully breached its obligations under Section 4.2 or (B) shall have materially and willfully breached its obligations under this Agreement by reason of a failure to call the Delta Stockholders’ Meeting in accordance with Section 5.1(b) or failure to prepare and mail to its stockholders the Joint Proxy Statement in accordance with Section 5.1(a);

(f) by Delta, upon written notice to Northwest, if Northwest, for any reason, (i) shall have (A) failed to recommend in the Joint Proxy Statement the adoption of this Agreement, or (B) in a manner adverse to Delta, (x) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by such Board of Directors in favor of the approval and adoption of this Agreement and the Merger to Northwest’s stockholders, (y) taken any public action or made any public statement in connection with the meeting of Northwest stockholders to be held pursuant to Section 5.1(b), inconsistent with such recommendation or (z) recommended any Alternative Transaction (or, in the case of clause (i)(B), resolved to take any such action), whether or not permitted by the terms hereof (any of the foregoing in this clause (i), a “Northwest Change in Recommendation”) or (ii)(A) shall have materially and willfully breached its obligations under Section 4.2 or (B) shall have materially and willfully breached its obligations under this Agreement by reason of a failure to call the Northwest Stockholders’ Meeting in accordance with Section 5.1(b) or failure to prepare and mail to its stockholders the Joint Proxy Statement in accordance with Section 5.1(a);

(g) by Northwest, upon written notice to Delta, if at any time the condition set forth in Section 6.2(e) shall not be satisfied and, solely in the case of any such proceeding instituted by a Person other than Delta, such proceeding shall have been pending for at least 60 days; or

(h) by Delta, upon written notice to Northwest, if at any time the condition set forth in Section 6.3(e) shall not be satisfied and, solely in the case of any such proceeding instituted by a Person other than Northwest, such proceeding shall have been pending for at least 60 days.

SECTION 7.2 Effect of Termination and Payment.

(a) In the event of termination of this Agreement as provided in Section 7.1 hereof and the payment of a Delta Termination Fee (as defined in Section 7.2(b)) or Northwest Termination Fee (as defined in Section 7.2(c)), if any, this Agreement shall forthwith become void and have no effect and there shall be no liability of any nature whatsoever on the part of any of the parties, except (i) as set forth in Section 5.2(b), Section 5.5, this Section 7.2, as well as Article VIII (other than Section 8.1) to the extent applicable to such surviving sections, each of which shall survive termination of this Agreement, and (ii) that nothing herein shall relieve any party from any further liability for any intentional and material breach of any representation, warranty, covenant or agreement of such party contained herein. No termination of this Agreement shall affect the obligations of the parties contained in the CDA, all of which obligations shall survive termination of this Agreement in accordance with their terms.

(b) Delta shall pay Northwest, by wire transfer of immediately available funds, the sum of $165 million (the “Delta Termination Fee”) if this Agreement is terminated as follows:

(i) if Northwest shall terminate this Agreement pursuant to Section 7.1(e), then Delta shall pay the Delta Termination Fee on the business day following such termination;

(ii) if either party shall terminate this Agreement pursuant to (A) Section 7.1(b)(i) and at the time of such termination the Delta Stockholder Approval has not been obtained, or (B)(i) Section 7.1(b)(iv), or (ii) Northwest shall terminate this Agreement pursuant to Section 7.1(c) as a result of a willful breach hereof, and in each such case at any time after the date of this Agreement and before such termination (in case of clause (B)(i), before the Delta Stockholders’ Meeting) an Alternative Transaction Proposal with respect to Delta shall have been publicly proposed or publicly disclosed or otherwise communicated to the management or Board of Directors of Delta, and within 18 months of the date of such termination of this Agreement, Delta or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates any Alternative Transaction, then Delta shall pay the Delta Termination Fee upon the earlier of the date of such execution or consummation (it being understood that in no event shall Delta be required to pay the fee referred to in this Section 7.2(b) on more than one occasion).

If Delta fails to pay all amounts due to Northwest on the dates specified, then Delta shall pay all costs and expenses (including legal fees and expenses) incurred by Northwest in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Northwest.

(c) Northwest shall pay Delta, by wire transfer of immediately available funds, the sum of $165 million (the “Northwest Termination Fee”) if this Agreement is terminated as follows:

(i) if Delta shall terminate this Agreement pursuant to Section 7.1(f) then Northwest shall pay the Northwest Termination Fee on the business day following such termination;

(ii) if either party shall terminate this Agreement pursuant to (A) Section 7.1(b)(i) and at the time of such termination the Northwest Stockholder Approval has not been obtained or (B)(i) Section 7.1(b)(iii), or (ii) Delta shall terminate this Agreement pursuant to Section 7.1(d) as a result of a willful breach hereof, and in each such case at any time after the date of this Agreement and before such termination (in case of clause (B)(i), before the Northwest Stockholders’ Meeting) an Alternative Transaction Proposal with respect to Northwest shall have been publicly proposed or publicly disclosed or otherwise communicated to the management or Board of Directors of Northwest, and within 18 months of the date of such termination of this Agreement, Northwest or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates any Alternative Transaction, then Northwest shall pay the Northwest Termination Fee upon the earlier of the date of such execution or consummation (it being understood that in no event shall Northwest be required to pay the fee referred to in this Section 7.2(c) on more than one occasion).

If Northwest fails to pay all amounts due to Delta on the dates specified, then Northwest shall pay all costs and expenses (including legal fees and expenses) incurred by Delta in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Delta.

SECTION 7.3 Amendment. Subject to compliance with Applicable Laws, this Agreement may be amended by the parties at any time before or after the Delta Stockholder Approval or the Northwest Stockholder Approval; provided, however, that after the occurrence of either the Northwest Stockholder Approval or the Delta Stockholder Approval there may not be, without further approval of the stockholders of Northwest and Delta, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Northwest Common Stock hereunder, or which by Applicable Laws otherwise expressly requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly designated committee thereof.

SECTION 7.4 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent permitted by Applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party hereto with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 7.4 shall be effective only in the specific instance and for the specific purpose for which given and shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit the survival of any covenant or agreement of the parties in the Agreement which by its terms contemplates performance after the Effective Time.

SECTION 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Northwest, to:

Northwest Airlines Corporation

2700 Lone Oak Parkway

Eagan, Minnesota 55121

Attention: General Counsel

Fax: 612-726-8249

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Fax: 212-455-2502

Attention: Casey I. Cogut

Wilson S. Neely

Andrew W. Smith

(b)	if to Delta or Merger Sub, to:

Delta Air Lines, Inc.

1030 Delta Boulevard

Law Dept. 981

P.O. Box 20574

Atlanta, Georgia 30320-2574

Fax: (404) 715-7882

Attention: General Counsel

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, NY 10019

Fax: (212) 403-2000

Attention: Lawrence S. Makow

Stephanie J. Seligman

SECTION 8.3 Definitions. For purposes of this Agreement:

(a) An “Affiliate” of any Person means another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

(b) An “Airline Subsidiary” is a Subsidiary of Northwest or Delta, as the case may be, that is a domestic air carrier engaged in regularly scheduled air transportation of passengers or property within the United States that is a United States Citizen holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to 49 U.S.C. Subtitle VII, chapter 447, for aircraft capable of carrying ten (10) or more individuals or six thousand (6,000) pounds or more of cargo;

(c) An “Alternative Transaction” means any (i) transaction pursuant to which any Person (or group of Persons), directly or indirectly, acquires or would acquire 20% or more of the outstanding voting or equity shares of Northwest Common Stock or Delta Common Stock, as applicable, whether from Northwest or Delta or pursuant to a tender offer or exchange offer or otherwise (provided, that for purposes of “Alternative Transaction” as such term is used (A) in Sections 7.2(b)(ii) and 7.2(c)(ii), such acquisition must involve at least 40% and (B) in the definition of Superior Proposal below such acquisition must involve a majority, of the voting or equity shares of Northwest Common Stock or Delta Common Stock, as applicable), (ii) transaction pursuant to which any Person (or group of Persons) acquires or would acquire control of 20% or more of the consolidated assets (including for this purpose the outstanding equity securities of Subsidiaries of Northwest or Delta, as applicable, and securities of the entity surviving any merger or business combination including any of Northwest’s or Delta’s Subsidiaries) of Northwest or Delta and their respective Subsidiaries taken as a whole (provided, that for purposes of “Alternative Transaction” as such term is used (A) in Sections 7.2(b)(ii) and 7.2(c)(ii), such acquisition must involve at least 40% and (B) in the definition of Superior Proposal below such acquisition must involve a majority of the fair market value of all of the consolidated assets, net revenues or net income of Northwest and its Subsidiaries, taken as a whole, or Delta and its Subsidiaries, taken as a whole, as applicable, immediately prior to such transaction), or (iii) other merger, share exchange, consolidation, business combination, recapitalization or similar transaction (other than the Merger) involving Northwest or Delta or any of their respective Significant Subsidiaries, as applicable, in each case other than the transactions contemplated by this Agreement;

(d) “Benefit Plan” means, other than any Multiemployer Plan, any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, stock ownership, stock purchase, stock option or other equity compensation, stock-related or performance award, vacation, severance, change in control, retention, disability, death benefit, hospitalization, health and medical, insurance (including self-insured arrangements), loan, fringe benefit, sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits, post-employment or retirement benefits and other similar plan, policy, arrangement, agreement, practice or understanding (whether written or unwritten or foreign or domestic), and any employment agreement, consulting agreement, termination, non-competition or severance agreement, whether written or unwritten or foreign or domestic;

(e) “Contract” shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect;

(f) “Environmental Laws” means any and all federal, state, foreign, interstate, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to, or imposing liability or standards of conduct concerning pollution, Hazardous Materials, or protection of human health and safety as affected by exposure to Hazardous Materials or protection of the environment, as currently in effect, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances

Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C., § 136 et seq., Occupational Safety and Health Act 29 U.S.C. § 651 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and the Endangered Species Act (16 U.S.C. § 1531 et seq.) as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes;

(g) “Environmental Liabilities” with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date;

(h) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

(i) “ERISA Affiliate” with respect to any entity means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), or (D) any other entity, together with such entity, that would be a treated as a single employer under Section 414 of the Code;

(j) “Hazardous Materials” means any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; any “hazardous waste” as that term is defined in the Resource Conservation and Recovery Act; and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), as amended (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, orders, guidelines, directives, and publications issued pursuant to, or otherwise in implementation of, said laws); and including, without limitation, any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins;

(k) “Intellectual Property” means, collectively, all United States and foreign (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”); (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, “Patents”); (iii) trade secrets and confidential information and know-how, including confidential processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) all rights in published and unpublished works of authorship, whether copyrightable or not (including without limitation Computer Software and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); (v) moral rights, rights of publicity and rights of privacy; and (vi) all other intellectual property or proprietary rights;

(l) “Knowledge” means, with respect to Northwest, the actual knowledge of the individuals listed on Section 8.3(l) of the Northwest Disclosure Schedule and, with respect to Delta, the actual knowledge of the individuals listed on Section 8.3(l) of the Delta Disclosure Schedule;

(m) “Material Adverse Effect” means, when used with respect to Delta or Northwest and their respective Subsidiaries, (i) a material adverse effect on the business, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, or (ii) any applicable change, event, circumstance or effect (any such item, an “Effect”) that, individually or when taken together with all other applicable Effects, would reasonably be expected to impair in any material respect the ability of such party to perform its obligations under this Agreement or prevent or materially delay the consummation by such party of any of the transactions contemplated hereby; provided, however, that, in no event shall any of the following or the consequences thereof, alone or in combination, be taken into account for the purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect on any party and such party’s respective Subsidiaries, taken as a whole: (A) adverse Effects arising out of or relating to circumstances generally affecting the airline industry (except to the extent that such adverse Effects materially and disproportionately have a greater adverse impact on the relevant party and its Subsidiaries, taken as a whole, as compared to the adverse impact such changes have on such party’s competitors, but taking into account for purposes of determining whether a Material Adverse Effect has occurred only the materially disproportionate adverse impact), (B) adverse Effects arising out of or relating to U.S. or global economic or financial market conditions, including prevailing interest rates, commodity prices and fuel costs, (C) adverse Effects that result from the announcement or execution of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement, including any actions taken pursuant to Section 5.3 and the consummation of any transaction contemplated hereby (provided, that the exceptions in this clause (C) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the announcement or execution of this Agreement or the performance of obligations or satisfaction of conditions under this agreement), (D) adverse Effects that result from changes in Applicable Laws or GAAP or authoritative interpretations thereof, (E) any impairment charges relating to goodwill (but not excluding pursuant to this clause (E) the underlying cause of such impairment charge), and (F) adverse Effects arising out of or relating to U.S. or global political conditions or any outbreak of war or major hostilities in which the United States is involved or any act of terrorism; provided, further, that in no event shall a change in the trading prices of a party’s capital stock, in and of itself, constitute a material adverse effect;

(n) “Multiemployer Plan” means a “multiemployer pension plan,” as that term is defined in Section 3(37) of ERISA;

(o) “Permitted Liens” means (i) mechanics’, carriers’, workers’ or repairmen’s liens arising in the ordinary course of business and securing payments or obligations that are not delinquent, (ii) Liens for Taxes, assessments and other similar governmental charges which are not yet delinquent or that are being contested in good faith and by applicable proceedings and (iii) Liens that arise under zoning, land use and other similar laws and other imperfections of title or encumbrances, if any, which do not materially affect the value of the property subject thereto and do not materially impair the use of the property subject thereto as presently used;

(p) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(q) a “Significant Subsidiary“ means any Subsidiary of Person that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC;

(r) a “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body is (or, if there are no such voting interests, more than 50% of the equity interests of which are) owned directly or indirectly by such first Person;

(s) “Superior Proposal“ means a bona fide written Alternative Transaction Proposal which the Board of Directors of Delta or Northwest, as the case may be, concludes in good faith, after consultation with its financial advisors and outside legal counsel, taking into account the legal, financial, regulatory, timing and other aspects of the proposal and the identity of the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation): (i) is more favorable to the stockholders of Delta or Northwest, as the case may be, from a financial point of view, than the transactions contemplated by this Agreement (after giving effect to any adjustments to the terms and provisions of this Agreement committed to in writing by Delta or Northwest, as the case may be, in response to such

Alternative Transaction Proposal) and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; and

(t) “Team Agreements” means each of the Marketing Agreement dated as of August 22, 2002 among Continental Airlines, Inc., Northwest and Delta, as amended, the Global Airlines Alliance Agreement in respect of SkyTeam, as amended, and all related adherence and implementing agreements.

SECTION 8.4 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
ADs	3.1(g)(ii)
Agreement	Preamble
Alternative Transaction Proposal	4.2(a)
Applicable Laws	3.1(g)(ii)
Approved Retention Plans	4.1(a)(vi)
CDA	4.2(a)(ii)
Certificate of Merger	1.3
Certificates	2.2(b)
Closing	1.2
Closing Date	1.2
Code	Recitals
Copyrights	8.3(k)
Delta	Preamble
Delta Aircraft	3.2(q)(i)
Delta Aircraft Purchase Contract	3.2(q)(iv)
Delta Aircraft Finance Contract	3.2(q)(v)
Delta Balance Sheet	3.2(d)(iv)
Delta Benefit Plans	3.2(i)(i)
Delta By-Laws	3.2(a)(ii)
Delta CBAs	3.2(h)(i)
Delta Change in Recommendation	7.1(e)
Delta Charter	3.2(a)(ii)
Delta Common Stock	2.1(a)
Delta Continuing Directors	1.7(b)
Delta Disclosure Schedule	3.2
Delta Distribution Reserve	3.2(b)(i)
Delta Excluded Leased Aircraft	3.2(q)(iii)
Delta Foreign Plans	3.2(i)(vi)
Delta Intellectual Property Rights	3.2(m)
Delta Material Contract	3.2(t)(i)
Delta Multiemployer Plan	3.2(i)(v)
Delta Lease	3.2(w)(ii)
Delta Leased Real Property	3.2(w)(ii)
Delta Options	3.2(b)(i)
Delta Organizational Documents	3.2(a)(ii)
Delta Owned Real Property	3.2(w)(i)
Delta Performance Shares	3.2(b)(i)
Delta Permits	3.2(g)(i)
Delta Plan of Reorganization	3.2(b)(i)
Delta Preferred Stock	3.2(b)(i)
Delta Restricted Stock	3.2(b)(i)

Term	Section
Delta SEC Documents	3.2(d)(i)
Delta Slots	3.2(r)
Delta Stock Plans	3.2(b)(i)
Delta Stockholder Approval	Recitals
Delta Stockholders’ Meeting	5.1(b)
Delta Subsidiary Organizational Documents	3.2(a)(ii)
Delta Termination Fee	7.2(b)
DGCL	Recitals
DOT	3.1(c)(v)(B)(2)
EC Merger Regulation	3.1(c)(v)(A)
Effect	8.3(m)
Effective Time	1.3
Exchange Act	3.1(c)(v)(C)(2)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(a)
FAA	3.1(c)(v)(B)(1)
FARs	3.1(g)(ii)
Form S-4	3.1(e)
GAAP	3.1(d)(iii)
Governmental Entity	3.1(c)(v)
HSR Act	3.1(c)(v)(A)
Indemnified Parties	5.4(a)
Infringement	3.1(m)
IRS	3.1(i)(ii)
Joint Proxy Statement	3.1(c)(v)(C)(1)
Liens	3.1(a)(iii)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
New Plans	5.11(c)
NMB	3.1(h)(iv)
Northwest	Preamble
Northwest Aircraft	3.1(q)(i)
Northwest Aircraft Purchase Consent	3.1(q)(iv)
Northwest Aircraft Finance Contract	3.1(q)(v)
Northwest Balance Sheet	3.1(d)(iv)
Northwest Benefit Plans	3.1(i)(i)
Northwest By-Laws	3.1(a)(ii)
Northwest CBAs	3.1(h)(i)
Northwest Change in Recommendation	7.1(f)
Northwest Charter	3.1(a)(ii)
Northwest Common Stock	2.1
Northwest Continuing Directors	1.7(b)
Northwest Disclosure Schedule	3.1
Northwest Distribution Reserve	3.1(b)(i)
Northwest Excluded Leased Aircraft	3.1(q)(iii)
Northwest Foreign Plan	3.1(i)(vi)
Northwest Intellectual Property Rights	3.1(m)
Northwest Lease	3.1(v)(ii)
Northwest Leased Real Property	3.1(v)(ii)

Term	Section
Northwest Material Contract	3.1(t)(i)
Northwest Multiemployer Plan	3.1(i)(v)
Northwest Option	2.1(d)
Northwest Organizational Documents	3.1(a)(ii)
Northwest Owned Real Property	3.1(v)(i)
Northwest Permits	3.1(g)(i)
Northwest Plan of Reorganization	3.1(b)(i)
Northwest Preferred Stock	3.1(b)(i)
Northwest Rights	3.1(b)(i)
Northwest Rights Agreement	3.1(b)(i)
Northwest SEC Documents	3.1(d)(i)
Northwest Slots	3.1(r)
Northwest Stock Plans	3.1(b)(i)
Northwest Stock Unit Award	2.1(d)
Northwest Stockholder Approval	Recitals
Northwest Stockholders’ Meeting	5.1(b)
Northwest Subsidiary Organizational Documents	3.1(a)(ii)
Northwest Termination Fee	7.2(c)
Notice of Superior Proposal	4.2(a)(iii)
NYSE	3.1(c)(v)(D)
Outside Date	7.1(b)(i)
Patents	8.3(k)
Regulatory Actions	5.3(d)
Representatives	4.2(a)
Represented Employee	5.12
SEC	3.1(c)(v)(C)
Second Request	5.3(e)
Securities Act	3.1(d)(i)
SOX	3.1(d)(i)
Stock Issuance	3.2(c)(i)
Surviving Corporation	1.1
Surviving Corporation Employees	5.11(b)
Tax Authority	3.1(j)
Tax Return	3.1(j)
Taxes	3.1(j)
Third Party	4.2(a)
Trade Secrets	8.3(k)
Trademarks	8.3(k)
Voting Debt	3.1(b)(iii)
WARN Act	3.1(h)(ii)

SECTION 8.5 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

SECTION 8.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the CDA and the documents and instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and neither party is relying on any other oral or written representation, agreement or understanding and (b) except for the provisions of Section 5.4 (which are intended to benefit the Indemnified Parties, including Indemnified Parties who or which are not parties hereto) and Section 5.17, is not intended to confer upon any Person other than the parties any rights or remedies.

SECTION 8.8 Governing Law. This Agreement and any disputes arising out of or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

SECTION 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.10 Consent to Jurisdiction. Each of the parties hereto irrevocably (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or the Court of Chancery of the State of Delaware in and for New Castle County Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or the Court of Chancery of the State of Delaware in and for New Castle County Delaware. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided, that nothing in this Section 8.10 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 8.10 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 8.10. The parties hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 8.11 Headings, etc. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without preventing the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Laws in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.13 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. Except as set forth herein, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 8.14 Waiver of Jury Trial. EACH OF DELTA, MERGER SUB AND NORTHWEST HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF DELTA, MERGER SUB OR NORTHWEST IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

SECTION 8.15 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware in and for New Castle County Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, Delta, Merger Sub and Northwest have caused this Agreement to be executed under seal by their respective officers thereunto duly authorized, all as of the date first written above.

DELTA AIR LINES, INC.

By:	/s/ RICHARD H. ANDERSON
Name:	Richard H. Anderson
Title:	Chief Executive Officer

NAUTILUS MERGER CORPORATION

By:	/s/ EDWARD H. BASTIAN
Name:	Edward H. Bastian
Title:	President and Chief Operating Officer

NORTHWEST AIRLINES CORPORATION

By:	/s/ DOUGLAS M. STEENLAND
Name:	Douglas M. Steenland
Title:	President and Chief Executive Officer

APPENDIX B

FIRST AMENDMENT TO THE

DELTA 2007 PERFORMANCE COMPENSATION PLAN

The first sentence of Section 5(a) of the Delta 2007 Performance Compensation Plan shall be deleted in its entirety and replaced by the following:

“(a) Shares Available and Certain Limitations. Subject to adjustment as provided below, the maximum number of Shares available for distribution under the Plan will not exceed:

(i) 30,000,000 Shares, plus

(ii) [NUMBER] Shares1, being the number of Shares equal to 15% of the outstanding equity capitalization of the Company, determined on a “fully-diluted basis” (as defined below) at the Effective Time (as defined in the Agreement and Plan of Merger by and among the Company, Nautilus Merger Corporation (“Merger Sub”) and Northwest Airlines Corporation (“NWA”), dated as of April 14, 2008 (the “Merger Agreement”)). At least 50% of the Shares set forth in this subsection 5(a)(ii) shall be reserved for Awards to employees of the Company and NWA who are not officers of the Company or NWA. This subsection 5(a)(ii) shall become effective at the Effective Time, and shall not become effective if the Effective Time does not occur.

“Fully-diluted basis” means, for purposes of this subsection 5(a)(ii), taking into account the maximum number of Shares (A) issued or issuable in respect of obligations outstanding at the Effective Time and (B) subject to Awards the Company, as of the Effective Time, has announced that it intends to make or has agreed it will make in connection with the consummation of the merger of Merger Sub into NWA pursuant to the Merger Agreement, including, without limitation, Awards to non-pilot employees and management employees of the Company and NWA, in each case whether voting or non-voting, whether restricted or unrestricted, whether issuable pursuant to options, warrants, convertible securities or exchangeable securities or otherwise, without regard to vesting, including any such Shares that may be issued, issuable or reserved for issuance pursuant to the respective plans of reorganization of the Company and NWA (provided that the number of Shares issuable pursuant to options, warrants, or securities convertible or exchangeable into shares of common stock shall be calculated based on the “treasury stock method” of calculating diluted earnings per share under Statement of Financial Accounting Standards No. 128 as in effect on April 14, 2008).”

[1]	Number to be inserted as of the Effective Time.

B-1

APPENDIX C

Greenhill & CO., LLC

300 Park Avenue

New York, NY 10022

(212) 389-1500

(212) 389-1700 Fax

CONFIDENTIAL

April 14, 2008

Board of Directors

Delta Air Lines, Inc.

1030 Delta Boulevard

Atlanta, Georgia 30320

Members of the Board of Directors:

We understand that Delta Air Lines, Inc. (the “Parent”), Nautilus Merger Corporation (“Merger Subsidiary”) and Northwest Airlines Corporation (the “Company”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Subsidiary, a wholly owned subsidiary of Parent, with and into the Company, as a result of which the Company will become a wholly-owned subsidiary of Parent. In the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) and the shares of Common Stock to be issued pursuant to the Northwest Distribution Reserve (as defined in the Merger Agreement), (other than shares of Common Stock owned by the Company, Parent or Merger Subsidiary, which will be canceled) shall be converted into the right to receive 1.25 shares of common stock, par value $0.0001 per share of Parent (“Parent Common Shares”) (the “Exchange Ratio”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether, as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to Parent. We have not been requested to opine as to, and our opinion does not in any manner address the underlying business decision to proceed with or effect the Merger.

For purposes of the opinion set forth herein, we have:

1.	reviewed the draft of the Merger Agreement presented to the Board of Directors at its meeting on April 14, 2008 and certain related documents;

2.	reviewed certain publicly available financial statements of the Company and Parent;

3.	reviewed certain other publicly available business and financial information relating to the Company and Parent that we deemed relevant;

4.	reviewed certain information, including financial forecasts and other financial and operating data concerning the Company and Parent, prepared by the management of the Company and Parent, respectively;

5.	discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

6.	discussed the past and present operations and financial condition and the prospects of Parent with senior executives of Parent;

7.	reviewed certain information regarding the amount and timing of potential cost efficiencies, as well as financial and operational benefits, expected to result from the Merger (“Synergies”) prepared by management of Parent;

8.	reviewed the historical market prices and trading activity for the Common Stock and analyzed its implied valuation multiples;

9.	compared the value of the consideration with that received in certain publicly available transactions that we deemed relevant;

10.	compared the value of the consideration with the trading valuations of certain publicly traded companies that we deemed relevant;

11.	compared the value of the consideration to the valuation derived by discounting future cash flows and a terminal value of the business at discount rates we deemed appropriate;

12.	participated in discussions and negotiations among representatives of the Company and its legal advisors and representatives of Parent and its legal and financial advisors; and

13.	performed such other analyses and considered such other factors as we deemed appropriate.

We have also assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information publicly available, supplied or otherwise made available to us by representatives and management of the Company and Parent for the purposes of this opinion and have further relied upon the assurances of the representatives and management of the Company and Parent, as applicable, that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect meaningful to our opinion. With respect to Synergies, the financial forecasts and projections and other data that have been furnished or otherwise provided to us, we have assumed that such Synergies, projections and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Parent as to those matters, and we have relied upon such forecasts and data in arriving at our opinion. At your direction, for the purposes of our opinion we have assumed that the Synergies will be achieved. We express no opinion with respect to such Synergies, projections and data or the assumptions upon which they are based. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We have assumed that the Merger will be consummated in accordance with the terms set forth in the final, executed Merger Agreement, which we have further assumed will be identical in all material respects to the latest draft thereof we have reviewed, and without waiver of any material terms or conditions set forth in the Merger Agreement. We have further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger will be obtained without any effect on the Company, Parent, the Merger or the contemplated benefits of the Merger meaningful to our analysis. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors (the “Board”) of Parent in connection with the Merger and will receive a fee for services rendered in connection with the Merger, a portion of which is contingent on the consummation of the Merger. In addition, Parent has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this opinion we were engaged by Parent to assist Parent in its discussions with the Air Line Pilots Association in connection with the Parent’s restructuring under Chapter 11 of the U.S. Bankruptcy Code.

It is understood that this letter is for the information of the Board and is rendered to the Board in connection with its consideration of the Merger and may not be used for any other purpose without our prior written consent, except that this opinion may, if required by law, be included in its entirety in any proxy or other information statement or registration statement to be mailed to the stockholders of Parent in connection with the Merger. We are not expressing an opinion as to any aspect of the Merger, other than the fairness to Parent of the Exchange Ratio from a financial point of view. In particular, we express no opinion as to the prices at which the Parent Common Shares will trade at any future time. We express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of Parent, or any class of such persons relative to the Exchange Ratio or with respect to the fairness of any such compensation. This opinion has been approved by our fairness committee. This opinion does not address the underlying business decision of Parent to engage in the Merger or the relative merits of the Merger as compared to any other alternative business strategies that might exist for Parent and as such is not intended to be and does not constitute a recommendation to the members of the Board of

Directors as to whether they should approve the Merger, or the Merger Agreement or any related matters. In addition, this opinion does not constitute a recommendation as to whether the stockholders of Parent should approve the issuance of Parent Common Shares in the Merger or take any other action at any meeting of the stockholders convened in connection with the Merger.

Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that as of the date hereof the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to Parent.

Very best regards,

GREENHILL & CO., LLC

By:	/s/ JEFFREY F. BUCKALEW
Jeffrey F. Buckalew
Co-Head U.S. Mergers & Acquisitions

APPENDIX D

Global Markets & Investment Banking Group

4 World Financial Center North Tower 30th Floor New York, New York 10080 212 449 1000

April 14, 2008

Board of Directors

Delta Air Lines, Inc.

1030 Delta Boulevard

Atlanta, Georgia 30320

Members of the Board of Directors:

Northwest Airlines Corporation, a Delaware corporation (the “Company”), Delta Air Lines Inc., a Delaware corporation (the “Acquiror”) and Nautilus Merger Corporation, a newly formed wholly owned subsidiary of the Acquiror (the “Acquisition Sub”), propose to enter into the Agreement and Plan of Merger, by and among the Acquiror, the Acquisition Sub and the Company (the “Agreement”) pursuant to which the Company will be merged with the Acquisition Sub in a transaction (the “Merger”) in which each issued and outstanding share, and each share to be issued pursuant to the Northwest Distribution Reserve (as defined in the Agreement), of the Company’s common stock, par value $0.01 per share (the “Company Shares”), will be converted into the right to receive 1.25 shares (the “Exchange Ratio”) of the common stock of the Acquiror, par value $0.0001 per share (the “Acquiror Shares”).

You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the Acquiror.

In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed certain publicly available business and financial information relating to the Acquiror and the Company that we deemed to be relevant;

(2)	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Acquiror and the Company, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Expected Synergies”) furnished to us by the Acquiror;

(3)	Conducted discussions with members of senior management of the Acquiror and the Company concerning the matters described in clauses 1 and 2 above, as well as the respective businesses of the Acquiror and the Company and prospects before and after giving effect to the Merger and the Expected Synergies;

(4)	Reviewed the market prices and valuation multiples for the Acquiror Shares and the Company Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5)	Reviewed the results of operations of the Acquiror and the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6)	Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7)	Participated in certain discussions and negotiations among representatives of the Acquiror and the Company and their financial and legal advisors;

(8)	Reviewed the potential pro forma impact of the Merger;

(9)	Reviewed a draft of the Agreement presented to the Board of Directors at its meeting on April 14, 2008 and certain related documents; and

(10)	Reviewed such other financial studies and analyses and taken into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness in all material respects of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Acquiror or the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Acquiror or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Acquiror or the Company. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Acquiror or the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Acquior’s management as to the expected future financial performance of the Acquiror or the Company, as the case may be, and the Expected Synergies. At your direction, for purposes of our opinion we have assumed that the Expected Synergies will be achieved. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

In connection with the preparation of this opinion, we have not been authorized by the Acquiror or the Board of Directors to solicit, nor have we solicited, third party indications of interest for the acquisition of all or any part of the Acquiror.

We are acting as financial advisor to the Acquiror in connection with the Merger and will receive a fee from the Acquiror for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. In addition, the Acquiror has agreed to indemnify us for certain liabilities arising out of our engagement.

We have, in the past, provided financial advisory and financing services to the Acquiror and the Company and their respective affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. Specifically, in relation to the Acquiror, in the past two years, we (i) served as Sole Arranger on the $300 million credit card holdback replacement facility completed in January 2006, (ii) served as Joint Bookrunner on the $2.5 billion secured exit facility completed in April 2007, and (iii) served as Joint Bookrunner on the $1.4 billion EETC 2007-1 completed in October 2007 and, in relation to the Company, we have participated in customary fuel hedging transactions on behalf of the Company. In addition, in the ordinary course of our business, we or our affiliates may actively trade the Acquiror Shares and other securities of the Acquiror, as well as the Company Shares and other securities of the Company, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Acquiror. Our opinion does not address the merits of the underlying decision by the Acquiror to engage in the Merger and does not constitute a recommendation to any shareholder of the Acquiror as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Acquiror. We are not expressing any opinion herein as to the prices at which the Acquiror Shares will trade following the announcement or consummation of the Merger. In rendering this opinion, we express no view or opinion with respect to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio. Our opinion has been authorized for issuance by the U.S. Fairness Opinion (and Valuation Letter) Committee of Merrill Lynch.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the Acquiror.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

APPENDIX E

1585 Broadway

New York, NY 10036

April 14, 2008

Board of Directors

Northwest Airlines Corporation

2700 Lone Oak Parkway

Eagan, MN 55121

Members of the Board:

We understand that Northwest Airlines Corporation (the “Company”), Delta Air Lines, Inc. (“Delta”) and Nautilus Merger Corporation, a wholly owned subsidiary of Delta (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated April 11, 2008 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company (the “Merger”). Pursuant to the Merger, the Company will become a wholly owned subsidiary of Delta, and each outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”) of the Company or shares of Company Common Stock to be issued pursuant to the Northwest Distribution Reserve (as defined in the Merger Agreement), other than shares held by Delta, Merger Sub or the Company, will be converted into the right to receive 1.25 shares (the “Exchange Ratio”) of common stock, par value $0.0001 per share, of Delta (the “Delta Common Stock”), subject to adjustment in certain circumstances. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

(a)	reviewed certain publicly available financial statements and other business and financial information of the Company and Delta, respectively;

(b)	reviewed certain internal financial statements and other financial and operating data concerning the Company and Delta, respectively;

(c)	reviewed certain financial projections prepared by the managements of the Company and Delta, respectively;

(d)	reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and Delta, respectively, and by consultants engaged by the Company;

(e)	discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

(f)	discussed the past and current operations and financial condition and the prospects of Delta, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Delta;

(g)	reviewed the pro forma impact of the Merger on the earnings per share, cash flow, consolidated capitalization and financial ratios of Delta;

(h)	reviewed the reported prices and trading activity for the Company Common Stock and the Delta Common Stock;

(i)	compared the financial performance of the Company and Delta and the prices and trading activity of the Company Common Stock and the Delta Common Stock with that of certain other publicly-traded companies comparable with the Company and Delta, respectively, and their securities;

(j)	reviewed the financial terms, to the extent publicly available, of certain acquisition transactions with comparable characteristics;

(k)	participated in discussions and negotiations among representatives of the Company and Delta and their financial and legal advisors;

(l)	reviewed the Merger Agreement and certain related documents; and

(m)	performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and Delta, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and Delta of the future financial performance of the Company and Delta. In addition, we have assumed, in all respects material to our analysis, that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986, as amended. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We have relied upon, without independent verification, the assessment by the managements of the Company and Delta of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of the Company and Delta; (iii) their ability to retain key employees of the Company and Delta, respectively and (iv) the validity of, and risks associated with, the Company and Delta’s existing and future technologies, intellectual property, products, services and business models. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to such matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Company in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Delta, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Delta Common Stock will trade following consummation of the Merger and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Delta and the Company should vote at the shareholders' meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ MARK D. EICHORN
Mark D. Eichorn
Managing Director
Co-Head of Mergers & Acquisitions - Americas

APPENDIX F

AMENDED AND RESTATED

NORTHWEST AIRLINES CORPORATION

2007 STOCK INCENTIVE PLAN

(Effective as of April 14, 2008)

Article 1. Purpose and Duration

1.1 Purpose. The purpose of the Northwest Airlines Corporation 2007 Stock Incentive Plan (the “Plan”) is to motivate, attract and retain key employees and to further the growth, development and financial success of Northwest Airlines Corporation (the “Company”) and its Subsidiaries by aligning the personal interests of key employees through the ownership of Shares and through other incentives, with those of the Company and the Company’s shareholders. The Plan permits the granting of Stock Options, Stock Appreciation Rights, Restricted Stock and Other Stock Based Awards.

1.2 Duration. The Plan shall become effective as of the effective date of the Company’s confirmed plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code (the “Effective Date”), and shall remain in effect until the earlier of the date the Plan is terminated pursuant to Article 7 hereof, or the 10 th anniversary of the Effective Date (the “Termination Date”). No Award may be granted under the Plan on or after the Termination Date, but Awards made prior to the Termination Date may be exercised, vested or otherwise effectuated beyond that date unless otherwise limited.

Article 2. Definitions

2.1 Definitions. Whenever used in the Plan, the following terms shall have the meanings set forth below:

(a) “Allocation” means the grant of the following Awards pursuant to the Plan in connection with the Company’s emergence from bankruptcy pursuant to the First Amended Joint and Consolidated Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code (as amended or supplemented, the “First Amended Plan of Reorganization”) filed by the Company and thirteen of its direct and indirect subsidiaries (collectively, the “Debtors”) with the Bankruptcy Court on March 30, 2007:

(i) Awards covering a total of 1,629,359 Shares (subject to adjustment as provided in Section 13.1 hereof) to employees of the Company or a Subsidiary below the director level;

(ii) Awards covering a total of 8,159,333 Shares (subject to adjustment as provided in Section 13.1 hereof) to employees of the Company or a Subsidiary at the director, managing director and officer levels and other key employees in the form of restricted stock units; and

(iii) Awards covering a total of 5,439,556 Shares (subject to adjustment as provided in Section 13.1 hereof) to employees of the Company or a Subsidiary at the director, managing director and officer levels and other key employees in the form of stock options.

(b) “Award” means a grant under this Plan of Stock Options, Restricted Stock, Stock Appreciation Rights or Other Stock Based Awards.

(c) “Award Agreement” means the document which evidences an Award and which sets forth the terms, conditions and limitations relating to such Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Change of Control” means any one of the following:

(i) Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”), cease for any reason to constitute at least a majority of such Board; provided, however, that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as such term is defined in Section 13(d) or 14(d) of the Exchange Act) other than the Incumbent Board; or

(ii) Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding Shares of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (the “Outstanding Common Stock”) and the combined voting power of the then outstanding voting securities of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then Outstanding Common Stock and the combined voting power of the then Outstanding Voting Securities, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of such Incumbent Board providing for such Business Combination;

(iii) Any Person or “group” (as defined in Section 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 50% or more of the total voting power of the voting stock of the Company (or any entity which controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g) “Committee” means the Compensation Committee of the Board (or a subcommittee thereof), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the Plan.

(h) “Company” means Northwest Airlines Corporation, a Delaware corporation.

(i) “Disability” means “disability” within the meaning of Section 22(e)(3) of the Code, as determined by the Committee.

(j) “Effective Date” means the effective date of the Company’s confirmed plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code.

(k) “Eligible Employee” means any executive or employee of the Company or any Subsidiary.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(m) “Fair Market Value” means, with respect to any particular date, the closing price of a Share as reported on the consolidated tape of the principal national securities exchange or reporting system on which such Shares are listed or admitted to trading.

(n) “Incentive Stock Option” or “ISO” means an option to purchase Shares, granted pursuant to Section 6.1, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

(o) “Nonqualified Stock Option” or “NQSO” means an option to purchase Shares, granted pursuant to Section 6.1, which is not designated as an Incentive Stock Option.

(p) “Other Stock Based Award” means an Award, granted pursuant to Section 6.4, other than a Stock Option, Restricted Stock or SAR, that is paid with, valued in whole or in part by reference to, or is otherwise based on, Shares.

(q) “Participant” means any member of the Board and any Eligible Employee selected by the Committee to receive an Award under the Plan.

(r) “Performance-Based Award” means an Award granted to a Participant pursuant to Section 6.4(b).

(s) “Person” means any person, firm, partnership, corporation or other entity.

(t) “Plan” means the Northwest Airlines Corporation 2007 Stock Incentive Plan.

(u) “Restricted Stock” means an Award granted to a Participant pursuant to Section 6.3.

(v) “Reserve” means 6,105,000 of the Shares (subject to adjustment as provided in Section 13.1 hereof) that are available for grant under the Plan.

(w) “Retirement” means a separation from service with the Company or a Subsidiary based on a normal or early retirement as defined in the Northwest Airlines Pension Plan for Salaried Employees.

(x) “Shares” means the issued or unissued shares of the common stock, par value $.01 per share, of the Company.

(y) “Stock Appreciation Right” or “SAR” means the grant, pursuant to Section 6.2, of a right to receive a payment from the Company, in the form of stock, cash or a combination of both, equal to the excess of the Fair Market Value of one or more Shares over the exercise price of such Shares.

(z) “Stock Option” means the grant, pursuant to Section 6.1, of a right to purchase a specified number of Shares during a specified period at a designated price, which may be an Incentive Stock Option or a Nonqualified Stock Option.

(aa) “Subsidiary” means a subsidiary of the Company, as defined in Section 424(f) of the Code.

Article 3. Administration

3.1 Authority. The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto), independent directors within the meaning of any applicable stock exchange listing requirements and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto). Additionally, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or a Subsidiary; provided that such delegation and grants are consistent with applicable law and guidelines established by the Board from time to time. The Committee shall have full and exclusive power, subject to the provisions hereof, to make all determinations which may be necessary or advisable for the administration of the Plan, including:

(a) selecting Eligible Employees to whom Awards are granted;

(b) determining the size and types of Awards;

(c) determining the terms and conditions of such Awards in a manner consistent with the Plan;

(d) determining whether, to what extent and under what circumstances, Awards may be settled, paid or exercised in cash, Shares, or other Awards, or other property, or canceled, forfeited or suspended;

(e) construing and interpreting the Plan and any agreement or instrument entered into under the Plan;

(f) establishing, amending or waiving rules and regulations for the Plan’s administration; and

(g) amending (subject to the provisions of Article 7) the terms and conditions of any outstanding Award to the extent such terms and conditions are within its discretion.

3.2 Decisions Binding. All determinations made by the Committee arising out of or in connection with the interpretation and administration of the Plan and all related orders or resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, its shareholders, Participants, and their estates and beneficiaries.

Article 4. Shares Subject to the Plan

4.1 Number of Shares. Subject to adjustment as provided in Section 13.1, no more than 21,333,248 Shares may be issued under the Plan, of which 15,228,248 Shares shall be issued pursuant to Awards granted in accordance with the Allocation. The number of Shares subject to Stock Options or Stock Appreciation Rights granted under the Plan to any one individual in any fiscal year of the Company shall not be more than 2 million Shares. These Shares may consist in whole or in part of authorized and unissued Shares, or of treasury Shares. No fractional Shares shall be issued under the Plan; however, cash may be paid in lieu of any fractional Shares in settlement of Awards under the Plan. For purposes of determining the number of Shares remaining available for issuance under the Plan:

(a) The grant of an Award that is payable in Shares shall reduce the authorized pool of Shares by the number of Shares subject to such Award while such Award is outstanding, except to the extent that such an Award is in tandem with another Award covering the same or fewer Shares which has already been taken into account in determining the authorized pool of Shares.

(b) To the extent that an Award described under Section 4.1(a) is settled in cash or any form other than in Shares, the authorized pool of Shares shall be increased by the appropriate number of Shares represented by such settlement of the Award, as determined at the sole discretion of the Committee (subject to the limitation set forth in Section 4.2).

4.2 Lapsed Awards. If any Award (other than an Award of Shares) granted under the Plan is canceled, terminates, expires or lapses for any reason, any Shares subject to such Award shall increase the authorized pool of Shares; provided, however, that to the extent such Award was granted in tandem with another Award, any Shares issued pursuant to the exercise or settlement of such other Award shall not increase the authorized pool of Shares.

4.3 Effect of Acquisition. Any Awards granted by the Company in substitution for awards or rights issued by a company whose shares or assets are acquired by the Company or a Subsidiary shall not reduce the number of Shares available for grant under the Plan.

Article 5. Participation

5.1 Selection of Participants. Subject to the provisions of the Plan, the Committee may from time to time select, from all Eligible Employees, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Eligible Employee shall have the right to receive an Award under the Plan, or, if selected to receive an Award, the right to continue to receive Awards. Further, no Participant shall have any rights, by reason of the grant of any Award under the Plan, to continued employment by or services with the Company or any Subsidiary. There is no obligation for uniformity of treatment of Participants under the Plan.

5.2 Award Agreement. Each Award granted under the Plan shall be evidenced by an Award Agreement that shall specify the terms, conditions, limitations and such other provisions applicable to the Award as the Committee shall determine.

Article 6. Awards. Awards may be granted by the Committee to Eligible Employees at any time, and from time to time, prior to the Termination Date, as the Committee shall determine. The Committee shall have complete discretion in determining the number of Awards to grant (subject to the Share limitations set forth in Section 4.1) and, consistent with the provisions of the Plan, the terms, conditions and limitations pertaining to such Awards. Notwithstanding the foregoing, any Participant who receives an Award in connection with the Company’s emergence from bankruptcy pursuant to the Company’s First Amended Plan of Reorganization shall not be eligible to receive any Awards covering Shares subject to the Reserve for a period of four (4) years after the Effective Date, provided that the foregoing limitation shall not apply with respect to the grant of Awards (i) in connection with a Participant’s promotion or a material increase in the Participant’s job responsibilities, or (ii) the Committee has determined, based on special circumstances, to be in the best interests of the Company.

6.1 Stock Options.

(a) Option Price. The option price for a Stock Option (the “Option Price”) shall be determined by the Committee; provided that the Option Price may not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Stock Option is granted.

(b) Period of Exercise. A Stock Option may be exercised at such times as may be specified in an Award Agreement, in whole or in installments, which may be cumulative and shall expire at such time as the Committee shall determine at the time of grant; provided that no Stock Option shall be exercisable later than ten (10) years after the date granted. The Committee may make provision for exercisability in the event of death, Disability, Retirement or other termination of employment or services. The Committee may also amend any Stock Option to accelerate the dates after which the Stock Option may be exercised in whole or in part.

(c) Additional Provisions for ISOs. No ISO shall be granted to any Eligible Employee who, at the time the ISO is granted, owns (directly, or within the meaning of Section 424(d) of the Code) more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price under such ISO is at least 110 percent of the Fair Market Value of a Share on the date the ISO is granted and (ii) the expiration date of such ISO is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Stock Options granted under the Plan are intended to be NQSOs, unless the applicable Award Agreement expressly states that the Stock Option is intended to be an ISO. If a Stock Option is intended to be an ISO, and if for any reason such Stock Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Stock Option (or portion thereof) shall be regarded as a NQSO granted under the Plan; provided that such Stock Option (or portion thereof) otherwise complies with the Plan’s requirements relating to NQSOs. In no event shall any member of the Committee, the Company or any of its Subsidiaries (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of a Stock Option to qualify for any reason as an ISO.

(d) Method of Exercise. A Stock Option, or portion thereof, shall be exercised by delivery of a written or electronic notice of exercise to the Company (or any stock plan administrative agent appointed by the Company) and payment of the full price of the Shares being purchased pursuant to such Stock Option. A Participant may exercise a Stock Option with respect to less than the full number of Shares for which such Stock Option may then be exercised, but a Participant must exercise the Stock Option in full Shares. The Option Price, or portion thereof, may be paid:

(i) in United States dollars in cash or by check, bank draft or money order payable to the order of the Company;

(ii) to the extent authorized by the Committee, through the delivery of Shares with an aggregate Fair Market Value on the date of exercise equal to the Option Price; provided that such Shares have been held by the Participant for at least six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles);

(iii) to the extent authorized by the Committee, by delivery of irrevocable instructions to a financial institution to deliver promptly to the Company the portion of sale or loan proceeds sufficient to pay the Option Price;

(iv) to the extent authorized by the Committee, by the withholding of Shares otherwise issuable on exercise with an aggregate Fair Market Value on the date of exercise equal to the Option Price; or

(v) by any combination of the above methods of payment or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

(e) Attestation. Wherever in this Plan or any Award Agreement that a Participant is permitted to pay the Option Price of a Stock Option or taxes relating to the exercise of a Stock Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Stock Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Stock Option.

6.2 Stock Appreciation Rights.

(a) SARs may be granted at an exercise price determined by the Committee (which exercise price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the SAR is granted) and may be granted in tandem with a Stock Option, such that the exercise of the SAR or related Stock Option will result in a forfeiture of the right to exercise the related Stock Option for an equivalent number of Shares, or independently of any Stock Option.

(b) SARs may be exercised at such times as may be specified in an Award Agreement, in whole or in installments, which may be cumulative and shall expire at such time as the Committee shall determine at the time of grant; provided that no SARs shall be exercisable later than ten (10) years after the date granted. The Committee may amend any SAR to accelerate the dates after which the SAR may be executed in whole or in part.

(c) A SAR shall be exercised by the delivery of a written or electronic notice of exercise to the Company (or any stock plan administrative agent appointed by the Company) setting forth the number of Shares with respect to which the SAR is to be exercised.

6.3 Restricted Stock. Restricted Stock may be granted alone or in conjunction with other Awards under the Plan and may be conditioned upon continued employment or services for a specified period, the attainment of specific performance goals or such other factors as the Committee may determine. In making an Award of Restricted Stock, the Committee will determine the restrictions that will apply, the period during which the Stock is subject to such restrictions, and the price, if any, payable by a Participant. The Committee may amend any Award of Restricted Stock to accelerate the dates after which such Award may be executed in whole or in part.

6.4 Other Stock Based Awards.

(a) Generally. The Committee shall have complete discretion in determining the number of Shares subject to Other Stock Based Awards, the consideration for such Awards, and the terms, conditions and limitations pertaining to such Awards including, without limitation, restrictions based upon the achievement of specific business objectives, tenure, and other measurements of individual or business performance, and/or restrictions under applicable federal or state securities laws, and conditions under which such Awards will lapse. Payment of Other Stock Based Awards may be in the form of cash, Shares, other Awards, or in such combinations thereof as the Committee shall determine at the time of grant, and with such restrictions as it may impose. Payment may be made in a lump sum or in installments as prescribed by the Committee. The Committee may also require or permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash under such rules and procedures as it may establish under the Plan. The Committee may also provide that deferred settlements include the payment or crediting of interest on the deferred amounts or the payment or crediting of dividend equivalents on deferred amounts denominated in Shares. The Committee may, at its sole discretion, direct the Company to issue Shares subject to such restrictive legends and/or stop transfer instructions as the Committee deems appropriate.

(b) Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock Based Awards granted under this Section 6.4 may be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (“Performance-Based Awards”). A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25% of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets and (xix) total shareholder return. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code, the performance goals may be calculated without regard to extraordinary items. The maximum amount of a Performance-Based Award during a calendar year to any Participant shall be: (x) with respect to Performance-Based Awards that are denominated in Shares, 2 million Shares and (y) with respect to Performance-Based Awards that are not denominated in Shares, $10,000,000. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, the Committee shall so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less (but not more) than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period.

Article 7. Amendment, Modification and Termination.

7.1 The Board may at any time, or from time to time, suspend or terminate the Plan in whole or in part or amend it in such respects as the Board may deem appropriate; provided, however, that no such amendment shall be made without approval of the Company’s shareholders if such action would increase the total number of Shares which may be issued pursuant to Awards, change the Allocation, change the last sentence of Article 6 hereof, or change the maximum number of Shares for which Awards may be granted to any Participant, except as is provided for in accordance with Article 4 of the Plan.

7.2 No amendment, suspension or termination of this Plan or any Award shall, without the Participant’s consent, alter or impair any of the rights or obligations under any Award theretofore granted to a Participant under the Plan.

7.3 The Board may amend this Plan, subject to the limitations cited above, in such manner as it deems necessary to permit the granting of Awards meeting the requirements of future amendments to the Code or regulations promulgated thereunder.

7.4 Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code.

Article 8. Withholding

8.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount in cash sufficient to satisfy federal, state and local taxes required by law to be withheld in connection with a grant, exercise or payment made under or as a result of the Plan.

8.2 Share Withholding. The Committee may require one or more classes of Participants to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value, on the date the tax is to be determined, equal to the amount of withholding which is required by law. Alternatively, the Committee may allow a Participant to elect Share withholding for tax purposes subject to such terms and conditions as the Committee shall establish.

Article 9. Transferability. Except as otherwise provided by the Committee, no Award granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by the Participant. Notwithstanding the foregoing, the designation of a beneficiary by a Participant does not constitute a transfer.

Article 10. Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of the Company to any Person with respect to any Award under the Plan shall be based solely upon any contractual obligations that may be effected pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property or assets of the Company.

Article 11. Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 12. Securities Law Compliance. The Plan is intended to comply with all applicable conditions of Rule 16b-3 or any successor rule thereto under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Further, each Award shall be subject to the requirement that, if at any time the Committee shall determine, in its sole discretion, that the listing, registration or qualification of any Award under the Plan upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the grant or settlement thereof, such Award may not be exercised or settled in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

Article 13. Adjustments Upon Certain Events. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, the following provisions shall apply to all Awards granted under the Plan:

13.1 Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee shall, without liability to any person and in a manner determined in its reasonable discretion, make an equitable substitution or adjustment (to the extent necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan) as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Stock Options or Stock Appreciation Rights may be granted during a calendar year to any Participant, (iii) the maximum amount of a Performance-Based Award that may be granted during a calendar year to any Participant, (iv) the Option Price or exercise price of any Stock Appreciation Right and/or (v) any other affected terms of such Awards.

13.2 Change of Control.

(a) In the event of a Change of Control (other than a Change of Control occurring by virtue of an event described in Section 2.1(e)(i) hereof), (i) any outstanding Awards then held by Participants which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed, upon such Change of Control, exercisable or otherwise vested or no longer subject to lapse restrictions, and (ii) the Committee may, but shall not be obligated to (A) cancel Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Stock Options and Stock Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change of Control transaction to holders of the same number of Shares subject to such Stock Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Stock Options or Stock Appreciation Rights) over the aggregate exercise price of such Stock Options or Stock Appreciation Rights, (B) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (C) provide that for a period of at least 30 days prior to the Change of Control, such Stock Options or Stock Appreciation Rights shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change of Control, such Stock Options or Stock Appreciation Rights shall terminate and be of no further force and effect.

(b) Notwithstanding any provision to the contrary herein (including Section 6.1(b)), except as otherwise specified in an Award Agreement, if a Participant’s employment is terminated without Cause or if a Participant terminates employment for Good Reason, in each case, within two (2) years following a Change of Control, the Participant will have three (3) years following the date of such termination of employment to exercise any portion of a Stock Option or Stock Appreciation Right (to the extent such Stock Option or Stock Appreciation Right is exercisable, and not previously exercised or cancelled) thereafter; provided, however, no Stock Option or Stock Appreciation Right shall be exercisable later than ten (10) years after the date granted. The term “Good Reason” means, on or after a Change of Control, “Good Reason” as defined in the Participant’s Award Agreement, or, if not defined therein, “Good Reason” means any one or more of the following: (i) a material reduction in a Participant’s base salary or target bonus below the level of the Participant’s base salary or target bonus immediately prior to the Change of Control, (ii) any material diminution in a Participant’s duties or responsibilities, or (iii) the relocation of the Participant’s principal place of employment by more than 50 miles (excluding travel requirements relating to Participant’s duties), without the Participant’s consent; provided, however, that the foregoing events shall constitute Good Reason only if the Company fails to cure such event within thirty (30) days after receipt from the Participant of written notice of the event which constitutes Good Reason; and provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company written notice thereof prior to such date. The term “Cause” means “Cause” as defined in an Award Agreement or, if not defined therein, “Cause” shall mean the occurrence of any one or more of the following: (A) an act or acts of personal dishonesty by the Participant intended to result in substantial personal enrichment of the Participant at the expense of the Company or a Subsidiary, (B) an act or acts of personal dishonesty by the Participant intended to cause substantial injury to the Company or a Subsidiary, (C) material breach (other than as a result of a Disability) by the Participant of the Participant’s obligations under the terms and conditions of the Participant’s employment, which action was (x) undertaken without a reasonable belief that the action was in the best interests of the Company or a Subsidiary and (y) not remedied within fifteen (15) days after receipt of written notice from the Company or a Subsidiary specifying the alleged breach, or (D) the conviction of the Participant of a felony.

Article 14. Requirements of Law

14.1 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

14.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

14.3 Governing Law. To the extent not preempted by federal law, the Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

Article 15. Miscellaneous Provisions

15.1 Plan Does not Confer Employment or Stockholder Rights. The right of the Company to terminate (whether by dismissal, discharge, Retirement or otherwise) the Participant’s employment with it at any time at will, or as otherwise provided by any agreement between the Company and the Participant, is specifically reserved. Neither the Participant nor any person entitled to exercise the Participant’s rights in the event of the Participant’s death shall have any of the rights of a stockholder with respect to the Shares subject to each Stock Option, except to the extent that, and until, such Shares shall have been issued upon the exercise of each Stock Option.

15.2 Plan Expenses. Any expenses of administering this Plan shall be borne by the Company.

15.3 Use of Exercise Proceeds. Payments received from Participants upon the exercise of Stock Options shall be used for the general corporate purposes of the Company, except that any Shares received or withheld in payment may be retired, or retained in the Company’s treasury and reissued.

15.4 Section 409A. Notwithstanding other provisions of the Plan or any Award Agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award Agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code. The Company shall use commercially reasonable efforts to implement the provisions of this Section 15.4 in good faith; provided that neither the Company, the Committee nor any of the Company’s employees, directors or representatives shall have any liability to Participants with respect to this Section 15.4.